Form 10-K, Exhibit 13
period 1998-06-30
BIG FOOT FINANCIAL CORP
filed 1998-09-28
CIK 1022807

1998 ANNUAL REPORT
================================================================================


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULT OF OPERATIONS


General

       Big Foot Financial Corp., (the "Company"), an Illinois corporation, is the holding company for Fairfield Savings Bank, F.S.B. (the "Bank"), a federally chartered stock savings bank. On December 19, 1996, the Bank completed its conversion (the "Conversion") from a federally chartered mutual savings bank to a federally chartered stock savings bank, and the Company acquired all of the capital stock of the Bank. The Company issued and sold 2,512,750 shares of its common stock, $.01 par value per share, at a price of $10.00 per share in a subscription offering (the "Offering") to eligible members of the Bank and to the Company's Employee Stock Ownership Plan ("ESOP"). Net proceeds from the Offering amounted to approximately $22.0 million. At June 30, 1998, there were 2,512,750 shares outstanding. The Company's sole business activity consists of the ownership of the Bank. The Company also invests in long and short-term investment grade marketable securities and other liquid investments. The financial data presented in this Annual Report represents the activity of Bank for the period prior to the Conversion and the consolidated activity of Big Foot Financial Corp. and subsidiary thereafter.

       The business of the Bank is that of a financial intermediary engaged primarily in attracting savings deposits from the general public and using such deposits to originate one- to four-family residential mortgage loans and, to a lesser extent, multifamily residential loans, commercial real estate loans, land, construction and development loans and consumer loans primarily in its market area. The Bank maintains an investment portfolio consisting primarily of mortgage-backed securities. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). Interest rates on competing investments and general market interest rates influence the Bank's cost of funds. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

       The Bank's earnings are primarily dependent on its net interest income, which is determined by the difference (the "spread") between the yields earned on its interest earning assets, such as loans and investments, and the rates paid on its interest bearing liabilities, primarily savings deposits and borrowings. Results of operations are also dependent upon the level of the Bank's noninterest income, including gain on sale of securities, fee income and service charges, and by noninterest expenses, principally its general and administrative expenses.

Management Strategy

       Home Lending and Asset Quality. The Bank's strategy has been to maintain its focus as a traditional consumer oriented financial intermediary serving the markets in which its offices are located.

                               1998 ANNUAL REPORT
================================================================================



       The Bank has emphasized, and intends to continue to emphasize, the origination of one- to four-family residential mortgage loans in its lending area, which is defined generally as Cook, Du Page and Lake Counties in Illinois. At June 30, 1998, one- to four-family family residential mortgage loans totaled $113.4 million or over 97% of gross loans, of which $107.8 million or approximately 92.8% of gross loans, are at fixed rates of interest. Approximately 2.0% of gross loans consisted of multifamily mortgage loans, land, construction and development loans, home equity and other loans. For the 1998 fiscal year, the Bank originated $39.4 million of loans. The Bank also invests in mortgage-backed securities. The Bank's holdings of mortgage-backed securities totaled $74.5 million at June 30, 1998, representing over 35% of total assets.

       The Bank pays particular attention to both the value estimates applied to the collateral securing loans as well as to the creditworthiness of its prospective borrowers and employs rigorous underwriting standards to minimize risk of loss. As a result of this strategy, historically the Bank has had minimal loss experience in its lending operations. The Bank's ratio of non-performing loans to total loans at year-end ranged from 0.15% to 0.74% for the last five fiscal year ends and was 0.30% at June 30, 1998. Non-performing assets to total assets ratio ranged from 0.06% to 0.26% for the last five fiscal year ends and was 0.16% at June 30, 1998. The Bank's ratio of allowance for loan losses to non-performing loans ranged from 32.49% to 254.24% for the last five fiscal year ends and was 87.72% at June 30, 1998.

       Savings Deposits and Borrowed Money. The Bank's savings deposits are derived principally from its primary market area. The Bank's strategy has been to maintain a high level of stable savings deposits by providing quality service to its customers without significantly increasing its cost of funds. The Bank's low-cost deposit base, consisting of passbook accounts, noninterest bearing demand accounts, NOW accounts and money market demand accounts, totaled $64.2 million or 51.8% of total savings deposits and had a weighted average effective rate of 2.36% at June 30, 1998. For the past three years, these accounts have consistently accounted for more than 48.0% of total savings deposits and had a weighted average effective rate of not more than 2.41% throughout this period. At June 30, 1998, money market demand accounts totaled $11.8 million or 9.5% of total savings deposits and had a weighted average effective rate of 3.31%. The Bank has consistently maintained an overall cost of funds lower than the National Median Cost of Funds Rate as determined by the OTS. At June 30, 1998, the Bank's cost of savings deposits was 3.81% and its cost of funds (including FHLB borrowings) was 4.34%, or 53 basis points below the National Median Cost of Funds Rate. The Bank has not and does not intend to use brokered deposits as a source of funds.

       Management of Interest Rate Risk. The Bank's business strategy also seeks to reduce the Bank's vulnerability to increases in interest rates. Pursuant to this strategy, the Bank, (i) emphasizes the origination of mortgage loans with terms of 15-years, instead of 30-year terms, (ii) seeks to attract and maintain passbook accounts, which are considered by management to be more resistant to increases in interest rates and (iii) purchases mortgage-backed securities primarily with maturities of five to fifteen years.

                               1998 ANNUAL REPORT
================================================================================




QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       The principal objectives of the Bank's interest rate risk management activities are to: (i) evaluate the interest rate risk included in certain balance sheet accounts; (ii) determine the level of risk appropriate given the Bank's business focus, operating environment, capital and liquidity requirements and performance objectives; and (iii) manage this risk consistent with Board approved guidelines. Through such management, the Bank seeks to reduce vulnerability to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Bank monitors its interest rate risk as such risk relates to its operating strategies. The change in levels of interest rates is an uncertainty that could have an impact on the earnings of the Bank. The Bank's Chief Financial Officer is charged with the responsibility of developing and implementing an interest rate risk management and reporting system. This system measures the Bank's exposure to interest rate risk and provides reports quarterly to management and the Board of Directors to ensure compliance with the limits of the policy.

       To the extent consistent with its interest rate spread objectives and market conditions, the Bank attempts to manage its interest rate risk and has taken several steps in this regard. First, a majority of the Bank's mortgage-backed and investment securities acquisitions since 1993 have been securities having a balloon maturity of five or seven years. At June 30, 1998, the Company had $79.8 million in mortgage-backed securities, approximately $58.3 million of which mature in ten years or less. The Bank's portfolio of securities available-for-sale is marked-to-market monthly and is carried on the books of the Bank at fair value. Any sale of such securities may result in a gain or loss to the Bank to the extent the market value at the time of sale exceeds or is less than the amortized cost.

       Second, a significant portion of the Bank's deposits are passbook accounts, which are considered by management to be somewhat more resistant to interest rate changes than most other types of accounts. At June 30, 1998, the Bank had $38.8 million in passbook accounts. Finally, although the Bank makes minimal adjustable rate loans due to competitive factors, the Bank's fixed rate lending program emphasizes loans with terms of 15 years or less. At June 30, 1998, the Bank had $42.3 million or over 36.0% of total loans with remaining terms of 16 years or less.

       Despite the efforts taken by the Bank to seek to reduce its level of interest rate risk, and the Bank's intent to continue to seek to reduce its exposure to interest rate risk, the Bank has remained vulnerable to increases in interest rates. There can be no assurance that the Bank will not experience changes in net income and net interest income during periods of increasing or decreasing interest rates.

       Net Portfolio Value ("NPV") analysis provides a quantification of interest rate risk. In essence, this approach calculates the present value of expected cash flows from existing assets less the present value of expected cash flows from existing liabilities plus the present value of net expected cash inflows from existing off-balance sheet contracts.

                               1998 ANNUAL REPORT
================================================================================


       The OTS provides all institutions that file a schedule entitled the Consolidated Maturity & Rate schedule ("CMR") as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of NPV. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of NPV. The OTS model estimates the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneous and parallel up and down 100 to 400 basis points in 100 basis point increments. The OTS allows thrifts under $500 million in total assets to use the results of their interest rate sensitivity model, which is based on information provided by the institution, to estimate the sensitivity of NPV.

       The OTS model utilizes an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The OTS model uses various price indications and prepayment assumptions to estimate sensitivity of mortgage loans.

       In the OTS model the value of deposit accounts appears on the asset and liability side of the NPV analysis. In estimating the value of certificates of deposit accounts, the liability portion of the CD is represented by the implied value when comparing the difference between the CD face rate and available wholesale CD rates. On the asset side of the NPV calculation, the value of the "customer relationship" due to the rollover of retail CD deposits represents an intangible asset in the NPV calculation.

       Other deposit accounts such as NOW accounts, money market demand accounts, passbook accounts, and non-interest-bearing accounts also are included on the asset and liability side of the NPV calculation in the OTS model. These accounts are valued at 100% of the respective account balances on the liability side. On the asset side of the analysis, the value of the "customer relationship" of the various types of deposit accounts is reflected as a deposit intangible.

       The NPV sensitivity of borrowed funds is estimated by the OTS model based on a discounted cash flow approach. The cash flows are assumed to consist of monthly or semi-annual interest payments with principal paid at maturity (dependent upon the type of borrowing). These cash flows are discounted based upon London Interbank Offered Rates ("LIBOR"). The OTS model is based on only the Bank's balance sheet.

       Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. As of June 30, 1998, the Bank's change in present value of its assets in a sustained 200 basis point change in interest rate is projected to be approximately 2.25%. Most thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. However, savings institutions with less than $300 million in assets and risk-based capital ratios in excess of 12%,

                               1998 ANNUAL REPORT
================================================================================


are exempt from this requirement unless the OTS determines otherwise. At present, the Bank meets both conditions to be exempt from this additional capital requirement. The OTS has indefinitely deferred the implementation of the interest rate risk component in the computation of an institution's risk-based capital requirements. The OTS continues to monitor the interest rate risk of individual institutions and retains the right to impose additional capital requirements on individual institutions.

       Presented below, as of June 30, 1998, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 400 basis points in 100 point increments. The NPV is prepared for the Bank by the OTS as of the end of each calendar quarter. The regulatory focus of Asset and Liability Management allows institutions to perform an in-house estimate of risk as the basis for measuring risk-based capital. The Bank has demonstrated through its past pricing action that passbook accounts function as relatively fixed rate deposits, and as such, the passbook accounts are not rate sensitive deposits. Based upon the Bank's historical experience of its passbook accounts, the Bank calculates the Core Deposit Intangible value for those accounts. The Bank also changed the NPV value for Borrowed funds as calculated by the OTS. A majority of the outstanding FHLB advances have a callable feature which was not considered by the OTS in their analysis. These calculations are substituted for the OTS calculations and then a new set of ratios is computed. The Bank's asset and liability structure results in a decrease in NPV in a rising interest rate scenario and an increase in NPV in a declining interest rate scenario. During periods of rising interest rates, the value of monetary assets declines more rapidly than the value of monetary liabilities rises. Conversely, during periods of falling interest rates, the value of monetary assets rises more rapidly than the value of monetary liabilities declines. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward interest rate movement).

                                          NET PORTFOLIO VALUE                     NPV AS % OF ECONOMIC
          CHANGE IN INTEREST              -------------------                        VALUE OF ASSETS
            RATES IN BASIS                        $           %                   --------------------
         POINTS (RATE SHOCKS)      AMOUNT      CHANGE      CHANGE               NPV RATIO      % CHANGE
         --------------------      ------      ------      ------               ---------      --------
                 400               25,428     (10,489)      -29%                  12.51%        (378) bp
                 300               28,440      (7,477)      -21%                  13.69%        (260) bp
                 200               32,486      (3,431)      -10%                  15.22%        (107) bp
                 100               34,814      (1,103)      - 3%                  16.01%        ( 28) bp
              Static (1)           35,917                                         16.29%           0  bp
                (100)              35,108        (809)        2%                  15.81%        ( 48) bp
                (200)              30,955      (4,962)      -14%                  14.02%        (228) bp
                (300)              25,510     (10,407)      -29%                  11.65%        (464) bp
                (400)              19,342     (16,575)      -46%                   8.93%        (736) bp


       -------------------------------------

       (1) Based on the economic value of the Bank's assets assuming no change in interest rates.

       As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $3.4 million or 10%. In addition, a decrease in interest rates is anticipated to cause an decrease in NPV. The

                               1998 ANNUAL REPORT
================================================================================


level of interest rate risk in the NPV table set forth above at June 30, 1998 is within the Bank's current guidelines for acceptable interest rate risk.

       Certain assumptions utilized by the OTS in assessing the interest rate risk of thrift institutions were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates and the market value of certain assets under the various interest rate scenarios. However, the Bank uses its internal assumptions for passbook decay rate based on the Bank's historical experience. The Bank also changed the NPV value for Borrowed funds as calculated by the OTS. A majority of the outstanding FHLB advances have a callable feature which was not considered by the OTS in their analysis. It was also assumed that delinquency rates did not change as a result of changes in interest rates although there can be no assurance that this will be the case. In the event that interest rates do not change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause changes to the NPV significantly different than indicated above.

       Certain shortcomings are inherent in the methods of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features that restrict changes in interest rates both in the near term and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of borrowers to make scheduled payments on their adjustable rate loans may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

Analysis of Net Interest Income

       Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

       The following tables set forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets and liabilities, respectively, for the periods presented. The eleven month results for 1997 fiscal year have been annualized to calculate the Average Yield/Cost. Average balances are derived from month end balances. Management does not believe that the use of month end balances instead of daily balances has caused any material difference in the information presented. The yields and costs include fees, which are considered adjustments to yields.

                               1998 ANNUAL REPORT
================================================================================


                                                                                 For the year ended
                                                   At June 30, 1998                 June 30, 1998
                                              ------------------------- ---------------------------------------
                                                            Weighted
                                                             Average       Average                    Average
                                                 Balance     Rate (1)      Balance      Interest   Yield/Cost
                                              ------------ ------------ -------------------------- ------------
                                                                        (Dollars in thousands)
Asset:
   Interest-earning assets:
      Mortgage-backed securities              $   79,764       6.68%     $  91,196    $    5,582      6.12%
      Loans receivable (2)                       115,772       7.36        102,733         7,839      7.63
      Investment securities (3)                    2,569       8.68          1,786           170      9.52
      Interest-earning deposits                    9,801       5.91          7,264           412      5.67
      Stock in FHLB-Chicago                        3,400       6.63          2,565           171      6.67
                                              ------------ ------------ ------------- ------------ ------------
         Total interest-earning assets        $  211,306       7.04%     $ 205,544    $   14,174      6.90%
                                              ------------ ------------ ------------- ------------ ------------

      Allowance for loan losses                     (300)                     (300)
      Noninterest-earning assets                   9,598                     9,123
                                              ============              =============
         Total assets                         $  220,604                $  214,367
                                              ============              =============

Liabilities & Equity:
   Interest-bearing liabilities:
      NOW accounts                            $    7,668        2.01%    $    7,158   $       145        2.03%
      Money market demand accounts                11,797        3.31         11,957           382        3.19
      Passbook/statement savings accounts         38,838        2.50         39,046           977        2.50
      Certificates of deposit                     59,685        5.37         59,931         3,287        5.48
      Borrowed money                              53,000        5.59         48,469         2,941        6.07
                                              ------------ ------------ -------------------------- ------------
         Total interest-bearing liabilities   $  170,988        4.49%    $  166,561   $     7,732        4.64%
                                              ------------ ------------ -------------------------- ------------

      Noninterest-bearing NOW accounts             5,847                      4,962
      Other noninterest-bearing liabilities        5,675                      5,003
                                              ------------              -------------
         Total liabilities                    $  182,510                 $  176,526
                                              ------------              -------------

      Equity                                      38,094                     37,841
                                              ============              =============
         Total liabilities and equity         $  220,604                 $  214,367
                                              ============              =============

      Net interest income                                                             $    6,442
                                                                                     =============
      Interest rate spread (4)                                  2.55%                                     2.26%
                                                           ============                            ============
      Net interest earning assets             $    40,318                $    38,983
                                              ============              =============
      Net interest margin (5)                                                                             3.13%
                                                                                                   ============
      Ratio of interest-earning assets to
         interest-bearing liabilities             123.58%                    123.40%
                                              ============              =============

(NOTES ON FOLLOWING PAGE)

                               1998 ANNUAL REPORT
================================================================================


                                                FOR THE ELEVEN MONTHS ENDED
                                                          JUNE 30,                      FOR THE YEAR ENDED JULY 31,
                                          -------------------------------------- ------------------------------------------
                                                            1997                                   1996
                                          --------------------------------------- -----------------------------------------
                                                                         AVERAGE                                 AVERAGE
                                              AVERAGE                    YIELD/     AVERAGE                      YIELD/
                                              BALANCE      INTEREST      COST(6)    BALANCE       INTEREST        COST
                                              -------      --------      -------    -------       --------        ----
                                                                  (Dollars in thousands)
Asset:
   Interest-earning assets:
      Mortgage-backed securities           $  105,347     $   6,048       6.26%   $  110,734    $    6,844        6.18%
      Loans receivable (2)                     83,707         5,954       7.76        75,264         6,027        8.01
      Investment securities (3)                   430            17       4.31             -             -           -
      Interest-earning deposits                 4,131           310       8.19         2,601           136        5.23
      Stock in FHLB-Chicago                     2,215           138       6.80         2,157           147        6.82
                                         ------------  ------------  ------------ ------------ ------------- --------------
       Total interest-earning assets       $  195,830     $  12,467       6.94%   $  190,756    $   13,154        6.90%
                                         ------------  ------------  ------------ ------------ ------------- --------------

      Allowance for loan losses                  (300)                                  (187)
      Noninterest-earning assets                9,108                                  9,064
                                         ------------                             ------------
         Total assets                     $   204,638                             $  199,633
                                         ============                             ============

Liabilities & Equity:
   Interest-bearing liabilities:
      NOW accounts                        $     7,080     $     132       2.03%   $     7,263   $      146        2.01%
      Money market demand accounts             12,840           366       3.11         14,031          437        3.11
      Passbook/statement savings accounts      40,257           923       2.50         42,094        1,054        2.50
      Certificates of deposit                  64,184         3,158       5.37         75,064        4,287        5.71
      Borrowed money                           44,000         2,542       6.30         37,800        2,526        6.68
                                         ------------  ------------  ------------ ------------ ------------- --------------
         Total interest-bearing              $168,361     $   7,121       4.61%   $   176,252        8,450        4.79%
          liabilities                    ------------  ------------  ------------ ------------ ------------- --------------

      Noninterest-bearing NOW accounts          4,470                                   4,115
      Other noninterest-bearing                 5,092                                   4,942
          liabilities                    ------------                             ------------
         Total liabilities               $    177,923                             $   185,309
                                         ------------                             ------------

      Equity                                   26,715                                  14,324
                                         ------------                             ------------
    Total liabilities and equity             $204,638                              $  199,633
                                         ============                             ============

      Net interest income                                 $   5,346                              $   4,704
                                                       ============                            =============
      Interest rate spread (4)                                            2.33%                                   2.11%
                                                                     ============                            ==============
      Net interest earning assets        $     27,469                              $    14,504
                                         ============                              ============
      Net interest margin (5)                                             2.98%                                   2.47%
                                                                     ============                            ==============
      Ratio of interest-earning assets
         to Interest-bearing liabilities       116.32%                                  108.23%
                                         ============                              ============

---------------------------------

(1) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principal balance associated with each asset and liability.
(2) In computing the average balance of loans receivable, non-accrual loans have been included.
(3)    Includes investment in mutual funds and preferred stock.
(4) Average interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6)    Eleven month results have been annualized to calculate the Average
       Yield/Cost.

                               1998 ANNUAL REPORT
================================================================================


Rate/Volume Analysis

       Net interest income can also be analyzed in terms of the impact changing interest rates have on interest-earning assets and interest-bearing liabilities, and the change in the volume or amount of these assets and liabilities. In general, increases in the volume or amount of interest-bearing liabilities, as well as increases in the interest rates paid on interest-bearing liabilities, and decreases in the volume or amount of interest-earning assets, as well as decreases in the yields earned on interest-earning assets, have the effect of reducing the Bank's net interest income. Conversely, increases in the volume or amount of the Bank's interest-earning assets, as well as increases in the yields earned on interest-earning assets, and decreases in the volume or amount of interest-bearing liabilities, as well as decreases in the rates paid on interest-bearing liabilities, have the effect of increasing the Bank's net interest income. The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rates (changes in rates multiplied by old volume). Changes attributable to the combined impact of rate volume have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                 Year ended                          Eleven months ended
                                               June 30, 1998                            June 30, 1997
                                                compared to                              compared to
                                            eleven months ended                          year ended
                                               June 30, 1997                            July 31, 1996
                                   ---------------------------------------  --------------------------------------
                                             Increase/(Decrease)                      Increase/(Decrease)
                                                   Due to                                   Due to
                                   ---------------------------------------  --------------------------------------
                                      Volume         Rate         Net          Volume        Rate          Net
                                   ------------- ------------ ------------  ------------ ------------ ------------
Interest-earning assets
   Mortgage-backed securities        $   (400)     $   (66)     $  (466)      $ (1,086)    $    290     $   (796)
   Loans receivable                     2,035         (150)       1,885           (101)          28          (73)
   Investment securities (1)               75           22           97             17           -            17
   Interest-earning deposits              171          (69)         102             89           85          174
   Stock in FHLB of Chicago                38           (5)          33             (9)          -            (9)
                                   ============= ============ ============  ============ ============ ============
      Total                          $  1,919         (268)     $ 1,651       $ (1,090)    $    403     $   (687)
                                   ============= ============ ============  ============ ============ ============

Interest-bearing liabilities
   NOW accounts                      $     (2)     $    15      $    13       $    (19)    $      5     $    (14)
   Money market demand accounts            33          (17)          16            (71)           -          (71)
   Passbook/statement savings
     accounts                              54            -           54           (131)           -         (131)
   Certificates of deposit                203          (74)         129           (800)        (329)      (1,129)
   Borrowed money                         622         (223)         399             25           (9)          16
                                   ------------- ------------ ------------  ------------ ------------ ------------
      Total                          $    910      $  (299)     $   611       $   (996)    $   (333)    $ (1,329)
                                   ------------- ------------ ------------  ------------ ------------ ------------

Net change in net interest income    $  1,009      $    31      $ 1,040       $    (94)    $    736     $    642
                                   ============= ============ ============  ============ ============ ============

-----------------------------------
(1) Includes  investment in mutual funds
      and preferred stock.

                               1998 ANNUAL REPORT
================================================================================


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 TO JUNE 30, 1997

      The financial data presented in this Annual Report represents the activity of the Bank for the period prior to the Conversion and the consolidated activity of Big Foot Financial Corp. and subsidiary thereafter.

      Total assets increased $5.7 million to $220.6 million at June 30, 1998, from $214.9 million at June 30, 1997. The asset growth was funded through increased borrowings and the net growth in deposits. Asset growth was concentrated in loans, which increased $21.8 million to $115.5 million at June 30, 1998, from $93.6 million at June 30, 1997. Loan originations totaled $39.4 million for the year ended June 30, 1998, compared to $23.3 million for the eleven months ended June 30, 1997, representing an increase of $16.1 million. The increase was due primarily to an increase in the origination of one- to four-family residential mortgage loans reflecting increased loan demand experienced by the Bank. Total mortgage-backed securities ("MBS") decreased $27.8 million to $79.8 million at June 30, 1998, compared to $107.6 million at June 30, 1997. This decrease is primarily due to the sale of $9.3 million of MBS and principal repayments and amortizations received during the year and a gain in the market value adjustment for the available-for-sale portfolio during the year. There was no Real Estate Owned ("REO") at June 30, 1998 and June 30, 1997.

      The allowance for loan losses at June 30, 1998 and June 30, 1997 was $300,000. At June 30, 1998 and June 30, 1997 the ratio of the allowance for loan losses to non-performing loans was 87.72% and 150.75%, respectively. Non-performing loans increased $143,000 to a balance of $342,000 at June 30, 1998, causing this ratio to decline. The Bank's non-performing assets at June 30, 1998, consisted of three, one- to four-family residential loans.

      Savings deposits increased $854,000 to $123.8 million at June 30, 1998 from $123.0 million at June 30, 1997. Total NOW accounts increased $1.7 million from $11.8 million at June 30, 1997 to $13.5 million at June 30, 1998. Certificates of deposits also increased $352,000 from the June 30, 1997 balance of $59.3 million. Offsetting these increases were declines of $769,000 and $484,000 for passbook and money market demand accounts, respectively, during the fiscal year ended June 30, 1998.

      Stockholders' equity was $38.1 million at June 30, 1998 and $37.0 million at June 30, 1997. The increase was primarily due to net income of $1.2 million in 1998 which was partially offset by a $150,000 net decrease relating to transactions of the ESOP and RRP and the change in the unrealized market value adjustment for available-for-sale securities.

COMPARISON OF OPERATING RESULTS FOR THE TWELVE MONTH FISCAL YEAR ENDED JUNE 30, 1998 AND THE ELEVEN MONTH FISCAL YEAR ENDED JUNE 30, 1997

      General. During fiscal year 1997, the Bank changed its fiscal year to coincide with the calendar quarters. The Company's and the Bank's fiscal year ends on June 30. Therefore, the Consolidated Statement of Earnings data are for a twelve month period for the 1998 fiscal year ("1998 fiscal year") and the eleven months ended June 30, 1997 ("1997 fiscal year").

                               1998 ANNUAL REPORT
================================================================================


      All rates and yields for the 1997 fiscal year have been annualized to provide for a more meaningful comparison.

      Net income for the 1998 fiscal year was $1.2 million compared to $220,000 for the 1997 fiscal year. The $1.0 million increase was primarily attributable to a $1.1 million increase in the net interest income before provision for loan losses, and a $470,000 gain on sale of security investments available-for-sale which was partially offset by a $600,000 increase in income tax expense.

      Interest Income. Interest income totaled $14.2 million for the fiscal year ended June 30, 1998 compared to $12.5 million for the eleven months ended June 30, 1997. This change reflects an increase of $9.7 million in total average interest-earning assets in the 1998 fiscal year compared to the 1997 fiscal year, while the average yield on such assets decreased 4 basis points from 6.94% to 6.90% over the same period. Interest income on loans receivable increased $1.9 million to $7.8 million for the 1998 fiscal year. Higher loan demand increased the Bank's average balance of loans by $19.0 million. Generally, yields earned on new mortgage loan originations were lower than rates earned on loan repayments, which caused a 13 basis point decrease in the average yield on loans to 7.63% from 7.76%. Interest income on mortgage-backed securities decreased $466,000 to $5.6 million for the 1998 fiscal year from $6.0 million for the 1997 fiscal year. The decrease is due primarily to a $14.1 million decrease in the average balance of mortgage-backed securities to $91.2 million from $105.3 million and a 14 basis point decrease in the average yield to 6.12% from 6.26%. The average balance of mortgage-backed securities decreased in 1998 due to loan amortization, repayments and sales of securities. Interest income on interest-earning deposits increased $102,000 to $412,000 for the 1998 fiscal year, due to a $3.1 million increase in average balance and a 252 basis point decrease in average yield from 8.19% to 5.67%. These funds are generally deposited in overnight money, which earns interest at the Federal Reserve Bank's Federal Funds rate.

      Interest Expense. Interest expense increased $611,000 to $7.7 million for the fiscal year ended June 30, 1998, compared to $7.1 million for the eleven months ended June 30, 1997. This increase reflects an increase in the average rate paid on average interest-bearing liabilities of 3 basis points during the 1998 fiscal year from 4.61% to 4.64% which was offset by a decrease in the average interest-bearing liabilities of $1.8 million over the same period. The decrease in average interest-bearing liabilities is primarily attributable to a decrease in the average balance of certificates of deposit of $4.3 million for the 1998 fiscal year from $64.2 million for the 1997 fiscal year. The average cost of certificates of deposit increased 11 basis points from 5.37% to 5.48%. The net effect was an increase of four basis points in the average rate paid on savings deposits. Interest expense on borrowed money increased $399,000 as the average balance of borrowings increased $4.5 million to $48.5 million for the fiscal year ended June 30, 1998 from $44.0 million for the eleven months ended June 30, 1997, and the average cost of such borrowings decreased to 6.07% from 6.30%.

      Net Interest Income. Net interest income before provision for loan losses increased $1.1 million to $6.4 million for the fiscal year ended June 30, 1998, from $5.3 million for the eleven months ended June 30, 1997. Total interest income increased $1.7 million to $14.2 million for the fiscal year ended June 30, 1998 from $12.5 million for the eleven months ended June 30,

                               1998 ANNUAL REPORT
================================================================================




1997 due to an increase of $9.7 million, from $195.8 million to $205.5 million, in the average balance of interest-earning assets. Total interest expense increased $611,000 to $7.7 million for the fiscal year ended June 30, 1998 from $7.1 million for the eleven months ended June 30, 1997. This increase was the result of an increase in the average cost of funds of 3 basis points from 4.61% to 4.64% which was offset by a decrease in the average balance of interest-bearing liabilities of $1.8 million, from $168.4 million to $166.6 million.

      Provision for Loan Losses. There was no expense allocated to the provision for loan losses for the fiscal years ended 1998 and 1997. At June 30, 1998, the ratios of the allowance for loan losses to non-performing loans and to total loans were 87.72% and 0.26%, respectively, which were well below the Bank's peer group average. Management believes that the provision for loan losses and the allowance for loan losses are reasonable and adequate to cover any known losses and any losses reasonably expected in the loan portfolio. While management estimates loan losses using the best available information, no assurance can be made that future additions to the allowance will not be necessary.

      Noninterest Income. Noninterest income for the fiscal year ended June 30, 1998 increased $443,000 to $724,000 from $281,000 for the eleven months ended June 30, 1997. Securities held in the available-for-sale portfolio totaling $10.7 million were sold during the year. These securities are intended to generate income for the Company either by interest income or gain on sale or both, which is considered a normal part of the Company's operation. Gain on sale of securities was $470,000 and $0 for fiscal years 1998 and 1997 respectively. Noninterest income was also affected by an increase in service fees of $32,000 for the 1998 fiscal year compared to the 1997 fiscal year.

      Noninterest Expense. Noninterest expense remained constant at $5.3 million for the fiscal year ended June 30, 1998 and for the eleven months ended June 30, 1997. However, this is a comparison of twelve months expense to eleven months in 1997. The Bank's ratio of noninterest expenses to average assets increased to 2.47% in the 1998 fiscal year from 2.13% (annualized) in the 1997 fiscal year (excluding special SAIF assessment). Compensation related expenses increased $657,000. Compensation expense increased due primarily to the Employee Stock Ownership Plan ("ESOP"), Recognition and Retention Plan ("RRP"), and other employee benefits. The cost of these newly implemented benefit plans are reflected for portions of fiscal years 1998 and 1997. Occupancy expenses increased $149,000 or 16.7% during the fiscal year ended June 30, 1998, due primarily to an increase in utility and depreciation expenses. Professional services expenses increased $79,000 or 30.3% during the fiscal year ended June 30, 1998 as a result of increased legal fees incurred in connection with claims against a municipality and certain parties involved in the development of the Trails of Olympia Fields, a real estate investment of the Company. Professional service expense increased due to the additional costs incurred in connection with operation of the Company as a public entity for the entire 1998 fiscal year as opposed to only a part of the 1997 fiscal year. These increases were offset by a reduction of over $1.0 million premium paid for federal deposit insurance premiums. The Bank paid to the FDIC a one-time special assessment of $936,000 in fiscal year 1997.

                               1998 ANNUAL REPORT
================================================================================



      Income Tax Expense. Income tax expense increased $600,000 to $712,000 for the fiscal year ended June 30, 1998 from $112,000 for the eleven months ended June 30, 1997. This increase was primarily due to the increase of $1.6 million in pre-tax income.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1997 AND JULY 31, 1996

      Total assets increased $20.3 million to $214.9 million at June 30, 1997, from $194.6 million at July 31, 1996. The asset growth was funded through increased borrowings and the net proceeds of the Conversion. Asset growth was concentrated in loans, which increased $14.5 million to $93.6 million at June 30, 1997, from $79.1 million at July 31, 1996. Loan originations totaled $23.3 million for the eleven months ended June 30, 1997, compared to $19.9 million for the year ended July 31, 1996, representing an increase of $3.4 million. The increase was due primarily to an increase in the origination of one- to four-family residential mortgage loans reflecting increased loan demand experienced by the Bank. Total mortgage-backed securities increased $5.2 million to $107.6 million at June 30, 1997, compared to $102.4 million at July 31, 1996. This increase is primarily due to the purchases of MBS in an amount that exceeded principal repayments and amortizations received during the year as well as the reduction of the loss in the market value adjustment for the available-for-sale portfolio during the year. There was no Real Estate Owned ("REO") at June 30, 1997 and July 31, 1996.

      The allowance for loan losses at June 30, 1997 and July 31, 1996 was $300,000. At June 30, 1997 and July 31, 1996, the ratio of the allowance for loan losses to non-performing loans was 150.8% and 254.2%, respectively. Non-performing loans increased to a balance of $199,000 at June 30, 1997, causing this ratio to decline. This increase was due to one single-family loan.

      Savings deposits decreased $14.2 million to $123.0 million at June 30, 1997 from $137.2 million at July 31, 1996, due primarily to a non-renewal in certificates of deposit with original maturities of 19 months. The Bank had attracted these funds by offering above-market rates of interest in prior fiscal years. Upon maturity, the Bank sought to retain these funds by offering market rates of interest, and, while a portion of such funds were retained, the Bank experienced an overall decrease in such funds. All 19-month certificates of deposit have matured and have either been retained by the Bank or withdrawn. In addition, the reduction in savings deposits was also attributable to the withdrawal of $5.1 million to purchase stock in the Conversion.

      Stockholders' equity was $37.0 million at June 30, 1997 and $13.6 million at July 31, 1996. The increase was due to the infusion of the $22.0 million in net proceeds from the initial public offering completed December 19, 1996, a decrease in the net unrealized loss on the available-for-sale portfolio of $1.0 million, and an increase of $220,000 in retained earnings.

                               1998 ANNUAL REPORT
================================================================================


COMPARISON OF OPERATING RESULTS FOR THE ELEVEN MONTHS ENDED JUNE 30, 1997 AND THE TWELVE MONTH FISCAL YEAR ENDED JULY 31, 1996

      General. Net income for the eleven months ended June 30, 1997 was $220,000 compared to $226,000 for the fiscal year ended July 31, 1996. To address and resolve the SAIF/BIF assessment disparity, the Deposit Insurance Funds Act of 1996 (the "1996 Act") became law on September 30, 1996. The 1996 Act authorized the FDIC to impose a special assessment on all institutions with SAIF-insured deposits in an amount necessary to recapitalize the SAIF. The Bank incurred an expense for the special SAIF assessment of $936,000. The impact (after tax) reduced net earnings by $617,000 for the fiscal year ended June 30, 1997.

      Net income for the fiscal year of 1997, excluding the non-recurring SAIF assessment, would have been $837,000. The increase in net income was due to both an increase in net interest income after provision for loan losses of $780,000, as well as reductions in noninterest expense (excluding the SAIF assessment) of $348,000 for the 1997 fiscal year, as compared to the 1996 fiscal year.

      Interest Income. Interest income totaled $12.5 million for the eleven months ended June 30, 1997, compared to $13.2 million for the fiscal year ended July 31, 1996. This change reflects both a $5.1 million increase in total average interest-earning assets and an increase of 4 basis points in the average yield on such assets for the 1997 fiscal year over the 1996 fiscal year. Interest income on loans receivable was $6.0 million for the 1997 fiscal year, reflecting a $8.4 million increase in the average balance of loans and the effect of a 25 basis point decrease in the average yield to 7.76%. Interest income on all mortgage-backed securities decreased $796,000 to $6.0 million for the 1997 fiscal year from $6.8 million for the 1996 fiscal year. The decrease is due primarily to a $5.4 million decrease in the average balance to $105.3 million, resulting from amortizations and prepayments exceeding purchases of such securities during 1997. This was partially offset by an 8 basis point increase in the average yield to 6.26%.

      Interest Expense. Interest expense was $7.1 million for the eleven months ended June 30, 1997, compared to $8.4 million for the fiscal year ended July 31, 1996. This change reflects both a decrease in average interest-bearing savings deposits of $14.1 million during the 1997 fiscal year and a decrease of 20 basis points in the average rate paid for deposits. Certificates of Deposit that matured during the 1997 fiscal year were generally renewed at a lower interest rate. Similarly, although average balances on borrowings increased for the year, new advances were obtained at a rate lower than those on maturing advances causing a 38 basis point decrease in the average rate paid on borrowings.

      Net Interest Income. Net interest income before provision for loan losses for the 1997 fiscal year was $5.3 million, as compared to $4.7 million for the 1996 fiscal year. The average yield on interest-earning assets increased from 6.90% for the 1996 fiscal year to 6.94% for the 1997 fiscal year, and the Bank's average rate paid on interest-bearing liabilities decreased from 4.79% for the 1996 fiscal year to 4.61% for the 1997 fiscal year. These changes in yields earned and

                               1998 ANNUAL REPORT
================================================================================



rates paid resulted in the average interest rate spread increasing by 22 basis points to 2.33% and the net interest margin increasing by 51 basis points to 2.98% for the 1997 fiscal year, as compared to 2.11% and 2.47%, respectively, for the 1996 fiscal year.

      Provision for Loan Losses. The provision for loan losses was $0 and $138,000 for the 1997 fiscal year and the 1996 fiscal year, respectively. At June 30, 1997, the allowance for loan losses as a percentage of non-performing loans and total loans, was 150.75% and 0.32%, respectively, as compared to 254.2% and 0.38%, respectively, at July 31, 1996. The percentage of non-performing loans to total loans increased to 0.21% at June 30, 1997, from 0.15% at July 31, 1996. Management believes that the provision for loan losses and the allowance for loan losses are reasonable and adequate to cover any known losses and any losses reasonably expected in the loan portfolio. While management estimates loan losses using the best available information, no assurance can be made that future additions to the allowance will not be necessary.

      Noninterest Income. Noninterest income for the eleven months ended June 30, 1997 was $282,000 compared to $485,000 for the fiscal year ended July 31, 1996. This change was primarily due to non-recurring settlements of litigation of $184,000 in fiscal 1996 as compared to $21,000 in 1997, and a $24,000 decrease in service charges and servicing fees in fiscal 1997.

      Noninterest Expense. Noninterest expense was $5.3 million for 1997 fiscal year compared to $4.7 million for the fiscal year ended July 31, 1996. The Bank's ratio of noninterest expense to average assets was 2.59% in the 1997 fiscal year (2.13% excluding the special SAIF assessment) compared to 2.36% in the 1996 fiscal year. Compensation and benefits expense totaled $2.3 million for the of 1997 fiscal year compared to $2.2 million for the 1996 fiscal year. Compensation expenses increased due to increased staffing levels, general salary increases, and increases in benefit expenses associated with the new ESOP. The Bank was assessed and paid to the FDIC a one-time special SAIF assessment of $936,000. After this special assessment in September 1996, regular deposit insurance premiums were reduced in subsequent periods so that the net increase in deposit insurance premiums for 1997 was $760,000. Professional services expenses decreased $98,000, from $359,000 for the 1996 fiscal year to $261,000 for the 1997 fiscal year. Professional services expense reduction reflects lower legal fees relating to litigation and regulatory matters. Other noninterest expense increased $95,000 to $708,000 for the 1997 fiscal year compared to $613,000 for the 1996 fiscal year. Other expenses increased primarily due to a fraud loss of $50,000 suffered by the Bank. The majority of the remaining increases in other expenses were due to insurance premium increases and loan origination expenses.

      Income Tax Expense. Income tax expense decreased $5,000 to $112,000 for 1997 fiscal year from $117,000 for the fiscal year ended July 31, 1996. This decrease was primarily due to a decrease of $11,000 in pretax income.

LIQUIDITY AND CAPITAL RESOURCES

      The term "liquidity" as used by a savings bank refers to the ability of the institution to produce sufficient cash to meet withdrawals, fund loan commitments and pay operating expenses. Cash needed to fund these requirements is generated by savings deposits, loan repayments, securities sales, FHLB advances, and other sources of income.

                               1998 ANNUAL REPORT
================================================================================


      The Bank's primary sources of funds are savings deposits, principal and interest payments on loans and securities and borrowings from the FHLB of Chicago. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and savings deposit flows, reducing the predictability of the timing of sources of funds. Cash flows from operating activities amounted to $1.6 million, $2.1 million, and $165,000, for the 1998, 1997 and 1996 fiscal years, respectively.

      The Bank is required to maintain an average daily balance of liquid assets as a percentage of net withdrawable deposit accounts plus short term borrowings as defined by the regulations of the OTS. The minimum required liquidity ratio is currently 4.0%. At June 30, 1998 and 1997, and July 31, 1996, the Bank's liquidity ratios were 60.8%, 42.9%, and 42.4%, respectively. The levels of the Bank's short term assets are dependent on the Bank's operating, financing and investing activities during any given period. Management believes it will have adequate resources to fund all commitments on a short term and long term basis in accordance with its business strategy.

      The primary investing activities of the Bank are the origination of mortgage and other loans and the purchase and sale of mortgage-backed and other securities. During the fiscal year ended June 30, 1998, the eleven months ended June 30, 1997, and the fiscal year ended July 31, 1996, the Bank's disbursements for loan originations totaled $39.4, $23.3 million, and $19.9 million, respectively. These activities were funded primarily by principal repayments on loans and securities, and FHLB advances. Due to high levels of repayments and amortizations of loans and MBS, and the sale of securities during the 1998 fiscal year, there was $3.9 million net cash provided from investing activities. Net cash flows used in investing activities amounted to $20.1 million and $510,000 for the fiscal years ended June 30, 1997, and July 31, 1996, respectively.

      For the 1998 fiscal year, the Bank experienced net increases in deposits (including the effect of interest credited) of $854,000 and for fiscal year 1997, a decrease of $14.2 million. The decrease in deposits in 1997 was due primarily to a decrease in certificates of deposit that matured in the fiscal year. The Bank attracted these funds by offering above-market rates of interest in prior fiscal years. Upon maturity, the Bank sought to retain these funds by offering market rates of interest, and while a portion of such funds were retained, the Bank experienced a decrease in such funds. In addition, management believes that the reduction in deposits resulted, in part, from disintermediation the flow of funds away from savings institutions into direct investments, such as corporate securities, mutual funds and other investment vehicles, which direct investments, because of the absence of federal deposit insurance premiums and reserve requirements, among other reasons, may pay higher rates of return than savings institutions. In the fiscal year 1997, there was an inflow of $22.0 million from the net proceeds from the sale of the Company's stock in the Conversion

      Net cash flows provided by financing activities amounted to $3.7 million and $17.3 million for the 1998 and 1997 fiscal years, respectively. Net cash flows used in financing activities amounted to $4.1 million for the year ended July 31, 1996.

                               1998 ANNUAL REPORT
================================================================================




      The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-earning deposits. The level of these assets is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 1998 and 1997, cash and cash equivalents totaled $13.1 and $3.9 million, respectively.

      The Bank has other sources of liquidity if a need for additional funds arises, including the ability to obtain FHLB advances. At June 30, 1998, the Bank had $53.0 million outstanding in FHLB advances. The Bank utilizes borrowings primarily to offset outflows in deposits at times when the Bank does not believe that it can replace such funds with lower costing deposit products. In addition, the Bank has used borrowed funds to fund the purchase of mortgage-backed securities at times when the spread between the rate paid on the borrowed funds and the yield earned on such securities was favorable.

      At June 30, 1998, the Bank had outstanding mortgage loan origination commitments of $3.5 million and unused lines of consumer credit of $495,000. The Bank anticipates that it will have sufficient funds available to meet its current origination and other lending commitments.

      Certificates of deposit scheduled to mature in less than one year from June 30, 1998 totaled $39.8 million. Based upon the Bank's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

      At June 30, 1998, the Bank exceeded all of its regulatory capital requirements with tangible capital of $25.9 million, or 12.30% of total adjusted assets, which is above the required level of $3.2 million or 1.5%; core capital of $25.9 million, or 12.30% of total adjusted assets, which is above the required level of $6.3 million or 3.0%; and total risk based capital of $26.2 million, or 31.76% of risk-weighted assets, which is above the required level of $6.6 million, or 8%.

IMPACT OF INFLATION AND CHANGING PRICES

      The Company's consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

      The Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"), establishes standards for reporting and the presentation of comprehensive income and its components in a full set of general-purpose financial statements. Statement 130 is effective for both interim and annual

                               1998 ANNUAL REPORT
================================================================================



periods beginning after December 15, 1997, with initial application of the Statement as of the beginning of an enterprise's fiscal year, and is not expected to have a material impact on the Company.

       Statement 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements, and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial periods beginning after December 15, 1997 and is not expected to have a material impact on the Company.

       Statement 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," standardizes the disclosure requirements of Statements 87 and 106, and recommends a parallel format for presenting information about pensions and other postretirement benefits. This statement does not change measurement or recognition provisions provided in Statements 87, 88, and 106. Statement 132 is effective for fiscal years beginning after December 15, 1997, and is not expected to have a material impact on the Company.

       In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for the changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of the hedging relationship and, if so, on the reason for holding it. The gain or loss due to changes in fair value is recognized in earnings or as other comprehensive income in the statement of shareholders' equity, depending on the type of instrument and whether or not it is considered a hedge. Statement 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company has not yet determined the impact this new statement may have on its future financial condition or its results of operations.


YEAR 2000

       The "Year 2000 Problem" centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Company and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware, and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous

                               1998 ANNUAL REPORT
================================================================================




results. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Company could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

       In addition, noninformation technology systems, such as telephones, copiers and elevators may also contain embedded technology which controls its operation and which may be affected by the Year 2000 Problem. When the Year 2000 arrives, systems, including some of those with embedded chips, may not work properly because of the way they store date information. They may not be able to deal with the date 01/01/00, and may not be able to deal with operational `cycles' such as `do x every 100 days'. Thus, even noninformation technology systems may affect the normal operations of the Company upon the arrival of the Year 2000.

       Under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Company's products, services and competitive condition.

       In order to address the Year 2000 issue and to minimize its potential adverse impact, management has begun a process to identify areas that will be affected by the Year 2000 Problem, assess its potential impact on the operations of the Bank, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. A committee of senior officers and employees of the Company has been formed to evaluate the effects that the upcoming Year 2000 could have on the computer programs utilized by the Bank. The Company's plan is divided into five phases:
(1) Awareness Phase - define the problem, obtain executive level support, develop an overall strategy. This phase was completed in September 1997; (2) Assessment Phase identify all systems and criticality. This phase was completed in December 1997; (3) Renovation Phase - program enhancements, hardware and software upgrades, system replacements, and vendor certifications. This phase is in process with a scheduled completion date of September 30, 1998; (4) Validation Phase - test and verify system changes and coordinate with outside parties. This phase is in process with a scheduled completion date of December 31, 1998; and (5) Implementation Phase - components certified as Year 2000 compliant and moved to production. This phase is in process with a scheduled completion date of December 31, 1998.

       Third party vendors provide the majority of software used by the Company. All of the Company's vendors are aware of the Year 2000 situation, and most have assured the Company that they are currently working to have their software compliant by December 31, 1998, and testing for the critical applications is underway. This will enable the Company to devote substantial time to the testing of the upgraded systems prior to the arrival of the millennium. The Company utilizes the service of a third party vendor to provide the software which is used to process and maintain most customer-related accounts. This vendor has provided the Company with a software version which has been stated to be Year 2000 compliant. Testing by the Company to verify compliance for its applications and usage is scheduled to be completed by December 31, 1998. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 Problem will be mitigated without

                               1998 ANNUAL REPORT
================================================================================



causing a material adverse impact on the operations of the Company. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Problem could have an adverse impact on the operations of the Company.

       The Company's total Year 2000 project cost and estimates to complete include the estimated costs and time associated with the impact of a third party's Year 2000 Problem, and are based on presently available information. However, there can be no guarantee that the systems of the other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. The Company believes it has no exposure to contingencies related to the Year 2000 Problem for the products it has sold.

       In addition, monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Company and the Bank. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Company currently estimates that the aggregate direct and indirect costs will be between $25,000 and $50,000 and does not believe that such costs will have a material effect on the results of operations. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. Such costs have not been material to date.

       The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties. The critical application software and hardware for the Company's in-house computer system has been tested by the respective service providers and has been stated to be Year 2000 compliant. The Company has not developed a redemption contingency plan which would be implemented in the unlikely event that it is not Year 2000 compliant. A business resumption contingency plan has been developed for the Company. The Company will continue to closely monitor the progress of its Year 2000 compliance plan and will determine by December 31, 1998 if the need for a redemption contingency plan exists.

                          INDEPENDENT AUDITORS' REPORT


     The Board of Directors
     Big Foot Financial Corp.
         and Subsidiary
     Long Grove, Illinois:


     We have audited the accompanying consolidated balance sheets of Big Foot Financial Corp. and subsidiary (the Company) as of June 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year ended June 30, 1998, the eleven-month period ended June 30, 1997, and the year ended July 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Big Foot Financial Corp. and subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for the year ended June 30, 1998, the eleven-month period ended June 30, 1997, and the year ended July 31, 1996, in conformity with generally accepted accounting principles.



                                        /s/ KPMG Peat Marwick LLP


     Chicago, Illinois
     July 24, 1998

                               1998 ANNUAL REPORT


BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Balance Sheets

June 30, 1998 and 1997


                                 ASSETS                                          1998                  1997
-----------------------------------------------------------------------------------------------------------------------------------

Cash and due from banks                                                          $3,345,248          2,191,000
Interest-earning deposits                                                         9,800,686          1,701,132
Mortgage-backed securities held-to-maturity, at amortized cost (note 2)          46,729,303         47,376,322
Mortgage-backed securities available-for-sale, at fair value (note 2)            33,035,203         60,219,205
Investment in mutual funds and preferred stock, at fair value (note 2)            2,569,126          1,087,287
Loans receivable, net (note 3)                                                  115,472,207         93,623,836
Accrued interest receivable (note 4)                                                968,659          1,050,578
Investment in real estate held for sale and development                             262,259            262,259
Stock in Federal Home Loan Bank of Chicago, at cost                               3,400,000          2,480,000
Office properties and equipment, net (note 5)                                     4,667,235          4,736,664
Prepaid expenses and other assets                                                   354,359            167,766
                                                                               ------------        -----------

Total assets                                                                   $220,604,285        214,896,049
                                                                               ------------        -----------
       LIABILITIES AND STOCKHOLDERS' EQUITY
Savings deposits (note 6):
    Interest-bearing                                                            117,987,506        118,399,008
    Noninterest-bearing                                                           5,847,332          4,581,809
                                                                               ------------       ------------

Total savings deposits                                                          123,834,838        122,980,817

Borrowed money (note 7)                                                          53,000,000         49,600,000
Advance payments by borrowers for taxes and insurance                             1,773,720          1,609,838
Accrued interest payable and other liabilities                                    3,901,663          3,728,241
                                                                               ------------       ------------

Total liabilities                                                               182,510,221        177,918,896
                                                                               ------------       ------------

Stockholders' equity (note 12):
    Preferred stock, $.01 par value, 2,000,000 shares
       authorized; none issued or outstanding                                             -                  -
    Common stock, $.01 par value, 8,000,000 shares
       authorized; 2,512,750 issued and outstanding                                  25,128             25,128
    Additional paid-in capital                                                   24,224,171         24,038,934
    Retained earnings - substantially restricted                                 16,048,531         14,868,464
    Common stock acquired by Employee Stock Option Plan                          (1,708,670)        (1,909,690)
    Common stock acquired by Recognition and Retention Plan                        (531,473)                 -
    Unrealized gain (loss) on securities available-for-sale,
       net of tax                                                                    36,377            (45,683)
                                                                               ------------        -----------

Total stockholders' equity                                                       38,094,064         36,977,153
                                                                               ------------        -----------

Total liabilities and stockholders' equity                                     $220,604,285        214,896,049
                                                                               ============        ===========

See accompanying notes to consolidated financial statements.

                               1998 ANNUAL REPORT


BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Earnings

Year ended June 30, 1998, eleven months ended June 30, 1997 and year ended July
31, 1996

                                                                                ELEVEN MONTHS ENDED
                                                                                     JUNE 30,
                                                                      --------------------------------------
                                                       YEAR ENDED                                                 YEAR ENDED
                                                     JUNE 30, 1998            1997               1996            JULY 31, 1996
                                                  ------------------- ------------------- ------------------- -------------------
                                                                                    (Unaudited)
Interest income:
    Mortgage-backed securities held-to- maturity       $2,518,316         2,447,395           2,546,127            2,755,626
    Mortgage-backed securities available-for-sale       3,064,001         3,600,566           3,769,364            4,088,066
    Investment in mutual funds and preferred stock        170,208            16,737                   -                    -
    Loans receivable                                    7,838,745         5,954,201           5,508,051            6,026,328
    Interest-earning deposits                             412,083           309,755             124,738              136,222
    Federal Home Loan Bank of Chicago stock               170,806           138,067             136.225              147,302
                                                       ----------        ----------          ----------           ----------

Total interest income                                  14,174,159        12,466,721          12,084,505           13,153,544
                                                       ==========        ==========          ==========           ==========

Interest expense:
    Savings deposits (note 6)                           4,791,429         4,578,779           5,453,299            5,924,074
    Borrowed money                                      2,941,217         2,541,792           2,301,905            2,525,598
                                                       ----------        ----------          ----------           ----------

Total interest expense                                  7,732,646         7,120,571           7,755,204            8,449,672
                                                       ==========        ==========          ==========           ==========

Net interest income before provision for loan losses    6,441,513         5,346,150           4,329,301            4,703,872

Provision for loan losses (note 3)                              -                 -             137,558              137,558
                                                       ----------         ---------          ----------           ----------

Net interest income after provision for loan losses     6,441,513         5,346,150           4,191,743            4,566,314
                                                       ==========         =========          ==========           ==========
Noninterest income:
    Gain on sale of securities available-for-sale         469,752               314                   -                    -
    Gain on sale of real estate owned                           -                 -              35,448               35,448
    Service fees                                          220,095           188,400             194,025              212,109
    Litigation settlements (note 14)                            -            21,145             184,415              184,415
    Other                                                  34,097            71,750              50,576               53,000
                                                       ----------         ---------          ----------           ----------

Total noninterest income                                  723,944           281,609             464,464              484,972
                                                       ==========         =========          ==========           ==========

Noninterest expense:
    Compensation and benefits                           2,934,805         2,277,996           2,066,092            2,226,288
    Office occupancy                                    1,043,396           894,735             940,801            1,032,676
    Federal deposit insurance premiums                     78,173         1,097,211             309,538              337,220
    Real estate held for development                       43,355            56,826             132,439              139,847
    Professional services                                 340,498           260,731             346,172              359,217
    Other                                                 833,250           708,185             574,569              613,042
                                                       ----------         ---------          ----------           ----------

Total noninterest expense                               5,273,477         5,295,684           4,369,611            4,708,290
                                                       ==========         =========          ==========           ==========

Income before income taxes                              1,891,980           332,075             286,596              342,996

Total tax expense (note 8)                                711,913           112,400              98,300              117,000
                                                       ----------         ---------          ----------           ----------

Net income                                             $1,180,067           219,675             188,296              225,996
                                                       ==========         =========          ----------           ==========
Earnings per share:
    Basic                                              $     0.50              0.27                 N/A                  N/A
    Diluted                                                  0.49              0.27                 N/A                  N/A


See accompanying notes to consolidated financial statements.

                                                1998 ANNUAL REPORT


BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Year ended June 30, 1998, eleven months ended June 30, 1997 and year ended July
31, 1996

                                                                                                            UNREALIZED
                                                                                                            GAIN (LOSS)
                                                                                                 COMMON   ON SECURITIES
                                                         ADDITIONAL                COMMON STOCK   STOCK    AVAILABLE FOR
                                   PREFERRED   COMMON     PAID-IN      RETAINING     ACQUIRED    ACQUIRED      SALE,
                                     STOCK      STOCK     CAPITAL       EARNINGS      BY ESOP     BY-RRP     NET OF TAX    TOTAL
                                ------------- --------- ------------ ------------ ------------- ---------- ------------- ----------
Balance at July 31, 1995           $     -           -           -    14,422,793            -          -             -   14,422,793

Net income for the year
ended July 31, 1996                      -           -           -       225,996            -          -             -      225,996

Change in unrealized loss
on securities available-for-sale         -           -           -             -            -          -    (1,069,302)  (1,069,302)
                                  --------     -------  ----------   -----------  -----------   --------   -----------    ---------

Balance at July 31, 1996                 -           -           -    14,648,789            -          -     (1,069,302) 13,579,487
                                  ========     =======  ==========   ===========  ===========   ========   ============  ==========
Net income for the eleven
months ended June 30, 1997               -           -           -       219,675            -          -              -     219,675

Net proceeds of common
stock issued                             -      25,128  23,977,372             -   (2,010,200)         -              -  21,992,300

Cost of ESOP shares released             -           -           -             -      100,510          -              -     100,510

Market adjustment for
committed ESOP shares                    -           -      61,562             -            -          -              -      61,562

Change in unrealized loss on
securities available-for-sale,
net                                      -           -           -             -            -          -      1,023,619   1,025,619
                                  --------     -------  ----------   -----------  -----------   --------   ------------  ----------
Balance at June 30, 1997                 -      25,128  24,038,934    14,868,464   (1,909,690)         -        (45,683) 36,977,153
                                  ========     =======  ==========   ===========  ===========   ========   ============  ==========

Net income for the year
ended June 30, 1998                      -           -           -     1,180,067            -          -              -   1,180,067

Recognition and Retention
Plan
(RRP) shares purchased                   -           -      (6,737)            -            -   (724,955)             -    (731,692)

Amortization of award of
RRP shares                               -           -           -             -            -    193,482              -     193,482

Cost of ESOP shares released             -           -           -             -      201,020          -              -     201,020

Market adjustment for
committed ESOP shares                    -           -     191,974             -            -          -              -     191,974

Change in unrealized gain on
securities available-for-sale,
net                                      -           -           -             -            -          -         82,060      82,060
                                  --------     -------  ----------   -----------  -----------   --------   ------------   ---------

Balance at June 30, 1998          $      -      25,128  24,224,171    16,048,531   (1,708,670)  (531,473)        36,377   38,094,064
                                  ========     =======  ==========   ===========  ===========   ========   ============  ==========


See accompanying notes to consolidated financial statements.

                               1998 ANNUAL REPORT


BIG FOOT FINANCIAL CORP. AND SUBSIDIARY
Consolidated Statements of Cash Flow
Year ended June 30, 1998, eleven  months ended June 30, 1997 and year ended July 31, 1996
===================================================================================================================================
                                                                                           Eleven months ended
                                                                    Year ended                  June 30,              Year ended
                                                                  June 30, 1998         1997            1996         July 31, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (Unaudited)
Cash flows from operating activities:
  Net income                                                       $ 1,180,067         219,675        188,296            225,996
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                    407,469         351,159        376,815            404,019
      Deferred income tax  benefit                                     (29,391)        (18,660)       (65,595)           (65,595)
      Market adjustment for committed ESOP shares                      191,974          61,562              -                  -
      Cost of ESOP shares released                                     201,020         100,510              -                  -
      Amortization of award of RRP shares                              193,482               -              -                  -
      Gain on sale of securities available-for-sale                   (469,752)           (314)             -                  -
      Gain on sale of real estate owned                                                      -        (35,448)           (35,448)
      Net amortization of deferred loan fees                           (50,420)        (61,027)       (1,626)             (1,705)
      Net amortization of discounts and premiums                       (32,114)        225,263        201,356            228,490
      Provision for loan losses                                              -               -        137,558            137,558
      (Increase) decrease in prepaid expenses and other
      assets                                                          (186,593)        221,125        (89,469)           (80,134)
      (Increase) decrease in accrued interest receivable                81,919         (87,069)       (35,921)           (20,697)
      Increase (decrease) in accrued interest payable and
      other liabilities                                                160,547       1,052,358        113,612           (627,759)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            1,648,208       2,064,582        789,578            164,725
-----------------------------------------------------------------------------------------------------------------------------------
  Cash flows from investing activities
      Net increase in loans receivable                             (21,797,951)     (14,419,37)    (7,816,151)        (8,296,671)
      Purchases of mortgage-backed securities
      held-to-maturity                                              (9,995,700)    (10,207,310)             -                  -
      Purchases of mortgage-backed securities
      held-to-maturity                                                       -     (10,174,580)    (7,816,151)        (8,296,671)
      Purchases of investment in mutual funds and preferred
      stock                                                         (2,672,247)     (1,016,437)   (10,081,249)       (10,081,249)
      Principal repayments on mortgage-backed securities
      held-to-maturity                                              10,603,911       6,752,845      9,597,079         10,482,665
      Principal repayments on mortgage-backed securities
      available-for-sale                                            18,331,120       8,680,594      6,283,355          7,174,307
      Proceeds from sale of mortgage-backed securities
      available-for-sale                                             9,383,638       1,018,602              -                  -
      Proceeds from sale of investments in mutual funds and
      preferred stock                                                1,324,652               -              -                  -
      Proceeds from sale of real estate owned                                -               -        203,250            203,250
      Purchase of stock in Federal Home Loan Bank of Chicago        (1,350,000)       (435,000)      (100,000)          (100,000)
      Proceeds from sale of stock in Federal Home Loan Bank
      of Chicago                                                       430,000               -        319,300            319,300
      Purchase of office properties and equipment, net                (388,040)       (286,816)      (211,844)          (211,844)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                  3,869,383     (20,087,339)    (1,806,260)          (510,242)
-----------------------------------------------------------------------------------------------------------------------------------
  Cash flows from financing activities
      Net increase (decrease) in savings deposits                      854,021     (14,195,953)   (10,656,214)       (11,173,208)
      Net increase in borrowed money                                 3,400,000       9,700,000      8,600,000          7,600,000
      Increase (decrease) in advance payments by borrowers             163,882        (190,378)      (771,674)          (516,799)
      for taxes and insurance
      Net proceeds of common stock issued                                    -      21,992,300              -                  -
      Purchase of RRP stock                                           (731,692)              -              -                  -
Net cash provided by (used in) financing activities                  3,686,211      17,305,969     (2,827,888)        (4,090,007)
Net increase (decrease) in cash and cash equivalents                 9,203,802        (716,788)    (3,844,570)        (4,435,524)
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                       3,892,132       4,608,920      9,044,444          9,044,444
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                           $13,095,934       3,982,132      5,199,874          4,608,920
Supplemental disclosures of cash flow
  Cash paid during the period for
      Interest                                                     $ 7,746,111       6,591,151      7,061,099          8,391,152
      Income taxes                                                     866,000          71,000         90,000            133,000
  Noncash investing activities
      Transfer of securities to available for sale                           -               -     56,446,621         56,446,621
===================================================================================================================================

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
Year ended June 30, 1998, eleven months ended June 30, 1997 and year ended July 31, 1996

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1998 and 1997 and July 31, 1996

--------------------------------------------------------------------------------

 (1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Big Foot Financial Corp. and subsidiary (the Company) prepares its financial statements on the basis of generally accepted accounting principles. The following is a description of the more significant of those policies which the Company follows in preparing and presenting its financial statements.

              REORGANIZATION TO A STOCK CORPORATION

        On May 21, 1996, the Board of Directors of Fairfield Savings Bank, F.S.B. (Savings Bank) adopted a plan of conversion (which was amended on September 17, 1996), pursuant to which the Savings Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of the Company. On December 19, 1996, the Company sold 2,512,750 shares of common stock at $10.00 per share in a subscription offering. Total net proceeds, after reflecting conversion expenses of approximately $1,125,000 and including the sale of common stock to the ESOP, were approximately $22,000,000, and are reflected as common stock and additional paid-in capital on the accompanying consolidated balance sheet. The Company utilized $12,001,250 of the net proceeds to acquire all of the issued and outstanding capital stock of the Savings Bank.

        As part of the conversion, the Savings Bank established a liquidation account as of the eligibility date for the benefit of eligible depositors who continue to maintain deposits in the Savings Bank following the conversion. The balance in this account decreases each year in which deposit balances of eligible account holders decline. In the unlikely event of a complete liquidation of the Savings Bank, each eligible depositor who has continued to maintain deposits in the Savings Bank following the conversion will be entitled to receive a liquidation distribution from the liquidation account, based on such depositor's proportionate share of the then-total remaining qualifying deposits, prior to any distribution to Big Foot Financial Corp. as the sole stockholder of the Savings Bank. Dividends cannot be paid from retained earnings allocated to the liquidation account.

        Prior to the stock conversion, the Company had not issued any stock, had no assets or liabilities, and had not engaged in any business activities other than those of an organizational nature. Accordingly, operating activities prior to December 19, 1996 reflect the operations of the Savings Bank only.

        In fiscal year 1997, the Savings Bank changed its fiscal year end from July 31 to June 30. The Company's and the Savings Bank's fiscal years 1998 and 1997 ended on June 30.

              PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of Big Foot Financial Corp. and its wholly owned subsidiary, Fairfield Savings Bank, F.S.B. All significant intercompany balances have been eliminated in consolidation.

              USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

              NEW ACCOUNTING STANDARDS

        The Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (Statement 130) establishes standards for reporting and the presentation of comprehensive income and its components in a full set of general-purpose financial statements. Statement 130 is effective for both interim and annual periods beginning after December 15, 1997, with initial application of the Statement as of the beginning of an enterprise's fiscal year, and its adoption is not expected to have a material impact on the Company.

        Statement 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements, and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial periods beginning after December 15, 1997. The Company will adopt the statement effective July 1, 1998, and its adoption is not expected to have a material impact on the Company.

        Statement 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" standardizes the disclosure requirements of Statements 87 and 106, and recommends a parallel format for presenting information about pensions and other postretirement benefits. This statement does not change measurement or recognition provisions provided in Statements 87, 88, and 106. Statement 132 is effective for fiscal years beginning after December 15, 1997. The Company will adopt the statement effective July 1, 1998, and its adoption is not expected to have a material impact on the Company.

        In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities". Statement 133 standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for the changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. The gain or loss due to changes in fair value is recognized in earnings or as other comprehensive income in the statement of shareholders' equity, depending on the type of instrument and whether or not it is considered a hedge. Statement No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company has not yet determined the impact this new statement may have on its future financial condition or its results of operations.

              MORTGAGE-BACKED SECURITIES

        Mortgage-backed securities which the Company has the positive intent and ability to hold to maturity are carried at amortized cost. All other mortgage-backed securities are designated as available-for-sale, and are carried at fair value. The difference between amortized cost and fair value is reflected as a separate component of stockholders' equity, net of related tax effects. Unearned premiums and discounts are amortized over the estimated life of the security using the interest method. Gains and losses on the sale of mortgage-backed securities are determined using the specific identification method.

              INVESTMENT IN MUTUAL FUNDS AND PREFERRED STOCK

        Investment in mutual funds and preferred stock is designated as available-for-sale and is carried at fair value. Gains and losses on the sale of these investments are determined using the specific identification method.


                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

              LOANS RECEIVABLE

        Loans receivable are stated at unpaid principal balances less deferred loan fees and the allowance for loan losses. The Company defers all loan origination fees and certain direct costs associated with loan originations. Net deferred fees are amortized as yield adjustments over the contractual life of the related loans using the interest method.

        It is the policy of the Company to provide valuation allowances for estimated losses on loans when any significant and permanent decline in value is identified. Periodic reviews are made to identify potential problems. In addition to specific allowances, the Company maintains a general allowance for loan losses. Additions to the allowance for loan losses are charged to operations. Also, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments using information available to them at the time of their examination. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb foreseeable losses.

        The accrual of interest income is suspended and previously accrued interest income is reversed when a loan is contractually delinquent for 90 days or more and where collection of interest is doubtful. Accrual is resumed when the loan becomes less than 90 days contractually delinquent and collection of interest is probable.

        Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impaired loans exclude homogeneous loans that are collectively evaluated for impairment, including one- to four-family residential real estate loans and consumer loans.

              DEPRECIATION AND AMORTIZATION

        Depreciation of office properties and equipment and amortization of leasehold improvements are recorded using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives range between 3 and 40 years.

              EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

        Compensation expense under the ESOP is equal to the fair value of common shares released or committed to be released annually to participants in the ESOP. Common stock purchased by the ESOP and not committed to be released to participants is included in the consolidated balance sheet at cost as a reduction of stockholders' equity.

              EARNINGS PER SHARE

        In February 1997, the FASB issued Statement 128, "Earnings per Share," which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares adjusted for the dilutive effect of outstanding stock options.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



        The Company adopted Statement 128 at December 31, 1997. All earnings per share amounts for prior years have been restated under the provisions of SFAS 128. Earnings per share information for the year ended July 31, 1996 cannot be computed because the Company did not issue common stock until December 19, 1996. Net income for earnings per share calculations for the eleven months ended June 30, 1997 consists of net income from December 19, 1996 (the initial public offering date) through June 30, 1997. ESOP shares are only considered outstanding for earnings per share calculations when they are committed to be released.

        The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:


---------------------------------------------------------------------------------------------------------------------------
                                                                                          Year ended         Eleven months
                                                                                        June 30, 1998     ended June 30, 1997
---------------------------------------------------------------------------------------------------------------------------
        Basic:
              Net income                                                            $       1,180,067            638,078
              Weighted average common
                 shares outstanding                                                         2,341,883          2,231,781
---------------------------------------------------------------------------------------------------------------------------

        Basic earnings per share                                                    $             .50                .27
---------------------------------------------------------------------------------------------------------------------------

        Diluted:
              Net income                                                                    1,180,067            638,078
              Weighted average common
                 shares outstanding                                                         2,341,883          2,231,781
              Effect of dilutive stock options outstanding                                     55,820              7,791
---------------------------------------------------------------------------------------------------------------------------

        Diluted weighted average common
              shares outstanding                                                    $       2,397,703          2,329,572
---------------------------------------------------------------------------------------------------------------------------

        Diluted earnings per share                                                  $             .49                .27
---------------------------------------------------------------------------------------------------------------------------

              INCOME TAXES

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents also include cash on hand and due from banks.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



              RECLASSIFICATIONS

        Certain 1997 amounts have been reclassified to conform to the 1998 financial statement presentation.


 (2)    MORTGAGE-BACKED SECURITIES AND INVESTMENT IN MUTUAL FUNDS AND PREFERRED
        STOCK

        The amortized cost and estimated fair value of mortgage-backed securities and investment in mutual funds are summarized as follows:

---------------------------------------------------------------------------------------------------------------------------

                                                                                       June 30, 1998
                                                             --------------------------------------------------------------
                                                                                  Gross          Gross          Estimated
                                                                 Amortized     unrealized     unrealized          fair
                      Description                                  cost           gains         losses            value
---------------------------------------------------------------------------------------------------------------------------
        Held-to-maturity:
           Federal National Mortgage Association             $   44,283,725       132,252         (328,669)     44,087,308
           Federal Home Loan Mortgage
               Corporation                                        2,445,578        27,412               -        2,472,990
---------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities
           held-to-maturity                                  $   46,729,303       159,664         (328,669)     46,560,298
---------------------------------------------------------------------------------------------------------------------------
        Available-for-sale:
           Federal National Mortgage Association                 22,575,671       183,567          (66,027)     22,693,211
           Federal Home Loan Mortgage
               Corporation                                       10,368,946        45,921          (72,875)     10,341,992
---------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities
           available-for-sale                                    32,944,617       229,488         (138,902)     33,035,203
---------------------------------------------------------------------------------------------------------------------------

           Investment in mutual funds                               804,681            -           (28,311)        776,370
           Investment in preferred stock                          1,800,000        15,256          (22,500)      1,792,756
---------------------------------------------------------------------------------------------------------------------------

        Total investment in mutual funds
           and preferred stock                                    2,604,681        15,256          (50,811)      2,569,126
---------------------------------------------------------------------------------------------------------------------------

        Total available-for-sale                             $   35,549,298       244,744         (189,713)     35,604,329
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


                                                                                       June 30, 1997
                                                             --------------------------------------------------------------
                                                                                  Gross          Gross          Estimated
                                                                 Amortized     unrealized     unrealized          fair
                      Description                                  cost           gains         losses            value
---------------------------------------------------------------------------------------------------------------------------
        Held-to-maturity:
           Federal National Mortgage Association             $   44,135,833            -          (853,215)      43,282,618
           Federal Home Loan Mortgage
               Corporation                                        3,240,489        11,284               -         3,251,773
---------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities
           held-to-maturity                                  $   47,376,322        11,284         (853,215)      46,534,391
---------------------------------------------------------------------------------------------------------------------------
        Available-for-sale:
           Federal National Mortgage Association                 41,172,451       132,442         (152,677)      41,152,216
           Federal Home Loan Mortgage
               Corporation                                       19,186,900        13,356         (133,267)      19,066,989
---------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities
           available-for-sale                                    60,359,351       145,798         (285,944)      60,219,205

        Investment in mutual funds                                1,016,437        70,850               -         1,087,287
---------------------------------------------------------------------------------------------------------------------------

        Total available-for-sale                             $   61,375,788       216,648         (285,944)      61,306,492
---------------------------------------------------------------------------------------------------------------------------

        Proceeds from the sale of securities available-for-sale for the year ended June 30, 1998 and the eleven months ended June 30, 1997 were $10,708,290 and $1,018,602, respectively, with gross gains of $469,752 and $314, respectively. There were no sales of securities during the year ended July 31, 1996.

        In 1995, the Financial Accounting Standards Board (FASB) issued a special report allowing the transfer of securities from the held-to-maturity to the available-for-sale classification during the period from November 15, 1995 to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings. On December 31, 1995, mortgage-backed securities held-to-maturity with an amortized cost of approximately $56,447,000 were transferred to the available-for-sale classification. The gross unrealized gain related to the transferred securities was approximately $609,000.

        Mortgage-backed securities with an amortized cost of approximately $2,631,000 and $315,000 have been pledged to secure certain savings deposits of local municipal agencies as of June 30, 1998 and 1997, respectively. Mortgage-backed securities with an amortized cost of approximately $4,565,000 have been pledged to secure FHLB advances as of June 30, 1998.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


 (3)    LOANS RECEIVABLE

        Loans receivable are summarized as follows:

---------------------------------------------------------------------------------------------------------------------------

                                                                                                         June 30,
                                                                                                 --------------------------
                                                                                                 1998              1997
---------------------------------------------------------------------------------------------------------------------------
        Real estate loans:
              One- to four-family residential                                           $     113,441,132       91,132,990
              Multifamily                                                                         741,169          941,902
              Commercial                                                                          833,386          383,724
              Land, construction, and development loans                                           117,972          403,165
              Home equity                                                                         821,300        1,258,587
---------------------------------------------------------------------------------------------------------------------------
        Total real estate loans                                                               115,954,959       94,120,368

        Consumer loans                                                                            143,841          180,481
---------------------------------------------------------------------------------------------------------------------------

        Gross loans receivable                                                                116,098,800       94,300,849

        Less:
              Deferred loan fees                                                                 (326,593)        (377,013)
              Allowance for loan losses                                                          (300,000)        (300,000)
---------------------------------------------------------------------------------------------------------------------------

                                                                                        $     115,472,207       93,623,836
---------------------------------------------------------------------------------------------------------------------------

        Activity in the allowance for loan losses is summarized as follows:

---------------------------------------------------------------------------------------------------------------------------

                                                                                          Eleven months
                                                                      Year ended              ended            Year ended
                                                                     June 30, 1998        June 30, 1997       July 31, 1996
---------------------------------------------------------------------------------------------------------------------------

        Balance at beginning of period                          $      300,000               300,000            166,000
        Provision for loan losses                                           -                     -             137,558
        Charge-offs                                                         -                     -              (3,558)
---------------------------------------------------------------------------------------------------------------------------

        Balance at end of period                                $      300,000               300,000            300,000
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



        Loans receivable delinquent three months or more are as follows:

---------------------------------------------------------------------------------------------------------------------------

                                                                             Number                         Percentage
                                                                               of                            of gross
                                                                              loans          Amount      loans receivable
---------------------------------------------------------------------------------------------------------------------------
        June 30, 1998                                                          3           $  342,317          .29 %
        June 30, 1997                                                          1              199,112          .21
        July 31, 1996                                                          2              118,303          .15
---------------------------------------------------------------------------------------------------------------------------

        The Company discontinues recognizing interest on loans 90 days and greater delinquent where collection of interest is doubtful. The reduction in interest income associated with loans 90 days and greater delinquent where collection of interest is doubtful was approximately $-0-, $10,000, and $-0- for the year ended June 30, 1998, the eleven months ended June 30, 1997, and the year ended July 31, 1996, respectively.

        No loans were identified as impaired by the Savings Bank at June 30, 1998 or 1997 or July 31, 1996. Additionally, no loans were considered impaired during the year ended June 30, 1998, the eleven months ended June 30, 1997 or the year ended July 31, 1996.

        The Company serviced loans for others with principal balances approximating $1,170,000, $1,757,000, and $2,021,000 at June 30, 1998
        and 1997 and July 31, 1996, respectively. As part of the loan sale agreements to the Federal National Mortgage Association, the Company is required to repurchase loans which become contractually delinquent. The Company was not required to repurchase loans during the year ended June 30, 1998, the eleven months ended June 30, 1997, or the year ended July 31, 1996.

        Real estate first mortgage loans, aggregating approximately $6,045,000, $6,682,000, and $4,538,000 at June 30, 1998 and 1997, and July 31, 1996,
        respectively, had interest rates which adjust based on the movement of various economic indices.


 (4)    ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable is summarized as follows:

---------------------------------------------------------------------------------------------------------------------------

                                                                                                          June 30,
                                                                                                 --------------------------
                                                                                                 1998               1997
---------------------------------------------------------------------------------------------------------------------------
        Mortgage-backed securities                                                          $     438,452          590,596
        Loans receivable                                                                          486,942          420,405
        Other investments                                                                          43,265           39,577
---------------------------------------------------------------------------------------------------------------------------
                                                                                            $     968,659        1,050,578
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



 (5)    OFFICE PROPERTIES AND EQUIPMENT

        A summary of office properties and equipment at cost, less accumulated depreciation and amortization, is as follows:

---------------------------------------------------------------------------------------------------------------------------

                                                                                                         June 30,
                                                                                                 --------------------------
                                                                                                 1998              1997
---------------------------------------------------------------------------------------------------------------------------
        Land                                                                                $      930,845         906,359
        Buildings                                                                                6,114,643       6,114,643
        Furniture, fixtures, and equipment                                                       4,758,544       4,477,164
---------------------------------------------------------------------------------------------------------------------------
                                                                                                11,804,032      11,498,166
        Less accumulated depreciation and amortization                                           7,136,797       6,761,502
---------------------------------------------------------------------------------------------------------------------------
                                                                                            $    4,667,235       4,736,664
---------------------------------------------------------------------------------------------------------------------------

        Depreciation and amortization expense was $407,469, $351,159, and $404,019 for the year ended June 30, 1998, the eleven months ended June 30, 1997, and the year ended July 31, 1996, respectively.


 (6)    SAVINGS DEPOSITS

        Savings deposits are summarized as follows:

---------------------------------------------------------------------------------------------------------------------------

                                        Stated or weighted
                                       average interest rate                                 June 30,
                                             June 30,                          1998                          1997
                                      ----------------------          --------------------          -----------------------
                                         1998         1997            Amount       Percent          Amount        Percent
---------------------------------------------------------------------------------------------------------------------------
     Noninterest-bearing
        NOW accounts                         - %         -      $       5,847,332     4.7%    $      4,581,809       3.7%
     NOW accounts                         2.01        2.02              7,667,774     6.2            7,177,873       5.9
     Money market demand
        accounts                          3.31        3.12             11,797,048     9.5           12,280,816      10.0
     Passbook accounts                    2.50        2.50             38,837,530    31.4           39,607,313      32.2
---------------------------------------------------------------------------------------------------------------------------

                                                                       64,149,684    51.8           63,647,811      51.8

     Certificate accounts                 5.37        5.34             59,685,154    48.2           59,333,006      48.2
---------------------------------------------------------------------------------------------------------------------------

                                          3.81%       3.81      $     123,834,838   100.0%    $    122,980,817     100.0%
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


                                                                                             JUNE 30,
                                                                     ------------------------------------------------------
                                                                               1998                          1997
                                                                      --------------------          -----------------------
                                                                      Amount       Percent          Amount        Percent
---------------------------------------------------------------------------------------------------------------------------
        Contractual maturity of certificate accounts:
             Under 12 months                                    $      12,962,502    21.7%    $     45,140,069      76.1%
             12 to 36 months                                           42,343,204    71.0           13,264,789      22.3
             Over 36 months                                             4,379,448     7.3              928,148       1.6
---------------------------------------------------------------------------------------------------------------------------

                                                                $      59,685,154   100.0%    $     59,333,006     100.0%
---------------------------------------------------------------------------------------------------------------------------

        The aggregate amount of certificate accounts with a balance of $100,000 or greater was approximately $6,419,000 and $5,505,000 at June 30, 1998 and 1997, respectively.

        Interest expense on savings deposits is summarized as follows for the periods indicated:

---------------------------------------------------------------------------------------------------------------------------
                                                                                          Eleven months
                                                                      Year ended              ended            Year ended
                                                                     June 30, 1998        June 30, 1997       July 31, 1996
---------------------------------------------------------------------------------------------------------------------------
        NOW accounts                                             $        144,808             132,568             146,390
        Money market demand accounts                                      381,935             365,685             437,098
        Passbook accounts                                                 976,986             922,897           1,054,003
        Certificate accounts                                            3,287,700           3,157,629           4,286,583
---------------------------------------------------------------------------------------------------------------------------

                                                                 $      4,791,429           4,578,779           5,924,074
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


 (7)    BORROWED MONEY

        Borrowed money is summarized as follows :

---------------------------------------------------------------------------------------------------------------------------

                                                                                                          Amount
                                                                Interest rate at                      outstanding at
                                                                    June 30,                             June 30,
                                                              ------------------                ----------------------
                                           Due date           1998         1997                 1998              1997
---------------------------------------------------------------------------------------------------------------------------
        Advances from the Federal
             Home Loan Bank
              of Chicago:                      -                 -%        6.74%        $              -        16,900,000
                                           07/26/97             -          5.38                        -         1,000,000
                                           02/20/98             -          7.30                        -         7,700,000
                                           06/26/98             -          5.85                        -        15,000,000
                                           07/26/98           5.63         5.63                 1,000,000        1,000,000
                                           07/19/99           6.64         6.64                 1,000,000        1,000,000
                                           02/21/00           6.08         6.08                 7,000,000        7,000,000
                                           08/08/02           5.40           -                  9,000,000               -
                                           10/30/00           6.02           -                 10,000,000               -
                                           06/19/08           5.44           -                  7,000,000               -
                                           06/19/08           5.19           -                  8,000,000               -
                                           06/19/08           5.44           -                  5,000,000               -
                                           06/19/08           5.19           -                  5,000,000               -
---------------------------------------------------------------------------------------------------------------------------
                                                                                        $      53,000,000       49,600,000
---------------------------------------------------------------------------------------------------------------------------

         Weighted average interest rate                       5.59%        6.41%
---------------------------------------------------------------------------------------------------------------------------

        The $16,900,000 advance at June 30, 1997 represents borrowings on an open line of credit which had a floating rate of interest, and for which there is no stated due date. There were no such borrowings at June 30, 1998.

        The Company has a collateral pledge agreement whereby the Company has agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, residential first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago. At June 30, 1998 and 1997, all stock in the Federal Home Loan Bank of Chicago was also pledged as collateral for these advances. Mortgage-backed securities with an amortized cost of approximately $4,565,000 have also been pledged to secure FHLB advances as of June 30, 1998.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


 (8)    INCOME TAXES

        Income tax expense is summarized as follows:

---------------------------------------------------------------------------------------------------------------------------

                                                                                          Eleven months
                                                                      Year ended              ended            Year ended
                                                                     June 30, 1998        June 30, 1997       July 31, 1996
---------------------------------------------------------------------------------------------------------------------------
         Current:
              Federal                                            $       741,304             110,746             182,595
              State                                                           -               20,314                  -
---------------------------------------------------------------------------------------------------------------------------

                                                                         741,304             131,060             182,595
---------------------------------------------------------------------------------------------------------------------------

         Deferred:
              Federal                                                    (29,391)            (18,660)            (65,595)
              State                                                           -                   -                   -
---------------------------------------------------------------------------------------------------------------------------

                                                                         (29,391)            (18,660)            (65,595)
---------------------------------------------------------------------------------------------------------------------------

         Total income tax expense                                $       711,913             112,400             117,000
---------------------------------------------------------------------------------------------------------------------------

        The reasons for the difference between the effective income tax rate and the corporate Federal income tax rate of 34% are as follows:

---------------------------------------------------------------------------------------------------------------------------

                                                                                          Eleven months
                                                                      Year ended              ended            Year ended
                                                                     June 30, 1998        June 30, 1997       July 31, 1996
---------------------------------------------------------------------------------------------------------------------------

         Federal income tax rate of 34%                                 34.0%                 34.0               34.0
         Other                                                           3.6                  (0.2)               0.1
---------------------------------------------------------------------------------------------------------------------------

         Effective income tax rate                                      37.6%                 33.8               34.1
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1998 and 1997 are presented below:

---------------------------------------------------------------------------------------------------------------------------

                                                                                                         June 30,
                                                                                                  ---------------------
                                                                                                  1998             1997
---------------------------------------------------------------------------------------------------------------------------
        Deferred tax assets:
              Allowance for loan losses                                                     $      116,216         123,540
              Deferred loss on sales of real estate                                                120,251         135,826
              Capitalized interest                                                                  18,037          19,174
              State net operating loss carryforwards                                               448,025         796,466
              Unrealized loss on securities available-for-sale                                          -           23,613
              Other                                                                                     -            6,814
---------------------------------------------------------------------------------------------------------------------------

                                                                                                   702,529       1,105,433
              Less valuation allowance                                                             410,245         748,027
---------------------------------------------------------------------------------------------------------------------------

        Total deferred tax assets, net of valuation allowance                                      292,284         357,406
---------------------------------------------------------------------------------------------------------------------------

        Deferred tax liabilities:
              Unrealized gain on securities available-for-sale                                      18,654              -
              Depreciation                                                                          24,238          13,411
              Excess of tax bad debt reserve over base year amount                                 193,348         218,686
              Federal Home Loan Bank stock dividends not currently taxable                         108,396         115,227
              Deferred loan fees                                                                   208,065         263,706
              Other                                                                                 10,647           5,769
---------------------------------------------------------------------------------------------------------------------------

        Total gross deferred tax liabilities                                                       563,348         616,799
---------------------------------------------------------------------------------------------------------------------------

        Net deferred tax liability                                                          $     (271,064)       (259,393)
---------------------------------------------------------------------------------------------------------------------------

        The Company has Illinois net operating loss carryforwards in the amount of $9,500,000, which will expire in varying amounts beginning July 31, 1998 through July 31, 2011.

        The valuation allowance for deferred tax assets was $410,245 and $748,027 as of June 30, 1998 and 1997, respectively, resulting in an decrease of $337,782 for the year ended June 30, 1998. The valuation allowance relates to state net operating loss carryforwards and certain deductible temporary differences which may not generate future state tax benefits. The reduction in the valuation allowance is due to the utilization of state net operating loss carry forwards in the current year.

        Retained earnings at June 30, 1998 and 1997 include $6,149,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current Federal and state corporate income tax rates.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

 (9)    OFFICER, DIRECTOR, AND EMPLOYEE BENEFIT PLANS

              EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

        In conjunction with the Savings Bank's conversion, the Company formed an ESOP. The ESOP covers substantially all employees that are age 21 or over and with at least 1,000 hours of service. The ESOP borrowed $2,010,200 from the Company and purchased 201,020 common shares issued in the conversion. The Savings Bank intends to make discretionary contributions to the ESOP sufficient to service the requirements of the loan over a period of ten years. During the year ended June 30, 1998 and the eleven months ended June 30, 1997, 20,102 and 10,051 shares were allocated, respectively. ESOP expense recognized for the year ended June 30, 1998 and the eleven months ended June 30, 1997 was $392,994 and $162,072, respectively.

              RECOGNITION AND RETENTION PLAN (RRP)

        On December 22, 1997, the Company adopted an RRP which may grant up to 4%, or 100,510 shares, of the common stock issued in the Company's initial public offering to eligible directors and certain key officers of the Company. All shares available under the RRP were granted on December 22, 1997. Shares vest as follows: 10% on June 30, 1998; 20% on June 30, 1999, 2000, 2001 and 2002, respectively; and 10% on January 1, 2003. Compensation expense relating to the shares granted under the RRP totaled $1,934,818, the fair value of the shares on the date of grant, and is being recognized as the participants vest in those shares. At June 30, 1998, 10,051 shares have vested and for the year ended June 30, 1998 the Company recorded compensation expense of $193,482.

        During 1998, 37,660 shares of the Company's common stock were purchased by the RRP in the open market at a weighted average price of $19.43 per share. The aggregate purchase price of all unvested shares acquired by the RRP is reflected as a reduction of stockholders' equity as deferred compensation.

              PENSION PLAN

        The Savings Bank has a qualified noncontributory pension plan covering employees over 21 years of age, working more than 1,000 hours per year. The Savings Bank's policy is to fund pension costs accrued.

        The following table sets forth the plan's funded status at June 30, 1998 and June 30, 1997:

---------------------------------------------------------------------------------------------------------------------------

                                                                                                            June 30,
                                                                                                       --------------------
                                                                                                       1998          1997
---------------------------------------------------------------------------------------------------------------------------
         Actuarial present value of accumulated benefit
            obligations, including vested benefits of $736,288
            at June 30, 1998 and $566,749 at June 30, 1997                                       $    738,326      610,087
---------------------------------------------------------------------------------------------------------------------------

         Plan assets at fair value                                                                  1,133,347      872,809
         Less projected benefit obligation for services rendered to date                              885,468      740,070
---------------------------------------------------------------------------------------------------------------------------

         Plan assets in excess of projected benefit obligation                                        247,879      132,739
         Unrecognized net transition asset at August 1, 1991 being recognized over 11.65 years        (79,441)     (93,679)
         Unrecognized net gain                                                                       (114,057)     (38,700)
---------------------------------------------------------------------------------------------------------------------------

         Accrued pension obligation                                                              $     54,381          360
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

         Net pension expense includes the following for the periods indicated:

---------------------------------------------------------------------------------------------------------------------------

                                                                                          Eleven months
                                                                      Year ended              ended            Year ended
                                                                     June 30, 1998        June 30, 1997       July 31, 1996
---------------------------------------------------------------------------------------------------------------------------
         Service cost-benefits earned during the period          $      44,829               42,000               48,802
         Interest cost on projected benefit obligation                  52,172               44,996               41,757
         Actuarial return on plan assets                              (187,899)            (176,695)             (54,552)
         Net amortization and deferral                                 112,690              115,046                1,294
---------------------------------------------------------------------------------------------------------------------------

         Net periodic pension expense                            $      21,792               25,347               37,301
---------------------------------------------------------------------------------------------------------------------------

        The rate of increase in future compensation levels used is determined by the age of the participants. The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% at June 30, 1998 and 1997 and July 31, 1996. The expected long-term rate of return was 8.0% at June 30, 1998 and 1997 and July 31, 1996.

        The Company also has a contributory profit-sharing and savings plan covering substantially all full-time employees. The Company makes matching contributions to the plan equal to a percentage of each participant's contribution for the plan year. For the year ended June 30, 1998, the eleven months ended June 30, 1997 and the year ended July 31, 1996, the Company made contributions of $16,803, $13,995 and $13,934, respectively. Prior to the formation of the ESOP, the Company also made profit-sharing contributions to the plan equal to a percentage of each participant's compensation for the plan year. Profit-sharing expense was approximately $50,000, and $110,000 for the eleven months ended June 30, 1997, and the year ended July 31, 1996, respectively. There was no contribution or expense for the year ended June 30, 1998.


(10)    MANAGEMENT BONUS PROGRAM

        The Savings Bank has an annual Management Bonus Program for Senior Management Officers. The individual amounts to be awarded under the annual bonus program are based on the Savings Bank attaining a minimum return on average assets for that year. No accrual was made for the annual bonus at June 30, 1998 or 1997, or July 31, 1996, as the minimum benchmarks established were not achieved.


(11)    STOCK OPTION PLAN

        On June 24, 1997, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. The number of common shares authorized under the Plan is 251,275, equal to 10% of the total number of shares issued in the initial stock offering and stock options granted will vest at a rate of 20% per year beginning on the first anniversary date of the grant. The exercise price is equal to the fair value of the common stock at the date of grant. The option term cannot exceed ten years from the commencement date of the Plan of June 24, 1997.

        As of June 30, 1997, the Company adopted the disclosure provisions of FASB Statement 123, "Accounting for Stock-Based Compensation." The per share weighted-average fair value of stock options granted during 1997 was $3.40 on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions: an expected dividend yield of 2.6%, expected volatility of 6.98%, risk-free interest rate of 6.63%, and an expected life of 8.8 years. There were no stock options granted during the year ended June 30, 1998.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



        Under Statement 123, the Company is required to disclose pro forma net income and earnings per share for 1998 as if compensation expense relative to the fair value of options granted had been included in earnings. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

---------------------------------------------------------------------------------------------------------------------------

                                                                                                              Eleven months
                                                                                           Year ended             ended
                                                                                          June 30, 1998       June 30, 1997
---------------------------------------------------------------------------------------------------------------------------
        Net income:
           As reported                                                                 $    1,180,067             219,675
           Pro forma                                                                        1,009,203             218,132

        Earnings per share:
           Basic:
               As reported                                                                        .50                 .27
               Pro forma                                                                          .43                 .27
           Diluted:
               As reported                                                                        .49                 .27
               Pro forma                                                                          .43                 .27
---------------------------------------------------------------------------------------------------------------------------

        A summary of the status of the Company's stock option transactions under the Plan for the periods ended June 30, is presented below:

---------------------------------------------------------------------------------------------------------------------------

                                                                                                        Eleven months
                                                                             Year ended                     ended
                                                                            June 30, 1998               June 30, 1997
                                                                        ---------------------        ----------------------
                                                                                    Weighted-                    Weighted-
                                                                                     average                      average
                                                                                    exercise                     exercise
              Options                                                   Shares        price          Shares        price
---------------------------------------------------------------------------------------------------------------------------
        Outstanding at beginning of period                               251,275    $  15.63              -      $   -
        Granted                                                               -         -            251,275        15.63
        Exercised                                                             -         -                 -          -
---------------------------------------------------------------------------------------------------------------------------

        Outstanding at end of period                                     251,275       15.63         251,275        15.63
---------------------------------------------------------------------------------------------------------------------------

        Exercisable at year end                                           50,255       15.63              -          -
---------------------------------------------------------------------------------------------------------------------------

        Weighted-average grant date fair value of
              options granted during the period                                     $   -                        $   3.40
---------------------------------------------------------------------------------------------------------------------------


                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(12)    REGULATORY MATTERS

        The Savings Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the entity's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to adjusted total assets and of tangible capital to adjusted total assets. As of June 30, 1998 and 1997, the most recent notification from the OTS categorized the Savings Bank as well-capitalized under the regulatory framework. There are no conditions or events since that notification that management believes would affect the Savings Bank's category.

        The following table summarizes the Company's and the Savings Bank's actual capital and the Savings Bank's required capital at June 30, 1998 and 1997 (dollars in thousands):

---------------------------------------------------------------------------------------------------------------------------

                                                                                                           To be well-
                                                                                   For capital             capitalized
                                                                                    adequacy              under prompt
                                                              Actual                Purposes            Corrective Action
                                                              ------                --------            -----------------
                     June 30, 1998                      Amount       Ratio      Amount       Ratio       Amount       Ratio
---------------------------------------------------------------------------------------------------------------------------

        Total risk-based capital (to risk-weighted assets):

           Consolidated                              $   38,358     44.21%        N/A         N/A          N/A         N/A

           Fairfield Savings Bank, FSB                   26,188     31.76    $   6,597      8.00%      $   8,246     10.00%
---------------------------------------------------------------------------------------------------------------------------

        Tier 1 capital (to risk-weighted assets):

           Consolidated                                  38,058     43.87         N/A         N/A          N/A         N/A

           Fairfield Savings Bank, FSB                   25,888     31.39         N/A         N/A        4,498        6.00
---------------------------------------------------------------------------------------------------------------------------

        Tier 1 capital (to adjusted total assets):

           Consolidated                                  38,058     17.26         N/A         N/A          N/A         N/A

           Fairfield Savings Bank, FSB                   25,888     12.30        6,316       3.00         10,532      5.00
---------------------------------------------------------------------------------------------------------------------------

        Tangible capital (to adjusted total assets):

           Consolidated                                  38,058     17.26         N/A         N/A          N/A         N/A

           Fairfield Savings Bank, FSB                   25,888     12.30        3,158       1.50          N/A         N/A
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                                                           To be well-
                                                                               For capital                 capitalized
                                                                                adequacy                  under prompt
                                                         Actual                 Purposes                corrective action
                                                         ------                 --------                -----------------
                     June 30, 1997                 Amount      Ratio         Amount     Ratio            Amount      Ratio
---------------------------------------------------------------------------------------------------------------------------

        Total risk-based capital (to risk-weighted assets):

           Consolidated                          $   37,323   48.43%            N/A       N/A               N/A        N/A

           Fairfield Savings Bank, FSB               25,134   34.03      $    5,908      8.00%       $    7,385      10.00%
---------------------------------------------------------------------------------------------------------------------------

        Tier 1 capital (to risk-weighted assets):

           Consolidated                              37,023   48.03             N/A       N/A               N/A        N/A

           Fairfield Savings Bank, FSB               24,834   33.63             N/A       N/A             4,431       6.00
---------------------------------------------------------------------------------------------------------------------------

        Tier 1 capital (to adjusted total assets):

           Consolidated                              37,023   17.21             N/A       N/A               N/A        N/A

           Fairfield Savings Bank, FSB               24,834   12.13           5,900      3.00             9,983       5.00
---------------------------------------------------------------------------------------------------------------------------

        Tangible capital (to adjusted total assets):

           Consolidated                              37,023   17.21             N/A       N/A               N/A        N/A

           Fairfield Savings Bank, FSB               24,834   12.13           3,070      1.50               N/A        N/A
---------------------------------------------------------------------------------------------------------------------------


(13)    CREDIT CONCENTRATION AND FINANCIAL INSTRUMENTS
              WITH OFF-BALANCE SHEET RISK

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments are commitments to originate loans and involve credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        Commitments to originate fixed and variable rate mortgage loans at June 30, 1998 were $3,541,750 and $-0-, respectively, at rates ranging between 6.750% and 7.125%. Commitments to fund available home equity lines of credit of approximately $495,000 at June 30, 1998 represent amounts which the Company has committed to fund if requested by the borrower within the normal commitment period. Because the creditworthiness of each customer is reviewed prior to extension of credit, the Company adequately controls its credit risk on these commitments as it does for loans recorded on the consolidated balance sheets.

        The majority of the Company's loans are secured by residential real estate in the Chicago metropolitan area. Management believes the Company has a diversified loan portfolio and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(14)    COMMITMENTS AND CONTINGENCIES

        The Company is involved in various legal proceedings incidental to the normal course of business. Although the outcome of such litigation cannot be predicted with any certainty, management is of the opinion, based on the advice of legal counsel, that final disposition of any litigation should not have a material effect on the consolidated financial statements of the Company.

        In connection with the development of the Trails of Olympia Fields (a planned unit development of homesites and commercial land developed by the Savings Bank and its subsidiary in prior years), the Company initiated action against a municipality and certain parties involved in the development. During the year ended June 30, 1996, the Bank received $184,415 from the settlement of certain of these claims. The Bank recognized $21,145 in prejudgment interest income during the eleven months ended June 30, 1997.


(15)    DIVIDEND RESTRICTIONS

        The OTS imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 Association) and has not been advised by the OTS that it is in need of more than normal supervision could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year, plus the amount that would reduce by 1/2 its surplus capital ratio (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


(16)    FAIR VALUES OF FINANCIAL INSTRUMENTS

        FASB Statement 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of estimated fair values of all asset, liability, and off-balance sheet financial instruments. Statement 107 defines fair value as the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments:

---------------------------------------------------------------------------------------------------------------------------

                                                                                      JUNE 30,
                                                       --------------------------------------------------------------------
                                                                      1998                               1997
                                                       -------------------------------      -------------------------------
                                                          Carrying          Estimated         Carrying          Estimated
                                                           amount          fair value          amount          fair value
---------------------------------------------------------------------------------------------------------------------------
        Financial assets:
             Cash and due from banks                $       3,345,248        3,345,248          2,191,000        2,191,000
             Interest-earning deposits                      9,800,686        9,800,686          1,701,132        1,701,132
             Mortgage-backed securities                    79,764,506       79,595,501        107,595,527      106,753,596
             Investment in mutual funds and
                preferred stock                             2,569,126        2,569,126          1,087,287        1,087,287
             Loans receivable, net                        115,472,207      115,947,700         93,623,836       93,441,235
             Accrued interest receivable                      968,659          968,659          1,050,578        1,050,578
             Federal Home Loan Bank
                of Chicago stock                            3,400,000        3,400,000          2,480,000        2,480,000
---------------------------------------------------------------------------------------------------------------------------

        Total financial assets                      $     215,320,432      215,626,920        209,729,360      208,704,828
---------------------------------------------------------------------------------------------------------------------------

                                                                                      JUNE 30,
                                                       --------------------------------------------------------------------
                                                                      1998                               1997
                                                       -------------------------------      -------------------------------
                                                          Carrying          Estimated         Carrying          Estimated
                                                           amount          fair value          amount          fair value
---------------------------------------------------------------------------------------------------------------------------
        Financial liabilities:
             Nonmaturing savings deposits           $      64,149,684       64,149,684         63,647,811       63,647,811
             Savings deposits with
                stated maturities                          59,685,154       59,724,794         59,333,006       59,333,006
             Borrowed money                                53,000,000       53,109,319         49,600,000       49,600,000
             Accrued interest payable                         890,072          890,072            900,019          900,019
---------------------------------------------------------------------------------------------------------------------------

        Total financial liabilities                 $     177,724,910      177,873,869        173,480,836      173,480,836
---------------------------------------------------------------------------------------------------------------------------

              CASH AND DUE FROM BANKS AND INTEREST-EARNING DEPOSITS

        The carrying value of cash and due from banks and interest-earning deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.

              MORTGAGE-BACKED SECURITIES AND INVESTMENT IN
                 MUTUAL FUNDS AND PREFERRED STOCK

        The fair value of mortgage-backed securities and investment in mutual funds and preferred stock is estimated based on quoted market prices.

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

              LOANS RECEIVABLE

        Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and then further segmented into fixed and variable rate interest terms and by performing and nonperforming categories. The fair value of performing fixed rate loans is calculated by discounting contractual cash flows adjusted for prepayment estimates, using discount rates based on new loan rates adjusted to reflect differences in servicing and credit costs. For variable rate loans, the carrying amount is a reasonable estimate of fair value as these loans reprice frequently or have a relatively short term to maturity and there has been little or no change in credit quality since origination. Fair value for nonperforming loans is calculated by discounting estimated future cash flows using a rate commensurate with the risk associated with the cash flows.

              ACCRUED INTEREST RECEIVABLE

        The carrying amount of accrued interest receivable approximates its fair value due to the relatively short period of time between accrual and expected realization.

              FEDERAL HOME LOAN BANK OF CHICAGO STOCK

        The fair value of this stock is based on its redemption value.

              SAVINGS DEPOSITS

        Under Statement 107, the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW accounts, money market accounts, and passbook accounts, is equal to the amount payable on demand as of the date of estimate. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates offered for deposits of similar remaining maturities. If the estimated fair value is less than the amount payable on demand, the fair value disclosed is the amount payable. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

              BORROWED MONEY

        The fair value of FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates offered for FHLB advances of similar remaining maturities. If the estimated fair value is less than the amount payable on demand, the fair value disclosed is the amount payable.

              ACCRUED INTEREST PAYABLE

        The carrying amount of accrued interest payable approximates its fair value due to the relatively short period of time between accrual and expected realization.

              LIMITATIONS

        The fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage origination operation, deferred taxes, and

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

        property, plant, and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.


 (17)   CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

        The following condensed statements of financial condition as of June 30, 1998 and statements of earnings and cash flows for the year ended June 30, 1998 and for the period from December 19, 1996 (date of commencement of operations) to June 30, 1997 for Big Foot Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

---------------------------------------------------------------------------------------------------------------------------

                                                                                                      JUNE 30,
                                                                                                      --------
                 STATEMENTS OF FINANCIAL CONDITION                                             1998               1997
---------------------------------------------------------------------------------------------------------------------------
        Assets:
           Cash and cash equivalents                                                    $      2,257,262          297,659
           Mortgage-backed securities available-for-sale                                       5,236,247        8,683,233
           Investment in mutual funds                                                          2,569,126        1,087,287
           Equity investment in the Savings Bank                                              25,967,935       24,737,420
           Accounts receivable from the Savings Bank                                             193,482          100,510
           ESOP loan receivable from the Savings Bank                                          1,708,670        1,909,690
           Accrued interest receivable                                                            35,473          138,412
           Investment in real estate held for sale and development                               262,259          262,259
---------------------------------------------------------------------------------------------------------------------------

                                                                                        $     38,230,454       37,216,470
---------------------------------------------------------------------------------------------------------------------------

        Liabilities -
           other liabilities                                                                     136,390          239,317
---------------------------------------------------------------------------------------------------------------------------

        Stockholders' equity:
           Common stock                                                                           25,128           25,128
           Additional paid-in capital                                                         24,224,171       24,038,934
           Retained earnings                                                                  16,048,531       14,868,464
           Common stock acquired by ESOP                                                      (1,708,670)      (1,909,690)
           Common stock acquired by RRP                                                         (531,473)              -
           Unrealized gain (loss) on securities
               available-for-sale, net of tax                                                     36,377          (45,683)
---------------------------------------------------------------------------------------------------------------------------

        Total stockholders' equity                                                            38,094,064       36,977,153
---------------------------------------------------------------------------------------------------------------------------

                                                                                        $     38,230,454       37,216,470
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                                                               Period from
                                                                                                              December 19,
                                                                                            Year ended           1996 to
                 STATEMENTS OF EARNINGS                                                    June 30, 1998      June 30, 1997
---------------------------------------------------------------------------------------------------------------------------
        Equity in undistributed earnings of the Savings Bank                               $     660,478           32,364
        Interest income                                                                          872,547          429,754
        Interest expense                                                                              -            (5,804)
        Noninterest income                                                                       240,649              313
        Noninterest expense                                                                     (331,794)        (140,352)
---------------------------------------------------------------------------------------------------------------------------
        Income before income taxes                                                             1,441,880          316,275
        Income tax expense                                                                       261,813           96,600
---------------------------------------------------------------------------------------------------------------------------
        Net income                                                                         $   1,180,067          219,675
---------------------------------------------------------------------------------------------------------------------------


                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                                                               Period from
                                                                                                              December 19,
                                                                                            Year ended           1996 to
                 STATEMENTS OF CASH FLOWS                                                  June 30, 1998      June 30, 1997
---------------------------------------------------------------------------------------------------------------------------
        Operating activities:
           Net income                                                                    $     1,180,067          219,675
           Equity in undistributed earnings of the Savings Bank                                 (660,476)         (32,364)
           Provision (benefit) for deferred income taxes                                         (36,377)              -
           Amortization of premiums                                                               24,708           10,295
           Gain on sale of investment securities available-for-sale                             (240,649)              -
           Increase in other assets                                                                   -          (262,259)
           Decrease (increase) in accrued interest receivable                                    102,939         (138,412)
           Increase (decrease) in other liabilities                                              (17,616)         213,011
---------------------------------------------------------------------------------------------------------------------------

        Net cash provided by operating activities                                                352,596            9,946
---------------------------------------------------------------------------------------------------------------------------

        Investing activities:
           Net decrease in loans receivable                                                      301,530               -
           Purchase of capital stock of the Savings Bank                                              -        (9,991,050)
           Origination of ESOP loan receivable                                                        -        (2,010,200)
           Purchase of mortgage-backed securities available for sale                                  -       (10,174,580)
           Principal repayments on mortgage-backed securities available-for-sale               3,384,764          469,078
           Proceeds from sales of mortgage-backed securities available-for-sale                       -         1,018,602
           Sale of investment in mutual funds and preferred stock                              1,324,652               -
           Purchase of investment in mutual funds and preferred stock                         (2,672,247)      (1,016,437)
---------------------------------------------------------------------------------------------------------------------------

        Net cash (used in) provided by investing activities                                    2,338,699      (21,704,587)
---------------------------------------------------------------------------------------------------------------------------

        Financing activities:
           Purchase of RRP stock                                                                (731,692)              -
           Net proceeds of common stock issued                                                        -        21,992,300
---------------------------------------------------------------------------------------------------------------------------

        Net cash (used in) provided by financing activities                                     (731,692)      21,992,300
---------------------------------------------------------------------------------------------------------------------------

        Net increase in cash and cash equivalents                                              1,959,603          297,659

        Cash and cash equivalents at beginning of period                                         297,659               -
---------------------------------------------------------------------------------------------------------------------------

        Cash and cash equivalents at end of period                                       $     2,257,262          297,659
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)

                               1998 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(18)    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the periods indicated:

---------------------------------------------------------------------------------------------------------------------------

                                                 YEAR ENDED JUNE 30, 1998               ELEVEN MONTHS ENDED JUNE 30, 1997
                                                 ------------------------               ---------------------------------
                                         1st qtr.  2nd qtr.   3rd qtr    4th qtr.   1st qtr.  2nd qtr.   3rd qtr.   2 mos.
---------------------------------------------------------------------------------------------------------------------------
                                                                (In thousands, except per share data)
        Interest income                $   3,568     3,687      3,447      3,472       3,192    3,425      3,488     2,362
        Interest expense                   1,967     2,006      1,898      1,861       2,009    1,984      1,844     1,284
---------------------------------------------------------------------------------------------------------------------------

        Net interest income
           before provision
           for loan losses                 1,601     1,681      1,549      1,611       1,183    1,441      1,644     1,078
        Provision for loan losses             -         -          -          -           -        -          -         -
---------------------------------------------------------------------------------------------------------------------------

        Net interest income after
           provision for loan losses       1,601     1,681      1,549      1,611       1,183    1,441      1,644     1,078
        Noninterest income                    68       297         57        302         110       59         74        38
        Noninterest
           expense (1)                     1,314     1,325      1,330      1,303       2,087    1,157      1,157       894
---------------------------------------------------------------------------------------------------------------------------

        Income (loss) before
           income tax expense
           (benefit)                         355       653        276        610        (794)     343        561       222
        Income tax expense
           (benefit)                         123       200         98        293        (270)     117        190        75
---------------------------------------------------------------------------------------------------------------------------

        Net income (loss)              $     232       453        178        317        (524)     226        371       147
---------------------------------------------------------------------------------------------------------------------------

        EPS: (2)
           Basic                       $    .10       .20        .08        .14          N/A      .05        .16       .06
           Diluted                          .10       .19        .07        .13          N/A      .05        .16       .06
---------------------------------------------------------------------------------------------------------------------------

        Cash dividends
           declared per share          $      -         -          -          -           -        -          -         -
---------------------------------------------------------------------------------------------------------------------------

         (1) First quarter noninterest expense for 1997 includes a one-time special assessment charge resulting from legislation passed on September 30, 1996, regarding the Savings Association Insurance Fund. To cover the special assessment called for by the legislation, the Company recorded a pre-tax charge of $936,000.

         (2) Earnings per share information the first quarter of fiscal 1997 cannot be computed because the Company did not issue stock until December 19, 1996. The 1997 and 1998 earnings per share amounts have been computed in accordance with Statement of Financial Accounting Standards 128, "Earnings per Share."