Form 10-K, Exhibit 13
period 1999-06-30
BIG FOOT FINANCIAL CORP
filed 1999-09-28
CIK 1022807

1999 ANNUAL REPORT
================================================================================

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         Big Foot Financial Corp. (the "Company"), an Illinois corporation, is the holding company for Fairfield Savings Bank, F.S.B. (the "Bank"), a federally chartered stock savings bank. On December 19, 1996, the Bank completed its conversion (the "Conversion") from a federally chartered mutual savings bank to a federally chartered stock savings bank, and all of the capital stock of the Bank was acquired by the Company. The Company issued and sold 2,512,750 shares of its common stock, $.01 par value, at a price of $10.00 per share in a subscription offering (the "Offering") to eligible members of the Bank and to the Company's Employee Stock Ownership Plan ("ESOP"). Net proceeds from the Offering amounted to $22.0 million.

         The Company's principal business is its investment in the Bank, which is a community-oriented financial institution providing a variety of financial services to the communities which it serves. The Bank's principal business consists of gathering savings deposits from the general public within its market area and investing those funds primarily in mortgage loans secured by one- to four-family owner occupied properties, mortgage-backed securities and obligations of the U.S. Government. To a lesser extent, the Bank makes multifamily residential loans, commercial real estate loans, land, construction and development loans, consumer loans and commercial lines of credit. The Bank's revenues are derived principally from interest on mortgage loans and interest and dividends on investments, mortgage-backed securities and, to a much lesser extent, short-term investments. The Bank also derives income from fees and service charges. The Bank's primary sources of funds are savings deposits and, to a lesser extent, advances from the Federal Home Loan Bank of Chicago (the "FHLB"). The Bank does not have any subsidiaries.

         On November 6, 1998, the Office of Thrift Supervision (the "OTS") provided its non-objection to the Company's second stock repurchase program to repurchase up to 119,356 shares of its common stock ("Second Repurchase Program"), upon completion of its existing repurchase program ("First Repurchase Program"). The first repurchase program and second repurchase program authorize the Company to repurchase a total of up to 244,993 shares, or 9.75%, of its 2,512,750 total outstanding common shares. As of June 30, 1999, the Company had repurchased 241,801 shares of its common stock at a cost of $3.3 million at an average price of $13.48 per share. On May 10, 1999, the OTS provided its non-objection to the Company's third stock repurchase program to repurchase up to 113,388 shares. The repurchases will be made from time to time at the discretion of management.

         On December 4, 1997, the OTS provided its non-objection to the Company's notification that it would repurchase up to an additional 4% of its shares of common stock, or 100,510 shares, for the Company's 1997 Recognition and Retention Plan ("RRP"). On February 23, 1999, the Company amended the RRP in connection with the authorization and granting of a restricted stock award of 3,149 shares to a new director. The Company, as of June 30, 1999, had repurchased 106,929 common shares for the RRP.

                               1999 ANNUAL REPORT
================================================================================


MANAGEMENT STRATEGY

         HOME LENDING AND ASSET QUALITY. The Bank's strategy has been to maintain its focus as a traditional consumer oriented financial intermediary serving the markets in which its offices are located.

         The Bank has emphasized, and intends to continue to emphasize, the origination of one- to four-family residential mortgage loans in its lending area, which is defined generally as Cook, Du Page and Lake Counties in Illinois. At June 30, 1999, one- to four-family residential mortgage loans totaled $136.9 million or 98.5% of gross loans, of which $132.8 million or approximately 95.5% of gross loans, are at fixed rates of interest. Approximately 1.5% of gross loans consisted of multifamily mortgage loans, land, construction and development loans, home equity and other loans. For the 1999 fiscal year, the Bank originated $44.1 million of loans. The Bank also invests in mortgage-backed securities. The Bank's holdings of mortgage-backed securities totaled $54.0 million at June 30, 1999, representing 25% of total assets.

         The Bank pays particular attention to both the value estimates applied to the collateral securing loans as well as to the creditworthiness of its prospective borrowers and employs rigorous underwriting standards to minimize risk of loss. As a result of this strategy, historically the Bank has had minimal loss experience in its lending operations. The Bank's ratio of non-performing loans to total loans at year-end ranged from 0.14% to 0.29% for the last five fiscal year ends and was 0.14% at June 30, 1999. The ratio of non-performing assets to total assets ranged from 0.06% to 0.18% for the last five fiscal year ends and was 0.09% at June 30, 1999. The Bank's ratio of allowance for loan losses to non-performing loans ranged from 86.01% to 254.24% for the last five fiscal year-ends and was 155.44% at June 30, 1999.

         SAVINGS DEPOSITS AND BORROWED MONEY. The Bank's savings deposits are derived principally from its primary market area. The Bank's strategy has been to maintain a high level of stable savings deposits by providing quality service to its customers without significantly increasing its cost of funds. The Bank's low-cost deposit base, consisting of passbook accounts, noninterest bearing demand accounts, NOW accounts and money market demand accounts, totaled $66.2 million or 53.4% of total savings deposits and had a weighted average effective rate of 2.25% at June 30, 1999. For the past three years, these accounts have consistently accounted for more than 51% of total savings deposits and had a weighted average effective rate of not more than 2.36% throughout this period. At June 30, 1999, money market demand accounts totaled $10.9 million or 8.8% of total savings deposits and had a weighted average effective rate of 2.82%. The Bank has consistently maintained an overall cost of funds lower than the National Median Cost of Funds Rate as determined by the OTS. At June 30, 1999, the Bank's cost of savings deposits was 3.47% and its cost of funds (including FHLB borrowings) was 4.10%, or 0.38 basis points below the National Median Cost of Funds Rate. The Bank has not and does not intend to use brokered deposits as a source of funds.

         MANAGEMENT OF INTEREST RATE RISK. The Bank's business strategy also seeks to reduce the Bank's vulnerability to increases in interest rates. Pursuant to this strategy, the Bank, (i) emphasizes the origination of mortgage loans with terms of 15-years, instead of 30-year terms, (ii) seeks to attract and maintain passbook accounts, which are considered by management to be

                               1999 ANNUAL REPORT
================================================================================


more resistant to increases in interest rates and (iii) purchases mortgage-backed securities primarily with maturities of five to fifteen years.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The principal objectives of the Bank's interest rate risk ("IRR") management activities are to: (i) evaluate the interest rate risk included in certain balance sheet accounts; (ii) determine the level of risk appropriate given the Bank's business focus, operating environment, capital and liquidity requirements and performance objectives; and (iii) manage this risk consistent with Board approved guidelines. Through such management, the Bank seeks to reduce vulnerability to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Bank monitors its interest rate risk as such risk relates to its operating strategies. The change in levels of interest rates is an uncertainty that could have an impact on the earnings of the Bank. The Bank's Chief Financial Officer is charged with the responsibility of developing and implementing an interest rate risk management and reporting system. This system measures the Bank's exposure to interest rate risk and provides reports quarterly to management and the Board of Directors to ensure compliance with the limits of the policy.

         To the extent consistent with its interest rate spread objectives and market conditions, the Bank attempts to manage its interest rate risk and has taken several steps in this regard. First, a majority of the Bank's mortgage-backed and investment securities acquisitions since 1993 have been securities having a balloon maturity of five or seven years. At June 30, 1999, the Company had $54.0 million in mortgage-backed securities, approximately $34.7 million of which mature within ten years. The Bank's available-for-sale securities portfolio is marked-to-market monthly and is carried at fair value. Any sale of such securities may result in a gain or loss to the Bank to the extent the market value at the time of sale exceeds or is less than the amortized cost.

         Second, a significant portion of the Bank's deposits are passbook accounts, which are considered by management to be somewhat more resistant to interest rate changes than most other types of accounts. At June 30, 1999, the Bank had $39.4 million in passbook accounts. Finally, although the Bank makes minimal adjustable rate loans due to competitive factors, the Bank's fixed rate lending program emphasizes loans with terms of 15 years or less. At June 30, 1999, the Bank had $48.3 million or over 34.8% of total loans with remaining terms of 16 years or less.

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

                               1999 ANNUAL REPORT
================================================================================


         The OTS provides all institutions that file a schedule entitled the Consolidated Maturity & Rate schedule ("CMR") as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of NPV. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of NPV. The OTS model estimates the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneous and parallel up and down 100 to 300 basis points in 100 basis point increments. The OTS allows thrifts under $500 million in total assets to use the results of their interest rate sensitivity model, which is based on information provided by the institution, to estimate the sensitivity of NPV.

         The OTS model utilizes an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The OTS model uses various price indications and prepayment assumptions to estimate sensitivity of mortgage loans.

         In the OTS model, the value of deposit accounts appears on the asset and liability side of the NPV analysis. In estimating the value of certificates of deposit accounts, the liability portion of the CD is represented by the implied value when comparing the difference between the CD face rate and available wholesale CD rates. On the asset side of the NPV calculation, the value of the "customer relationship" due to the rollover of retail CD deposits represents an intangible asset in the NPV calculation.

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

         The NPV sensitivity of borrowed funds is estimated by the OTS model based on a discounted cash flow approach. The cash flows are assumed to consist of monthly or semi-annual interest payments with principal paid at maturity (dependent upon the type of borrowing). The OTS model is based on only the Bank's balance sheet, because virtually all of the Company's interest rate risk exposure lies at the Bank level. Management believes the table below also accurately reflects an analysis of the Company's IRR.

         Presented below, as of June 30, 1999, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 300 basis points in 100 point increments. The NPV is prepared for the Bank by the OTS as of the end of each calendar quarter. The regulatory focus of Asset and Liability Management allows institutions to perform an in-house estimate of risk as the basis for measuring risk-based capital. The Bank has demonstrated through its past pricing action that passbook accounts function as relatively fixed rate deposits, and as such, the passbook accounts are not rate sensitive deposits. Based upon the Bank's historical experience of its passbook accounts, the Bank calculates the Core Deposit Intangible value for those accounts. This calculation is substituted for the OTS calculations and then a new set of ratios is computed. The

                               1999 ANNUAL REPORT
================================================================================


Bank's asset and liability structure results in a decrease in NPV in a rising interest rate scenario. During periods of rising interest rates, the value of monetary assets declines more rapidly than the value of monetary liabilities rises. Conversely, during periods of falling interest rates, the value of monetary assets rises more rapidly than the value of monetary liabilities declines. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward interest rate movement).

                                                                           NPV AS % OF ECONOMIC
 CHANGE IN INTEREST                   NET PORTFOLIO VALUE                     VALUE OF ASSETS
RATE IN BASIS POINTS                  -------------------                ----------------------
    (RATE SHOCKS)        AMOUNT             $ CHANGE         % CHANGE    NPV RATIO       CHANGE
    -------------        ------             --------         --------    ---------       ------
                                        ($ in thousands)
        300             $26,563           $(8,416)            (24.0)%      13.28 %       (299)
        200              30,730            (4,249)            (12.0)       14.90         (137)
        100              33,252            (1,727)             (5.0)       15.76          (51)
  Static (1)             34,979                 -               -          16.26            -
       (100)             34,655              (324)             (1.0)       15.95          (31)
       (200)             31,356            (3,623)            (10.0)       14.47         (179)
       (300)             28,850            (6,129)            (18.0)       13.29         (297)

----------------------------
(1) Based on the economic value of the Bank's assets assuming no change in interest rates.


         As noted above, the market value of the Bank's net assets would be anticipated to decline in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $4.2 million or 12.0%. The level of interest rate risk in the NPV table set forth above at June 30, 1999 is within the Bank's current guidelines for acceptable interest rate risk.

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

                               1999 ANNUAL REPORT
================================================================================



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

                               1999 ANNUAL REPORT
================================================================================


                                                                                     FOR THE YEAR ENDED
                                                    AT JUNE 30, 1999                    JUNE 30, 1999
                                                  ---------------------       -----------------------------------
                                                             WEIGHTED
                                                              AVERAGE         AVERAGE                   AVERAGE
                                                  BALANCE      RATE (1)       BALANCE      INTEREST    YIELD/COST
                                                  -------      --------       -------      --------    ----------
                                                                (Dollars in thousands)
ASSETS
   Interest-earning assets:
     Mortgage-backed securities                  $  54,015     6.68%         $  66,241     $  3,871        5.84%
     Loans receivable (2)                          138,817     6.95            125,523        9,056        7.21
     Investment securities (3)                       3,320     7.69              3,246          272        8.38
     Interest-earnings deposits                      7,501     5.91             10,274          516        5.02
     Stock in FHLB-Chicago                           2,600     6.50              2,908          190        6.53
                                                 ---------     ----          ---------     --------        ----
        Total interest-earning assets              206,253     6.85%           208,192       13,905        6.68%
                                                 ---------     ----          ---------     --------        ----

     Allowance for loan losses                        (300)                       (300)
     Noninterest-earning assets                      9,540                       9,645
                                                 ---------                   ---------
        Total assets                             $ 215,493                   $ 217,537
                                                 =========                   =========

LIABILITIES & STOCKHOLDERS' EQUITY:
   Interest-bearing liabilities:
     NOW accounts                                $  10,020     2.01%         $   8,322     $    167        2.01%
     Money market demand accounts                   10,865     2.82             11,587          341        2.94
     Passbook/statement savings accounts            39,358     2.50             38,764          969        2.50
     Certificates of deposit                        57,725     4.86             59,413        3,106        5.23
     Borrowed money                                 52,000     5.59             52,077        2,952        5.67
                                                 ---------     ----          ---------     --------        ----
       Total interest-bearing liabilities        $ 169,968     4.24%         $ 170,163     $  7,535        4.43%
                                                 =========     ====          =========     ========        ====

     Noninterest-bearing NOW accounts                5,949                       5,837
     Other noninterest-bearing liabilities           4,854                       5,424
                                                 ---------                   ---------
        Total liabilities                        $ 180,771                   $ 181,424
                                                 ---------                   ---------

     Stockholders' Equity                           34,722                      36,113
                                                 ---------                   ---------
        Total liabilities and stockholders'
          equity                                 $ 215,493                   $ 217,537
                                                 =========                   =========

     Net interest income                                                                   $  6,370
                                                                                           ========
     Average interest rate spread (4)                           2.61%                                       2.25%
                                                                ====                                        ====
     Net interest margin (5)                                                                                3.06%
                                                                                                            ====
     Net interest earning assets                 $  36,285                   $  38,029
                                                 =========                   =========
     Ratio of interest-earning assets to
       Interest-bearing liabilities                 121.35%                     122.35%
                                                 =========                   =========

(NOTES ON FOLLOWING PAGE)

                               1999 ANNUAL REPORT
================================================================================


                                                    FOR THE YEAR ENDED               FOR THE ELEVEN MONTHS ENDED
                                                       JUNE 30, 1998                        JUNE 30, 1997
                                              --------------------------------     -------------------------------
                                                                       AVERAGE                             AVERAGE
                                              AVERAGE                   YIELD/     AVERAGE                  YIELD/
                                              BALANCE      INTEREST     COST       BALANCE      INTEREST   COST (6)
                                              -------      --------     ----       -------      --------   --------
                                                                      (Dollars in thousands)
ASSETS
    Interest-earning assets:
      Mortgage-backed securities             $  91,196    $  5,582       6.12%    $ 105,347   $  6,048      6.26%
      Loans receivable (2)                     102,733       7,839       7.63        83,707      5,954      7.76
      Investment securities (3)                  1,786         170       9.52           430         17      4.31
      Interest-earnings deposits                 7,264         412       5.67         4,131        310      8.19
      Stock in FHLB-Chicago                      2,565         171       6.67%        2,215        138      6.80%
                                             ---------    --------       ----     ---------   --------      ----
         Total interest-earning assets       $ 205,544    $ 14,174       6.90%    $ 195,830   $ 12,467      6.94%
                                             ---------    --------       ----     ---------   --------      ----

      Allowance for loan losses                   (300)                                (300)
      Noninterest-earning assets                 9,123                                9,108
                                             ---------                            ---------
         Total assets                        $ 214,367                            $ 204,638
                                             =========                            =========

LIABILITIES & STOCKHOLDERS' EQUITY:
    Interest-bearing liabilities:
      NOW accounts                           $   7,158    $    145       2.03%    $   7,080   $    132      2.03%
      Money market demand accounts              11,957         382       3.19        12,840        366      3.11
      Passbook/statement savings accounts       39,046         977       2.50        40,257        923      2.50
      Certificates of deposit                   59,931       3,287       5.48        64,184      3,158      5.37
      Borrowed funds                            48,469       2,941       6.07        44,000      2,542      6.30
                                             ---------    --------       ----     ---------   --------      ----
        Total interest-bearing liabilities  $  166,561    $  7,732       4.64%    $ 168,361   $  7,121      4.61%
                                            ----------    --------       ----     ---------   --------      ----

      Noninterest-bearing NOW accounts           4,962                                4,470
      Other noninterest-bearing liabilities      5,003                                5,092
                                            ----------                            ---------
         Total liabilities                  $  176,526                            $ 177,923
                                            ----------                            ---------

      Stockholders' Equity                      37,841                               26,715
                                            ----------                            ---------
         Total liabilities and stockholders'
           equity                           $  214,367                            $ 204,638
                                            ==========                            =========

      Net interest income                                 $  6,442                            $  5,346
                                                          ========                            ========
      Average interest rate spread (4)                                   2.26%                              2.33%
                                                                         ====                               ====
      Net interest margin (5)                                            3.13%                              2.98%
                                                                         ====                               ====
      Net interest earning assets           $   38,983                            $  27,469
                                            ==========                            =========
      Ratio of interest-earning assets to
         interest-bearing liabilities           123.40%                              116.32%
                                            ==========                            =========

----------------------------------------
    (1) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principal balance associated with each asset and liability.
    (2) In computing the average balance of loans receivable, non-accrual loans have been included.
    (3)    Includes investment in mutual funds and preferred stock.
    (4) Average interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
    (5) Net interest margin represents net interest income as a percentage of average interest-earning assets.
    (6) Eleven month results have been annualized to calculate the Average Yield/Cost.


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

                               1999 ANNUAL REPORT
================================================================================


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


                                                    YEAR ENDED                         YEAR ENDED
                                                  JUNE 30, 1999                      JUNE 30, 1998
                                                   COMPARED TO                         COMPARED TO
                                                    YEAR ENDED                     ELEVEN MONTHS ENDED
                                                  JUNE 30, 1998                       JUNE 30, 1997
                                                  -------------                       -------------
                                               INCREASE/(DECREASE)                 INCREASE/(DECREASE)
                                                     DUE TO                              DUE TO
                                        -----------------------------       ------------------------------
                                        VOLUME        RATE        NET       VOLUME        RATE         NET
                                        ------        ----        ---       ------        ----         ---
                                                                   (In thousands)
INTEREST-EARNING ASSETS
   Mortgage-backed securities         $(1,466)    $   (245)  $  (1,711)  $   (400)   $     (66) $     (466)
   Loans receivable                     1,618         (401)      1,217      2,035         (150)      1,885
   Investment securities (1)              119          (17)        102        111           42         153
   Interest-earning deposits              143          (39)        104        171          (69)        102
   Stock in FHLB of Chicago                23           (4)         19         38           (5)         33
                                      -------     --------   ---------   --------    ---------  ----------
     Total                            $   437     $   (706)  $    (269)  $  1,955    $    (248) $    1,707
                                      =======     ========   =========   ========    =========  ==========

INTEREST-BEARING LIABILITIES
   NOW accounts                       $    23     $     (1)  $      22   $     (2)   $      15  $       13
   Money market demand accounts           (12)         (29)        (41)        33          (17)         16
   Passbook/statement savings accounts     (8)           -          (8)        54            -          54
   Certificates of deposit                (28)        (153)       (181)       203          (74)        129
   Borrowed money                          96          (85)         11        622         (223)        399
                                      -------     --------   ---------   --------    ---------  ----------
     Total                            $    71     $   (268)  $    (197)  $    910    $    (299) $      611
                                      =======     ========   =========   ========    =========  ==========

Net change in net interest income     $   366     $   (438)  $     (72)  $  1,045    $      51  $    1,096
                                      =======     ========   =========   ========    =========  ==========

-----------------------------------
(1) Includes investment in mutual funds and preferred stock.


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1999 AND JUNE 30, 1998

         Total assets decreased $5.1 million from $220.6 million at June 30, 1998 to $215.5 million at June 30, 1999. The components of the Company's asset base also changed from June 30, 1998 to June 30, 1999. Mortgage-backed securities ("MBS") (including both held-to-maturity and available-for-sale portfolios) decreased $25.7 million from $79.7 million at June 30, 1998 to $54.0 million at June 30, 1999. This decrease is primarily due to $35.0 million in principal repayments which was partially offset by the purchase of $10.1 million of MBS during the twelve month period. An increase of $23.0 million in loans receivable from $115.5 million at June 30, 1998 to $138.5 million at June 30, 1999, was the result of loan originations of $44.4

                               1999 ANNUAL REPORT
================================================================================


million which exceeded the $21.4 million of loan repayments. Interest earning deposits decreased $2.3 million from $9.8 million at June 30, 1998 to $7.5 million at June 30, 1999.

         Investments in mutual funds and preferred stock are recorded on the balance sheet at fair value and were $3.3 million and $2.6 million at June 30, 1999 and 1998, respectively. The net unrealized gain or loss in this portfolio is included as a component of accumulated other comprehensive income (loss). See
Note 2, to the Consolidated Financial Statements, for further information.

         The Company, in July 1999, sold its remaining parcel of real estate held for development in Olympia Fields by means of an auction. The cost basis of the property at June 30, 1999, was $262,259; the sale price, net of selling costs, was approximately $154,000 resulting in a loss of approximately $108,000. A loss accrual was recorded by the Company in the quarter ended June 30, 1999 for this amount. Through the sale of this property, the Company expects to benefit in future years from a reduction of operating expenses related to the property of approximately $40,000 annually and from the ability to invest the proceeds of the sale in income-earning assets.

         The allowance for loan losses at June 30, 1999 and 1998 was $300,000. Management believes that the allowance for loan losses is adequate to cover any known losses, and any losses reasonably expected in the loan portfolio. While management estimates loan losses using the best available information, no assurance can be made that future additions to the allowance will not be necessary. The ratio of the allowance for loan losses to total loans was 0.22% and 0.26% at June 30, 1999 and 1998, respectively. At June 30, 1999 and 1998, the ratio of the allowance for loan losses to non-performing loans was 155.44% and 87.72%, respectively. The Bank had three non-performing loans totaling approximately $193,000 at June 30, 1999 and three non-performing loans totaling approximately $342,000 at June 30, 1998. There were no loan chargeoffs during the fiscal years June 30, 1999 and 1998.

         Savings deposits increased $82,000 from June 30, 1998 to June 30, 1999; during this time, borrowed funds decreased by $1.0 million. The savings categories of money market demand accounts, and certificates of deposit decreased $2.9 million, while passbook accounts increased $0.5 million, and NOW accounts increased $2.4 million. The increase in NOW accounts was partially caused by the increases in Government Entity deposits, whose balances fluctuate during the year.

         Stockholders' equity at June 30, 1999 was $34.7 million or $3.4 million less than at June 30, 1998. This decline is due to the purchase of 69,269 shares of the Company's common stock for the Recognition and Retention Plan and the repurchase of 241,801 treasury shares by the Company, at a cost of $3.3 million, pursuant to the Company's First and Second Repurchase Programs. Accumulated other comprehensive income (loss) was $(480,354) and $36,377 at June 30, 1999 and 1998 respectively, representing the decline in the market value of the securities held in the available-for-sale portfolio.

                               1999 ANNUAL REPORT
================================================================================


COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 1999 AND 1998

         GENERAL. For the year ended June 30, 1999, net income was $818,000 or $0.37 basic and diluted earnings per share, compared to $1.2 million or $0.50 basic and $0.49 diluted earnings per share for the year ended June 30, 1998.

         INTEREST INCOME. Interest income was $13.9 million for the year ended June 30, 1999, compared to $14.2 million for the year ended June 30, 1998. The average balance of interest earning assets increased $2.6 million from $205.5 million for the year ended June 30, 1998 to $208.1 million for the year ended June 30, 1999. Generally, yields earned on new mortgage loan originations were lower than rates earned on loan repayments, as a result the average yield on the Bank's interest-earning assets decreased 22 basis points from 6.90% for the year ended June 30, 1998 to 6.68% for the year ended June 30, 1999.

         INTEREST EXPENSE. Interest expense decreased $0.2 million and was $7.5 million for the year ended June 30, 1999. This decrease was due primarily to a lower cost of funds. The average rate paid on interest-bearing liabilities decreased 21 basis points from 4.64% for the year ended June 30, 1998 to 4.43% for the year ended June 30, 1999. The average balance of interest-bearing liabilities increased $3.6 million to $170.2 million for the year ended June 30, 1999 from $166.6 million for the year ended June 30, 1998.

         NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses decreased $72,000 and was $6.4 million for the year ended June 30, 1999. The average interest rate spread was 2.25% for the year ended June 30, 1999 and 2.26% in 1998. Net interest margin declined seven basis points and was 3.06% for the year ended June 30, 1999.

         PROVISION FOR LOAN LOSSES. There was no provision for loan losses for the years ended June 30, 1999 and 1998.

         NONINTEREST INCOME. Noninterest income was $284,000 for the year ended June 30, 1999 compared to $724,000 for the year ended June 30, 1998. The primary reason for the decrease was due to a $470,000 gain that was realized from a sale in 1998 of $10.7 million of securities classified as available-for-sale.

         NONINTEREST EXPENSE. Noninterest expense increased $91,000 for the year ended June 30, 1999 as compared to the year ended June 30, 1998.

         Compensation and benefits totaled $2.9 million for both years ended June 30, 1999 and 1998; however, there were changes in some of the components. Employee Stock Ownership Plan ("ESOP") expense declined $110,000 for the year ended June 30, 1999. The cost of the ESOP is partially related to the Company's average common stock price; therefore the lower average common stock price of the Company during the fiscal year ended June 30, 1999 decreased the expense for shares released to the ESOP compared to the prior year. Also, pension expense decreased from the prior year due to a change in estimated pension liability. These decreases were offset by an increase in expense of the Recognition and Retention Plan ("RRP")

                               1999 ANNUAL REPORT
================================================================================


of $252,000, and increases in salaries and other employee benefits. The RRP, which was implemented in January 1998, had six months of expense in 1998 compared to twelve months of expense in 1999.

         Office occupancy expense was $1,090,000 for the year ended June 30, 1999, compared to $1,043,000 for the same period in 1998. This was primarily due to increased furniture and fixture depreciation expense, resulting from the purchase of new ATMs and in-house data processing equipment.

         The loss on the sale of Olympia Fields property was provided for by the Company in the quarter ended June 30, 1999, through the establishment of a loss accrual of $108,000. Through the sale of this property, the Company expects to benefit in future years from a reduction of operating expenses related to the property of approximately $40,000 annually and from the ability to invest the proceeds of the sale in income-earning assets.

         Professional services expense decreased $22,000 to $319,000 for the year ended June 30, 1999. This decrease was primarily due to a reduction in legal fees associated with an ongoing litigation regarding a real estate development known as The Trails of Olympia Fields.

         Other noninterest expense was $787,000 for the year ended June 30, 1999 compared to $833,000 for the year ended June 30, 1998. This decrease was primarily due to a one time $40,000 State of Illinois franchise payment in 1998 and a reduction of advertising expense in 1999. This decrease was partially offset by an increase of $31,000 in 1999 relating to the Year 2000 issue.

         INCOME TAX EXPENSE. Income tax expense decreased $240,000 from $712,000 for the year ended June 30, 1998 to $472,000 for the year ended June 30, 1999. This decrease was primarily due to a decrease of $602,000 in pre-tax income and a decrease in the effective tax rate. The effective tax rate was 36.6% and 37.6% for the years ended June 30, 1999 and 1998, respectively.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND JUNE 30, 1997

         The financial data presented for the 1997 fiscal year represents the activity of the Bank for the period prior to the Conversion on December 19, 1996, and the consolidated activity of Big Foot Financial Corp. and subsidiary thereafter.

         Total assets increased $5.7 million to $220.6 million at June 30, 1998, from $214.9 million at June 30, 1997. The asset growth was funded through increased borrowings and the net growth in deposits. Asset growth was concentrated in loans, which increased $21.8 million to $115.5 million at June 30, 1998, from $93.6 million at June 30, 1997. Loan originations totaled $39.4 million for the year ended June 30, 1998, compared to $23.3 million for the eleven months ended June 30, 1997, representing an increase of $16.1 million. The increase was due primarily to an increase in the origination of one- to four-family residential mortgage loans reflecting increased loan demand experienced by the Bank. Total mortgage-backed securities ("MBS") decreased $27.8 million to $79.8 million at June 30, 1998, compared to $107.6 million at June

                               1999 ANNUAL REPORT
================================================================================


30, 1997. This decrease is primarily due to the sale of $9.3 million of MBS and principal repayments and amortizations received during the year and a gain in the market value adjustment for the available-for-sale portfolio during the year. There was no Real Estate Owned ("REO") at June 30, 1998 and 1997.

         The allowance for loan losses at June 30, 1998 and 1997 was $300,000. At June 30, 1998 and 1997 the ratio of the allowance for loan losses to non-performing loans was 87.72% and 150.75%, respectively. Non-performing loans increased $143,000 to a balance of $342,000 at June 30, 1998, causing this ratio to decline. The Bank's non-performing assets at June 30, 1998, consisted of three, one- to four-family residential loans.

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

         Stockholders' equity was $38.1 million at June 30, 1998 and $37.0 million at June 30, 1997. The increase was primarily due to net income of $1.2 million in 1998 which was partially offset by a $150,000 net decrease relating to transactions of the ESOP and RRP and the change in accumulated other comprehensive income.

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

         INTEREST INCOME. Interest income totaled $14.2 million for the fiscal year ended June 30, 1998 compared to $12.5 million for the eleven months ended June 30, 1997. This change reflects an increase of $9.7 million in total average interest-earning assets in the 1998 fiscal year compared to the 1997 fiscal year, while the average yield on such assets decreased four basis points from 6.94% to 6.90% over the same period. Interest income on loans receivable increased $1.9 million to $7.8 million for the 1998 fiscal year. Higher loan demand increased the Bank's

                               1999 ANNUAL REPORT
================================================================================


average balance of loans by $19.0 million. Generally, yields earned on new mortgage loan originations were lower than rates earned on loan repayments, which caused a 13 basis point decrease in the average yield on loans to 7.63% from 7.76%. Interest income on mortgage-backed securities decreased $466,000 to $5.6 million for the 1998 fiscal year from $6.0 million for the 1997 fiscal year. The decrease is due primarily to a $14.1 million decrease in the average balance of mortgage-backed securities to $91.2 million from $105.3 million and a 14 basis point decrease in the average yield to 6.12% from 6.26%. The average balance of mortgage-backed securities decreased in 1998 due to loan amortization, repayments and sales of securities. Interest income on interest-earning deposits increased $102,000 to $412,000 for the 1998 fiscal year, due to a $3.1 million increase in average balance and a 252 basis point decrease in average yield from 8.19% to 5.67%. These funds are generally deposited in overnight money, which earns interest at the Federal Reserve Bank's Federal Funds rate.

         INTEREST EXPENSE. Interest expense increased $611,000 to $7.7 million for the fiscal year ended June 30, 1998, compared to $7.1 million for the eleven months ended June 30, 1997. This increase reflects an increase in the average rate paid on average interest-bearing liabilities of three basis points during the 1998 fiscal year from 4.61% to 4.64% which was offset by a decrease in the average interest-bearing liabilities of $1.8 million over the same period. The decrease in average interest-bearing liabilities is primarily attributable to a decrease in the average balance of certificates of deposit of $4.3 million for the 1998 fiscal year from $64.2 million for the 1997 fiscal year. The average cost of certificates of deposit increased 11 basis points from 5.37% to 5.48%. The net effect was an increase of four basis points in the average rate paid on savings deposits. Interest expense on borrowed money increased $399,000 as the average balance of borrowings increased $4.5 million to $48.5 million for the fiscal year ended June 30, 1998 from $44.0 million for the eleven months ended June 30, 1997, and the average cost of such borrowings decreased to 6.07% from 6.30%.

         NET INTEREST INCOME. Net interest income before provision for loan losses increased $1.1 million to $6.4 million for the fiscal year ended June 30, 1998, from $5.3 million for the eleven months ended June 30, 1997. Total interest income increased $1.7 million to $14.2 million for the fiscal year ended June 30, 1998 from $12.5 million for the eleven months ended June 30, 1997 due to an increase of $9.7 million, from $195.8 million to $205.5 million, in the average balance of interest-earning assets. Total interest expense increased $611,000 to $7.7 million for the fiscal year ended June 30, 1998 from $7.1 million for the eleven months ended June 30, 1997. This increase was the result of an increase in the average cost of funds of three basis points from 4.61% to 4.64% which was offset by a decrease in the average balance of interest-bearing liabilities of $1.8 million, from $168.4 million to $166.6 million.

         PROVISION FOR LOAN LOSSES. There were no expense allocations to the provision for loan losses for the fiscal years ended 1998 and 1997. At June 30, 1998, the ratios of the allowance for loan losses to non-performing loans and to total loans were 87.72% and 0.26%, respectively. Management believes that the provision for loan losses and the allowance for loan losses are reasonable and adequate to cover any known losses and any losses reasonably expected in the loan portfolio. While management estimates loan losses using the best available information, no assurance can be made that future additions to the allowance will not be necessary.

                               1999 ANNUAL REPORT
===============================================================================


         NONINTEREST INCOME. Noninterest income for the fiscal year ended June 30, 1998 increased $443,000 to $724,000 from $281,000 for the eleven months ended June 30, 1997. Securities held in the available-for-sale portfolio totaling $10.7 million were sold during the 1998 fiscal year. These securities are intended to generate income for the Company either by interest income or gain on sale or both, which is considered a normal part of the Company's operation. Gain on sale of securities was $470,000 and $0 for fiscal years 1998 and 1997 respectively. Noninterest income was also affected by an increase in service fees of $32,000 for the 1998 fiscal year compared to the 1997 fiscal year.

         NONINTEREST EXPENSE. Noninterest expense remained constant at $5.3 million for the fiscal year ended June 30, 1998 and for the eleven months ended June 30, 1997. However, this is a comparison of twelve months expense to eleven months in 1997. The Bank's ratio of noninterest expenses to average assets increased to 2.47% in the 1998 fiscal year from 2.13% (annualized) in the 1997 fiscal year (excluding special SAIF assessment). Compensation related expenses increased $657,000. Compensation expense increased due primarily to the ESOP, RRP, and other employee benefits. The cost of these newly implemented benefit plans are reflected for portions of fiscal years 1998 and 1997. Occupancy expenses increased $149,000 or 16.7% during the fiscal year ended June 30, 1998, due primarily to an increase in utility and depreciation expenses. Professional services expenses increased $79,000 or 30.3% during the fiscal year ended June 30, 1998 as a result of increased legal fees incurred in connection with claims against a municipality and certain parties involved in the development of the Trails of Olympia Fields. Professional service expense increased due to the additional costs incurred in connection with operation of the Company as a public entity for the entire 1998 fiscal year as opposed to only a part of the 1997 fiscal year. These increases were offset by a reduction of over $1.0 million premium paid for federal deposit insurance premiums. The Bank paid to the FDIC a one-time special assessment of $936,000 in fiscal year 1997.

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

         The Bank's primary sources of funds are savings deposits, principal and interest payments on loans and mortgage-backed securities, and borrowings from the FHLB. While maturities and scheduled amortization of loans and mortgage-backed securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and savings deposit flows, reducing the predictability of the timing of sources of funds. Cash flow from operating activities amounted to $1.6 million, $1.6 million and $2.1 million for the 1999, 1998 and 1997 fiscal years, respectively.

                               1999 ANNUAL REPORT
================================================================================


         The Bank is required by the OTS to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions, and is currently 4%. At June 30, 1999, 1998 and 1997 the Bank's liquidity ratio was 50.1%, 60.8% and 42.9%, respectively. Management believes it will have adequate resources to fund all commitments on a short term and long term basis in accordance with its business strategy. The Bank's liquidity ratio is high due to the amount of mortgage-backed securities in the portfolio. The levels of the Bank's short-term liquid assets are dependent on the Bank's operating, financing and investing activities during any given period.

         The primary investing activities of the Bank are the origination of mortgage and other loans and the purchase and sale of mortgage-backed and other securities. During the fiscal years ended June 30, 1999 and 1998 and the eleven months ended June 30, 1997 the Bank's disbursements for loan originations totaled $44.1, $39.4 and $23.3 million respectively. These activities were funded primarily by principal repayments on loans and securities. During the 1999 fiscal year, there was $1.0 million net cash provided by investing activities. Due to high levels of repayments and amortizations of loans and MBS, and the sale of securities during the 1998 fiscal year, there was $3.9 million net cash provided from investing activities. Net cash flows used in investing activities amounted to $20.1 million for the fiscal year ended June 30, 1997.

         For the 1999 fiscal year, the Company purchased $4.4 million of Company common stock for the RRP and treasury stock; also the Bank had an $82,000 net increase in deposits (including the effect of interest credited). For the 1998 fiscal year, the Bank experienced net increases in deposits (including the effect of interest credited) of $854,000 and for fiscal year 1997, a decrease of $14.2 million. The decrease in deposits in 1997 was due primarily to a decrease in certificates of deposit that matured in the fiscal year. The Bank attracted these funds by offering above-market rates of interest in prior fiscal years. Upon maturity, the Bank sought to retain these funds by offering market rates of interest, and while a portion of such funds were retained, the Bank experienced a decrease in such funds. In addition, management believes that the reduction in deposits resulted, in part, from the disintermediation of funds away from savings institutions into direct investments, such as corporate securities, mutual funds and other investment vehicles, which direct investments, because of the absence of federal deposit insurance premiums and reserve requirements, among other reasons, may pay higher rates of return than savings institutions. In the fiscal year 1997, there was an inflow of $22.0 million from the net proceeds from the sale of the Company's stock in the Conversion.

         Net cash flows used in financing activities amounted to $5.2 million for the year ended June 30, 1999. Net cash flows provided by financing activities amounted to $3.7 million and $17.3 million for the 1998 fiscal year and the eleven months ended June 30, 1997 respectively.

                               1999 ANNUAL REPORT
================================================================================


         The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-earning deposits. The level of these assets is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 1999, 1998 and 1997, cash and cash equivalents totaled $10.6, $13.1 and $3.9 million, respectively.

         The Bank has other sources of liquidity if a need for additional funds arises, including the ability to obtain FHLB advances. The Bank had $52.0 and $53.0 million, outstanding in FHLB advances at June 30, 1999 and 1998 respectively. The Bank utilizes borrowings primarily to offset outflows in deposits at times when the Bank does not believe that it can replace such funds with lower costing deposit products. In addition, the Bank has used borrowed funds to fund the purchase of mortgage-backed securities at times when the spread between the rate paid on the borrowed funds and the yield earned on such securities was favorable.

         At June 30, 1999, the Bank had outstanding mortgage loan origination commitments of $2.8 million and unused lines of consumer credit of $394,000. The Bank anticipates that it will have sufficient funds available to meet its current origination and other lending commitments. Certificates of deposit scheduled to mature in one year or less from June 30, 1999 totaled $45.3 million. Based upon the Bank's most recent pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

         At June 30, 1999, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $26.8 million, or 12.78% of total adjusted assets, which is above the required level of $3.1 million or 1.5%; core capital of $26.8 million, or 12.78% of total adjusted assets, which is above the required level of $6.3 million or 3.0%; and total risk-based capital of $27.1 million, or 30.49% of risk-weighted assets, which is above the required level of $7.1 million, or 8.0% of risk-weighted assets.

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

IMPACT OF NEW ACCOUNTING STANDARDS

         In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts. Under the standard, entities

                               1999 ANNUAL REPORT
================================================================================


are required to carry all derivative instruments in the balance sheet at fair value. The accounting for the changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. The gain or loss due to changes in fair value is recognized in earnings or as other comprehensive income in the statement of stockholders' equity, depending on the type of instrument and whether or not it is considered a hedge. Statement No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In June 1999, the FASB issued Statement 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the effective date of Statement No. 133." This statement defers the adoption of Statement 133 to fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet determined the impact Statement 133 may have on its future financial condition or its results of operations.

YEAR 2000

         The "Year 2000 Problem" centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers could recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Company and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware, and equipment both within and outside the Company's direct control and with which the Company electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest, payments or due dates and other operating functions, may generate results which could be significantly misstated, and the Company could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

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

         The OTS, the Company's primary federal bank regulatory agency, along with the other federal bank regulatory agencies, has published substantive guidance on the Year 2000 Program and has included Year 2000 compliance as a substantive area of examination for both regularly

                               1999 ANNUAL REPORT
================================================================================


scheduled and special bank examinations. These publications, in addition to providing guidance as to examination criteria, have outlined requirements for creation and implementation of a compliance plan and target dates for testing and implementation of corrective action, as discussed below. As a result of the oversight by and authority vested in the federal bank regulatory agencies, a financial institution that does not become Year 2000 compliant could become subject to administrative remedies similar to those imposed on financial institutions otherwise found not to be operating in a safe and sound manner, including remedies available under prompt corrective action regulations.

         In order to address the Year 2000 issue and to minimize its potential adverse impact, management has implemented a process to identify areas that will be affected by the Year 2000 Problem, assess its potential impact on the operations of the Bank, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. A committee of senior officers and employees of the Company has been formed to evaluate the effects that the upcoming Year 2000 could have on the Bank and its operations. The Company's plan is divided into five phases: (1) Awareness Phase - define the problem, obtain executive level support, develop an overall strategy. This phase was completed in September 1997; (2) Assessment Phase - identify all systems and criticality. This phase was completed in December 1997; (3) Renovation Phase - program enhancements, hardware and software upgrades, system replacements, and vendor certifications. This phase was completed in September 1998; (4) Validation Phase - test and verify system changes and coordinate with outside parties. This phase was completed during the quarter ended June 30, 1999; and (5) Implementation Phase - components certified as Year 2000 compliant and moved to production. The phase was completed during the quarter ended June 30, 1999.

         Third party vendors provide the majority of software used by the Company. The Company has provided notice to its vendors concerning the Year 2000 situation. The Company's software vendors have provided upgraded or replacement software which is stated to be Year 2000 compliant. This has enabled the Company to devote substantial time to the testing of the upgraded systems prior to the arrival of the millennium. The Company also utilizes the service of a third party vendor to provide the software which is used to process and maintain most customer-related accounts. This vendor has provided the Company with a software version which has been stated to be Year 2000 compliant. Testing by the Company to verify compliance for its applications and usage was completed in October, 1998. The critical application software and hardware for the Company's in-house computer system has been tested both by the respective service providers and internally, and has been stated by the respective vendors to be Year 2000 compliant. The Company presently believes that due to the modifications to existing software and conversions to new software, the Year 2000 concerns, as it relates to systems and other operations utilized by the Company, will be negotiated without causing a material adverse impact on the operations of the Company. However, even with these modifications and conversions the Year 2000 Problem could have an adverse impact on the operations of the Company. Thus, the Company has also developed, and the Board of Directors has approved, a Remediation Contingency Plan to mitigate risks associated with the failure to successfully complete renovation, validation or implementation of any applications. After an application is implemented, the Company is allowed to drop the application from the Remediation

                               1999 ANNUAL REPORT
================================================================================


Contingency Plan. A second contingency plan, the Business Resumption Contingency Plan, is to mitigate the risks associated with the failure of applications at critical dates. The Business Resumption Contingency Plan has been developed and the Board of Directors has approved such plan. The Company will continue to closely monitor the progress of its Year 2000 compliance plan.

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

         Monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Company and the Bank. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Company's total Year 2000 project cost and estimates to complete, include the estimated costs and time associated with the impact of a third party's Year 2000 Problem, and are based on presently available information. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. Total direct costs incurred to date are approximately $31,000. The Company currently estimates that the direct costs should not exceed $50,000 and does not believe that such costs will have a material effect on the results of operations.

         The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

         There has been limited litigation filed against corporations regarding the Year 2000 Problem and such corporations' compliance efforts, and the law in this area will likely continue to develop well into the new millennium. Should the Company experience a Year 2000 failure, exposure of the Company could be significant and material, unless there is legislative action to limit such liability. Legislation has been introduced in several jurisdictions regarding the Year 2000 Problem. However, no assurance can be given that legislation will be enacted in jurisdictions where the Company does business that will have the effect of limiting any potential liability.

                               1999 ANNUAL REPORT
================================================================================

[Letterhead of KPMG LLP]












                          INDEPENDENT AUDITORS' REPORT



     The Board of Directors
     Big Foot Financial Corp.
     Long Grove, Illinois:


     We have audited the accompanying consolidated balance sheets of Big Foot Financial Corp. and subsidiary (the Company) as of June 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years ended June 30, 1999 and 1998, and the eleven-month period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Big Foot Financial Corp. and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for the years ended June 30, 1999 and 1998, and the eleven-month period ended June 30, 1997, in conformity with generally accepted accounting principles.


                                        /s/ KPMG LLP



     Chicago, Illinois
     August 2, 1999

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Balance Sheets

June 30, 1999 and 1998
--------------------------------------------------------------------------------------------------------

                    ASSETS                                                       1999           1998
                                                                            -------------  -------------
Cash and due from banks                                                    $   3,126,148      3,345,248
Interest-earning deposits                                                      7,501,314      9,800,686
Mortgage-backed securities held-to-maturity, at amortized
    cost (fair value of $28,055,319 at June 30, 1999
      and $46,560,298 at June 30, 1998) (note 2)                              28,567,158     46,729,303
Mortgage-backed securities available-for-sale, at fair value (note 2)         25,447,366     33,035,203
Investment in mutual funds and preferred stock, at fair value (note 2)         3,320,333      2,569,126
Loans receivable, net (note 3)                                               138,516,590    115,472,207
Accrued interest receivable (note 4)                                             979,010        968,659
Investment in real estate held for sale and development, net (note 14)           154,259        262,259
Stock in Federal Home Loan Bank of Chicago, at cost                            2,600,000      3,400,000
Office properties and equipment, net (note 5)                                  4,820,183      4,667,235
Prepaid expenses and other assets                                                460,421        354,359
                                                                            -------------  -------------
             Total assets                                                  $ 215,492,782    220,604,285
                                                                            =============  =============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Savings deposits (note 6):
    Interest-bearing                                                       $ 117,968,013    117,987,506
    Noninterest-bearing                                                        5,948,780      5,847,332
                                                                            -------------  -------------

             Total savings deposits                                          123,916,793    123,834,838

Borrowed money (note 7)                                                       52,000,000     53,000,000
Advance payments by borrowers for taxes and insurance                          1,866,489      1,773,720
Accrued interest payable and other liabilities                                 2,987,290      3,901,663
                                                                            -------------  -------------
             Total liabilities                                               180,770,572    182,510,221
                                                                            -------------  -------------

Stockholders' equity (note 12):
    Preferred stock, $.01 par value, 2,000,000 shares
      authorized; none issued or outstanding                                       --              --
    Common stock, $.01 par value, 8,000,000 shares
      authorized; 2,512,750 issued                                                25,128         25,128
    Treasury stock, at cost (241,801 shares at June 30, 1999)                 (3,259,062)          --
    Additional paid-in capital                                                24,463,104     24,224,171
    Retained earnings - substantially restricted                              16,866,409     16,048,531
    Common stock acquired by Employee Stock Option Plan                       (1,507,650)    (1,708,670)
    Common stock acquired by Recognition and Retention Plan                   (1,385,365)      (531,473)
    Accumulated other comprehensive income (loss)                               (480,354)        36,377
                                                                            -------------  -------------
             Total stockholders' equity                                       34,722,210     38,094,064
                                                                            -------------  -------------
             Total liabilities and stockholders' equity                    $ 215,492,782    220,604,285
                                                                            =============  =============


See accompanying notes to consolidated financial statements.

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Earnings

Years ended June 30, 1999 and 1998 and eleven months ended June 30, 1997
--------------------------------------------------------------------------------------------------------
                                                                                               ELEVEN
                                                                                               MONTHS
                                                                           YEARS ENDED         ENDED
                                                                             JUNE 30,          JUNE 30,
                                                                   ------------------------  -----------
                                                                        1999        1998        1997
                                                                   ------------  ----------  -----------
Interest income:
   Mortgage-backed securities held-to-maturity                     $ 2,114,813    2,518,316    2,447,395
   Mortgage-backed securities available-for-sale                     1,756,151    3,064,001    3,600,566
   Investment in mutual funds and preferred stock                      271,703      170,208       16,737
   Loans receivable                                                  9,055,558    7,838,745    5,954,201
   Interest-earning deposits                                           516,309      412,083      309,755
   Federal Home Loan Bank of Chicago stock                             190,236      170,806      138,067
                                                                   ------------  ----------  -----------
           Total interest income                                     13,904,770  14,174,159   12,466,721
                                                                   ------------  ----------  -----------

Interest expense:
   Savings deposits (note 6)                                         4,582,783    4,791,429    4,578,779
   Borrowed money                                                    2,951,948    2,941,217    2,541,792
                                                                   ------------  ----------  -----------

           Total interest expense                                    7,534,731    7,732,646    7,120,571
                                                                   ------------  ----------  -----------

           Net interest income before provision for loan losses      6,370,039    6,441,513    5,346,150
Provision for loan losses (note 3)                                      --           --           --
                                                                   ------------  ----------  -----------
           Net interest income after provision for loan losses       6,370,039    6,441,513    5,346,150
                                                                   ------------  ----------  -----------
Noninterest income:
   Gain on sale of securities available-for-sale                        --          469,752          314
   Service fees                                                        255,244      220,095      188,400
   Litigation settlements (note 14)                                     --           --           21,145
   Other                                                                28,918       34,097       71,750
                                                                   ------------  ----------  -----------
           Total noninterest income                                    284,162      723,944      281,609
                                                                   ------------  ----------  -----------

Noninterest expense:
   Compensation and benefits                                         2,936,718    2,934,805    2,277,996
   Office occupancy                                                  1,089,704    1,043,396      894,735
   Federal deposit insurance premiums                                   75,076       78,173    1,097,211
   Real estate held for sale and development                            48,910       43,355       56,826
   Provision for loss, investment in real estate held for
     sale and development                                              108,000       --           --
   Professional services                                               319,005      340,498      260,731
   Other                                                               787,057      833,250      708,185
                                                                   ------------  ----------  -----------

           Total noninterest expense                                 5,364,470    5,273,477    5,295,684
                                                                   ------------  ----------  -----------

           Income before income taxes                                1,289,731    1,891,980      332,075

Income tax expense (note 8)                                            471,853      711,913      112,400
                                                                   ------------  ----------  -----------

           Net income                                              $   817,878    1,180,067      219,675
                                                                   ============  ==========  ===========

Earnings per share:
   Basic                                                           $   0.37         0.50         0.27
   Diluted                                                             0.37         0.49         0.27
                                                                   ============  ==========  ===========

See accompanying notes to consolidated financial statements.

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years ended June 30, 1999 and 1998 and eleven months ended June 30, 1997

------------------------------------------------------------------------------------------------------------------------------------
                                                                                      COMMON      COMMON    ACCUMULATED
                                                             ADDITIONAL                STOCK       STOCK      OTHER
                             PREFERRED COMMON    TREASURY    PAID-IN     RETAINED    ACQUIRED    ACQUIRED  COMPREHENSIVE
                              STOCK    STOCK      STOCK      CAPITAL     EARNINGS    BY ESOP      BY RRP    INCOME (LOSS)   TOTAL
                              -----    -----      -----      -------     --------    -------      ------    -------------   -----
Balance at July 31, 1996      $   --      --        --          --      14,648,789      --          --      (1,069,302)  13,579,487

Comprehensive income:
 Net income                       --      --        --          --         219,675      --          --           --         219,675
 Other comprehensive income,
  net of tax:
   Unrealized holding gains
    on investment securities
    arising during period         --      --        --          --           --         --          --       1,023,826    1,023,826
   Less reclassification
    adjustment for gains
    included in net income        --      --        --          --           --         --          --            (207)        (207)
                                                                                                                         -----------
Total comprehensive income                                                                                                1,243,294

 Net proceeds from
  common stock issued             --    25,128      --     23,977,372        --    (2,010,200)      --           --      21,992,300
 Cost of ESOP shares
  released                        --      --        --          --           --       100,510       --           --         100,510
 Market adjustment for
  release of ESOP shares          --      --        --         61,562        --         --          --           --          61,562
                             --------- ------- ----------- ----------- ----------- ----------- ----------- ------------ -----------

Balance at June 30, 1997          --    25,128      --     24,038,934   14,868,464 (1,909,690)      --         (45,683)  36,977,153

Comprehensive income:
 Net income                       --      --        --          --       1,180,067      --          --           --       1,180,067
 Other comprehensive income,
  net of tax:
   Unrealized holding gains
    on investment securities
    arising during period         --      --        --          --         --           --          --         392,092      392,092
   Less reclassification
    adjustment for gains
    included in net income        --      --        --          --         --           --          --        (310,032)    (310,032)
                                                                                                                         -----------

Total comprehensive income                                                                                                1,262,127

 Purchase of RRP shares           --      --        --         (6,737)     --           --       (724,955)       --        (731,692)
 Amortization of awards of
  RRP shares                      --      --        --          --         --           --        193,482        --         193,482
 Cost of ESOP shares
  released                        --      --        --          --         --         201,020       --           --         201,020
 Market adjustment for
  release of ESOP shares          --      --        --        191,974      --           --          --           --         191,974
                             --------- ------- ----------- ----------- ----------- ----------- ----------- ------------ -----------

Balance at June 30, 1998          --    25,128      --     24,224,171   16,048,531 (1,708,670)   (531,473)      36,377   38,094,064

Comprehensive income:
 Net income                       --      --        --          --         817,878      --          --           --         817,878
 Other comprehensive income,
  net of tax:
   Unrealized holding loss
    on investment securities
    arising during period         --      --        --          --         --           --          --        (516,731)    (516,731)
                                                                                                                          ----------

Total comprehensive income                                                                                                  301,147

 Purchase of Treasury stock       --      --   (3,259,062)      --         --           --          --           --      (3,259,062)
 Purchase of RRP shares           --      --       --         195,100      --           --     (1,299,258)       --      (1,104,158)
 Amortization of award of
  RRP shares                      --      --       --         (38,210)     --           --        445,366        --         407,156
 Cost of ESOP shares
  released                        --      --       --           --         --      201,020          --           --         201,020
 Market adjustment for
  release of ESOP shares          --      --       --          82,043      --           --          --           --          82,043
                             --------- ------- ----------- ----------- ----------- ----------- ----------- ------------ -----------
Balance at June 30, 1999     $    --    25,128 (3,259,062) 24,463,104   16,866,409 (1,507,650) (1,385,365)    (480,354)  34,722,210
                             ========= ======= =========== =========== =========== =========== =========== ============ ===========


See accompanying notes to consolidated financial statements.

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended June 30, 1999 and 1998 and eleven months ended June 30, 1997

-----------------------------------------------------------------------------------------------------------------------
                                                                                                               ELEVEN
                                                                                                               MONTHS
                                                                                          YEAR ENDED           ENDED
                                                                                           JUNE 30,           JUNE 30,
                                                                                      1999         1998         1997
                                                                                  -----------    ---------   ----------
Cash flows from operating activities:
   Net income                                                                     $   817,878    1,180,067      219,675
   Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                                  450,888      407,469      351,159
       Deferred income tax benefit                                                    (77,066)     (29,391)     (18,660)
       Market adjustment for committed ESOP shares                                     82,043      191,974       61,562
       Cost of ESOP shares released                                                   201,020      201,020      100,510
       Amortization of award of RRP shares                                            445,366      193,482       --
       Gain on sale of securities available-for-sale                                   --         (469,752)        (314)
       Net amortization of deferred loan fees                                         (45,791)     (50,420)     (61,027)
       Net amortization of discounts and premiums                                     377,194      (32,114)     225,263
       Provision for investment in real estate held for sale and development          108,000       --           --
       (Increase) decrease in accrued interest receivable                             (10,351)      81,919      (87,069)
       (Increase) decrease in prepaid expenses and other assets                      (106,062)    (186,593)     221,125
       Increase (decrease) in accrued interest payable and other liabilities         (610,236)     160,547    1,052,358
                                                                                  -----------   ----------   ----------

           Net cash provided by operating activities                                1,632,883    1,648,208    2,064,582
                                                                                  -----------   ----------   ----------

Cash flows from investing activities:
   Net increase in loans receivable                                               (22,998,592) (21,797,951) (14,419,237)
   Purchases of mortgage-backed securities held-to-maturity                            --       (9,995,700) (10,207,310)
   Purchases of mortgage-backed securities available-for-sale                     (10,121,376)     --       (10,174,580)
   Purchases of investment in mutual funds and preferred stock                     (1,066,249)  (2,672,247)  (1,016,437)
   Principal repayments on mortgage-backed securities held-to-maturity             17,863,208   10,603,911    6,752,845
   Principal repayments on mortgage-backed securities available-for-sale           17,163,985   18,331,120    8,680,594
   Proceeds from sale of mortgage-backed securities available-for-sale                 --        9,383,638    1,018,602
   Proceeds from sale of investments in mutual funds and preferred stock               --        1,324,652       --
   Purchase of stock in Federal Home Loan Bank of Chicago                              --       (1,350,000)    (435,000)
   Proceeds from redemption of stock in Federal Home Loan Bank of Chicago             800,000      430,000       --
   Purchase of office properties and equipment, net                                  (603,835)    (338,040)    (286,816)
                                                                                  -----------   ----------   ----------

           Net cash provided by (used in) investing activities                      1,037,141    3,919,383  (20,087,339)
                                                                                  -----------   ----------   ----------

Cash flows from financing activities:
   Net increase (decrease) in savings deposits                                         81,955      854,021  (14,195,953)
   Net increase (decrease) in borrowed money                                       (1,000,000)   3,400,000    9,700,000
   Increase (decrease) in advance payments by borrowers for taxes and insurance        92,769      163,882     (190,378)
   Net proceeds of common stock issued                                                 --           --       21,992,300
   Purchase of treasury stock                                                      (3,259,062)      --           --
   Purchase of RRP shares                                                          (1,104,158)    (731,692)      --
                                                                                  -----------   ----------   ----------

           Net cash provided by (used in) financing activities                     (5,188,496)   3,686,211   17,305,969
                                                                                  -----------   ----------   ----------

           Net increase (decrease) in cash and cash equivalents                    (2,518,472)   9,253,802     (716,788)

Cash and cash equivalents at beginning of period                                   13,145,934    3,892,132    4,608,920
                                                                                  -----------   ----------   ----------

Cash and cash equivalents at end of period                                        $10,627,462   13,145,934    3,892,132
                                                                                  ===========   ==========   ==========

Supplemental disclosures of cash flow information -
   cash paid during the period for:
     Interest                                                                     $ 7,568,520    7,746,111    6,591,151
     Income taxes                                                                     550,000      866,000       71,000
                                                                                  ===========  ============  ==========

See accompanying notes to consolidated financial statements.

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



 (1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Big Foot Financial Corp. and subsidiary (the Company) prepares its financial statements on the basis of generally accepted accounting principles. The following is a description of the more significant of those policies which the Company follows in preparing and presenting its financial statements.

              REORGANIZATION TO A STOCK CORPORATION

              On May 21, 1996, the Board of Directors of Fairfield Savings Bank, F.S.B. (Savings Bank) adopted a plan of conversion (which was amended on September 17, 1996), pursuant to which the Savings Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of the Company. On December 19, 1996, the Company sold 2,512,750 shares of common stock at $10.00 per share in a subscription offering. Total net proceeds, after reflecting conversion expenses of approximately $1,125,000 and including the sale of common stock to the ESOP, were approximately $22,000,000 and are reflected as common stock and additional paid-in capital on the accompanying consolidated balance sheets. The Company utilized $12,001,250 of the net proceeds to acquire all of the issued and outstanding capital stock of the Savings Bank.

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

              In fiscal year 1997, the Savings Bank changed its fiscal year end from July 31 to June 30. The Company's and the Savings Bank's fiscal years 1999, 1998, and 1997 ended on June 30.

              PRINCIPLES OF CONSOLIDATION

              The consolidated financial statements include the accounts of Big Foot Financial Corp. and its wholly owned subsidiary, Fairfield Savings Bank, F.S.B. All significant intercompany balances have been eliminated in consolidation.



                                       30                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



              USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

              SEGMENT REPORTING

              In June 1997, the Financing Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 131 (Statement 131), "Disclosures about Segments of an Enterprise and Related Information." Statement 131 establishes standards for the way public business enterprises report information about products, services, geographic areas, and major customers of operating segments in annual and interim financial reports issued to shareholders. Operating segments are components of an enterprise that engage in business activities that generate revenue and incur expense and for which separate financial information is available and evaluated regularly by management in deciding how to allocate resources and in assessing performance. As the Company operates as a single business segment, management has determined the disclosure requirements under this statement do not apply to the Company.

              NEW ACCOUNTING STANDARDS

              In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the balance sheet at fair value. The accounting for the changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. The gain or loss due to changes in fair value is recognized in earnings or as other comprehensive income in the statement of stockholders' equity, depending on the type of instrument and whether or not it is considered a hedge. Statement No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In June 1999, the FASB issued Statement 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the effective date of Statement No. 133." This statement defers the adoption of Statement 133 to fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet determined the impact Statement 133 may have on its future financial condition or its results of operations.

              MORTGAGE-BACKED SECURITIES

              Mortgage-backed securities which the Company has the positive intent and ability to hold to maturity are carried at amortized cost. All other mortgage-backed securities are designated as available-for-sale and are carried at fair value. The difference between amortized cost and fair value of the available-for-sale portfolio is reflected as a separate component of accumulated other comprehensive income, net of related tax effects. Unearned premiums and discounts are amortized over the estimated life of the security using the interest method. Gains and losses on the sale of mortgage-backed securities are determined using the specific identification method.



                                       31                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



              INVESTMENT IN MUTUAL FUNDS AND PREFERRED STOCK

              Investment in mutual funds and preferred stock is designated as available-for-sale and is carried at fair value. The difference between amortized cost and fair value is reflected as a separate component of accumulated other comprehensive income, net of related tax effects. If a decrease in the market value of a security is expected to be other than temporary, then the security is written down to its fair value through a charge to income. Gains and losses on the sale of these investments are determined using the specific identification method.

              LOANS RECEIVABLE

              Loans receivable are stated at unpaid principal balances less deferred loan fees and the allowance for loan losses. The Company defers loan origination fees and certain direct costs associated with loan originations. Net deferred fees are amortized as yield adjustments over the contractual life of the related loans using the interest method.

              It is the policy of the Company to provide valuation allowances for estimated losses on loans when any significant and permanent decline in value is identified. Periodic reviews are made to identify potential problems. In addition to specific allowances, the Company maintains a general allowance for loan losses. Additions to the allowance for loan losses are charged to operations. Also, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments using information available to them at the time of their examination. In the opinion of management, the allowance for loan losses, when taken as a whole, is adequate to absorb foreseeable losses.

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




                                       32                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



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

              EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

              Compensation expense under the ESOP is equal to the fair value of common shares released or committed to be released annually to participants in the ESOP. Common stock purchased by the ESOP and not committed to be released to participants is included in the consolidated balance sheets at cost as a reduction of stockholders' equity.

              STOCK OPTION PLAN

              As allowed under FASB Statement 123, "Accounting for Stock-Based Compensation," the Company measures stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has included in Note 11 the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted since January 1, 1996, pursuant to Statement 123.

              EARNINGS PER SHARE

              Basic earnings per share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing income available to common stockholders by the weighted average number of common shares adjusted for the dilutive effect of outstanding stock options.

              Net income for earnings per share calculations for the eleven months ended June 30, 1997 consists of net income from December 19, 1996 (the initial public offering date) through June 30, 1997. ESOP shares are only considered outstanding for earnings per share calculations when they are committed to be released.



                                       33                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



              The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

                                                                            YEAR ENDED                   ELEVEN MONTHS
                                                                             JUNE 30,                    ENDED JUNE 30,
                                                               ---------------------------------- ----------------------
                                                                      1999            1998                    1997
                                                               ----------------  ---------------- ----------------------
              Basic:
                  Net income                                 $       817,878        1,180,067               638,078
                  Weighted average common
                    shares outstanding                             2,233,284        2,341,883             2,231,781
                                                               ----------------  ---------------- ----------------------

                         Basic earnings per share            $           .37              .50                   .27
                                                               ================  ================ ======================

              Diluted:
                  Net income                                 $       817,878        1,180,067               638,078
                  Weighted average common
                    shares outstanding                             2,233,284        2,341,883             2,231,781
                  Effect of dilutive stock options
                    outstanding                                          422           55,820                 7,791
                                                               ----------------  ---------------- ----------------------

                  Diluted weighted average
                    common shares outstanding                      2,233,706        2,397,703             2,329,572
                                                               ----------------  ---------------- ----------------------

                         Diluted earnings per
                            share                            $           .37              .49                   .27
                                                               ================  ================ ======================

              COMPREHENSIVE INCOME

              In June 1997, FASB Statement 130, "Reporting Comprehensive Income," was issued. Pursuant to this statement, the consolidated statements of stockholders' equity now include a new measure called "comprehensive income," which includes net income as well as certain items that are reported within a separate component of stockholders' equity that bypass net income. Currently, the Company's only component of other comprehensive income is the unrealized gains (losses) on securities available-for-sale.

              CASH AND CASH EQUIVALENTS

              For purposes of reporting cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents also include cash on hand and due from banks.

              RECLASSIFICATIONS

              Certain prior year amounts have been reclassified to conform to the 1999 financial statement presentation.



                                       34                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



 (2)    MORTGAGE-BACKED SECURITIES AND INVESTMENT IN MUTUAL FUNDS AND PREFERRED
        STOCK

        The amortized cost and estimated fair value of mortgage-backed securities and investment in mutual funds and preferred stock are summarized as follows:

                                                                               JUNE 30, 1999
                                                    --------------------------------------------------------------------
                                                                           GROSS            GROSS          ESTIMATED
                                                      AMORTIZED          UNREALIZED       UNREALIZED          FAIR
                       DESCRIPTION                       COST              GAINS            LOSSES           VALUE
        ---------------------------------------     ---------------    ---------------  ---------------  ---------------
        Held-to-maturity -
            Federal National Mortgage
               Association                        $    28,567,158            33,511         (545,350)       28,055,319
                                                    ===============    ===============  ===============  ===============

        Available-for-sale:
            Federal National Mortgage
               Association                        $    23,343,908            46,461         (415,935)       22,974,434
            Federal Home Loan Mortgage
               Corporation                              2,479,842            15,759          (22,669)        2,472,932
                                                    ---------------    ---------------  ---------------  ---------------

                  Total mortgage-backed
                      securities
                      available-for-sale               25,823,750            62,220         (438,604)       25,447,366
                                                    ---------------    ---------------  ---------------  ---------------

            Investment in mutual funds                    870,930                --         (198,373)          672,557
            Investment in preferred stock               2,800,000                --         (152,224)        2,647,776
                                                    ---------------    ---------------  ---------------  ---------------

                  Total investment in mutual
                     funds and preferred stock          3,670,930                --         (350,597)        3,320,333
                                                    ---------------    ---------------  ---------------  ---------------

                  Total securities
                     available-for-sale           $    29,494,680            62,220         (789,201)       28,767,699
                                                    ===============    ===============  ===============  ===============



                                       35                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



                                                                               JUNE 30, 1998
                                                    --------------------------------------------------------------------
                                                                           GROSS            GROSS          ESTIMATED
                                                      AMORTIZED          UNREALIZED       UNREALIZED          FAIR
                    DESCRIPTION                          COST              GAINS            LOSSES           VALUE
        ------------------------------------        ---------------    ---------------  ---------------  ---------------
        Held-to-maturity:
            Federal National Mortgage
               Association                        $    44,283,725           132,252         (328,669)       44,087,308
            Federal Home Loan Mortgage
               Corporation                              2,445,578            27,412               --         2,472,990
                                                    ---------------    ---------------  ---------------  ---------------

                  Total mortgage-backed
                     securities held-to-maturity  $    46,729,303           159,664         (328,669)       46,560,298
                                                    ===============    ===============  ===============  ===============

        Available-for-sale:
            Federal National Mortgage
               Association                        $    22,575,671           183,567          (66,027)       22,693,211
            Federal Home Loan Mortgage
               Corporation                             10,368,946            45,921          (72,875)       10,341,992
                                                    ---------------    ---------------  ---------------  ---------------

                  Total mortgage-backed
                      securities
                      available-for-sale               32,944,617           229,488         (138,902)       33,035,203
                                                    ---------------    ---------------  ---------------  ---------------

            Investment in mutual funds                    804,681                --          (28,311)          776,370
            Investment in preferred stock               1,800,000            15,256          (22,500)        1,792,756
                                                    ---------------    ---------------  ---------------  ---------------

                  Total investment in mutual
                      funds and preferred stock         2,604,681            15,256          (50,811)        2,569,126
                                                    ---------------    ---------------  ---------------  ---------------

                  Total securities
                      available-for-sale          $    35,549,298           244,744         (189,713)       35,604,329
                                                    ===============    ===============  ===============  ===============

        Proceeds from the sale of securities available-for-sale for the year ended June 30, 1998 and the eleven months ended June 30, 1997 were $10,708,290 and $1,018,602, respectively, with gross gains of $469,752 and $314, respectively. There were no sales of securities available-for-sale during the year ended June 30, 1999.

        Mortgage-backed securities with an amortized cost of approximately $1,100,000 and $2,631,000 have been pledged to secure certain savings deposits of local municipal agencies as of June 30, 1999 and 1998, respectively. Mortgage-backed securities with an amortized cost of approximately $2,985,000 and $4,565,000 have been pledged to secure Federal Home Loan Bank of Chicago (FHLB) advances as of June 30, 1999 and 1998, respectively.



                                       36                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



 (3)    LOANS RECEIVABLE

        Loans receivable are summarized as follows:

                                                                                                    JUNE 30,
                                                                                     -----------------------------------
                                                                                            1999               1998
                                                                                     ----------------  -----------------
        Real estate loans:
            One- to four-family residential                                        $    136,923,697       113,441,132
            Multifamily                                                                     609,625           741,169
            Commercial                                                                      592,572           833,386
            Land, construction, and development loans                                        58,155           117,972
            Home equity                                                                     597,177           821,300
                                                                                     ----------------  -----------------

                 Total real estate loans                                                138,781,226       115,954,959

        Consumer loans                                                                      316,166           143,841
                                                                                     ----------------  -----------------

                 Gross loans receivable                                                 139,097,392       116,098,800

        Less:
            Deferred loan fees                                                             (280,802)         (326,593)
            Allowance for loan losses                                                      (300,000)         (300,000)
                                                                                     ----------------  -----------------

                                                                                   $   138,516,590       115,472,207
                                                                                     ================  =================

        Activity in the allowance for loan losses is summarized as follows:

                                                                              YEAR ENDED                    ELEVEN
                                                                               JUNE 30,                     MONTHS
                                                                   ----------------------------------       ENDED
                                                                       1999               1998          JUNE 30, 1997
                                                                   --------------   -----------------   -------------
        Balance at beginning of period                           $      300,000           300,000            300,000
        Provision for loan losses                                            --                --                 --
        Charge-offs                                                          --                --                 --
                                                                   --------------   -----------------  -----------------

                 Balance at end of period                        $      300,000           300,000            300,000
                                                                   ==============   =================  =================




                                       37                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



        Loans receivable delinquent three months or more at June 30, are as follows:

                                                                                                        PERCENTAGE
                                                           NUMBER                                        OF GROSS
                                                             OF                                            LOANS
               YEAR                                         LOANS                 AMOUNT                RECEIVABLE
               ----                                    ----------------    ---------------------    --------------------
               1999                                          3          $         192,615                 .14%
               1998                                          3                    342,317                 .29
               1997                                          1                    199,112                 .21
                                                       ================    =====================    ====================

        The Company discontinues recognizing interest on loans 90 days and greater delinquent where collection of interest is doubtful. The reduction in interest income associated with loans 90 days and greater delinquent where collection of interest is doubtful was approximately $4,000, $-0-, and $10,000 for the years ended June 30, 1999 and 1998 and the eleven months ended June 30, 1997, respectively.

        No loans were identified as impaired by the Savings Bank at June 30, 1999, 1998, or 1997. Additionally, no loans were considered impaired during the years ended June 30, 1999 and 1998 or the eleven months ended June 30, 1997.

        The Company serviced loans for others with principal balances approximating $701,000, $1,170,000, and $1,757,000 at June 30, 1999,
        1998, and 1997, respectively. As part of the loan sale agreements to the Federal National Mortgage Association, the Company is required to repurchase loans which become contractually delinquent. The Company was not required to repurchase loans during the years ended June 30, 1999 and 1998, and the eleven months ended June 30, 1997.

        Real estate first mortgage loans aggregating approximately $4,264,000, $6,045,000, and $6,682,000 at June 30, 1999, 1998, and 1997,
        respectively, had interest rates which adjust based on the movement of various economic indices.

 (4)    ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable is summarized as follows:

                                                       JUNE 30,
                                             -----------------------------
                                                 1999           1998
                                             -------------  --------------

        Mortgage-backed securities         $     299,022        438,452
        Other investments                         56,621         43,265
        Loans receivable                         623,367        486,942
                                             -------------  --------------

                                           $     979,010        968,659
                                             =============  ==============



                                       38                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



 (5)    OFFICE PROPERTIES AND EQUIPMENT, NET

        A summary of office properties and equipment at cost, less accumulated depreciation and amortization, is as follows:

                                                                                                 JUNE 30,
                                                                                    ------------------------------------
                                                                                          1999               1998
                                                                                    -----------------  -----------------

        Land                                                                      $        930,845            930,845
        Buildings                                                                        6,280,745          6,114,643
        Furniture, fixtures, and equipment                                               5,184,056          4,758,544
                                                                                    -----------------  -----------------

                                                                                        12,395,646         11,804,032

        Less accumulated depreciation and amortization                                   7,575,463          7,136,797
                                                                                    -----------------  -----------------

                                                                                  $      4,820,183          4,667,235
                                                                                    =================  =================

        Depreciation and amortization expense was $450,888, $407,469, and $351,159 for the years ended June 30, 1999 and 1998 and the eleven months ended June 30, 1997, respectively.

 (6)    SAVINGS DEPOSITS

        Savings deposits are summarized as follows:

                                          STATED OR
                                      WEIGHTED AVERAGE                               JUNE 30,
                                        INTEREST RATE           --------------------------------------------------------
                                          JUNE 30,                     1999                           1998
                                   ------------------------ ----------------------------  ------------------------------
                                      1999        1998          AMOUNT        PERCENT        AMOUNT          PERCENT
                                   ----------- ------------ --------------- ------------  --------------  --------------
        Noninterest-bearing
            NOW accounts                 --%         --     $    5,948,780       4.8%     $    5,847,332        4.7%
        NOW accounts                   2.01        2.01         10,020,046       8.1           7,667,774        6.2
        Money market
            demand accounts            2.82        3.31         10,864,901       8.8          11,797,048        9.5
        Passbook accounts              2.50        2.50         39,357,636      31.7          38,837,530       31.4
                                   ----------- ------------ --------------- ------------  --------------  --------------

                                       2.25        2.36         66,191,363      53.4          64,149,684       51.8

        Certificate accounts           4.86        5.37         57,725,430      46.6          59,685,154       48.2
                                   ----------- ------------ --------------- ------------  --------------  --------------

                                       3.47%       3.81     $  123,916,793     100.0%     $  123,834,838      100.0%
                                   =========== ============ =============== ============  ==============  ==============



                                       39                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



                                                                                    JUNE 30,
                                                          --------------------------------------------------------------
                                                                      1999                            1998
                                                          ----------------------------   -------------------------------
                                                              AMOUNT         PERCENT         AMOUNT          PERCENT
                                                          ---------------  ------------  ---------------  --------------
        Contractual maturity of certificate accounts:
               Under 12 months                            $  14,171,928        24.6%     $ 12,962,502          21.7%
               12 to 36 months                               39,814,853        69.0        42,343,204          71.0
               Over 36 months                                 3,738,649         6.4         4,379,448           7.3
                                                          ---------------  ------------  ---------------  --------------

                                                          $  57,725,430       100.0%     $ 59,685,154         100.0%
                                                          ===============  ============  ===============  ==============

        The aggregate amount of certificate accounts with a balance of $100,000 or greater was approximately $6,979,000 and $6,419,000 at June 30, 1999 and 1998, respectively.

        Interest expense on savings deposits is summarized as follows for the periods indicated:

                                                                                                            ELEVEN
                                                                               YEAR ENDED                   MONTHS
                                                                                JUNE 30,                    ENDED
                                                                    --------------------------------   -----------------
                                                                         1999              1998         JUNE 30, 1997
                                                                    ---------------   ---------------  -----------------

        NOW accounts                                                $    167,258            144,808           132,568
        Money market demand accounts                                     339,728            381,935           365,685
        Passbook accounts                                                969,329            976,986           922,897
        Certificate accounts                                           3,106,468          3,287,700         3,157,629
                                                                    ---------------   ---------------  -----------------

                                                                    $  4,582,783          4,791,429         4,578,779
                                                                    ===============   ===============  =================



                                       40                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



 (7)    BORROWED MONEY

        Borrowed money is summarized as follows :

                                                                                                     AMOUNT
                                                                 INTEREST RATE AT                OUTSTANDING AT
                                                                     JUNE 30,                       JUNE 30,
                                                               --------------------           --------------------
                                             DUE DATE          1999            1998           1999            1998
                                             --------          ----            ----           ----            ----
        Advances from the FHLB:
                                           07/26/1998             --%           5.63      $          --       1,000,000
                                           07/19/1999           6.64            6.64          1,000,000       1,000,000
                                           02/21/2000           6.08            6.08          7,000,000       7,000,000
                                           08/08/2002           5.40            5.40          9,000,000       9,000,000
                                           10/30/2000           6.02            6.02         10,000,000      10,000,000
                                           06/19/2008           5.44            5.44          7,000,000       7,000,000
                                           06/19/2008           5.19            5.19          8,000,000       8,000,000
                                           06/19/2008           5.44            5.44          5,000,000       5,000,000
                                           06/19/2008           5.19            5.19          5,000,000       5,000,000
                                                           --------------  -------------  --------------  --------------

                                                                                          $  52,000,000      53,000,000
                                                                                          ==============  ==============

        Weighted average
            interest rate                                       5.59%           5.59%
                                                           ==============  =============

        Certain advances are callable by the FHLB as follows: $9,000,000 in advances due in 2002 are callable quarterly beginning August 1998; $13,000,000 in advances due in 2008 are callable quarterly beginning June, 2001; $12,000,000 in advances due in 2008 have a one time call date of June 19, 2003. The Company also has available an open line of credit with the FHLB which has a floating rate of interest. There were no borrowings under the line of credit at June 30, 1999 or 1998.

        The Company has a collateral pledge agreement whereby the Company has agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, residential first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding advances from the FHLB. At June 30, 1999 and 1998, all stock in the FHLB and mortgage-backed securities with an amortized cost of approximately $2,985,000 and $4,565,000 were pledged to secure FHLB advances as of June 30, 1999 and 1998, respectively.



                                       41                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



 (8)    INCOME TAXES

        Income tax expense is summarized as follows:

                                                                                                            ELEVEN
                                                                              YEAR ENDED                    MONTHS
                                                                               JUNE 30,                     ENDED
                                                                   ----------------------------------  -----------------
                                                                       1999               1998          JUNE 30, 1997
                                                                   --------------   -----------------  -----------------
        Current:

            Federal                                              $    548,919             741,304            110,746
            State                                                          --                  --             20,314
                                                                   --------------   -----------------  -----------------

                                                                      548,919             741,304            131,060
                                                                   --------------   -----------------  -----------------

        Deferred:
            Federal                                                   (77,066)            (29,391)           (18,660)
            State                                                          --                  --                 --
                                                                   --------------   -----------------  -----------------

                                                                      (77,066)            (29,391)           (18,660)
                                                                   --------------   -----------------  -----------------

                   Total income tax expense                      $    471,853             711,913            112,400
                                                                   ==============   =================  =================

        The reasons for the difference between the effective income tax rate and the corporate Federal income tax rate of 34% are as follows:

                                                                              YEAR ENDED                    ELEVEN
                                                                               JUNE 30,                     MONTHS
                                                                       -----------------------              ENDED
                                                                       1999               1998          JUNE 30, 1997
                                                                       ----               ----          -------------
        Federal income tax rate of 34%                                  34.0%             34.0               34.0
        Other                                                            2.6               3.6               (0.2)
                                                                   --------------   -----------------  -----------------

                   Effective income tax rate                            36.6%             37.6               33.8
                                                                   ==============   =================  =================



                                       42                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1999 and 1998 are presented below:

                                                                                          1999               1998
                                                                                    -----------------  -----------------
        Deferred tax assets:
            Allowance for loan losses                                              $       102,000            116,216
            Deferred loss on sales of real estate                                           98,938            120,251
            Capitalized interest                                                            15,831             18,037
            State net operating loss carryforwards                                         270,302            448,025
            Unrealized loss on securities available-for-sale                               246,627                 --
            Depreciation                                                                    10,258                 --
                                                                                    -----------------  -----------------

                                                                                           743,956            702,529
        Less valuation allowance                                                           270,302            410,245
                                                                                    -----------------  -----------------

                   Total deferred tax assets, net of valuation allowance                   473,654            292,284
                                                                                    -----------------  -----------------

        Deferred tax liabilities:
            Unrealized gain on securities available-for-sale                                   --              18,654
            Depreciation                                                                       --              24,238
            Excess of tax bad debt reserve over base year amount                           141,414            193,348
            Federal Home Loan Bank stock dividends not
               currently taxable                                                            95,136            108,396
            Deferred loan fees                                                             161,498            208,065
            Other                                                                            4,323             10,647
                                                                                    -----------------  -----------------

                   Total gross deferred tax liabilities                                    402,371            563,348
                                                                                    -----------------  -----------------

                   Net deferred tax asset (liability)                              $        71,283           (271,064)
                                                                                    =================  =================

        The Company has Illinois net operating loss carryforwards in the amount of $5,704,000 at June 30, 1999, which expire in varying amounts through July 31, 2015.

        The valuation allowance for deferred tax assets was $270,302 and $410,245 as of June 30, 1999 and 1998, respectively, resulting in a decrease of $139,943 for the year ended June 30, 1999. The valuation allowance relates to state net operating loss carryforwards and certain deductible temporary differences which may not generate future state tax benefits. The reduction in the valuation allowance is primarily due to the utilization of state net operating loss carryforwards in the current year.

        Retained earnings at June 30, 1999 and 1998 include $6,149,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current Federal and state corporate income tax rates.



                                       43                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



 (9)    OFFICER, DIRECTOR, AND EMPLOYEE BENEFIT PLANS

              EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

              In conjunction with the Savings Bank's conversion, the Company formed an ESOP. The ESOP covers substantially all employees that are age 21 or over and with at least 1,000 hours of service. The ESOP borrowed $2,010,200 from the Company and purchased 201,020 common shares issued in the conversion. The Savings Bank intends to make discretionary contributions to the ESOP sufficient to service the requirements of the loan over a period of ten years. During the years ended June 30, 1999 and 1998, and the eleven months ended June 30, 1997, 20,102, 20,102 and 10,051 shares were allocated, respectively. ESOP expense recognized for the years ended June 30, 1999 and 1998 and the eleven months ended June 30, 1997 was $283,063, $392,994, and $162,072, respectively.

              RECOGNITION AND RETENTION PLAN (RRP)

              On December 22, 1997, the Company adopted an RRP and 4%, or 100,510 shares, of the common stock issued in the Company's initial public offering were granted to eligible directors and certain key officers of the Company. Shares vest as follows: 10% on June 30, 1998; 20% on June 30, 1999, 2000, 2001, and 2002; and
              10% on January 1, 2003. Compensation expense relating to the above shares totaled $1,934,818, the fair value of the shares on the date of grant, and is being recognized as the participants vest in those shares.

              In February 1999, an additional 3,149 RRP shares were granted, of which 335 shares were vested at June 30, 1999. In addition, 804 shares will vest at June 30, 2000, 2001, and 2002, respectively, and 402 shares will vest at June 30, 2003. Compensation expense relating to the additional RRP shares totaled $40,347, the fair value of the shares on the date of grant, and is being recognized as the shares vest.

              During the years ended June 30, 1999 and 1998, 23,248 and 10,051 RRP shares vested, respectively, and for the years ended June 30, 1999 and 1998, the Company recorded RRP compensation expense of $445,366 and $193,482, respectively.

              During the years ended June 30, 1999 and 1998, 69,269 and 37,660 shares of the Company's common stock were purchased by the RRP in the open market at weighted average prices of $15.94 and $19.43 per share, respectively. The aggregate purchase price of all unvested shares acquired by the RRP is reflected as a reduction of stockholders' equity as deferred compensation.

              PENSION PLAN

              The Savings Bank has a qualified noncontributory pension plan covering employees over 21 years of age working more than 1,000 hours per year.



                                       44                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



        In February 1998, FASB Statement 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," was issued, and is effective for fiscal years beginning after December 31, 1997. The statement revised the required disclosures for pensions and other post retirement plans but does not change the measurement or recognition of such plans. The following tables set forth the plan's funded status and net periodic benefit cost for the years ended June 30, as per the disclosure requirements of Statement 132:

                                                                                          1999               1998
                                                                                     ----------------   ----------------
        Change in benefit obligation:
            Projected benefit obligation at beginning of year                      $        885,468            740,070
            Projected benefit obligation actuarial loss                                      83,612             51,571
            Service cost                                                                     62,369             44,829
            Interest cost                                                                    77,204             52,172
            Benefits paid                                                                    (7,323)            (3,174)
            Change in discount rate as of June 30, 1999                                      99,598                 --
                                                                                     ----------------   ----------------

                   Projected benefit obligation at end of year                     $      1,200,928            885,468
                                                                                     ================   ================

        Change in plan assets:
            Fair value of plan assets at beginning of year                         $      1,133,347            872,809
            Actual return on plan assets                                                     20,150            187,899
            Employer contribution                                                            34,209             75,813
            Benefits paid                                                                    (7,323)            (3,174)
                                                                                     ----------------   ----------------

                   Fair value of plan assets at end of year                        $      1,180,383          1,133,347
                                                                                     ================   ================

        Accrued pension cost:
            Funded status                                                          $        (20,545)           247,879
            Unrecognized net actuarial loss/(gain)                                          141,881           (114,057)
            Unrecognized prior service cost                                                      --                 --
            Unrecognized net asset                                                          (62,356)           (79,441)
                                                                                     ----------------   ----------------

                   Accrued pension cost                                            $         58,980             54,381
                                                                                     ================   ================

        Weighted-average assumptions as of April 30:
            Discount rate                                                                  6.75%              7.50%
            Expected return on plan assets                                                 8.00%              8.00%
            Rate of compensation increase                                            Varies by age      Varies by age
                                                                                     ================   ================



                                       45                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



                                                                            YEAR ENDED               ELEVEN MONTHS ENDED
                                                                             JUNE 30,                     JUNE 30,
                                                                ----------------------------------- --------------------
                                                                      1999              1998                1997
                                                                ------------------ ---------------- --------------------
        Components of net periodic benefit cost:
            Service cost                                      $         62,369             44,829           42,000
            Interest cost                                               77,204             52,172           44,996
            Expected return on plan assets                             (92,878)           (60,971)         (17,695)
            Amortization of unrecognized
               transition cost                                         (17,085)           (14,238)         115,046
                                                                ------------------ ---------------- --------------------

            Net periodic benefit cost                         $         29,610             21,792           25,347
                                                                ================== ================ ====================


        The Company also has a contributory profit-sharing and savings plan covering substantially all full-time employees. The Company makes matching contributions to the plan equal to a percentage of each participant's contribution for the plan year. For the years ended June 30, 1999 and 1998 and the eleven months ended June 30, 1997, the Company made contributions of $17,850, $16,803, and $13,995, respectively. Prior to the formation of the ESOP, the Company also made profit-sharing contributions to the plan equal to a percentage of each participant's compensation for the plan year. Profit-sharing expense was approximately $50,000 for the eleven months ended June 30, 1997. There was no contribution or expense for the years ended June 30, 1999 or 1998.

(10)    MANAGEMENT BONUS PROGRAM

        The Savings Bank has an annual Management Bonus Program for Senior Management Officers. The individual amounts to be awarded under the annual bonus program are based on the Savings Bank attaining a minimum return on average assets for that year. No accrual was made for the annual bonus at June 30, 1999, 1998, or 1997, as the minimum benchmarks established were not achieved.

(11)    STOCK OPTION PLAN

        On June 24, 1997, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. Stock options initially granted under the Plan vest at a rate of 20% per year beginning on the first anniversary date of the grant. During the year ended June 30, 1999, an additional 6,868 shares were granted and 838 vested. Remaining shares vest as follows: 2,010 shares at June 24, 2000, 2001, and 2002, respectively. The exercise price of shares granted is equal to the fair value of the common stock at the date of grant. The option term cannot exceed ten years from the date of grant.



                                       46                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



        The per share weighted average fair value of stock options granted during 1999 and 1997 was $7.59 and $3.40, respectively, on the date of grant using the Black Scholes option pricing model. The following weighted average assumptions were used for grants issued in 1999 and 1997, respectively: an expected dividend yield of 0.0% and 2.6%, expected volatility of 23.96% and 6.98%, risk-free interest rate of 5.39% and 6.63%, and an expected life of 8.2 and 8.8 years. There were no stock options granted during the year ended June 30, 1998.

        Under FASB Statement 123, the Company is required to disclose pro forma net income and earnings per share as if compensation expense relative to the fair value of options granted had been included in earnings. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                    YEAR ENDED JUNE 30,               ELEVEN MONTHS
                                                          ----------------------------------------    ENDED JUNE 30,
                                                                 1999                1998                  1997
                                                          ------------------- -------------------- ---------------------
        Net income:
            As reported                                $       817,878             1,180,067             219,675
            Pro forma                                          700,011             1,067,295             218,132

        Earnings per share:
            Basic:
               As reported                                       .37                  .50                  .27
               Pro forma                                         .31                  .46                  .27
            Diluted:
               As reported                                       .37                  .49                  .27
               Pro forma                                         .31                  .45                  .27
                                                          =================== ==================== =====================



                                       47                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



        A summary of the status of the Company's stock option transactions under the Plan for the periods ended June 30 is presented below:

                                               YEAR ENDED                    YEAR ENDED              ELEVEN MONTHS ENDED
                                             JUNE 30, 1999                  JUNE 30, 1998               JUNE 30, 1997
                                     ------------------------------- ------------------------------ -------------------------
                                                        WEIGHTED                     WEIGHTED                    WEIGHTED
                                                        AVERAGE                       AVERAGE                     AVERAGE
                                                        EXERCISE                     EXERCISE                    EXERCISE
                  OPTIONS                SHARES          PRICE          SHARES         PRICE        SHARES         PRICE
        ------------------------         ------          -----          ------         -----        ------         -----
        Outstanding at beginning
            of period                    251,275    $     15.63           251,275 $    15.63               -- $        --
        Granted                            6,868          12.81               --            --        251,275       15.63
        Exercised                             --           --                 --            --             --          --
                                     --------------- --------------- ------------- ---------------- ---------- --------------

        Outstanding at end of
            period                       258,143          15.55           251,275      15.63          251,275       15.63
                                     --------------- --------------- ------------- ---------------- ---------- --------------

        Exercisable at year end          107,373          15.55            50,255      15.63               --          --
                                     --------------- --------------- ------------- ---------------- ---------- --------------

        Weighted average grant
            date fair value of
            options granted during
            the period                              $      5.62                   $       --                  $      3.40
                                                     ===============               ==============              ==============

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



                                       48                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



        Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to adjusted total assets and of tangible capital to adjusted total assets. As of June 30, 1999 and 1998, the most recent notification from the OTS categorized the Savings Bank as well-capitalized under the regulatory framework. There are no conditions or events since the most recent notification that management believes would affect the Savings Bank's category.

        The following table summarizes the Company's and the Savings Bank's actual capital and the Savings Bank's required capital at June 30, 1999 and 1998 (dollars in thousands):

                                                                            JUNE 30, 1999
                                                --------------------------------------------------------------------
                                                                                                      TO BE WELL-
                                                                             FOR CAPITAL              CAPITALIZED
                                                                              ADEQUACY               UNDER PROMPT
                                                      ACTUAL                  PURPOSES             CORRECTIVE ACTION
                                                ------------------       ------------------       ------------------
                                                AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT       RATIO
                                                ------       -----       ------       -----       ------       -----
        Total risk-based capital (to risk-
          weighted assets):
             Consolidated                    $  35,502        38.11%         N/A       N/A           N/A         N/A
             Fairfield Savings Bank, FSB        27,098        30.49   $    7,110      8.00%    $   8,888       10.00%
                                              ============ =========== ============ =========== =========== ============

        Tier 1 capital (to risk-weighted
          assets):
             Consolidated                       35,202       37.78           N/A       N/A           N/A         N/A
             Fairfield Savings Bank, FSB        26,798       30.15           N/A       N/A         5,333        6.00
                                              ============ =========== ============ =========== =========== ============

        Tier 1 capital (to adjusted total
          assets):
             Consolidated                       35,202       16.28           N/A       N/A           N/A         N/A
             Fairfield Savings Bank, FSB        26,798       12.78         6,290      3.00        10,483        5.00
                                              ============ =========== ============ =========== =========== ============

        Tangible capital (to adjusted
          total assets):
             Consolidated                       35,202       16.28           N/A       N/A           N/A         N/A
             Fairfield Savings Bank, FSB        26,798       12.78         3,145      1.50           N/A         N/A
                                              ============ =========== ============ =========== =========== ============



                                       49                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



                                                                            JUNE 30, 1998
                                                --------------------------------------------------------------------
                                                                                                      TO BE WELL-
                                                                             FOR CAPITAL              CAPITALIZED
                                                                              ADEQUACY               UNDER PROMPT
                                                      ACTUAL                  PURPOSES             CORRECTIVE ACTION
                                                ------------------       ------------------       ------------------
                                                AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT       RATIO
                                                ------       -----       ------       -----       ------       -----
        Total risk-based capital (to risk-
          weighted assets):
             Consolidated                    $  38,358       44.21%          N/A       N/A           N/A         N/A
             Fairfield Savings Bank, FSB        26,188       31.76    $    6,597      8.00%    $   8,246       10.00%
                                              ============ =========== ============ =========== =========== ============

        Tier 1 capital (to risk-weighted assets:
             Consolidated                       38,058       43.87           N/A       N/A           N/A         N/A
             Fairfield Savings Bank, FSB        25,888       31.39           N/A       N/A         4,498        6.00
                                              ============ =========== ============ =========== =========== ============

        Tier 1 capital (to adjusted total assets):
             Consolidated                       38,058       17.26           N/A       N/A           N/A         N/A
             Fairfield Savings Bank, FSB        25,888       12.30         6,316      3.00        10,532        5.00
                                              ============ =========== ============ =========== =========== ============

        Tangible capital (to adjusted total assets):
             Consolidated                       38,058       17.26           N/A       N/A           N/A         N/A
             Fairfield Savings Bank, FSB        25,888       12.30         3,158      1.50           N/A         N/A
                                              ============ =========== ============ =========== =========== ============

(13)    CREDIT CONCENTRATION AND FINANCIAL INSTRUMENTS
        WITH OFF-BALANCE SHEET RISK

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments are commitments to originate loans and involve credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        Commitments to originate fixed and variable rate mortgage loans at June 30, 1999 were approximately $2,577,000 and $236,000, respectively, at rates ranging between 6.325% and 9.750%. Commitments to fund available home equity lines of credit of approximately $394,000 at June 30, 1999 represent amounts which the Company has committed to fund if requested by the borrower within the normal commitment period. The Company evaluates each customer's creditworthiness prior to extension of credit, as it does for loans recorded on the consolidated balance sheet.

        The majority of the Company's loans are secured by residential real estate in the Chicago metropolitan area. Management believes the Company has a diversified loan portfolio, and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.



                                       50                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



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

        In July 1999, the Company sold its remaining parcel of real estate held for sale and development in Olympia Fields by means of an auction. The cost basis of the property at June 30, 1999, was $262,259; the sale price, net of selling costs, was approximately $154,000 resulting in a loss of approximately $108,000. A loss accrual was recorded by the Company in the quarter ended June 30, 1999 for this amount.

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



                                       51                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



(16)    FAIR VALUES OF FINANCIAL INSTRUMENTS

        FASB Statement 107, "Disclosure about Fair Value of Financial Instruments" requires the disclosure of estimated fair values of all asset, liability, and off-balance sheet financial instruments. Statement 107 defines fair value as the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments:

                                                                              JUNE 30,
                                                 ---------------------------------------------------------------------
                                                             1999                                  1998
                                                 ---------------------------------  ----------------------------------
                                                  CARRYING          ESTIMATED           CARRYING          ESTIMATED
                                                   AMOUNT           FAIR VALUE           AMOUNT           FAIR VALUE
                                                   ------           ----------           ------           ----------
        Financial assets:
            Cash and due from banks         $       3,126,148          3,126,148          3,345,248          3,345,248
            Interest-bearing deposits               7,501,314          7,501,314          9,800,686          9,800,686
            Mortgage-backed securities             54,014,524         53,502,685         79,764,506         79,595,501
            Investment in mutual funds
               and preferred stock                  3,320,333          3,320,333          2,569,126          2,569,126
            Loans receivable, net                 138,516,590        135,168,878        115,472,207        115,947,700
            Accrued interest receivable               979,010            979,010            968,659            968,659
            Federal Home Loan Bank
               of Chicago stock                     2,600,000          2,600,000          3,400,000          3,400,000
                                              -----------------  -----------------  -----------------  -----------------

               Total financial assets       $     210,057,919        206,198,368        215,320,432        215,626,920
                                              =================  =================  =================  =================

                                                                              JUNE 30,
                                              --------------------------------------------------------------------------
                                                             1999                                  1998
                                              ------------------------------------  ------------------------------------
                                                  CARRYING          ESTIMATED           CARRYING          ESTIMATED
                                                   AMOUNT           FAIR VALUE           AMOUNT           FAIR VALUE
                                                   ------           ----------           ------           ----------
        Financial liabilities:
            Nonmaturing savings
               deposits                     $      66,191,363         66,191,363         64,149,684         64,149,684
            Savings deposits with
               stated maturities                   57,725,430         57,830,527         59,685,154         59,724,794
            Borrowed money                         52,000,000         51,168,795         53,000,000         53,109,319
            Accrued interest payable                  856,283            856,283            890,072            890,072
                                              -----------------  -----------------  -----------------  -----------------

               Total financial liabilities  $     176,773,076        176,046,968        177,724,910        177,873,869
                                              =================  =================  =================  =================



                                       52                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



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

              LOANS RECEIVABLE, NET

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



                                       53                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



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

              LIMITATIONS

              The fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

              In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage origination operation, deferred taxes, and property, plant, and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.



                                       54                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



(17)    OTHER COMPREHENSIVE INCOME

        The components of other comprehensive income as well as the related tax (expense) benefit are summarized below:

                                                                       BEFORE             INCOME            AFTER
                                                                         TAX               TAX               TAX
                                                                   ----------------   ---------------  -----------------
        Year ended June 30, 1999:
            Unrealized holding losses on investment
              securities                                         $    (782,012)             265,281         (516,731)
            Reclassification adjustments for losses
              included in net income                                        --                   --               --
                                                                   ----------------   ---------------  -----------------

                                                                 $    (782,012)             265,281         (516,731)
                                                                   ================   ===============  =================

        Year ended June 30, 1998:
            Unrealized holding gains on investment
              securities                                         $     594,079             (201,987)         392,092
            Reclassification adjustments for gains
              included in net income                                  (469,752)             159,720         (310,032)
                                                                   ----------------   ---------------  -----------------

                                                                 $     124,327              (42,267)          82,060
                                                                   ================   ===============  =================

        Eleven months ended June 30, 1997:
            Unrealized holding gains on investment
              securities                                         $   1,551,173             (527,347)       1,023,826
            Reclassification adjustments for gains
              included in net income                                      (314)                 107             (207)
                                                                   ----------------   ---------------  -----------------

                                                                 $   1,550,859             (527,240)       1,023,619
                                                                   ================   ===============  =================



                                       55                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



(18)    CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

        The following condensed statements of financial condition as of June 30, 1999 and 1998 and statements of earnings and cash flows for the years ended June 30, 1999 and 1998, and for the period from December 19, 1996 (date of commencement of operations) to June 30, 1997 for Big Foot Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

                                                                                                 June 30,
                                                                                    ------------------------------------
                        Statements of Financial Condition                                 1999               1998
                                                                                    -----------------  -----------------
        Assets:
            Cash and cash equivalents                                             $        598,737          2,257,262
            Mortgage-backed securities available-for-sale                                2,559,480          5,236,247
            Investment in mutual funds and preferred stock                               3,320,333          2,569,126
            Equity investment in the Savings Bank                                       26,577,302         25,967,935
            Receivable from the Savings Bank                                                    --            193,482
            ESOP loan receivable from the Savings Bank                                   1,507,650          1,708,670
            Accrued interest receivable                                                     30,133             35,473
            Investment in real estate held for sale and development                        154,259            262,259
            Other assets                                                                    39,960                 --
                                                                                    -----------------  -----------------
                 Total assets                                                     $     34,787,854         38,230,454
                                                                                    =================  =================
        Liabilities - other liabilities                                           $         65,644            136,390
                                                                                    -----------------  -----------------
        Stockholders' equity:
            Common stock                                                                    25,128             25,128
            Treasury stock, at cost                                                     (3,259,062)                --
            Additional paid-in capital                                                  24,463,104         25,224,171
            Retained earnings                                                           16,866,409         16,048,531
            Common stock acquired by ESOP                                               (1,507,650)        (1,708,670)
            Common stock acquired by RRP                                                (1,385,365)          (531,473)
            Accumulated other comprehensive income (loss)                                 (480,354)            36,377
                                                                                    -----------------  -----------------
                 Total stockholders' equity                                             34,722,210         38,094,064
                                                                                    -----------------  -----------------
                 Total liabilities and stockholders' equity                       $     34,787,854         38,230,454
                                                                                    =================  =================

                                                                                                         PERIOD FROM
                                                                                                        DECEMBER 19,
                                                                            YEARS ENDED JUNE 30,      1996 TO JUNE 30,
                                                                            --------------------      ----------------
                        STATEMENTS OF EARNINGS                               1999          1998             1997
                                                                         ------------- -------------- ------------------
        Equity in undistributed earnings of the Savings Bank           $    627,217       660,478             32,364
        Interest income                                                     680,079       872,547            429,754
        Interest expense                                                         --            --             (5,804)
        Noninterest income                                                       --       240,649                313
        Noninterest expense                                                (377,378)     (331,794)          (140,352)
                                                                         ------------- -------------- ------------------
                 Income before income taxes                                 929,918     1,441,880            316,275
        Income tax expense                                                  112,040       261,813             96,600
                                                                         ------------- -------------- ------------------
                 Net income                                            $    817,878     1,180,067            219,675
                                                                         ============= ============== ==================



                                       56                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



                                                                                                         PERIOD FROM
                                                                                                        DECEMBER 19,
                                                                            YEARS ENDED JUNE 30,      1996 TO JUNE 30,
                                                                         ---------------------------- ------------------
                          STATEMENTS OF CASH FLOWS                           1999          1998             1997
                          ------------------------                       ------------- -------------- ------------------
        Operating activities:
            Net income                                                 $    817,878     1,180,067            219,675
            Equity in undistributed earnings of the Savings Bank           (910,280)   (1,053,470)          (194,436)
            Market adjustment for committed ESOP shares                      82,043       191,974             61,562
            Cost of ESOP shares released                                    201,020       201,020            100,510
            Amortization of award of RRP shares                             445,366       193,482                 --
            Amortization of premiums                                         24,708        24,708             10,295
            Provision for loss on real estate held for sale and
               development                                                  108,000            --                 --
            Gain on sale of investment securities available-for-sale             --      (240,649)                --
            Decrease (increase) in other assets                             153,522      (229,859)          (262,259)
            Decrease (increase) in accrued interest receivable                5,340       102,939           (138,412)
            Increase (decrease) in other liabilities                          1,325       (17,616)           213,011
                                                                         ------------- -------------- ------------------

            Net cash provided by operating activities                       928,922       352,596              9,946
                                                                         ------------- -------------- ------------------

        Investing activities:
            Net decrease in ESOP loan receivable                       $    201,020       301,530                 --
            Purchase of capital stock of the Savings Bank                        --            --         (9,991,050)
            Origination of ESOP loan receivable                                  --            --         (2,010,200)
            Purchase of mortgage-backed securities
               available-for-sale                                                --            --        (10,174,580)
            Principal repayments on mortgage-backed
               securities available-for-sale                              2,641,002     3,384,764            469,078
            Proceeds from sales of mortgage-backed
               securities available-for-sale                                     --             --          1,018,602
            Sale of investment in mutual funds and preferred stock               --      1,324,652                 --
            Purchase of investment in mutual funds and
               preferred stock                                           (1,066,249)   (2,672,247)        (1,016,437)
                                                                         ------------- -------------- ------------------

        Net cash provided by investing activities                         1,775,773     2,338,699        (21,704,587)
                                                                         ------------- -------------- ------------------

        Financing activities:
            Purchase of treasury stock                                   (3,259,062)           --                 --
            Purchase of RRP stock                                        (1,104,158)     (731,692)        21,992,300
                                                                         ------------- -------------- ------------------

        Net cash used in financing activities                            (4,363,220)     (731,692)        21,992,300
                                                                         ------------- -------------- ------------------

        Net increase (decrease) in cash and cash equivalents             (1,658,525)    1,959,603            297,659
        Cash and cash equivalents at beginning of period                  2,257,262       297,659                 --
                                                                         ------------- -------------- ------------------

        Cash and cash equivalents at end of period                     $    598,737     2,257,262            297,659
                                                                         ============= ============== ==================



                                       57                            (Continued)

                               1999 ANNUAL REPORT

================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1999, 1998, and 1997
--------------------------------------------------------------------------------



(19)    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the years ended June 30, 1999 and 1998:

                                                                1999                                1998
                                                 ----------------------------------- -----------------------------------
                                                  1ST      2ND      3RD      4TH      1ST      2ND      3RD      4TH
                                                  QTR.     QTR.     QTR.     QTR.     QTR.     QTR.     QTR.     QTR.
                                                  ----     ----     ----     ----     ----     ----     ----     ----
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
        Interest income                        $  3,562     3,554    3,408   3,381    3,568    3,687     3,447   3,472
        Interest expense                          1,950     1,928    1,835   1,822    1,967    2,006     1,898   1,861
                                                 -------- -------- -------- -------- -------- -------- -------- --------

        Net interest income before
            provision for loan losses             1,612     1,626    1,537   1,559    1,601    1,681     1,549   1,611
        Provision for loan losses                    --        --       --      --       --       --        --      --
                                                 -------- -------- -------- -------- -------- -------- -------- --------

        Net interest income after
            provision for loan losses             1,612     1,626    1,573   1,559    1,601    1,681     1,549   1,611
        Noninterest income                           69        73       68      74       68      297        57     302
        Noninterest expense                       1,285     1,465    1,293   1,321    1,314    1,325     1,330   1,303
                                                 -------- -------- -------- -------- -------- -------- -------- --------

        Income before income taxes                  396       234      348     312      355      653       276     610
        Income tax expense                          145        93      126     108      123      200        98     293
                                                 -------- -------- -------- -------- -------- -------- -------- --------

               Net income                      $    251       141      222     204      232      453       178     317
                                                 ======== ======== ======== ======== ======== ======== ======== ========

        EPS:
            Basic                              $     .11       .0      .10      .10     .10      .20      .08      .14
            Diluted                                  .11       .0      .10      .10     .10      .19      .07      .13
                                                 ======== ======== ======== ======== ======== ======== ======== ========

        Cash dividends declared per share
                                               $     --       --       --       --        --      --        --       --
                                                 ======== ======== ======== ======== ======== ======== ======== ========

                               1999 ANNUAL REPORT

================================================================================

                             STOCKHOLDER INFORMATION

CORPORATE OFFICE

MAILING ADDRESS:
1190 RFD
Long Grove, IL  60047

Located At:
Route 83 and Old McHenry Road
Long Grove, IL  60047

ANNUAL MEETING
The Annual Meeting of Stockholders will be held on October 19, 1999 at 2:00 p.m. at the Holiday Inn Mundelein, located at 510 East Route 83, Mundelein, Illinois 60060.

ANNUAL REPORT ON FORM 10-K
A copy of Big Foot Financial Corp.'s Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained without charge upon written request to Timothy L. McCue, Big Foot Financial Corp., 1190 RFD, Long Grove, Illinois 60047, or by calling (847) 634-2100 or via the internet at: www.edgar-online.com.

LOCAL COUNSEL
Vedder Price, Kaufman & Kammholz
222 North LaSalle Street
Chicago, Illinois  60601

SPECIAL COUNSEL
Thacher Proffitt & Wood
Two World Trade Center
New York, New York 10048

1700 Pennsylvania Avenue,  N.W.
Washington, D.C. 20006

REGISTRAR/TRANSFER AGENT (1)
Harris Trust and Savings Bank
311 West Monroe
P.O. Box A3504
Chicago, Illinois 60690
(312) 360-5354

(1) Communications regarding change of address, transfer of stock, and lost certificates should be sent directly to the Harris Trust.

ACCOUNTANTS
KPMG LLP
Peat Marwick Plaza
303 East Wacker Drive
Chicago, Illinois 60601

STOCK LISTING
Big Foot Financial Corporation's common stock is traded over the counter and is listed on the Nasdaq National Market System of the Nasdaq Stock Market under the symbol "BFFC." At June 30, 1999, there were 2,270,949 shares of Big Foot Financial Corp. common stock issued and outstanding and there were approximately 408 holders of record. The price range of the common stock for the past two fiscal years was as follows:

QUARTER ENDED             HIGH      LOW     DIVIDENDS
 September 30, 1997       17.875    16.000      N/A
 December 31, 1997        21.500    17.750      N/A
 March 31, 1998           23.938    20.125      N/A
 June 30, 1998            21.875    17.313      N/A
 September 30, 1998       18.500    12.750      N/A
 December 31, 1998        15.000    13.250      N/A
 March 31, 1999           14.250    12.313      N/A
 June 30, 1999            15.313    12.125      N/A


The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. High, low, and closing prices and daily trading volume are reported in most major newspapers.

The Company declared its first cash dividend of $.05 per share payable on September 15, 1999, to stockholders of record on August 31, 1999. The Board of Directors considers the payment of cash dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices, and other factors. The Company's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, Fairfield Savings Bank, F.S.B. which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements. See Note 15 of the Notes to the Consolidated Financial Statements for information regarding limitations of the Bank's ability to pay dividends to the Company.

MARKET MAKERS (PARTIAL LIST)
ABN AMRO
Friedman Billings Ramsey & Company
Robert W. Baird & Company, Inc.
Capital Resources, Inc.
Herzog, Heine, Geduld, Inc.