Form 10-K, Exhibit 13
period 2000-06-30
BIG FOOT FINANCIAL CORP
filed 2000-09-28
CIK 1022807

2000 ANNUAL REPORT
================================================================================

                               TO OUR STOCKHOLDERS

         The Company's primary business activity consists of the ownership of Fairfield Savings Bank, F.S.B. (the "Bank"). The Bank had a core and a tangible capital ratio of 10.28% and 12.78% at June 30, 2000 and 1999, respectively. The decrease in bank capital ratios from prior years is due to a dividend paid to Big Foot Financial Corp. (the "Company"), which was primarily used to repurchase its common stock.

         The Board of Directors of Big Foot Financial Corp. declared a cash dividend on its common stock of five cents ($0.05) per share in each quarter of the fiscal year ended June 30, 2000. The Board will consider the payment of additional dividends in succeeding quarterly periods, based on earnings, financial conditions and other factors.

         The Company continues to pursue a stock repurchase program. During fiscal year 2000, the Company repurchased 525,281 shares of common stock. Total common stock repurchased since the inception of the repurchase programs amounted to 767,082 shares, or over 30% of the total 2,512,750 common shares issued in the Company's initial public offering. The repurchase program has helped increase our book value from $15.29 per share at June 30, 1999 to $16.40 per share at June 30, 2000, an increase of $1.11, or approximately 7.3%. Additional repurchases will be made from time to time at the discretion of management.

         Total assets as of June 30, 2000 were $215.7 million, an increase of $0.2 million from the prior year-end. There has been a continuing moderately strong loan demand in the Bank's market area. Loan originations in the current fiscal year were $32.5 million, compared to $44.1 million in the prior fiscal year. At fiscal year-end, the Bank held one property classified as foreclosed real estate, and non-performing assets were 0.15% of total assets, a ratio well below industry averages. A detailed summary of the financial results appears in the Management's Discussion and Analysis section of this Report.

         During fiscal year 2000, the Bank began developing a fully interactive, transactional website. The website (www.fairfieldbank.com) will allow our customers access to their account information, as well as transfer funds between accounts and open new savings or loan accounts. It is anticipated that this website will be fully functional by late fall 2000.

         The Proxy Statement includes a shareholder proposal, which Management opposes. Refer to the Proxy Statement on page 20 for details.

         Fairfield Savings Bank will continue to focus on meeting the financial service and loan needs of its valued customers. And, Big Foot Financial will do its best to meet the expectations of its owners, the Big Foot stockholders.

Sincerely,



/s/ George M. Briody
-------------------------------------
George M. Briody
President and Chief Executive Officer
Big Foot Financial Corp.
Fairfield Savings Bank, F.S.B.

                               2000 ANNUAL REPORT
================================================================================


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         Big Foot Financial Corp. (the "Company"), an Illinois corporation, is the holding company for Fairfield Savings Bank, F.S.B. (the "Bank"), a federally chartered stock savings bank. On December 19, 1996 the Company issued and sold 2,512,750 shares of its common stock, $.01 par value, at a price of $10.00 per share in a subscription offering, with net proceeds totaling $22.0 million.

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

         The Board of Directors of the Company approved the repurchase of shares of the Company's outstanding common stock. The shares of common stock available for repurchase under the current repurchase program, together with shares of common stock previously repurchased, totals approximately 34.5% of the total shares issued by the Company in the initial public offering. Additional repurchases will be made from time to time through privately negotiated transactions, odd-lot purchases and open-market transactions at the discretion of management. At June 30, 2000, 767,082 shares had been repurchased under all of the repurchase programs at an average cost of $12.47 per share and 99,017 shares remain to be repurchased under the current authorization. Management continues to believe that stock repurchase programs are an effective capital management tool and provide enhanced value to both the Company and its stockholders.

         The Company repurchased up to an additional 4% of its shares of common stock, or 100,510 shares, for the Company's 1997 Recognition and Retention Plan ("RRP"). On February 23, 1999, the Company amended the RRP in connection with the authorization and granting of a restricted stock award of 3,149 shares to a new director. The Company, as of June 30, 2000, had repurchased 110,245 common shares for the RRP.

                               2000 ANNUAL REPORT
================================================================================



MANAGEMENT STRATEGY

         HOME LENDING AND ASSET QUALITY. The Bank's strategy has been to maintain its focus as a traditional consumer oriented financial intermediary serving the markets in which its offices are located.

         The Bank has emphasized, and intends to continue to emphasize, the origination of one- to four-family residential mortgage loans in its lending area, which is defined generally as Cook, Du Page and Lake Counties in Illinois. At June 30, 2000, one- to four-family residential mortgage loans totaled $153.8 million or 98.8% of gross loans, of which $149.9 million or approximately 96.3% of gross loans, are at fixed rates of interest. Approximately 1.2% of gross loans consisted of multifamily mortgage loans, land, construction and development loans, home equity and other loans. For the 2000 fiscal year, the Bank originated $32.5 million of loans. The Bank also invests in mortgage-backed securities. The Bank's holdings of mortgage-backed securities totaled $37.4 million at June 30, 2000, representing 17.3% of total assets.

         The Bank pays particular attention to both the value estimates applied to the collateral securing loans, as well as to the creditworthiness of its prospective borrowers and employs rigorous underwriting standards to minimize risk of loss. As a result of this strategy, historically the Bank has had minimal loss experience in its lending operations. The Bank's ratio of non-performing loans to total loans at year-end ranged from 0.14% to 0.29% for the last five fiscal years and was 0.16% at June 30, 2000. The ratio of non-performing assets to total assets ranged from 0.06% to 0.16% for the last five fiscal years and was 0.15% at June 30, 2000. The Bank's ratio of allowance for loan losses to non-performing loans ranged from 87.72% to 254.24% for the last five fiscal years and was 120.48% at June 30, 2000.

         SAVINGS DEPOSITS AND BORROWED MONEY. The Bank's savings deposits are derived principally from its primary market area. The Bank's strategy has been to maintain a high level of stable savings deposits by providing quality service to its customers without significantly increasing its cost of funds. The Bank's low-cost deposit base, consisting of passbook accounts, noninterest bearing demand accounts, NOW accounts and money market demand accounts, totaled $63.7 million or 55.2% of total savings deposits and had a weighted average effective rate of 2.30% at June 30, 2000. For the past three years, these accounts have consistently accounted for more than 51.0% of total savings deposits and had a weighted average effective rate of not more than 2.36% throughout this period. At June 30, 2000, money market demand accounts totaled $10.8 million or 9.3% of total savings deposits and had a weighted average effective rate of 3.24%. The Bank has consistently maintained an overall cost of funds lower than the National Median Cost of Funds Rate as determined by the OTS. At June 30, 2000, the Bank's cost of savings deposits was 3.55% and its cost of funds (including FHLB borrowings) was 4.48%, or 40 basis points below the National Median Cost of Funds Rate. The Bank has not and does not intend to use brokered deposits as a source of funds.

         MANAGEMENT OF INTEREST RATE RISK. The Bank's business strategy also seeks to reduce the Bank's vulnerability to increases in interest rates. Pursuant to this strategy, the Bank, (i) emphasizes the origination of mortgage loans with terms of 15-years, instead of 30-year terms, (ii) seeks to attract and maintain passbook accounts, which are considered by management to be

                               2000 ANNUAL REPORT
================================================================================


more resistant to increases in interest rates, and (iii) purchases mortgage-backed securities primarily with maturities of five to fifteen years.

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

         To the extent consistent with its interest rate spread objectives and market conditions, the Bank attempts to manage its interest rate risk and has taken several steps in this regard. First, a majority of the Bank's mortgage-backed and investment securities acquisitions since 1993 have been securities having a balloon maturity of five or seven years. At June 30, 2000, the Company had $37.4 million in mortgage-backed securities, approximately $21.3 million of which mature within ten years. The Bank's available-for-sale securities portfolio is carried at fair value. Any sale of such securities may result in a gain or loss to the Bank to the extent the market value at the time of sale exceeds or is less than the amortized cost.

         Second, a significant portion of the Bank's deposits are passbook accounts, which are considered by management to be somewhat more resistant to interest rate changes than most other types of accounts. At June 30, 2000, the Bank had $37.4 million in passbook accounts. Finally, although the Bank makes minimal adjustable rate loans due to competitive factors, the Bank's fixed rate lending program emphasizes loans with terms of 15 years or less. At June 30, 2000, the Bank had $47.7 million or over 30.0% of total loans with remaining terms of 16 years or less.

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

                               2000 ANNUAL REPORT
================================================================================


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

         Presented below, as of June 30, 2000, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 300 basis points in 100 point increments. The NPV is prepared for the Bank by the OTS as of the end of each calendar quarter. The regulatory focus of Asset and Liability Management allows institutions to perform an in-house estimate of risk as the basis for measuring risk-based capital. The Bank has demonstrated through its past pricing action that passbook accounts function as relatively fixed rate deposits, and as such, the passbook accounts are not rate sensitive deposits. Based upon the Bank's historical experience of its passbook accounts, the Bank calculates the Core Deposit Intangible value for those accounts. This calculation is substituted for the OTS calculations and then a new set of ratios is computed. The Bank's asset and liability structure results in a decrease in NPV in a rising interest rate scenario. During periods of rising interest rates, the value of monetary assets declines more rapidly than the value of monetary liabilities rises. Conversely, during periods of falling interest rates, the value of monetary assets rises more rapidly than the value of monetary liabilities declines. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward interest rate movement).

                                                                         NPV AS % OF ECONOMIC
 CHANGE IN INTEREST                 NET PORTFOLIO VALUE                    VALUE OF ASSETS
RATE IN BASIS POINTS                -------------------                 -----------------------
    (RATE SHOCKS)       AMOUNT          $ CHANGE           % CHANGE     NPV RATIO      CHANGE
---------------------  -------          --------           --------     ---------     ---------
                                     ($ in thousands)
        300            $12,098          $(14,339)            (54.2)%       6.16 %      $(623)
        200             17,697            (8,740)            (33.1)        8.71         (367)
        100             22,126            (4,311)            (16.3)       10.62         (176)
  Static (1)            26,437                 -               -          12.38            -
       (100)            29,699             3,262              12.3        13.64          126
       (200)            29,787             3,350              12.7        13.61          123
       (300)            29,149             2,712              10.3        13.29           91

----------------------------
(1) Based on the economic value of the Bank's assets assuming no change in interest rates.


         As noted above, the market value of the Bank's net assets would be anticipated to decline in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $8.7 million or 33.1%. The level of interest rate risk in the NPV table set forth above at June 30, 2000 is within the Bank's current guidelines for acceptable interest rate risk.

         In the event that interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause changes to the NPV significantly different than indicated above.

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

                               2000 ANNUAL REPORT
================================================================================


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

                               2000 ANNUAL REPORT
================================================================================


                                                                                       FOR THE YEAR ENDED
                                                     AT JUNE 30, 2000                    JUNE 30, 2000
                                                ------------------------    -------------------------------------
                                                             WEIGHTED
                                                             AVERAGE          AVERAGE                   AVERAGE
                                                  BALANCE      RATE (1)       BALANCE      INTEREST    YIELD/COST
                                                -----------  -----------    ---------    ----------    ----------
                                                                    (Dollars in thousands)
ASSETS
   Interest-earning assets:
     Mortgage-backed securities                 $   37,363     6.66 %       $   45,526   $    2,675        5.88 %
     Loans receivable (2)                          155,487     7.04            146,418       10,270        7.01
     Investment securities (3)                       7,511     6.92              3,833          271        7.07
     Interest-earnings deposits                      3,429     5.91              4,635          242        5.22
     Stock in FHLB-Chicago                           3,300     6.75              2,808          198        7.05
                                                ----------  -------         ----------   ----------     -------
        Total interest-earning assets              207,090     6.94 %          203,220       13,656        6.72 %
                                                ----------  -------         ----------   ----------     -------

     Allowance for loan losses                        (300)                       (300)
     Noninterest-earning assets                      8,884                       9,302
                                                ----------                  ----------
        Total assets                            $  215,674                  $  212,222
                                                ==========                  ==========

LIABILITIES & STOCKHOLDERS' EQUITY:
   Interest-bearing liabilities:
     NOW accounts                               $    8,944     2.01 %       $    8,834   $      177        2.00 %
     Money market demand accounts                   10,752     3.24             11,068          347        3.14
     Passbook/statement savings accounts            37,447     2.50             37,757          944        2.50
     Certificates of deposit                        51,759     5.09             55,668        2,769        4.97
     Borrowed money                                 66,000     6.10             55,846        3,207        5.74
                                                ----------  -------         ----------   ----------     -------
       Total interest-bearing liabilities          174,902     4.65            169,173        7,444        4.40
                                                ----------  -------         ----------   ----------     -------

     Noninterest-bearing NOW accounts                6,592                       6,213
     Other noninterest-bearing liabilities           5,568                       4,739
                                                ----------                  ----------
        Total liabilities                          187,062                     180,125
                                                ----------                  ----------

     Stockholders' equity                           28,612                      32,097
                                                ----------                  ----------
        Total liabilities and stockholders'
         equity                                 $  215,674                  $  212,222
                                                ==========                  ==========

     Net interest income                                                                 $    6,212
                                                                                         ==========
     Average interest rate spread (4)                          2.29 %                                      2.32 %
                                                            =======                                     =======
     Net interest margin (5)                                                                               3.06 %
                                                                                                        =======
     Net interest earning assets                $   32,188                  $   34,047
                                                ==========                  ==========
     Ratio of interest-earning assets to
        interest-bearing liabilities                118.40 %                    120.13 %
                                                ==========                  ==========

(NOTES ON FOLLOWING PAGE)

                               2000 ANNUAL REPORT
================================================================================


                                                      FOR THE YEAR ENDED                 FOR THE YEAR ENDED
                                                        JUNE 30, 1999                       JUNE 30, 1998
                                            ----------------------------------     -------------------------------
                                                                       AVERAGE                             AVERAGE
                                             AVERAGE                   YIELD/      AVERAGE                  YIELD/
                                              BALANCE      INTEREST      COST       BALANCE     INTEREST     COST
                                              -------      --------      ----       -------     --------     ----
                                                                      (Dollars in thousands)
ASSETS
    Interest-earning assets:
      Mortgage-backed securities            $   66,241    $  3,871       5.84 %   $   91,196  $   5,582      6.12 %
      Loans receivable (2)                     125,523       9,056       7.21        102,733      7,839      7.63
      Investment securities (3)                  3,246         272       8.38          1,786        170      9.52
      Interest-earnings deposits                10,274         516       5.02          7,264        412      5.67
      Stock in FHLB-Chicago                      2,908         190       6.53          2,565        171      6.67
                                            ----------    --------    -------     ----------  ---------    ------
         Total interest-earning assets         208,192      13,905       6.68 %   $  205,544  $  14,174      6.90 %
                                            ----------    --------     ------     ----------  ---------    -------

      Allowance for loan losses                   (300)                                 (300)
      Noninterest-earning assets                 9,645                                 9,123
                                            ----------                            ----------
         Total assets                       $  217,537                            $  214,367
                                            ==========                            ==========

LIABILITIES & STOCKHOLDERS' EQUITY:
    Interest-bearing liabilities:
      NOW accounts                          $    8,322    $    167       2.01 %   $    7,158  $     145      2.03 %
      Money market demand accounts              11,587         341       2.94         11,957        382      3.19
      Passbook/statement savings accounts       38,764         969       2.50         39,046        977      2.50
      Certificates of deposit                   59,413       3,106       5.23         59,931      3,287      5.48
      Borrowed funds                            52,077       2,952       5.67         48,469      2,941      6.07
                                            ----------    --------    -------     ----------  ---------   -------
        Total interest-bearing liabilities  $  170,163    $  7,535       4.43 %   $  166,561  $   7,732      4.64 %
                                            ----------    --------    -------     ----------  ---------   -------

      Noninterest-bearing NOW accounts           5,837                                 4,962
      Other noninterest-bearing liabilities      5,424                                 5,003
                                            ----------                            ----------
         Total liabilities                  $  181,424                            $  176,526
                                            ----------                            ----------

      Stockholders' equity                      36,113                                37,841
                                            ----------                            ----------
         Total liabilities and stockholders'
          equity                            $  217,537                            $  214,367
                                            ==========                            ==========

      Net interest income                                 $  6,370                            $   6,442
                                                          ========                            =========

      Average interest rate spread (4)                                   2.25 %                             2.26 %
                                                                      =======                             ======
      Net interest margin (5)                                            3.06 %                             3.13 %
                                                                      =======                             ======
      Net interest earning assets           $   38,029                            $   38,983
                                            ==========                            ==========
      Ratio of interest-earning assets to
         interest-bearing liabilities           122.35  %                             123.40 %
                                            ==========                            ==========

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

                               2000 ANNUAL REPORT
================================================================================


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


                                                  YEAR ENDED                          YEAR ENDED
                                                 JUNE 30, 2000                       JUNE 30, 1999
                                            COMPARED TO YEAR ENDED               COMPARED TO YEAR ENDED
                                                 JUNE 30, 1999                       JUNE 30, 1998
                                      --------------------------------   ---------------------------------
                                              INCREASE/(DECREASE)                 INCREASE/(DECREASE)
                                                    DUE TO                              DUE TO
                                      --------------------------------   ---------------------------------
                                       VOLUME        RATE        NET      VOLUME        RATE        NET
                                      -------     --------   ---------   --------    ---------  ----------
INTEREST-EARNING ASSETS
   Mortgage-backed securities         $(1,222)    $     26   $  (1,196)  $ (1,466)   $    (245) $   (1,711)
   Loans receivable                     1,471         (257)      1,214      1,618         (401)      1,217
   Investment securities (1)               45           46          (1)       119          (17)        102
   Interest-earning deposits             (294)          20        (274)       143          (39)        104
   Stock in FHLB of Chicago                (7)          15           8         23           (4)         19
                                      -------     --------   ---------   --------    ---------  ----------
Total                                 $    (7)    $   (242)  $    (249)  $    437    $    (706) $     (269)
                                      =======     ========   =========   ========    =========  ==========

INTEREST-BEARING LIABILITIES
   NOW accounts                       $    11     $     (1)  $      10   $     23    $      (1) $       22
   Money market demand accounts           (16)          22           6        (12)         (29)        (41)
   Passbook/statement savings accounts    (25)           -         (25)        (8)           -          (8)
   Certificates of deposit               (189)        (148)       (337)       (28)        (153)       (181)
   Borrowed money                         218           37         255         96          (85)         11
                                      -------     --------   ---------   --------    ---------  ----------
     Total                            $    (1)    $    (90)  $     (91)  $     71    $    (268) $     (197)
                                      =======     ========   =========   ========    =========  ==========

Net change in net interest income     $    (6)    $   (152)  $    (158)  $    366    $    (438) $      (72)
                                      ========    ========   =========   ========    =========  ==========

-----------------------------------
(1) Includes investment in mutual funds and preferred stock.


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2000 AND JUNE 30, 1999

         Total assets increased $0.2 million from $215.5 million at June 30, 1999 to $215.7 million at June 30, 2000. The components of the Company's asset base also changed from June 30, 1999 to June 30, 2000. Mortgage-backed securities ("MBS") (including both held-to-maturity and available-for-sale portfolios) decreased $16.6 million from $54.0 million at June 30, 1999 to $37.4 million at June 30, 2000. This decrease is primarily due to $15.9 million in principal repayments. An increase of $16.7 million in loans receivable from $138.5 million at June 30, 1999 to $155.2 million at June 30, 2000, was the result of loan originations of $32.5 million which exceeded the $16.3 million of loan repayments. Interest earning deposits decreased $4.1 million from $7.5 million at June 30, 1999 to $3.4 million at June 30, 2000.

                               2000 ANNUAL REPORT
================================================================================



         Investments in mutual funds and preferred stock are recorded on the balance sheet at fair value and were $7.5 million and $3.3 million at June 30, 2000 and 1999, respectively. This increase reflects the purchases of grade corporate preferred stocks of $4.4 million during the fiscal year ended June 30, 2000. The net unrealized gain or loss in this portfolio is included as a component of accumulated other comprehensive income (loss). See Note 2, to the Consolidated Financial Statements, for further information.

         The Company, in July 1999, sold its remaining parcel of real estate held for development in Olympia Fields by means of an auction. The cost basis of the property at June 30, 1999, was $262,000; the sale price, net of selling costs, was approximately $154,000 resulting in a loss of approximately $108,000. A loss accrual was recorded by the Company in the quarter ended June 30, 1999 for this amount.

         The allowance for loan losses at June 30, 2000 and 1999 was $300,000. Management believes that the allowance for loan losses is adequate to cover any known losses, and losses inherent in the loan portfolio. While management estimates loan losses using the best available information, no assurance can be made that future additions to the allowance will not be necessary. The ratio of the allowance for loan losses to total loans was 0.19% and 0.22% at June 30, 2000 and 1999, respectively. At June 30, 2000 and 1999, the ratio of the allowance for loan losses to non-performing loans was 120.48% and 155.44%, respectively. The Bank had two non-performing loans totaling approximately $249,000 at June 30, 2000 and three non-performing loans totaling approximately $193,000 at June 30, 1999. The Bank had one property held in foreclosed real estate at June 30, 2000, which amounted to $78,000. There were no loan chargeoffs during the fiscal years June 30, 2000 and 1999.

         Savings deposits decreased $8.4 million from June 30, 1999 to June 30, 2000; during this time, borrowed funds increased by $14.0 million. Noninterest-bearing NOW accounts increased $643,000. The increase in noninterest-bearing NOW accounts was partially caused by the increases in Government Entity deposits, which balances fluctuate during the year.

         Stockholders' equity at June 30, 2000 was $28.6 million or $6.1 million less than at June 30, 1999. This decline is due to the Company's repurchase of 525,281 treasury shares at a cost of $6.3 million, and the payment of a $0.05 per share quarterly cash dividend in each quarter this fiscal year. Accumulated other comprehensive loss was $903,000 and $480,000 at June 30, 2000 and 1999 respectively, representing the decline in the market value of the securities held in the available-for-sale portfolio.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 2000 AND 1999

         GENERAL. For the year ended June 30, 2000, net income was $459,000 or $0.24 basic and diluted earnings per share, compared to $818,000 or $0.37 basic and diluted earnings per share for the year ended June 30, 1999.

         INTEREST INCOME. Interest income was $13.7 million for the year ended June 30, 2000, compared to $13.9 million for the year ended June 30, 1999. The average balance of interest earning assets decreased $5.0 million from $208.2 million for the year ended June 30, 1999 to

                               2000 ANNUAL REPORT
================================================================================


$203.2 million for the year ended June 30, 2000. Generally, yields earned on new mortgage loan originations were higher than rates earned on MBS repayments, as a result the average yield on the Bank's interest-earning assets increased four basis points from 6.68% for the year ended June 30, 1999 to 6.72% for the year ended June 30, 2000.

         INTEREST EXPENSE. Interest expense decreased $91,000 and was $7.4 million for the year ended June 30, 2000. This decrease was due primarily to a lower cost of funds. The average rate paid on interest-bearing liabilities decreased three basis points from 4.43% for the year ended June 30, 1999 to 4.40% for the year ended June 30, 2000. The average balance of interest-bearing liabilities decreased $1.0 million to $169.2 million for the year ended June 30, 2000 from $170.2 million for the year ended June 30, 1999.

         NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses decreased $158,000 and was $6.2 million for the year ended June 30, 2000. The average interest rate spread was 2.32% for the year ended June 30, 2000 and 2.25% in 1999. Net interest margin was unchanged at 3.06% for the years ended June 30, 2000 and 1999.

         PROVISION FOR LOAN LOSSES. There was no provision for loan losses for the years ended June 30, 2000 and 1999.

         NONINTEREST INCOME. Noninterest income was $303,000 for the year ended June 30, 2000 compared to $284,000 for the year ended June 30, 1999.

         NONINTEREST EXPENSE, Noninterest expense increased $519,000 from $5.4 million for the fiscal year ended June 30, 1999 to $5.9 million for the fiscal year ended June 30, 2000. Compensation and benefits expense increased $179,000 to $3.1 million for the fiscal year ended June 30, 2000.

         Approximately $75,000 of the compensation expense increase is attributable to discontinuation of a deferred compensation program, which resulted in an additional, one time expense of 5% of covered employees' salary. The change was necessary to maintain fairness and equity in treating employees. Compensation expense also increased due to normal salary increases.

         Pension expense for the year ended June 30, 2000 was approximately $90,000 greater than the preceding year, primarily because pension expense in the preceding year was reduced due to a change in estimated pension liability.

         The loss on the July 1999 sale of Olympia Fields property was provided for by the Company in the quarter ended June 30, 1999, through the establishment of a loss accrual of $108,000.

         Professional services expense increased $578,000 to $897,000 for the year ended June 30, 2000. The bulk of this expenditure was an expected increased outlay made for final preparation to bring to trial a suit for damages pertaining to a real estate development known as The Trails of Olympia Fields. This trial, which was scheduled for May 2000, was summarily

                               2000 ANNUAL REPORT
================================================================================



postponed by the trial judge in order to deal with the issue of punitive damages. A new trial date has not yet been set.

         At the same time, the Company's attorneys became aware of what the Company and its counsel believe is material evidence that implicates not only the defendants, but also one of their attorneys in alleged misconduct in the defense of their case. As a result, additional depositions were necessitated. Also, the Bank's co-plaintiff went through a bankruptcy without disclosing this suit as an asset. The co-plaintiff's bankruptcy case has since been reopened, and the Bank has incurred expenses related to filing a claim as a creditor, and to maintain control of the direction of the suit. The Bank did not anticipate these increased expenses. Overall, the Bank's position has been strengthened, but not without cost, and the Company believes it will ultimately prevail on the merits of the case.

         Other noninterest expense was $687,000 for the year ended June 30, 2000 compared to $786,000 for the year ended June 30, 1999. This decrease was primarily due to a reduction in loan origination expenses, customer related losses and expenses relating to the Year 2000 issue.

         INCOME TAX EXPENSE. Income tax expense decreased $299,000 from $472,000 for the year ended June 30, 1999 to $173,000 for the year ended June 30, 2000. This decrease was primarily due to a decrease of $658,000 in pre-tax income and a decrease in the effective tax rate. The effective tax rate was 27.4% and 36.6% for the years ended June 30, 2000 and 1999, respectively. The decrease in the effective tax rate was primarily due to an increase in dividend received deductions recorded in fiscal year 2000 for dividends received on the Company's investments in mutual funds and preferred stock.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1999 AND JUNE 30, 1998

         Total assets decreased $5.1 million from $220.6 million at June 30, 1998 to $215.5 million at June 30, 1999. The components of the Company's asset base also changed from June 30, 1998 to June 30, 1999. Mortgage-backed securities ("MBS") (including both held-to-maturity and available-for-sale portfolios) decreased $25.7 million from $79.7 million at June 30, 1998 to $54.0 million at June 30, 1999. This decrease was primarily due to $35.0 million in principal repayments which was partially offset by the purchase of $10.1 million of MBS during the twelve month period. An increase of $23.0 million in loans receivable from $115.5 million at June 30, 1998 to $138.5 million at June 30, 1999, was the result of loan originations of $44.4 million which exceeded the $21.4 million of loan repayments. Interest earning deposits decreased $2.3 million from $9.8 million at June 30, 1998 to $7.5 million at June 30, 1999.

         Investments in mutual funds and preferred stock are recorded on the balance sheet at fair value and were $3.3 million and $2.6 million at June 30, 1999 and 1998, respectively. The net unrealized gain or loss in this portfolio is included as a component of accumulated other comprehensive income (loss). See
Note 2, to the Consolidated Financial Statements, for further information.

         The Company, in July 1999, sold its remaining parcel of real estate held for development in Olympia Fields by means of an auction. The cost basis of the property at June 30, 1999, was

                               2000 ANNUAL REPORT
================================================================================



$262,000; the sale price, net of selling costs, was approximately $154,000 resulting in a loss of approximately $108,000. A loss accrual was recorded by the Company in the quarter ended June 30, 1999 for this amount. Through the sale of this property, the Company expects to benefit in future years from a reduction of operating expenses related to the property of approximately $40,000 annually and from the ability to invest the proceeds of the sale in income-earning assets.

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

         Stockholders' equity at June 30, 1999 was $34.7 million or $3.4 million less than at June 30, 1998. This decline was due to the purchase of 69,269 shares of the Company's common stock for the Recognition and Retention Plan and the repurchase of 241,801 treasury shares by the Company, at a cost of $3.3 million, pursuant to the Company's first and second Repurchase Programs. Accumulated other comprehensive income (loss) was $(480,354) and $36,377 at June 30, 1999 and 1998 respectively, representing the decline in the market value of the securities held in the available-for-sale portfolio.

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

                               2000 ANNUAL REPORT
================================================================================



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

         Compensation and benefits totaled $2.9 million for both years ended June 30, 1999 and 1998; however, there were changes in some of the components. Employee Stock Ownership Plan ("ESOP") expense declined $110,000 for the year ended June 30, 1999. The cost of the ESOP is partially related to the Company's average common stock price; therefore the lower average common stock price of the Company during the fiscal year ended June 30, 1999 decreased the expense for shares released to the ESOP compared to the prior year. Also, pension expense decreased from the prior year due to a change in estimated pension liability. These decreases were offset by an increase in expense of the Recognition and Retention Plan ("RRP") of $252,000, and increases in salaries and other employee benefits. The RRP, which was implemented in January 1998, had six months of expense in 1998 compared to twelve months of expense in 1999.

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

                               2000 ANNUAL REPORT
================================================================================


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

         The Bank's primary sources of funds are savings deposits, principal and interest payments on loans and mortgage-backed securities, and borrowings from the FHLB. While maturities and scheduled amortization of loans and mortgage-backed securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and savings deposit flows, reducing the predictability of the timing of sources of funds. Cash flow from operating activities amounted to $2.6, $1.6 and $1.6 million for the 2000, 1999 and 1998 fiscal years, respectively.

         The Bank is required by the OTS to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions, and is currently 4%. At June 30, 2000, 1999 and 1998 the Bank's liquidity ratio was 33.6%, 50.1% and 60.8%, respectively. Management believes it will have adequate resources to fund all commitments on a short term and long term basis in accordance with its business strategy. The Bank's liquidity ratio is high due to the amount of mortgage-backed securities in the portfolio. The levels of the Bank's short-term liquid assets are dependent on the Bank's operating, financing and investing activities during any given period.

         The primary investing activities of the Bank are the origination of mortgage and other loans and the purchase and sale of mortgage-backed and other securities. During the fiscal years

                               2000 ANNUAL REPORT
================================================================================



ended June 30, 2000, 1999 and 1998 the Bank's disbursements for loan originations totaled $32.5, $44.1 and $39.4 million, respectively. These activities were funded primarily by principal repayments on loans and securities. During the 2000 fiscal year, there was $5.9 million net cash used in investing activities. Net cash flows provided by investing activities amounted to $1.0 and $3.9 million for the fiscal years ended June 30, 1999 and 1998.

         For the 2000 fiscal year, the Company repurchased $6.3 million of Company common stock; also the Bank had an $8.4 million net decrease in deposits (including the effect of interest credited). For the 1999 fiscal year, the Bank experienced net increases in deposits (including the effect of interest credited) of $82,000 and for fiscal year 1998, an increase of $854,000. Management believes that the reduction in deposits resulted, in part, from the disintermediation of funds away from savings institutions into direct investments, such as corporate securities, mutual funds and other investment vehicles, which direct investments, because of the absence of federal deposit insurance premiums and reserve requirements, among other reasons, may pay higher rates of return than savings institutions.

         Net cash flows used in financing activities amounted to $1.0 million and $5.2 for the year ended June 30, 2000 and 1999, respectively. Net cash flows provided by financing activities amounted to $3.7 million for the 1998 fiscal year.

         The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-earning deposits. The level of these assets is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 2000, 1999 and 1998, cash and cash equivalents totaled $6.3, $10.6 and $13.1 million, respectively.

         The Bank has other sources of liquidity if a need for additional funds arises, including the ability to obtain additional FHLB advances. The Bank had $66.0 and $52.0 million, outstanding in FHLB advances at June 30, 2000 and 1999, respectively. The Bank utilizes borrowings primarily to offset outflows in deposits at times when the Bank does not believe that it can replace such funds with lower costing deposit products. In addition, the Bank has used borrowed funds to fund the purchase of mortgage-backed securities at times when the spread between the rate paid on the borrowed funds and the yield earned on such securities was favorable.

         At June 30, 2000, the Bank had outstanding mortgage loan origination commitments of $4.1 million and unused lines of consumer credit of $710,000. The Bank anticipates that it will have sufficient funds available to meet its current origination and other lending commitments. Certificates of deposit scheduled to mature in one year or less from June 30, 2000 totaled $38.4 million. Based upon the Bank's most recent pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

         At June 30, 2000, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $21.6 million, or 10.28% of total adjusted assets, which is above the required level of $3.1 million or 1.50%; core capital of $21.6 million, or 10.28% of total adjusted assets, which is above the required level of $6.3 million or 3.0%; and total risk-based capital of

                               2000 ANNUAL REPORT
================================================================================



$21.9 million, or 22.9% of risk-weighted assets, which is above the required level of $7.6 million, or 8.0% of risk-weighted assets.

IMPACT OF INFLATION AND CHANGING PRICES

         The Company's consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                               2000 ANNUAL REPORT
================================================================================

                            [Letterhead of KPMG LLP]





                          INDEPENDENT AUDITORS' REPORT



     The Board of Directors
     Big Foot Financial Corp.
         Long Grove, Illinois:


     We have audited the accompanying consolidated balance sheets of Big Foot Financial Corp. and subsidiary (the Company) as of June 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Big Foot Financial Corp. and subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.




                                        /s/ KPMG LLP

     Chicago, Illinois
     July 31, 2000

                               2000 ANNUAL REPORT
================================================================================



BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Balance Sheets

June 30, 2000 and 1999

================================================================================



                                        ASSETS                                                 2000             1999
                                                                                          -------------     -----------
Cash and due from banks                                                                   $   2,904,868       3,126,148
Interest-earning deposits                                                                     3,429,400       7,501,314
Mortgage-backed securities held-to-maturity, at amortized
    cost (fair value of $17,226,882 at June 30, 2000
    and $28,055,319 at June 30, 1999) (note 2)                                               17,893,963      28,567,158
Mortgage-backed securities available-for-sale, at fair value (note 2)                        19,469,763      25,447,366
Investment in mutual funds and preferred stock, at fair value (note 2)                        7,510,852       3,320,333
Loans receivable, net (note 3)                                                              155,186,805     138,516,590
Accrued interest receivable (note 4)                                                            953,781         979,010
Investment in real estate held for sale and development, net (note 14)                               --         154,259
Stock in Federal Home Loan Bank of Chicago, at cost                                           3,300,000       2,600,000
Office properties and equipment, net (note 5)                                                 4,512,164       4,820,183
Foreclosed real estate                                                                           78,216              --
Prepaid expenses and other assets                                                               434,393         460,421
                                                                                            -----------     -----------

            Total assets                                                                  $ 215,674,205     215,492,782
                                                                                            ===========     ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Savings deposits (note 6):
    Interest-bearing                                                                      $ 108,901,280     117,968,013
    Noninterest-bearing                                                                       6,592,748       5,948,780
                                                                                            -----------     -----------

            Total savings deposits                                                          115,494,028     123,916,793

Borrowed money (note 7)                                                                      66,000,000      52,000,000
Advance payments by borrowers for taxes and insurance                                         2,054,142       1,866,489
Accrued interest payable and other liabilities                                                3,514,373       2,987,290
                                                                                            ------------    -----------

            Total liabilities                                                               187,062,543     180,770,572
                                                                                            ------------    -----------

Stockholders' equity (note 12):
    Preferred stock, $.01 par value, 2,000,000 shares
      authorized; none issued or outstanding                                                         --              --
    Common stock, $.01 par value, 8,000,000 shares
      authorized; 2,512,750 issued                                                               25,128          25,128
    Treasury stock, at cost (767,082 and 241,801 shares at
      June 30, 2000 and 1999, respectively)                                                  (9,566,760)     (3,259,062)
    Additional paid-in capital                                                               24,455,670      24,463,104
    Retained earnings - substantially restricted                                             16,947,611      16,866,409
    Common stock acquired by Employee Stock Option Plan                                      (1,306,630)     (1,507,650)
    Common stock acquired by Recognition and Retention Plan                                  (1,040,280)     (1,385,365)
    Accumulated other comprehensive loss                                                       (903,077)       (480,354)
                                                                                            ------------    -----------

            Total stockholders' equity                                                       28,611,662      34,722,210
                                                                                            -----------     -----------

            Total liabilities and stockholders' equity                                    $ 215,674,205     215,492,782
                                                                                            ============    ===========


See accompanying notes to consolidated financial statements.

                               2000 ANNUAL REPORT
================================================================================


BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Earnings

Years ended June 30, 2000, 1999, and 1998
================================================================================



                                                                                     2000         1999          1998
                                                                                  ----------   ----------    ----------
Interest income:
   Mortgage-backed securities held-to-maturity                                  $  1,271,263    2,114,813     2,518,316
   Mortgage-backed securities available-for-sale                                   1,403,653    1,756,151     3,064,001
   Investment in mutual funds and preferred stock                                    270,775      271,703       170,208
   Loans receivable                                                               10,270,050    9,055,558     7,838,745
   Interest-earning deposits                                                         242,365      516,309       412,083
   Federal Home Loan Bank of Chicago stock                                           198,017      190,236       170,806
                                                                                  ----------   ----------    ----------

           Total interest income                                                  13,656,123   13,904,770    14,174,159
                                                                                  ----------   ----------    ----------

Interest expense:
   Savings deposits (note 6)                                                       4,236,953    4,582,783     4,791,429
   Borrowed money (note 7)                                                         3,207,441    2,951,948     2,941,217
                                                                                  ----------   ----------    ----------

           Total interest expense                                                  7,444,394    7,534,731     7,732,646
                                                                                  ----------   ----------    ----------

           Net interest income before provision for loan losses                    6,211,729    6,370,039     6,441,513

Provision for loan losses (note 3)                                                        --           --            --
                                                                                  ----------   ----------    ----------

           Net interest income after provision for loan losses                     6,211,729    6,370,039     6,441,513
                                                                                  ----------   ----------    ----------

Noninterest income:
   Gain on sale of securities available-for-sale                                          --           --       469,752
   Service fees                                                                      260,069      255,244       220,095
   Other                                                                              43,313       28,918        34,097
                                                                                  ----------   ----------    ----------

           Total noninterest income                                                  303,382      284,162       723,944
                                                                                  ----------   ----------    ----------

Noninterest expense:
   Compensation and benefits                                                       3,115,737    2,936,718     2,934,805
   Office occupancy                                                                1,125,842    1,089,704     1,043,396
   Federal deposit insurance premiums                                                 49,262       75,076        78,173
   Real estate held for sale and development                                           8,351       48,910        43,355
   Provision for loss, investment in real estate held for
     sale and development                                                                 --      108,000            --
   Professional services                                                             896,870      319,005       340,498
   Other                                                                             687,470      787,057       833,250
                                                                                  ----------   ----------    ----------

           Total noninterest expense                                               5,883,532    5,364,470     5,273,477
                                                                                  ----------   ----------    ----------

           Income before income taxes                                                631,579    1,289,731     1,891,980

Income tax expense (note 8)                                                          173,000      471,853       711,913
                                                                                  ----------   ----------    ----------

           Net income                                                            $   458,579      817,878     1,180,067
                                                                                  ==========   ==========    ==========

Earnings per share:
   Basic                                                                         $   .24          .37           .50
   Diluted                                                                           .24          .37           .49
                                                                                  ==========   ==========    ==========

See accompanying notes to consolidated financial statements.

                               2000 ANNUAL REPORT
================================================================================


BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years ended June 30, 2000, 1999, and 1998

================================================================================

                                                                                                   COMMON         COMMON
                                                                         ADDITIONAL                STOCK          STOCK
                                        PREFERRED    COMMON     TREASURY  PAID-IN     RETAINED    ACQUIRED       ACQUIRED
                                          STOCK      STOCK        STOCK   CAPITAL     EARNINGS     BY ESOP        BY RRP
                                          -----      -----        -----   -------     --------     -------        ------
                      >
Balance at June 30, 1997                $   --      25,128          --  24,038,934   14,868,464  (1,909,690)         --

Comprehensive income:
   Net income                               --          --          --          --    1,180,067          --          --
   Other comprehensive income,
     net of tax:
       Unrealized holding gains on
        investment securities
        arising during the year             --          --          --          --           --          --          --
       Less reclassification adjust-
        ment for gains included
        in net income                       --          --          --          --           --          --          --


Total comprehensive income

Purchase of RRP shares                      --          --          --      (6,737)          --          --    (724,955)
Amortization of awards of
   RRP shares                               --          --          --          --           --          --     193,482
Cost of ESOP shares released                --          --          --          --           --     201,020          --
Market adjustment for release
   of ESOP shares                           --          --          --     191,974           --          --          --
                                         --------  -------- -----------  ----------  ----------- ----------- -----------

Balance at June 30, 1998                    --      25,128          --  24,224,171   16,048,531  (1,708,670)   (531,473)

Comprehensive income:
   Net income                               --          --          --          --      817,878          --          --
   Other comprehensive income,
     net of tax -
       unrealized holding loss on
        investment securities
        arising during the year             --          --          --          --           --          --          --


Total comprehensive income

Purchase of Treasury stock                  --          --  (3,259,062)        --            --          --          --
Purchase of RRP shares                      --          --          --     195,100           --          --  (1,299,258)
Amortization of award of
   RRP shares                               --          --          --     (38,210)          --          --     445,366
Cost of ESOP shares released                --          --          --          --           --     201,020          --
Market adjustment for release
   of ESOP shares                           --          --          --      82,043           --          --          --
                                         --------  -------- -----------  ----------  ----------- ----------- -----------

Balance at June 30, 1999                    --      25,128  (3,259,062) 24,463,104   16,866,409  (1,507,650) (1,385,365)

Comprehensive income:
   Net income                               --          --          --          --      458,579          --          --
   Other comprehensive income,
     net of tax -
       unrealized holding loss on
        investment securities
        arising during the year             --          --          --          --           --          --          --


Total comprehensive income

Purchase of Treasury stock                  --          --  (6,307,698)         --           --          --          --
Purchase of RRP shares                      --          --          --          --           --          --     (36,683)
Cash dividends, $.20 share                  --          --          --          --     (377,377)         --          --
Amortization of award of
   RRP shares                               --          --          --     (54,200)          --          --     381,768
Cost of ESOP shares released                --          --          --          --           --     201,020          --
Market adjustment for release
   of ESOP shares                           --          --          --      46,766           --          --          --
                                         --------  -------- -----------  ----------  ----------- ----------- -----------

Balance at June 30, 2000                $   --      25,128  (9,566,760) 24,455,670   16,947,611  (1,306,630) (1,040,280)
                                         ========  ======== =========== ===========  =========== =========== ===========

                                           ACCUMULATED
                                             OTHER
                                         COMPREHENSIVE
                                          INCOME (LOSS)      TOTAL
                                          -------------      -----

Balance at June 30, 1997                     (45,683)     36,977,15

Comprehensive income:
   Net income                                     --      1,180,067
   Other comprehensive income,
     net of tax:
       Unrealized holding gains on
        investment securities
        arising during the year              392,092        392,092
       Less reclassification adjust-
        ment for gains included
        in net income                       (310,032)     (310,032)
                                                         ----------

Total comprehensive income                                1,262,127

Purchase of RRP shares                           --        (731,692)
Amortization of awards of
   RRP shares                                    --         193,482
Cost of ESOP shares released                     --         201,020
Market adjustment for release
   of ESOP shares                                --         191,974
                                        --------------   ----------

Balance at June 30, 1998                     36,377      38,094,064

Comprehensive income:
   Net income                                    --        817,878
   Other comprehensive income,
     net of tax -
       unrealized holding loss on
        investment securities
        arising during the year            (516,731)      (516,731)
                                                         ----------

Total comprehensive income                                 301,147

Purchase of Treasury stock                       --     (3,259,062)
Purchase of RRP shares                           --     (1,104,158)
Amortization of award of
   RRP shares                                    --        407,156
Cost of ESOP shares released                     --        201,020
Market adjustment for release
   of ESOP shares                                --         82,043
                                        --------------  -----------

Balance at June 30, 1999                   (480,354)    34,722,210

Comprehensive income:
   Net income                                    --        458,579
   Other comprehensive income,
     net of tax -
       unrealized holding loss on
        investment securities
        arising during the year           (422,723)      (422,723)
                                        -------------  -----------

Total comprehensive income                                 35,856

Purchase of Treasury stock                      --     (6,307,698)
Purchase of RRP shares                          --        (36,683)
Cash dividends, $.20 share                      --       (377,377)
Amortization of award of
   RRP shares                                   --        327,568
Cost of ESOP shares released                    --        201,020
Market adjustment for release
   of ESOP shares                               --         46,766
                                        -------------  -----------

Balance at June 30, 2000                  (903,077)    28,611,662
                                        =============  ===========

See accompanying notes to consolidated financial statements.

                               2000 ANNUAL REPORT
================================================================================



BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended June 30, 2000, 1999, and 1998

================================================================================



                                                                                     2000         1999           1998
                                                                                 ------------  -----------  ------------
Cash flows from operating activities:
   Net income                                                                  $     458,579      817,878     1,180,067
   Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                                 487,602      450,888       407,469
       Deferred income tax benefit                                                   (48,091)     (77,066)      (29,391)
       Market adjustment for committed ESOP shares                                    46,766       82,043       191,974
       Cost of ESOP shares released                                                  201,020      201,020       201,020
       Amortization of award of RRP shares                                           381,768      445,366       193,482
       Gain on sale of securities available-for-sale                                      --           --      (469,752)
       Net amortization of deferred loan fees                                        (46,598)     (45,791)      (50,420)
       Net amortization of discounts and premiums                                    333,968      377,194       (32,114)
       Provision for investment in real estate held for sale and development              --      108,000            --
       (Increase) decrease in accrued interest receivable                             25,229      (10,351)       81,919
       (Increase) decrease in prepaid expenses and other assets                       26,028     (106,062)     (186,593)
       Increase (decrease) in accrued interest payable and other liabilities         738,970     (610,236)      160,547
                                                                                 ------------  -----------  ------------

          Net cash provided by operating activities                                2,605,241    1,632,883     1,648,208
                                                                                 ------------  -----------  ------------

Cash flows from investing activities:
   Net increase in loans receivable                                              (16,701,833) (22,998,592)  (21,797,951)
   Purchases of mortgage-backed securities held-to-maturity                               --           --    (9,995,700)
   Purchases of mortgage-backed securities available-for-sale                             --  (10,121,376)           --
   Purchases of investment in mutual funds and preferred stock                    (4,405,762)  (1,066,249)   (2,672,247)
   Principal repayments on mortgage-backed securities held-to-maturity            10,419,333   17,863,208    10,603,911
   Principal repayments on mortgage-backed securities available-for-sale           5,472,021   17,163,985    18,331,120
   Proceeds from sale of mortgage-backed securities available-for-sale                    --           --     9,383,638
   Proceeds from sale of investments in mutual funds and preferred stock                  --           --     1,324,652
   Proceeds from sale of real estate held for sale and development                   154,259           --            --
   Purchase of stock in Federal Home Loan Bank of Chicago                           (700,000)          --    (1,350,000)
   Proceeds from redemption of stock in Federal Home Loan Bank of Chicago                 --      800,000       430,000
   Purchase of office properties and equipment, net                                 (179,583)    (603,835)     (338,040)
                                                                                 ------------  -----------  ------------

          Net cash provided by (used in) investing activities                     (5,941,565)   1,037,141     3,919,383
                                                                                 ------------  -----------  ------------

Cash flows from financing activities:
   Net increase (decrease) in savings deposits                                    (8,422,765)      81,955       854,021
   Proceeds from borrowed money                                                   52,000,000           --    47,000,000
   Repayments of borrowed money                                                  (38,000,000)  (1,000,000)  (43,600,000)
   Increase in advance payments by borrowers for taxes and insurance                 187,653       92,769       163,882
   Purchase of treasury stock                                                     (6,307,698)  (3,259,062)           --
   Purchase of RRP shares                                                            (36,683)  (1,104,158)     (731,692)
   Cash dividends paid                                                              (377,377)          --            --
                                                                                 ------------  -----------  ------------

          Net cash provided by (used in) financing activities                       (956,870)  (5,188,496)    3,686,211
                                                                                 ------------  -----------  ------------

          Net increase (decrease) in cash and cash equivalents                    (4,293,194)  (2,518,472)    9,253,802

Cash and cash equivalents at beginning of year                                    10,627,462   13,145,934     3,892,132
                                                                                 ------------  -----------  ------------

Cash and cash equivalents at end of year                                       $   6,334,268   10,627,462    13,145,934
                                                                                 ============  ===========  ============

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                                  $   7,401,282    7,568,520     7,746,111
     Income taxes                                                                    440,000      550,000       866,000
   Noncash activity - transfer of loans to foreclosed real estate                     78,216           --            --
                                                                                 ============  ===========  ============

See accompanying notes to consolidated financial statements.

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================





  (1)   SUMMARY OF Significant ACCOUNTING POLICIES

        Big Foot Financial Corp. and subsidiary (the Company) prepares its financial statements on the basis of generally accepted accounting principles in the United States of America. The following is a description of the more significant of those policies which the Company follows in preparing and presenting its financial statements.

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

                  INVESTMENT IN MUTUAL FUNDS AND PREFERRED STOCK

                  Investment in mutual funds and preferred stock is designated as available-for-sale and is carried at fair value. The difference between amortized cost and fair value is reflected as a separate component of accumulated other comprehensive income, net of related tax effects. If a decrease in the market value of a security is expected to be other than temporary, then the security is written down to its fair value through a charge to income. Gains and losses on the sale of investments in mutual funds and preferred stock are determined using the specific identification method.

                  LOANS RECEIVABLE

                  Loans receivable are stated at unpaid principal balances less deferred loan fees and the allowance for loan losses. The Company defers loan origination fees and certain direct costs associated with loan originations. Net deferred fees are amortized as yield adjustments over the contractual life of the related loans using the interest method.

                  It is the policy of the Company to provide valuation allowances for estimated losses on loans when any significant and permanent decline in value is identified. Periodic reviews are made to



                                                                     (Continued}

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


                  identify potential problems. In addition to specific allowances, the Company maintains a general allowance for loan losses. Additions to the allowance for loan losses are charged to operations. Also, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments using information available to them at the time of their examination. In the opinion of management, the allowance for loan losses, when taken as a whole, is adequate to absorb losses in the loan portfolio.

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

                   FORECLOSED REAL ESTATE

                  Foreclosed real estate represents real estate acquired through foreclosure which is recorded at the lower of cost or fair value less estimated costs to sell. After foreclosure, additional reserves are recorded as necessary to reflect further impairment of the estimated net realizable value.

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


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


                  EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

                  Compensation expense under the ESOP is equal to the fair value of common shares released or committed to be released annually to participants in the ESOP. Common stock purchased by the ESOP and not allocated to participants is included in the consolidated balance sheets at cost as a reduction of stockholders' equity. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity; dividends on unallocated ESOP shares are used to pay debt service on the ESOP loan.

                  STOCK OPTION PLAN

                  As allowed under the Financing Accounting Standards Board's
                  (FASB) Statement of Financial Accounting Standards No. 123 (Statement 123), "Accounting for Stock-Based Compensation", the Company measures stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has included in note 11 the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted since January 1, 1997, pursuant to Statement 123.

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


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


              The following table sets forth the computation of basic and diluted earnings per share for the years ended June 30:

                                                                               2000             1999            1998
                                                                            ---------        ---------       ---------
              Basic:
                  Net income                                           $      458,579          817,878       1,180,067
                  Weighted average common shares
                     outstanding                                            1,930,614        2,233,284       2,341,883
                                                                         ---------------  --------------  --------------

                         Basic earnings per share                      $          .24              .37             .50
                                                                         ===============  ==============  ==============

              Diluted:
                  Net income                                           $      458,579          817,878       1,180,067
                                                                         ---------------  --------------  --------------
                  Weighted average common shares
                     outstanding                                            1,930,614        2,233,284       2,341,883
                  Effect of dilutive stock options
                     outstanding                                                   --              422          55,820
                                                                         ---------------  --------------  --------------

                         Diluted weighted average common
                            shares outstanding                              1,930,614        2,233,706       2,397,703
                                                                         ---------------  --------------  --------------

                         Diluted earnings per share                    $          .24              .37             .49
                                                                         ===============  ==============  ==============

              COMPREHENSIVE INCOME

              Comprehensive income includes net income as well as certain items that are reported as a separate component of stockholders' equity that bypass net income. Currently, the Company's only component of other comprehensive income is the unrealized gains (losses) on securities available-for-sale.

              CASH AND CASH EQUIVALENTS

              For purposes of reporting cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents also include cash on hand and due from banks.

              RECLASSIFICATIONS

              Certain prior year amounts have been reclassified to conform to the 2000 financial statement presentation.


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


  (2) MORTGAGE-BACKED SECURITIES AND INVESTMENT IN MUTUAL FUNDS AND PREFERRED STOCK

        The amortized cost and estimated fair value of mortgage-backed securities and investment in mutual funds and preferred stock are summarized as follows:

                                                                                JUNE 30, 2000
                                                      ------------------------------------------------------------------
                                                                           GROSS            GROSS          ESTIMATED
                                                        AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                       DESCRIPTION                         COST            GAINS            LOSSES           VALUE
                                                      ---------------  ---------------  ---------------  ---------------
        Held-to-maturity - mortgage-backed
            securities
               Federal National Mortgage
                 Association                       $     17,893,963             --          (667,081)       17,226,882
                                                      ===============  ===============  ===============  ===============

        Available-for-sale:
            Mortgage-backed securities
               Federal National Mortgage
                 Association                       $     18,475,507          1,554          (753,234)       17,723,827
               Federal Home Loan Mortgage
                 Corporation                              1,792,003            355           (46,422)        1,745,936
                                                      ---------------  ---------------  ---------------  ---------------

                 Total mortgage-backed
                   securities available-for-
                   sale                                  20,267,510          1,909          (799,656)       19,469,763
                                                      ---------------  ---------------  ---------------  ---------------

            Investment in mutual funds                      870,930             --          (161,197)          709,733
            Investment in preferred stock                 7,209,875         59,708          (468,464)        6,801,119
                                                      ---------------  ---------------  ---------------  ---------------

                 Total investment in mutual
                   funds and preferred stock              8,080,805         59,708          (629,661)        7,510,852
                                                      ---------------  ---------------  ---------------  ---------------

                   Total securities
                      available-for-sale           $     28,348,315         61,617        (1,429,317)       26,980,615
                                                      ===============  ===============  ===============  ===============

                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================

                                                                                JUNE 30, 1999
                                                      ------------------------------------------------------------------
                                                                           GROSS            GROSS          ESTIMATED
                                                        AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                       DESCRIPTION                         COST            GAINS            LOSSES           VALUE
                                                      ---------------  ---------------  ---------------  ---------------
        Held-to-maturity - mortgage-backed
            securities
               Federal National Mortgage
                 Association                       $     28,567,158         33,511          (545,350)       28,055,319
                                                      ===============  ===============  ===============  ===============

        Available-for-sale:
            Mortgage-backed securities
               Federal National Mortgage
                 Association                       $     23,343,908         46,461          (415,935)       22,974,434
               Federal Home Loan Mortgage
                 Corporation                              2,479,842         15,759           (22,669)        2,472,932
                                                      ---------------  ---------------  ---------------  ---------------

                 Total mortgage-backed
                   securities available-for-
                   sale                                  25,823,750         62,220          (438,604)       25,447,366
                                                      ---------------  ---------------  ---------------  ---------------

            Investment in mutual funds                      870,930             --          (198,373)          672,557
            Investment in preferred stock                 2,800,000             --          (152,224)        2,647,776
                                                      ---------------  ---------------  ---------------  ---------------

                 Total investment in mutual
                   funds and preferred stock              3,670,930             --          (350,597)        3,320,333
                                                      ---------------  ---------------  ---------------  ---------------

                   Total securities
                      available-for-sale           $     29,494,680         62,220          (789,201)       28,767,699
                                                      ===============  ===============  ===============  ===============

        Proceeds from the sale of securities available-for-sale for the year ended June 30, 1998 were $10,708,290, with gross gains of $469,752. There were no sales of securities available-for-sale during the years ended June 30, 2000 and 1999.

        Mortgage-backed securities with an amortized cost of approximately $853,000 and $1,100,000 have been pledged to secure certain savings deposits of local municipal agencies as of June 30, 2000 and 1999, respectively. Mortgage-backed securities with an amortized cost of approximately $2,576,000 and $2,985,000 have been pledged to secure Federal Home Loan Bank of Chicago (FHLB) advances as of June 30, 2000 and 1999, respectively.

                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


  (3)   LOANS RECEIVABLE

        Loans receivable are summarized as follows:

                                                                                                 JUNE 30,
                                                                                    ------------------------------------
                                                                                          2000               1999
                                                                                    -----------------  -----------------
        Real estate loans:
            One- to four-family residential                                       $    153,802,982        136,923,697
            Multifamily                                                                    603,169            609,625
            Commercial                                                                     428,920            592,572
            Land, construction, and development loans                                           --             58,155
            Home equity                                                                    730,910            597,177
                                                                                    -----------------  -----------------

                 Total real estate loans                                               155,565,981        138,781,226

        Consumer loans                                                                     155,028            316,166
                                                                                    -----------------  -----------------

                 Gross loans receivable                                                155,721,009        139,097,392

        Less:
            Deferred loan fees                                                            (234,204)          (280,802)
            Allowance for loan losses                                                     (300,000)          (300,000)
                                                                                    -----------------  -----------------

                                                                                  $    155,186,805        138,516,590
                                                                                    =================  =================

        Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                                                  2000           1999          1998
                                                                               ------------  -------------  ------------
        Balance at beginning of year                                        $     300,000       300,000        300,000
        Provision for loan losses                                                      --            --             --
        Charge-offs                                                                    --            --             --
                                                                               ------------  -------------  ------------

        Balance at end of year                                              $     300,000       300,000        300,000
                                                                               ============  =============  ============

                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


        Loans receivable delinquent three months or more at June 30 are as follows:

                                                                                                         PERCENTAGE
                                                                     NUMBER OF                         OF GROSS LOANS
        YEAR                                                           LOANS             AMOUNT          RECEIVABLE
        ----                                                       ---------------    -------------  -------------------
        2000                                                             2         $      248,783          .16%
        1999                                                             3                192,615          .14
        1998                                                             3                342,317          .29
                                                                   ===============    =============  ===================

        The Company discontinues recognizing interest on loans 90 days and greater delinquent where collection of interest is doubtful. The reduction in interest income associated with loans 90 days and greater delinquent where collection of interest is doubtful was approximately $4,200, $4,000, and $-0-for the years ended June 30, 2000, 1999, and
        1998, respectively.

        No loans were identified as impaired by the Savings Bank at June 30, 2000 or 1999. Additionally, no loans were considered impaired during the years ended June 30, 2000, 1999, or 1998.

        The Company serviced loans for others with principal balances approximating $569,000, $701,000, and $1,170,000 at June 30, 2000, 1999,
        and 1998, respectively. As part of the loan sale agreements to the Federal National Mortgage Association, the Company is required to repurchase loans which become contractually delinquent. The Company was not required to repurchase loans during the years ended June 30, 2000, 1999, and 1998.

        Real estate first mortgage loans aggregating approximately $3,896,000, $4,264,000, and $6,045,000, at June 30, 2000, 1999, and 1998,
        respectively, had interest rates which adjust based on the movement of various economic indices.

  (4)   ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable is summarized as follows:

                                                            JUNE 30,
                                                 -----------------------------
                                                      2000            1999
                                                 --------------  -------------

        Mortgage-backed securities             $     211,455         299,022
        Other investments                             69,387          56,621
        Loans receivable                             672,939         623,367
                                                 --------------  -------------

                                               $     953,781         979,010
                                                 ==============  =============



                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


  (5)   OFFICE PROPERTIES AND EQUIPMENT, NET

        A summary of office properties and equipment at cost, less accumulated depreciation and amortization, is as follows:

                                                                             JUNE 30,
                                                                 --------------------------------
                                                                      2000             1999
                                                                 ---------------  ---------------
        Land                                                   $       930,845          930,845
        Buildings                                                    6,336,818        6,280,745
        Furniture, fixtures, and equipment                           5,226,386        5,184,056
                                                                 ---------------  ---------------

                                                                    12,494,049       12,395,646

        Less accumulated depreciation and amortization               7,981,885        7,575,463
                                                                 ---------------  ---------------

                                                               $     4,512,164        4,820,183
                                                                 ===============  ===============

        Depreciation and amortization expense was $487,602, $450,888, and $407,469, for the years ended June 30, 2000, 1999, and 1998, respectively.

  (6)   SAVINGS DEPOSITS

        Savings deposits are summarized as follows:

                                         STATED OR
                                      WEIGHTED AVERAGE                                JUNE 30,
                                       INTEREST RATE         -----------------------------------------------------------
                                          JUNE 30,                      2000                           1999
                                   -----------------------   ----------------------------  -----------------------------
                                      2000        1999           AMOUNT        PERCENT         AMOUNT         PERCENT
                                   -----------  ----------   ---------------  -----------  ----------------  -----------
        Noninterest-bearing
            NOW accounts               --           --            6,592,748        5.7%  $      5,948,780        4.8%
        NOW accounts                 2.01%        2.01%           8,943,754        7.8         10,020,046        8.1
        Money market
            demand accounts          3.24         2.82           10,752,181        9.3         10,864,901        8.8
        Passbook accounts            2.50         2.50           37,446,801       32.4         39,357,636       31.7
                                   -----------  ----------   ---------------  -----------  ----------------  -----------

                                                                 63,735,484       55.2         66,191,363       53.4

        Certificate accounts         5.09         4.86           51,758,544       44.8         57,725,430       46.6
                                   -----------  ----------   ---------------  -----------  ----------------  -----------

                                     3.55%        3.47%         115,494,028       100%    $    123,916,793     100.0%
                                   ===========  ==========   ===============  ===========  ================  ===========


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================



                                                                                      JUNE 30,
                                                             -----------------------------------------------------------
                                                                        2000                           1999
                                                             ----------------------------  -----------------------------
                                                                 AMOUNT        PERCENT         AMOUNT         PERCENT
                                                             ---------------  -----------  ---------------  ------------
        Remaining maturities of certificate accounts:
               Under 12 months                             $     38,356,042      74.1%   $     45,298,415      78.5%
               12 to 36 months                                   12,391,960      23.9          11,205,438      19.4
               Over 36 months                                     1,010,542       2.0           1,221,577       2.1
                                                             ---------------  -----------  ---------------  ------------

                                                           $     51,758,544        100%  $     57,725,430        100%
                                                             ===============  ===========  ===============  ============

        The aggregate amount of certificate accounts with a balance of $100,000 or greater was approximately $7,240,000 and $6,979,000 at June 30, 2000 and 1999, respectively.

        Interest expense on savings deposits is summarized as follows for the years ended June 30:

                                                                               2000             1999            1998
                                                                         ---------------  --------------  --------------
        NOW accounts                                                   $      176,590          167,258         144,808
        Money market demand accounts                                          347,064          339,728         381,935
        Passbook accounts                                                     944,224          969,329         976,986
        Certificate accounts                                                2,769,075        3,106,468       3,287,700
                                                                         ---------------  --------------  --------------

                                                                       $    4,236,953        4,582,783       4,791,429
                                                                         ===============  ==============  ==============


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


  (7)   BORROWED MONEY

        Borrowed money is summarized as follows :

                                                                                                    AMOUNT
                                                                INTEREST RATE AT                OUTSTANDING AT
                                                                    JUNE 30,                       JUNE 30,
                                                             ------------------------   --------------------------------
                                               DUE DATE         2000         1999           2000              1999
                                             --------------  ------------  ----------   --------------   ---------------
        Advances from the FHLB:
                                             07/19/1999           --          6.64   $             --        1,000,000
                                             02/21/2000           --          6.08                 --        7,000,000
                                             10/30/2000        6.02%          6.02         10,000,000       10,000,000
                                             11/01/2000        6.86             --          8,000,000               --
                                             08/08/2002           --          5.40                 --        9,000,000
                                             11/22/2004        5.57             --          5,000,000               --
                                             05/02/2005        6.70             --          8,000,000               --
                                             06/19/2008        5.44           5.44         12,000,000       12,000,000
                                             06/19/2008        5.19           5.19         13,000,000       13,000,000

        FHLB Open Line of Credit                  N/A          7.32             --         10,000,000               --
                                                             ------------  ----------   --------------   ---------------

                                                                                     $     66,000,000       52,000,000
                                                                                        ==============   ===============

        Weighted average interest rate                         6.10 %         5.59%
                                                             ============  ==========

        Certain advances are callable by the FHLB as follows: $5,000,000 in advances due in 2004 are callable quarterly beginning November 2000; $8,000,000 in advances due in 2005 are callable quarterly beginning May 2002; $13,000,000 in advances due in 2008 are callable quarterly beginning June 2001; and $12,000,000 in advances due in 2008 have a one time call date of June 19, 2003.

        The Company has a collateral pledge agreement whereby the Company has agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, residential first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding advances from the FHLB. Additionally, at June 30, 2000 and 1999, all stock in the FHLB and mortgage-backed securities with an amortized cost of approximately $2,576,000 and $2,985,000 were pledged to secure FHLB advances as of June 30, 2000 and 1999, respectively.


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


  (8)   INCOME TAXES

        Income tax expense is summarized as follows:

                                                                       JUNE 30,
                                                       -----------------------------------------
                                                          2000           1999          1998
                                                       ------------  -------------  ------------
        Current:
            Federal                                 $     221,091       548,919        741,304
            State                                              --            --             --
                                                       ------------  -------------  ------------

                                                          221,091       548,919        741,304
                                                       ------------  -------------  ------------

        Deferred:
            Federal                                       (48,091)      (77,066)       (29,391)
            State                                              --            --             --
                                                       ------------  -------------  ------------

                                                          (48,091)      (77,066)       (29,391)
                                                       ------------  -------------  ------------

                   Total income tax expense         $     173,000       471,853        711,913
                                                       ============  =============  ============

        The reasons for the difference between the effective income tax rate and the corporate Federal income tax rate of 34% are as follows for the years ended June 30:

                                                                                    2000          1999         1998
                                                                                 ------------  -----------  ------------
        Federal income tax rate of 34%                                              34.0%          34.0         34.0
        Dividends received deduction                                                (9.1)          (1.4)        (0.2)
        Other                                                                        2.5            4.0          3.8
                                                                                 ------------  -----------  ------------

                   Effective income tax rate                                        27.4%          36.6         37.6
                                                                                 ============  ===========  ============


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2000 and 1999 are presented below:

                                                                                       2000          1999
                                                                                   -------------  ------------
        Deferred tax assets:
            Allowance for loan losses                                            $    102,000        102,000
            Deferred loss on sales of real estate                                      92,335         98,938
            Capitalized interest                                                           --         15,831
            State net operating loss carryforwards                                    265,942        270,302
            Unrealized loss on securities available-for-sale                          464,623        246,627
            Depreciation                                                               26,016         10,258
                                                                                   -------------  ------------

                                                                                      950,916        743,956
        Less valuation allowance                                                      265,942        270,302
                                                                                   -------------  ------------

                   Total deferred tax assets, net of valuation allowance              684,974        473,654
                                                                                   -------------  ------------

        Deferred tax liabilities:
            Excess of tax bad debt reserve over base year amount                      113,131        141,414
            Federal Home Loan Bank stock dividends not
               currently taxable                                                      111,694         95,136
            Deferred loan fees                                                        118,676        161,498
            Other                                                                       4,103          4,323
                                                                                   -------------  ------------

                   Total gross deferred tax liabilities                               347,604        402,371
                                                                                   -------------  ------------

                   Net deferred tax asset                                        $    337,370         71,283
                                                                                   =============  ============

        The Company has Illinois net operating loss carryforwards in the amount of $5,612,000 at June 30, 2000, which expire in varying amounts through July 31, 2015.

        The valuation allowance for deferred tax assets was $265,942 and $270,302 as of June 30, 2000 and 1999, respectively, resulting in a decrease of $4,360 for the year ended June 30, 2000. The valuation allowance relates to state net operating loss carryforwards and certain deductible temporary differences which may not generate future state tax benefits. The reduction in the valuation allowance is primarily due to the utilization of state net operating loss carryforwards in the current year.

        Retained earnings at June 30, 2000 and 1999 include $6,149,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current Federal and state corporate income tax rates.


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


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

              During the years ended June 30, 2000, 1999, and 1998, 20,102 shares were allocated annually. A total of 70,357 and 50,255 shares had been allocated as of June 30, 2000 and 1999, respectively. The fair value of unallocated shares totaled $1,445,459 and $2,261,475 at June 30, 2000 and 1999, respectively.
              ESOP expense for the years ended June 30, 2000, 1999, and 1998 totaled $247,786, $283,063, and $392,994, respectively.

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

              In February 1999, an additional 3,149 RRP shares were granted, of which 804 and 335 shares vested at June 30, 2000 and 1999, respectively. In addition, 804 shares will vest at June 30, 2001 and 2002, respectively, and 402 shares will vest at June 30, 2003. Compensation expense relating to the additional RRP shares totaled $40,347, the fair value of the shares on the date of grant, and is being recognized as the participants vest in those shares.

              During the years ended June 30, 2000, 1999, and 1998, 20,101, 23,248, and 10,051 RRP shares vested, respectively, and for the years ended June 30, 2000, 1999, and 1998, the Company recorded RRP compensation expense of $381,768, $445,366, and $193,482, respectively.

              During the years ended June 30, 2000, 1999, and 1998, 3,316, 69,269, and 37,660 shares of the Company's common stock were purchased by the RRP in the open market at weighted average prices of $11.06, $15.94, and $19.43 per share, respectively. The aggregate purchase price of all unvested shares acquired by the RRP is reflected as a reduction of stockholders' equity as deferred compensation.

              PENSION PLAN

              The Savings Bank has a qualified noncontributory pension plan covering employees over 21 years of age working more than 1,000 hours per year.


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


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

                                                                                          2000               1999
                                                                                     ----------------   ----------------
        Change in benefit obligation:
            Projected benefit obligation at beginning of year                      $     1,200,928            885,468
            Projected benefit obligation actuarial loss                                     50,487             83,612
            Service cost                                                                    67,131             62,369
            Interest cost                                                                   86,118             77,204
            Benefits paid                                                                   (3,563)            (7,323)
            Change in discount rate                                                       (147,712)            99,598
                                                                                     ----------------   ----------------

                 Projected benefit obligation at end of year                       $     1,253,389          1,200,928
                                                                                     ================   ================

        Change in plan assets:
            Fair value of plan assets at beginning of year                         $     1,180,383          1,133,347
            Actual return on plan assets                                                    95,632             20,150
            Employer contribution                                                           59,588             34,209
            Benefits paid                                                                   (3,563)            (7,323)
                                                                                     ----------------   ----------------

                 Fair value of plan assets at end of year                          $     1,332,040          1,180,383
                                                                                     ================   ================

        Accrued pension cost:
            Funded status                                                          $        78,651            (20,545)
            Unrecognized net actuarial loss                                                 31,435            141,881
            Unrecognized net asset                                                         (45,271)           (62,356)
                                                                                     ----------------   ----------------

                 Prepaid pension cost                                              $        64,815             58,980
                                                                                     ================   ================

        Weighted-average assumptions as of April 30:
            Discount rate                                                                  7.75%              6.75%
            Expected return on plan assets                                                 8.00               8.00
            Rate of compensation increase                                            Varies by age      Varies by age
                                                                                     ================   ================

                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


                                                                                                JUNE 30,
                                                                               -----------------------------------------
                                                                                  2000           1999           1998
                                                                               ------------  -------------  ------------
        Components of net periodic benefit cost:
            Service cost                                                    $      67,131        62,369         44,829
            Interest cost                                                          86,118        77,204         52,172
            Expected return on plan assets                                        (92,267)      (92,878)       (60,971)
            Amortization of unrecognized transition cost                          (17,085)      (17,085)       (14,238)
            Unrecognized net loss                                                   9,856            --             --
                                                                               ------------  -------------  ------------

            Net periodic benefit cost                                       $      53,753        29,610         21,792
                                                                               ============  =============  ============

        The Company also has a contributory profit-sharing and savings plan covering substantially all full-time employees. The Company makes matching contributions to the plan equal to a percentage of each participant's contribution for the plan year. For the years ended June 30, 2000, 1999, and 1998, the Company made contributions of $19,164, $17,850, and $16,803, respectively.

 (10)   STOCK OPTION PLAN

        On June 24, 1997, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. Stock options for 251,275 shares initially granted under the Plan vest at a rate of 20% per year beginning on the first anniversary date of the grant. During the year ended June 30, 1999, an additional 6,868 shares were granted. As of June 30, 2000, a total of 2,842 of these additional shares have vested and the remaining shares vest as follows: 2,010 shares at June 24, 2001 and 2002, respectively. The exercise price of shares granted is equal to the fair value of the common stock at the date of grant. The option term cannot exceed ten years from the date of grant.

        The per share weighted average fair value of stock options granted during 1999 was $7.59 on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants issued in 1999: an expected dividend yield of 0.0%, expected volatility of 23.96%, risk-free interest rate of 5.39%, and an expected life of 8.2 years. There were no stock options granted during the years ended June 30, 2000 and 1998.


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


        Under FASB Statement 123, the Company is required to disclose pro forma net income and earnings per share as if compensation expense relative to the fair value of options granted had been included in earnings. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended June 30:

                                                                                 2000          1999           1998
                                                                             ------------- -------------  --------------
        Net income:
            As reported                                                    $    458,579       817,878        1,180,067
            Pro forma                                                           338,351       700,011        1,067,295

        Earnings per share:
            Basic:
               As reported                                                       .24           .37            .50
               Pro forma                                                         .18           .31            .46
            Diluted:
               As reported                                                       .24           .37            .49
               Pro forma                                                         .18           .31            .45
                                                                             ============= =============  ==============

        A summary of the status of the Company's stock option transactions under the Plan for the years ended June 30 is presented below:

                                                     2000                      1999                      1998
                                           -------------------------  ------------------------  ------------------------
                                                         WEIGHTED                  WEIGHTED                  WEIGHTED
                                                          AVERAGE                   AVERAGE                   AVERAGE
                                                         EXERCISE                  EXERCISE                  EXERCISE
                     OPTIONS                 SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
        ---------------------------------  -----------  ------------  ----------  ------------  ----------  ------------
        Outstanding at beginning of
            year                             258,143  $    15.55        251,275 $    15.63        251,275 $    15.63
        Granted                                   --          --          6,868      12.81             --         --
        Exercised                                 --          --             --         --             --         --
                                           -----------  ------------  ----------  ------------  ----------  ------------

        Outstanding at end of year           258,143       15.55        258,143      15.55        251,275      15.63
                                           -----------  ------------  ----------  ------------  ----------  ------------

        Exercisable at year end              153,613       15.55        101,348      15.55         50,255      15.63
                                           ===========  ------------  ==========  ------------  ==========  ------------

        Weighted average grant date
            fair value of options
            granted during the year                   $     --                  $     5.62                $       --
                                                        ============              ============              ============


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


(11)    REGULATORY MATTERS

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

        Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to adjusted total assets and of tangible capital to adjusted total assets. As of June 30, 2000 and 1999, the most recent notification from the OTS categorized the Savings Bank as well-capitalized under the regulatory framework. At June 30, 2000, there are no conditions or events since the most recent notification that management believes would affect the Savings Bank's category.

        The following table summarizes the Company's and the Savings Bank's actual capital and the Savings Bank's required capital at June 30, 2000 and 1999 (dollars in thousands):

                                                                                2000
                                              --------------------------------------------------------------------------
                                                                                                       TO BE WELL
                                                                                                      CAPITALIZED
                                                                            FOR CAPITAL               UNDER PROMPT
                                                     ACTUAL              ADEQUACY PURPOSES         CORRECTIVE ACTION
                                             ------------------------  -----------------------   -----------------------
                                               AMOUNT       RATIO        AMOUNT       RATIO       AMOUNT       RATIO
                                             -----------  -----------  -----------  ----------   ----------  -----------
        Total risk-based capital (to risk-
         weighted assets):
             Consolidated                  $    29,815      29.51%   $      N/A        N/A    $        N/A    N/A
             Fairfield Savings Bank, FSB        21,854      22.93         7,625       8.00%          9,531     10.00%
                                             ===========  ===========  ===========  ==========   ==========  ===========

        Tier 1 capital (to risk-weighted
         assets):
             Consolidated                       29,515      29.22%          N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB        21,554      22.62           N/A         N/A          5,718      6.00%
                                             ===========  ===========  ===========  ==========   ==========  ===========

        Tier 1 capital (to adjusted total
         assets):
             Consolidated                       29,515      13.68%          N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB        21,554      10.28         6,291        3.00         10,485      5.00%
                                             ===========  ===========  ===========  ==========   ==========  ===========

        Tangible capital (to adjusted
         total assets):
             Consolidated                       29,515      13.68%          N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB        21,554      10.28         3,145        1.50            N/A       N/A
                                             ===========  ===========  ===========  ==========   ==========  ===========


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


                                                                                1999
                                              --------------------------------------------------------------------------
                                                                                                       TO BE WELL
                                                                                                      CAPITALIZED
                                                                            FOR CAPITAL               UNDER PROMPT
                                                     ACTUAL              ADEQUACY PURPOSES         CORRECTIVE ACTION
                                             ------------------------  -----------------------   -----------------------
                                               AMOUNT       RATIO        AMOUNT       RATIO       AMOUNT       RATIO
                                             -----------  -----------  -----------  ----------   ----------  -----------
        Total risk-based capital (to risk-
          weighted assets):
             Consolidated                  $    35,502      38.11%          N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB        27,098      30.49    $    7,110        8.00%  $      8,888     10.00%
                                             ===========  ===========  ===========  ==========   ==========  ===========

        Tier 1 capital (to risk-weighted
          assets):
             Consolidated                       35,202      37.78           N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB        26,798      30.15           N/A         N/A          5,333      6.00
                                             ===========  ===========  ===========  ==========   ==========  ===========

        Tier 1 capital (to adjusted
          total assets):
             Consolidated                       35,202      16.28           N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB        26,798      12.78         6,290        3.00         10,483      5.00
                                             ===========  ===========  ===========  ==========   ==========  ===========

        Tangible capital (to adjusted
          total assets):
             Consolidated                       35,202      16.28           N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB        26,798      12.78         3,145        1.50            N/A       N/A
                                             ===========  ===========  ===========  ==========   ==========  ===========

(12)    CREDIT CONCENTRATION AND FINANCIAL INSTRUMENTS
                  WITH OFF-BALANCE SHEET RISK

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments are commitments to originate loans and involve credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        Commitments to originate fixed rate mortgage loans at June 30, 2000 were approximately $4,129,000 at rates ranging between 7.625% and 8.50%. Commitments to fund new and existing home equity lines of credit of approximately $70,000 and $710,000, respectively, at June 30, 2000 represent amounts which the Company has committed to fund if requested by the borrower within the normal commitment period. The Company evaluates each customer's creditworthiness prior to extension of credit, as it does for loans recorded on the consolidated balance sheet.

        The majority of the Company's loans are secured by residential real estate in the Chicago metropolitan area. Management believes the Company has a diversified loan portfolio, and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


(13)    COMMITMENTS AND CONTINGENCIES

        The Company is involved in various legal proceedings incidental to the normal course of business. Although the outcome of such litigation cannot be predicted with any certainty, management is of the opinion, based on the advice of legal counsel, that final disposition of any litigation should not have a material effect on the consolidated financial statements of the Company.

        In connection with the development of the Trails of Olympia Fields (a planned unit development of homesites and commercial land developed by the Savings Bank and its subsidiary in prior years), the Company initiated action against a municipality and certain parties involved in the development. During the year ended June 30, 1996, the Bank received $184,415 in full settlement of claims against the municipality.

        A trial date regarding the remaining claims, previously scheduled for May 2000, has been postponed by the trial judge and a new trial date has not yet been set. The Company expects to incur additional legal and other expenses in connection with this action.

        In July 1999, the Company sold its remaining parcel of real estate held for sale and development in Olympia Fields by means of an auction. The cost basis of the property at June 30, 1999 was $262,259; the sale price, net of selling costs, was approximately $154,000 resulting in a loss of approximately $108,000. A loss accrual was recorded by the Company in fiscal 1999 for this amount.

(14)    DIVIDEND RESTRICTIONS

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


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


(15)    FAIR VALUES OF FINANCIAL INSTRUMENTS

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

                                                                                JUNE 30,
                                                  ----------------------------------------------------------------------
                                                                2000                                1999
                                                  ----------------------------------  ----------------------------------
                                                     CARRYING          ESTIMATED         CARRYING          ESTIMATED
                                                      AMOUNT          FAIR VALUE          AMOUNT          FAIR VALUE
                                                  ----------------  ----------------  ----------------  ----------------
        Financial assets:
            Cash and due from banks             $      2,904,868         2,904,868         3,126,148         3,126,148
            Interest-bearing deposits                  3,429,400         3,429,400         7,501,314         7,501,314
            Mortgage-backed securities                37,363,726        36,696,645        54,014,524        53,502,685
            Investment in mutual funds
               and preferred stock                     7,510,852         7,510,852         3,320,333         3,320,333
            Loans receivable, net                    155,186,805       149,725,797       138,516,590       135,168,878
            Accrued interest receivable                  953,781           953,781           979,010           979,010
            Federal Home Loan Bank
               of Chicago stock                        3,300,000         3,300,000         2,600,000         2,600,000
                                                  ----------------  ----------------  ----------------  ----------------

                                                                                JUNE 30,
                                                  ----------------------------------------------------------------------
                                                                2000                                1999
                                                  ----------------------------------  ----------------------------------
                                                     CARRYING          ESTIMATED         CARRYING          ESTIMATED
                                                      AMOUNT          FAIR VALUE          AMOUNT          FAIR VALUE
                                                  ----------------  ----------------  ----------------  ----------------
        Financial liabilities:
            Nonmaturing savings deposits        $     63,735,484        63,735,484        66,191,363        66,191,363
            Savings deposits with stated
               maturities                             51,758,544        51,758,544        57,725,430        57,830,527
            Borrowed money                            66,000,000        64,499,616        52,000,000        51,168,795
            Accrued interest payable                     899,395           899,395           856,283           856,283
                                                  ----------------  ----------------  ----------------  ----------------


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


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


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


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

              In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage origination operation, deferred taxes, and office properties and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


(16)    OTHER COMPREHENSIVE INCOME (LOSS)

        The components of other comprehensive income (loss) as well as the related tax (expense) benefit are summarized below for the years ended June 30:

                                                                               BEFORE         INCOME          AFTER
                                                                                TAX             TAX            TAX
                                                                            -------------  --------------  -------------
        2000
        ----

            Unrealized holding losses on investment
             securities                                                   $    (640,719)       217,996        (422,723)
                                                                            =============  ==============  =============

        1999
        ----

            Unrealized holding losses on investment
             securities                                                   $    (782,012)       265,281        (516,731)
                                                                            =============  ==============  =============

        1998
        ----

            Unrealized holding gains on investment
             securities                                                   $     594,079       (201,987)        392,092
            Reclassification adjustments for gains
             included in net income                                            (469,752)       159,720        (310,032)
                                                                            -------------  --------------  -------------

                                                                          $     124,327        (42,267)         82,060
                                                                            =============  ==============  =============

                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


(17)    CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

        The following condensed statements of financial condition as of June 30, 2000 and 1999 and statements of earnings and cash flows for the years ended June 30, 2000, 1999, and 1998 for Big Foot Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

                          STATEMENTS OF FINANCIAL CONDITION                                   2000            1999
                                                                                          --------------  --------------
        Assets:
            Cash and cash equivalents                                                  $       431,309         598,737
            Mortgage-backed securities available-for-sale                                           --       2,559,480
            Investment in mutual funds and preferred stock                                   5,626,379       3,320,333
            Equity investment in the Savings Bank                                           21,110,988      26,577,302
            ESOP loan receivable from the Savings Bank                                       1,306,630       1,507,650
            Accrued interest receivable                                                         14,531          30,133
            Investment in real estate held for sale and development                                 --         154,259
            Other assets                                                                       221,920         172,868
                                                                                          --------------  --------------

                 Total assets                                                          $    28,711,757      34,920,762
                                                                                          ==============  ==============

        Liabilities - other liabilities                                                $       100,095         198,552
                                                                                          --------------  --------------

        Stockholders' equity:
            Common stock                                                                        25,128          25,128
            Treasury stock, at cost                                                         (9,566,760)     (3,259,062)
            Additional paid-in capital                                                      24,455,670      24,463,104
            Retained earnings                                                               16,947,611      16,866,409
            Common stock acquired by ESOP                                                   (1,306,630)     (1,507,650)
            Common stock acquired by RRP                                                    (1,040,280)     (1,385,365)
            Accumulated other comprehensive loss                                              (903,077)       (480,354)
                                                                                          --------------  --------------

                 Total stockholders' equity                                                 28,611,662      34,722,210
                                                                                          --------------  --------------

                 Total liabilities and stockholders' equity                            $    28,711,757      34,920,762
                                                                                          ==============  ==============

                          STATEMENTS OF EARNINGS                                 2000           1999           1998
                                                                              ------------  -------------  -------------
        Equity in undistributed earnings of the Savings Bank                $    275,649       627,217         660,478
        Interest income                                                          483,003       680,079         872,547
        Interest expense                                                         (29,502)           --              --
        Noninterest income                                                         1,639            --         240,649
        Noninterest expense                                                     (252,211)     (377,378)       (331,794)
                                                                              ------------  -------------  -------------

                 Income before income taxes                                      478,579       929,918       1,441,880

        Income tax expense                                                        20,000       112,040         261,813
                                                                              ------------  -------------  -------------

                 Net income                                                 $    458,579       817,878       1,180,067
                                                                              ============  =============  =============

                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


                          STATEMENTS OF CASH FLOWS                            2000            1999            1998
                                                                         ---------------  --------------  --------------
        Operating activities:
            Net income                                                 $      458,579          817,878       1,180,067
            Equity in undistributed earnings of the Savings  Bank            (275,649)        (627,217)       (660,478)
            Dividends received from Savings Bank                            5,767,000               --              --
            Amortization of award of RRP shares                               381,768          445,366         193,482
            Amortization of premiums                                           28,242           24,708          24,708
            Provision for loss on real estate held for sale and
               development                                                         --          108,000              --
            Gain on sale of investment securities
               available-for-sale                                                  --               --        (240,649)
            Decrease (increase) in other assets                               (49,052)         153,522        (229,859)
            Decrease in accrued interest receivable                            15,602            5,340         102,939
            Increase (decrease) in other liabilities                         (115,510)           1,325         (17,616)
                                                                         ---------------  --------------  --------------

                 Net cash provided by operating activities                  6,210,980          928,922         352,596
                                                                         ---------------  --------------  --------------

        Investing activities:
            Net decrease in ESOP loan receivable                              201,020          201,020         301,530
            Proceeds from sale of real estate held for development            154,259               --              --
            Principal repayments on mortgage-backed
               securities available-for-sale                                  551,276        2,641,002       3,384,764
            Proceeds from sales of mortgage-backed
               securities available-for-sale                                2,021,905               --              --
            Sale of investment in mutual funds and preferred stock                 --               --       1,324,652
            Purchase of investment in mutual funds and preferred
               stock                                                       (2,585,110)      (1,066,249)     (2,672,247)
                                                                         ---------------  --------------  --------------

                 Net cash provided by investing activities                    343,350        1,775,773       2,338,699
                                                                         ---------------  --------------  --------------

        Financing activities:
            Purchase of treasury stock                                     (6,307,698)      (3,259,062)             --
            Purchase of RRP stock                                             (36,683)      (1,104,158)       (731,692)
            Cash dividends paid                                              (377,377)              --              --
                                                                         ---------------  --------------  --------------

                 Net cash used in financing activities                     (6,721,758)      (4,363,220)       (731,692)
                                                                         ---------------  --------------  --------------

                 Net increase (decrease) in cash and cash equivalents        (167,428)      (1,658,525)      1,959,603

        Cash and cash equivalents at beginning of year                        598,737        2,257,262         297,659
                                                                         ---------------  --------------  --------------

        Cash and cash equivalents at end of year                       $      431,309          598,737       2,257,262
                                                                         ===============  ==============  ==============


                                                                     (Continued)

                               2000 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2000, 1999, and 1998
================================================================================


(18)    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the years ended June 30, 2000 and 1999:

                                                                2000                                1999
                                                 ----------------------------------- -----------------------------------
                                                   1ST      2ND      3RD      4TH      1ST      2ND      3RD      4TH
                                                   QTR.     QTR.     QTR.     QTR.     QTR.     QTR.     QTR.     QTR.
                                                 -------- -------- -------- -------- -------- -------- -------- --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
        Interest income                        $  3,378     3,403    3,413   3,462    3,562     3,554    3,408   3,381
        Interest expense                          1,812     1,824    1,854   1,954    1,950     1,928    1,835   1,822
                                                 -------- -------- -------- -------- -------- -------- -------- --------

        Net interest income before
            provision for loan losses             1,566     1,579    1,559   1,508    1,612     1,626    1,573   1,559
        Provision for loan losses                    --        --       --      --       --        --       --      --
                                                 -------- -------- -------- -------- -------- -------- -------- --------

        Net interest income after
            provision for loan losses             1,566     1,579    1,559   1,508    1,612     1,626    1,573   1,559
        Noninterest income                           80        83       65      75       69        73       68      74
        Noninterest expense                       1,359     1,492    1,440   1,592    1,285     1,465    1,293   1,321
                                                 -------- -------- -------- -------- -------- -------- -------- --------

        Income (loss) before
            income taxes                            287       170      184      (9)     396       234      348     312
        Income tax expense (benefit)                106        61       65     (59)     145        93      126     108
                                                 -------- -------- -------- -------- -------- -------- -------- --------

                 Net income                    $    181       109      119      50      251       141      222     204
                                                 ======== ======== ======== ======== ======== ======== ======== ========

        Earnings per share:
            Basic                              $     .09     .05      .06      .04      .11      .06      .10      .10
            Diluted                                  .09     .05      .06      .04      .11      .06      .10      .10
                                                 ======== ======== ======== ======== ======== ======== ======== ========


        Cash dividends declared per share      $     .05     .05      .05      .05       --       --       --       --
                                                 ======== ======== ======== ======== ======== ======== ======== ========

                               2000 ANNUAL REPORT
================================================================================


                             STOCKHOLDER INFORMATION

CORPORATE OFFICE

MAILING ADDRESS:
1190 RFD
Long Grove, IL  60047

Located At:
Route 83 and Old McHenry Road
Long Grove, IL  60047

ANNUAL MEETING
The Annual Meeting of Stockholders will be held on October 24, 2000 at 2:00 p.m. at the Holiday Inn Mundelein, located at 510 East Route 83, Mundelein, Illinois 60060.

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

SPECIAL COUNSEL
Thacher Proffitt & Wood
Two World Trade Center
New York, New York 10048

1700 Pennsylvania Avenue,  N.W.
Washington, D.C. 20006

REGISTRAR/TRANSFER AGENT (1)
LaSalle Bank N.A.
135 South LaSalle Street, Room 1960
Chicago, Illinois 60603
(312) 904-2584

(1) Communications regarding change of address, transfer of stock, and lost certificates should be sent directly to the LaSalle Bank.

INDEPENDENT PUBLIC ACCOUNTANTS
KPMG LLP
303 East Wacker Drive
Chicago, Illinois 60601


STOCK LISTING
Big Foot Financial Corporation's common stock is traded over the counter and is listed on the Nasdaq National Market System of the Nasdaq Stock Market under the symbol "BFFC." At June 30, 2000, there were 1,745,668 shares of Big Foot Financial Corp. common stock issued and outstanding and there were approximately 364 holders of record. The price range of the common stock for the past two fiscal years was as follows:

 QUARTER ENDED             HIGH       LOW      DIVIDENDS
 September 30, 1998      $18.500   $12.750      $N/A
 December 31, 1998        15.000    13.250       N/A
 March 31, 1999           14.250    12.313       N/A
 June 30, 1999            15.313    12.125       N/A
 September 30, 1999       15.063    13.125       0.05
 December 31, 1999        13.500    11.500       0.05
 March 31, 2000           13.000    10.250       0.05
 June 30, 2000            11.438    10.500       0.05


The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. High, low, and closing prices and daily trading volume are reported in most major newspapers.

The Company declared a cash dividend payment of $0.05 per share each quarter in the fiscal year ended June 30, 2000. The Board of Directors considers the payment of cash dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices, and other factors. The Company's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, Fairfield Savings Bank, F.S.B. which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements. See Note 14 of the Notes to the Consolidated Financial Statements for information regarding limitations of the Bank's ability to pay dividends to the Company.

MARKET MAKERS (PARTIAL LIST)
ABN AMRO
AnPac Securities Group, Inc.
Friedman Billings Ramsey & Company
Herzog, Heine, Geduld, Inc.
Trident Securities, a Division of McDonald Investments

WEBSITE
www.fairfieldbank.com