Form 10-K, Exhibit 13
period 2001-06-30
BIG FOOT FINANCIAL CORP
filed 2001-09-27
CIK 1022807

2001 ANNUAL REPORT
================================================================================

                               TO OUR STOCKHOLDERS


         Big Foot Financial Corp.'s (the "Company") primary business activity consists of the ownership of Fairfield Savings Bank, F.S.B. (the "Bank"). The Bank had a core and a tangible capital ratio of 10.14% and 10.28% at June 30, 2001 and 2000 respectively. The decrease in bank capital ratios from prior years is due to a dividend paid to the Company, which was used primarily to repurchase its common stock.

         The Board of Directors of Big Foot Financial Corp. declared a cash dividend on its common stock of five cents ($0.05) per share in each of the first three quarters of the 2001 fiscal year and a six cents ($0.06) per share in the fourth quarter ended June 30, 2001. The Board will consider the payment of additional dividends in succeeding quarterly periods, based on earnings, financial conditions and other factors.

         The Company continued to pursue a stock repurchase program. During fiscal year 2001, the Company repurchased 198,000 shares of common stock. Total common stock repurchased since the inception of the repurchase programs totaled 965,082 shares, or over 38% of the total 2,512,750 common shares issued in the Company's initial public offering. The repurchase program has helped increase our book value from $16.40 per share at June 30, 2000 to $18.14 per share at June 30, 2001, an increase of $1.74, or approximately 11%. Additional repurchases may be made from time to time at the discretion of management.

         For several years the Bank had been the plaintiff in lawsuits to recover damages in a real estate development known as The Trails of Olympia Fields. A final settlement was reached resolving its remaining claims against the named defendants in the fourth quarter of fiscal year 2001. The Bank has received approximately $707,000 in total settlement awards in these cases, of which approximately $523,000 was received in the fourth quarter this year. Our co-plaintiffs in the case also received approximately $500,000 in settlement of their claims against the defendants. The professional services expenses (legal expenses) paid during the fiscal year relating to the suit offset the settlement award, and therefore there was minimal impact on net income for the fiscal year ended June 30, 2001.

         Total assets as of June 30, 2001 were $223.6 million, an increase of $7.9 million from the prior year-end. There has been a continuing moderately strong loan demand in the Bank's market area. Loan originations in the current fiscal year were $37.1 million, compared to $32.5 million in the prior fiscal year. Non-performing assets were 0.05% of total assets, a ratio well below industry averages.

                               2001 ANNUAL REPORT
================================================================================

         For the year ended June 30, 2001, the Company reported net income of $955,000, or $0.61 basic and diluted earnings per share, compared to net income of $459,000, or $0.24 basic and diluted earnings per share, for the fiscal year ended June 30, 2000. Net interest income after provision for loan losses for the fiscal year ended June 30, 2001 was $5.9 million compared to $6.2 million for the year ended June 30, 2000. A detailed summary of the financial results appears in the Management's Discussion and Analysis section of this Report.

         During fiscal year 2001, the Bank developed a fully interactive, transactional website. The website (www.fairfieldbank.com) allows our customers access to their account information, pay bills, as well as transfer funds between accounts and open new savings or loan accounts.

         Fairfield Savings Bank will continue to focus on meeting the financial service and loan needs of its valued customers. And, Big Foot Financial will do its best to meet the expectations of its owners, the Big Foot stockholders.

Sincerely,

/s/ Timothy L. McCue

Timothy L. McCue
President and Chief Executive Officer
Big Foot Financial Corp.
Fairfield Savings Bank, F.S.B.

                               2001 ANNUAL REPORT
================================================================================

FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share data)


                                                                                                                    AT OR FOR THE
                                                                                                                    ELEVEN MONTHS
                                                                          AT OR FOR THE YEAR ENDED JUNE 30,         ENDED JUNE 30,
                                                                  ------------------------------------------------  --------------
                                                                     2001       2000          1999          1998         1997
                                                                  ----------   ---------    ----------    --------   -------------

SELECTED FINANCIAL CONDITION DATA:
  Total assets .................................................. $  223,644   $ 215,674    $  215,493    $ 220,604    $ 214,896
  Loans receivable (net) ........................................    170,188     155,187       138,517      115,472       93,624
  Allowance for loan losses .....................................        300         300           300          300          300
  Mortgage-backed securities ....................................     22,408      37,363        54,014       79,764      107,595
  Savings deposits ..............................................    128,207     115,494       123,917      123,835      122,981
  Borrowed funds ................................................     61,000      66,000        52,000       53,000       49,600
  Stockholders' equity ..........................................     28,082      28,612        34,722       38,094       36,977

SELECTED FINANCIAL RATIOS:
   Bank Capital ratios: (1)
       Tangible .................................................      10.14%      10.28%        12.78%       12.30%       12.13%
       Core .....................................................      10.14       10.28         12.78        12.30        12.13
       Risk-based ...............................................      21.48       22.93         30.49        31.76        34.03
   Consolidated equity to assets at end of period ...............      12.56       13.27         16.11        17.27        17.21
   Non-performing assets as a percent of total assets ...........       0.05        0.15          0.09         0.16         0.09
   Allowance for loan losses as a percent of total loans ........       0.18        0.19          0.22         0.26         0.32
   Allowance for loan losses as a percent of non-performing loans     267.86      120.48        155.44        87.72       150.75

SELECTED OPERATING DATA:
  Net interest income before provision for loan losses ..........      5,911       6,212         6,370        6,442        5,346
  Net income ....................................................        955         459           818        1,180          220

SELECTED FINANCIAL RATIOS:
   Return on average assets .....................................       0.44        0.22          0.38         0.55         0.11
   Return on average stockholders' equity .......................       3.29        1.43          2.26         3.12         0.82
   Noninterest expense to average assets ........................       2.61        2.77          2.47         2.47         2.59

PER SHARE DATA:
   Basic earnings per share ..................................... $     0.61   $    0.24     $    0.37    $    0.50    $    0.27
   Diluted earnings per share ...................................       0.61        0.24          0.37         0.49         0.27
   Book value per share .........................................      18.14       16.40         15.29        15.16        14.72
   Cash dividends per share .....................................       0.21        0.20            --           --           --
   Dividend payout ratio ........................................      36.77%      83.33%           --           --           --

STOCK QUOTES:
   High (2) ..................................................... $   16.000   $  15.063      $ 18.500    $  23.938    $  16.125
   Low (2) ......................................................     10.125      10.250        12.125       16.000       12.313
   At June 30 ...................................................     15.000      11.063        15.000       18.000       16.125


-----------------------------------------------------
(1) Fairfield Savings Bank, F.S.B. only.
(2) Quotes for 1997 include the period from December 19, 1996 to June 30, 1997.

                               2001 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND
FAIRFIELD SAVINGS BANK, F.S.B.




DIRECTORS:

TIMOTHY L. MCCUE                                              STEPHEN E. NELSON
President and Chief Executive Officer                         Senior Vice President and Partner
of Big Foot Financial Corp. and                               Hovde Financial, Inc.
Fairfield Savings Bank, F.S.B.


GEORGE M. BRIODY                                              WALTER E. POWERS, M.D.
Chairman of the Board                                         Retired Radiologist-Flight Surgeon,
Retired President and Chief Executive Officer                 United Airlines, Member AMA.
of Big Foot Financial Corp. and
Fairfield Savings Bank, F.S.B.


F. GREGORY OPELKA                                             JOSEPH J. NIMROD
Retired Executive Vice President of Big Foot                  Owner Nimrod Decorating, Former Officer and
Financial Corp. and Fairfield Savings                         Director, Decorators Contractors Association,
Bank, F.S.B.                                                  Chairman, Washburn Apprentice School of
                                                              Painting, Trustee of the Painting Industry fund.
EUGENE W. PILAWSKI
Retired, Senior Vice President
and Senior Loan Officer, Member of
Chicago Bar Association.

EXECUTIVE OFFICERS:

MICHAEL J. CAHILL                                             ROBERT A. JONES
Senior Vice President, Chief Financial Officer                Vice President, Chief Savings Officer

JEROME A. MAHER
Vice President, Chief Lending Officer




--------------------------------------------------------------------------------
FORWARD LOOKING STATEMENTS

This Annual Report contains certain forward looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions; the development of an adverse interest rate environment that adversely affects the interest rate spread or other income anticipated from the Company's operations and investments; and depositor and borrower preferences.
--------------------------------------------------------------------------------

                               2001 ANNUAL REPORT
================================================================================


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

         The Board of Directors of the Company has, from time to time, approved the repurchase of shares of the Company's outstanding common stock. The shares of common stock available for repurchase under the current repurchase program, together with shares of common stock previously repurchased, totals approximately 40% of the total shares issued by the Company in the initial public offering. Additional repurchases may be made from time to time through privately negotiated transactions, odd-lot purchases and open-market transactions at the discretion of management. At June 30, 2001, 965,082 shares had been repurchased under all of the repurchase programs at an average cost of $13.04 per share. Since June 30, 2001 an additional 38,500 shares have been repurchased and 12,517 shares remain to be repurchased under the current authorization. Management continues to believe that stock repurchase programs are an effective capital management tool and provide enhanced value to both the Company and its stockholders.

         The Company repurchased an additional 4% of its shares of common stock, or 100,510 shares, for the Company's 1997 Recognition and Retention Plan ("RRP"). On February 23, 1999, the Company amended the RRP in connection with the authorization and granting of a restricted stock award of 3,149 shares to a new director.

                               2001 ANNUAL REPORT
================================================================================


MANAGEMENT STRATEGY

         Home Lending and Asset Quality. The Bank's strategy has been to maintain its focus as a traditional consumer oriented financial intermediary serving the markets in which its offices are located.

         The Bank has emphasized, and intends to continue to emphasize, the origination of one- to four-family residential mortgage loans in its lending area, which is defined generally as Cook, DuPage and Lake Counties in Illinois. At June 30, 2001, one- to four-family residential mortgage loans totaled $168.6 million or 98.6% of gross loans, of which $165.0 million or approximately 96.7% of gross loans, are at fixed rates of interest. Approximately 1.4% of gross loans consisted of multifamily mortgage loans, land, construction and development loans, home equity and other loans. For the 2001 fiscal year, the Bank originated $37.1 million of loans. The Bank also invests in mortgage-backed securities. The Bank's holdings of mortgage-backed securities totaled $22.4 million at June 30, 2001, representing 10.0% of total assets.

         The Bank pays particular attention to both the value estimates applied to the collateral securing loans, as well as to the creditworthiness of its prospective borrowers and employs rigorous underwriting standards to minimize risk of loss. As a result of this strategy, historically the Bank has had minimal loss experience in its lending operations. The Bank's ratio of non-performing loans to total loans at year-end ranged from 0.06% to 0.29% for the last five fiscal years and was 0.06% at June 30, 2001. The ratio of non-performing assets to total assets ranged from 0.05% to 0.16% for the last five fiscal years and was 0.05% at June 30, 2001. The Bank's ratio of allowance for loan losses to non-performing loans ranged from 87.72% to 267.86% for the last five fiscal years and was 267.86% at June 30, 2001.

         Savings Deposits and Borrowed Money. The Bank's savings deposits are derived principally from its primary market area. The Bank's strategy has been to maintain a high level of stable savings deposits by providing quality service to its customers without significantly increasing its cost of funds. The Bank's low-cost deposit base, consisting of passbook accounts, noninterest bearing demand accounts, NOW accounts and money market demand accounts, totaled $62.0 million or 48.4% of total savings deposits and had a weighted average effective rate of 2.23% at June 30, 2001. For the past three years, these accounts have consistently accounted for more than 48.0% of total savings deposits and had a weighted average effective rate of not more than 2.30% throughout this period. At June 30, 2001, money market demand accounts totaled $9.5 million or 7.4% of total savings deposits and had a weighted average effective rate of 3.11%. The Bank has consistently maintained an overall cost of funds lower than the National Median Cost of Funds Rate as determined by the Office of Thrift Supervision (the "OTS"). At June 30, 2001, the Bank's cost of savings deposits was 3.95% and its cost of funds (including FHLB borrowings) was 4.48%, or 30 basis points below the National Median Cost of Funds Rate. The Bank has not and does not intend to use brokered deposits as a source of funds.

         Management of Interest Rate Risk. The Bank's business strategy also seeks to reduce the Bank's vulnerability to changes in interest rates. Pursuant to this strategy, the Bank, (i) emphasizes the origination of mortgage loans with terms of 15-years, instead of 30-year terms,

                               2001 ANNUAL REPORT
================================================================================

(ii) seeks to attract and maintain passbook accounts, which are considered by management to be more resistant to changes in interest rates, and (iii) purchases mortgage-backed securities primarily with maturities of five to fifteen years.

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

         To the extent consistent with its interest rate spread objectives and market conditions, the Bank attempts to manage its interest rate risk and has taken several steps in this regard. First, a majority of the Bank's mortgage-backed and investment securities acquisitions since 1993 have been securities having a balloon maturity of five or seven years. At June 30, 2001, the Company had $22.4 million in mortgage-backed securities, approximately $12.6 million of which mature within ten years.

         Second, a significant portion of the Bank's deposits are passbook accounts, which are considered by management to be somewhat more resistant to interest rate changes than most other types of accounts. At June 30, 2001, the Bank had $35.4 million in passbook accounts. Finally, although the Bank makes minimal adjustable rate loans due to competitive factors, the Bank's fixed rate lending program emphasizes loans with terms of 15 years or less. At June 30, 2001, the Bank had $52.4 million or over 30.7% of total loans with remaining terms of 16 years or less.

         Despite the efforts taken by the Bank to seek to reduce its level of interest rate risk, and the Bank's intent to continue to seek to reduce its exposure to interest rate risk, the Bank has remained vulnerable to changes in interest rates. There can be no assurance that the Bank will not experience changes in net income and net interest income during periods of increasing or decreasing interest rates.

         Net Portfolio Value ("NPV") analysis provides a quantification of interest rate risk. In essence, this approach calculates the present value of expected cash flows from existing assets less the present value of expected cash flows from existing liabilities plus the present value of net expected cash inflows from existing off-balance sheet contracts.

                               2001 ANNUAL REPORT
================================================================================


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

         Presented below, as of June 30, 2001, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 300 basis points in 100 point increments. The regulatory focus of asset and liability management allows institutions to perform an in-house estimate of risk as the basis for measuring risk-based capital. The Bank has demonstrated through its past pricing action that passbook accounts function as relatively fixed rate deposits, and as such, the passbook accounts are not rate sensitive deposits. Based upon the Bank's historical experience of its passbook accounts, the Bank calculates the core deposit intangible value for those accounts. This calculation is substituted for the OTS calculations and then a new set of ratios is computed. The Bank's asset and liability structure results in a decrease in NPV in a rising interest rate scenario.

                               2001 ANNUAL REPORT
================================================================================


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


                                                                                 NPV AS % OF ECONOMIC
        CHANGE IN INTEREST                  NET PORTFOLIO VALUE                     VALUE OF ASSETS
       RATE IN BASIS POINTS       NPV       -------------------                 -------------------------
           (RATE SHOCKS)       AMOUNT            $ CHANGE           % CHANGE    NPV RATIO        CHANGE
       ---------------------  -------            --------           --------    ---------     -----------
                                             ($ in thousands)

               300             $11,055          $(18,898)            (63.1)%       5.32 %       (785)bp
               200              18,029           (11,924)            (39.8)        8.38         (478)
               100              24,096            (5,857)            (19.6)       10.88         (228)
           Static*              29,953                --                --        13.17           --
              (100)             33,558             3,605              10.7        14.50          134
              (200)             36,565             6,612              22.1        15.57          240
              (300)             38,573             8,620              28.8        16.25          309

       ----------------------------
       *Based on the economic value of the Bank's assets assuming no change in interest rates.


         As noted above, the market value of the Bank's net assets would be anticipated to decline in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $11.9 million or 39.8%. The level of interest rate risk in the NPV table set forth above at June 30, 2001 is within the Bank's current guidelines for acceptable interest rate risk.

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

                               2001 ANNUAL REPORT
================================================================================


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

                               2001 ANNUAL REPORT

================================================================================


                                                                                             FOR THE YEAR ENDED
                                                          AT JUNE 30, 2001                       JUNE 30, 2001
                                                        ---------------------       ----------------------------------------
                                                                    WEIGHTED
                                                                    AVERAGE         AVERAGE                        AVERAGE
                                                         BALANCE     RATE (1)       BALANCE        INTEREST       YIELD/COST
                                                        ---------   ---------       -------        --------       ----------
                                                                             (Dollars in thousands)
ASSETS
   Interest-earning assets:
     Mortgage-backed securities                          $ 22,408     6.89 %       $  27,918       $  1,704          6.10 %
     Loans receivable (2)                                 170,488     6.99           162,731         11,566          7.11
     Investment securities (3)                              9,442     6.61             8,790            563          6.41
     Interest-earnings deposits                             9,170     3.92             5,096            266          5.22
     Stock in FHLB-Chicago                                  3,699     6.50             3,558            259          7.28
                                                         --------    -----         ---------       --------         -----
        Total interest-earning assets                     215,207     6.82 %         208,093         14,358          6.90 %
                                                         --------    -----         ---------       --------         -----

     Allowance for loan losses                               (300)                      (300)
     Noninterest-earning assets                             8,737                      9,028
                                                         --------                  ---------
        Total assets                                     $223,644                  $ 216,821
                                                         ========                  =========

LIABILITIES & STOCKHOLDERS' EQUITY:
   Interest-bearing liabilities:
     NOW accounts                                        $ 10,272     2.02 %       $   8,573       $    171          1.99 %
     Money market demand accounts                           9,460     3.11             9,561            299          3.13
     Passbook/statement savings accounts                   35,396     2.50            36,362            910          2.50
     Certificates of deposit                               66,161     5.77            58,661          3,290          5.61
     Borrowed money                                        61,000     5.38            62,769          3,777          6.02
                                                         --------    -----         ---------       --------         -----
       Total interest-bearing liabilities                 182,289     4.66           175,926          8,447          4.80
                                                         --------    -----         ---------       --------         -----

     Noninterest-bearing NOW accounts                       6,918                      6,337
     Other noninterest-bearing liabilities                  6,355                      5,519
                                                         --------                  ---------
        Total liabilities                                 195,562                    187,782
                                                         --------                  ---------

     Stockholders' equity                                  28,082                     29,039
                                                         --------                  ---------
        Total liabilities and stockholders' equity       $223,644                  $ 216,821
                                                         ========                  =========

     Net interest income                                                                           $  5,911
                                                                                                   ========
     Average interest rate spread (4)                                 2.16  %                                        2.10 %
                                                                     =====                                          =====
     Net interest margin (5)                                                                                         2.84 %
                                                                                                                    =====
     Net interest earning assets                         $ 32,918                  $  32,167
                                                         ========                  =========
     Ratio of interest-earning assets to
        interest-bearing liabilities                       118.06 %                   118.28 %
                                                         ========                  =========



(Notes on following page)

                               2001 ANNUAL REPORT
================================================================================

                                                               FOR THE YEAR ENDED                      FOR THE YEAR ENDED
                                                                  JUNE 30, 2000                           JUNE 30, 1999
                                                         -------------------------------       ---------------------------------
                                                                                 AVERAGE                                 AVERAGE
                                                         AVERAGE                  YIELD/       AVERAGE                    YIELD/
                                                         BALANCE     INTEREST      COST        BALANCE     INTEREST        COST
                                                         -------     --------    -------       -------     --------      -------
                                                                      (Dollars in thousands)
ASSETS
    Interest-earning assets:
      Mortgage-backed securities                        $  45,526    $  2,675       5.88      $  66,241     $ 3,871        5.84 %
      Loans receivable (2)                                146,418      10,270       7.01        125,523       9,056        7.21
      Investment securities (3)                             3,833         271       7.07          3,246         272        8.38
      Interest-earnings deposits                            4,635         242       5.22         10,274         516        5.02
      Stock in FHLB-Chicago                                 2,808         190       7.05          2,908         190        6.53
                                                        ---------    --------      -----      ---------     -------       -----
         Total interest-earning assets                    203,220      13,656       6.72 %      208,192      13,905        6.68 %
                                                        ---------    --------      -----      ---------     -------       -----

      Allowance for loan losses                              (300)                                 (300)
      Noninterest-earning assets                            9,302                                 9,645
                                                        ---------                             ---------
         Total assets                                   $ 212,222                             $ 217,537
                                                        =========                             =========

LIABILITIES & STOCKHOLDERS' EQUITY:
    Interest-bearing liabilities:
      NOW accounts                                      $   8,834    $    177       2.00 %    $   8,322     $   167        2.01 %
      Money market demand accounts                         11,068         347       3.14         11,587         341        2.94
      Passbook/statement savings accounts                  37,757         944       2.50         38,764         969        2.50
      Certificates of deposit                              55,668       2,769       4.97         59,413       3,106        5.23
      Borrowed funds                                       55,846       3,207       5.74         52,077       2,952        5.67
                                                        ---------    --------      -----      ---------     -------       -----
        Total interest-bearing liabilities              $ 169,173    $  7,444       4.40 %    $ 170,163     $ 7,535        4.43 %
                                                        ---------    --------      -----      ---------     -------       -----

      Noninterest-bearing NOW accounts                      6,213                                 5,837
      Other noninterest-bearing liabilities                 4,739                                 5,424
                                                        ---------                             ---------
         Total liabilities                              $ 180,125                             $ 181,424
                                                        ---------                             ---------

      Stockholders' equity                                 32,097                                36,113
                                                        ---------                             ---------
         Total liabilities and stockholders' equity     $ 212,222                             $ 217,537
                                                        =========                             =========

      Net interest income                                            $  6,212                               $ 6,370
                                                                     ========                               =======

      Average interest rate spread (4)                                                2.32 %                               2.25 %
                                                                                     =====                                =====
      Net interest margin (5)                                                         3.06 %                               3.06 %
                                                                                     =====                                =====

      Net interest earning assets                       $  34,047                             $  38,029
                                                        =========                             =========
      Ratio of interest-earning assets to
         interest-bearing liabilities                      120.13 %                              122.35 %
                                                        =========                             =========


----------------------------------------
    (1) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principal balance associated with each asset and liability.
    (2) In computing the average balance of loans receivable, non-accrual loans have been included.
    (3) Includes investment in mutual funds and preferred stock and related dividend income.
    (4) Average interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
    (5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

         Net interest income can also be analyzed in terms of the impact changing interest rates have on interest-earning assets and interest-bearing liabilities, and the change in the volume or amount of these assets and liabilities. In general, increases in the volume or amount of interest-

                               2001 ANNUAL REPORT
================================================================================

bearing liabilities, as well as increases in the interest rates paid on interest-bearing liabilities, and decreases in the volume or amount of interest-earning assets, as well as decreases in the yields earned on interest-earning assets, have the effect of reducing the Bank's net interest income. Conversely, increases in the volume or amount of the Bank's interest-earning assets, as well as increases in the yields earned on interest-earning assets, and decreases in the volume or amount of interest-bearing liabilities, as well as decreases in the rates paid on interest-bearing liabilities, have the effect of increasing the Bank's net interest income. The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rates (changes in rates multiplied by old volume). Changes attributable to the combined impact of rate volume have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                              YEAR ENDED                            YEAR ENDED
                                                            JUNE 30, 2001                         JUNE 30, 2000
                                                      COMPARED TO YEAR ENDED                  COMPARED TO YEAR ENDED
                                                           JUNE 30, 2000                            JUNE 30, 1999
                                                ----------------------------------       -----------------------------------
                                                        INCREASE/(DECREASE)                      INCREASE/(DECREASE)
                                                             DUE TO                                    DUE TO
                                                ----------------------------------       -----------------------------------
                                                VOLUME        RATE           NET         VOLUME         RATE           NET
                                                ------       -------       -------       ------        -------       -------

INTEREST-EARNING ASSETS
   Mortgage-backed securities                  $(1,068)      $    97       $  (971)      $(1,222)      $    26       $(1,196)
   Loans receivable                              1,149           147         1,296         1,471          (257)        1,214
   Investment securities (1)                       319           (27)          292            45            46            (1)
   Interest-earning deposits                        24            --            24          (294)           20          (274)
   Stock in FHLB of Chicago                         55             6            61            (7)           15             8
                                               -------       -------       -------       -------       -------       -------
     Total                                     $   479       $   223       $   702       $    (7)      $  (242)      $  (249)
                                               =======       =======       =======       =======       =======       =======

INTEREST-BEARING LIABILITIES
   NOW accounts                                $    (5)      $    (1)      $    (6)      $    11       $    (1)      $    10
   Money market demand accounts                    (47)           (1)          (48)          (16)           22             6
   Passbook/statement savings accounts             (34)           --           (34)          (25)           --           (25)
   Certificates of deposit                         154           367           521          (189)         (148)         (337)
   Borrowed money                                  409           161           570           218            37           255
                                               -------       -------       -------       -------       -------       -------
     Total                                     $   477       $   526       $ 1,003       $    (1)      $   (90)      $   (91)
                                               =======       =======       =======       =======       =======       =======

Net change in net interest income              $     2       $  (303)      $  (301)      $    (6)      $  (152)      $  (158)
                                               =======       =======       =======       =======       =======       =======

----------------------------
(1) Includes investment in mutual funds and preferred stock and related dividend income.



COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2001 AND JUNE 30, 2000

         Total assets increased $7.9 million from $215.7 million at June 30, 2000 to $223.6 million at June 30, 2001. The components of the Company's asset base also changed from June 30, 2000 to June 30, 2001. Mortgage-backed securities ("MBS") (including both held-to-maturity and available-for-sale portfolios) decreased $15.0 million from $37.4 million at June 30, 2000 to $22.4 million at June 30, 2001. This decrease was primarily due to the receipt of $15.6 million in principal repayments during the twelve month period. An increase of $15.0 million in loans receivable was the result of loan originations of $37.6 million which exceeded the $22.6 million of loan repayments. Interest earning deposits increased $5.8 million from $3.4 million at June 30, 2000 to $9.2 million at June 30, 2001, primarily from increased savings deposits.

                              2001 ANNUAL REPORT
================================================================================


         Investments securities (including both held-to-maturity and availabe-for-sale portfolios) increased $1.9 million from $7.5 million at June 30, 2000 to $9.4 million at June 30, 2001. This increase was due primarily to the purchase of $4.4 million of securities, and an increase of $1.2 million in market value which was offset by the sale of $3.7 million of securities. The net unrealized gain/(loss) in this portfolio is included as a component of accumulated other comprehensive income/(loss).

         The allowance for loan losses at June 30, 2001 and June 30, 2000 was $300,000. Management believes that the allowance for loan losses is adequate to cover any probable losses in the loan portfolio. While management estimates loan losses using the best available information, no assurance can be made that future additions to the allowance will not be necessary. The ratio of the allowance for loan losses to total loans was 0.18% and 0.19% at June 30, 2001 and June 30, 2000, respectively. At June 30, 2001 and 2000, the ratio of the allowance for loan losses to non-performing loans was 267.86% and 120.48%, respectively. The Bank had one non-performing loan totaling approximately $112,000 at June 30, 2001 and two non-performing loans totaling approximately $249,000 at June 30, 2000. There were no loan chargeoffs during the years ended June 30, 2001 and 2000.

         Savings deposits increased $12.7 million from June 30, 2000 to June 30, 2001. This increase was primarily due to an 8-month 6.68% CD program which ended December 31, 2000. During this time, borrowed money decreased by $5.0 million. Interest bearing NOW accounts increased $1.3 million. Passbook savings were $35.4 million at June 30, 2001 compared to $37.4 million at June 30, 2000. Certificates of deposit accounts increased $14.4 million to $66.1 million at June 30, 2001. During the year, the Bank offered a special CD program which attracted approximately $11.5 million of new certificates of deposit.

         Stockholders' equity at June 30, 2001 was $28.1 million or $500,000 less than at June 30, 2000. This decrease includes net income of $955,000 and an increase of $1.3 million in accumulated other comprehensive income which was offset by treasury stock purchases of $3.0 million and cash dividends declared of $324,000. The Company's book value was $18.14 per share at June 30, 2001 compared to $16.40 per share at June 30, 2000, an increase of $1.74.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 2001 AND 2000

         GENERAL. For the year ended June 30, 2001, net income was $955,000 or $0.61 basic and diluted earnings per share, compared to $459,000 or $0.24 basic and diluted earnings per share for the year ended June 30, 2000.

         INTEREST INCOME. Interest income was $14.4 million for the year ended June 30, 2001 compared to $13.7 million for the year ended June 30, 2000. The average balance of interest-earning assets increased $4.9 million from $203.2 million for the year ended June 30, 2000 to $208.1 million for the year ended June 30, 2001. The average yield on the Bank's interest-earning assets increased 18 basis points from 6.72% for the year ended June 30, 2000 to 6.90% for the year ended June 30, 2001.

                              2001 ANNUAL REPORT
================================================================================

         INTEREST EXPENSE. Interest expense increased $1.0 million and was $8.4 million for the year ended June 30, 2001 compared to $7.4 million for the year ended June 30, 2000. The average rate paid on interest-bearing liabilities increased 40 basis points from 4.40% for the year ended June 30, 2000 to 4.80% for the year ended June 30, 2001. The average balance of interest-bearing liabilities increased $6.8 million to $176.0 million for the year ended June 30, 2001 from $169.2 million for the year ended June 30, 2000. The increase in the cost of average interest-bearing liabilities resulted primarily from the renewal of maturing certificates of deposit and borrowed funds at higher rates and a special CD program which attracted approximately $11.5 million of new deposits.

         NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses was $5.9 million for the year ended June 30, 2001 and $6.2 million for the year ended June 30, 2000. The average interest rate spread decreased 22 basis points from 2.32% for the year ended June 30, 2000 to 2.10% for the comparable period in 2001. Net interest margin decreased 22 basis points and was 2.84% for the year ended June 30, 2001.

         PROVISION FOR LOAN LOSSES. There was no provision for loan losses for the year ended June 30, 2001 or for the comparable period in 2000. See "Comparison of Financial Condition at June 30, 2001 and June 30, 2000."

         NONINTEREST INCOME. Noninterest income was $1.1 million for the year ended June 30, 2001, compared to $303,000 for the year ended June 30, 2000. This increase of $777,000 was primarily due to a $229,000 gain on the sale of available-for-sale securities and a settlement agreement reached in the fourth quarter, of $523,000 in a suit to recover damages in a real estate development known as The Trails of Olympia Fields.

         NONINTEREST EXPENSE. Noninterest expense decreased $217,000 from $5.9 million for the year ended June 30, 2000 to $5.7 million for the year ended June 30, 2001.

         Compensation and benefits expense decreased $189,000 to $2.9 million for the year ended June 30, 2001 due to decreased staffing levels which was partially offset by increased salaries of all employees.

         Professional services expense for the year ended June 30, 2001 was $936,000 as compared to $897,000 for the year ended June 30, 2000. In both fiscal years, the Company incurred substantial legal fees to recover damages in The Trails of Olympia Fields suit.

         INCOME TAX EXPENSE. Income tax expense increased $197,000 from $173,000 for the year ended June 30, 2000 to $370,000 for the year ended June 30, 2001.This increase was primarily due to an increase of $693,000 in pre-tax income. The effective tax rate was 28% for the year ended June 30, 2001 and 27% for the year ended June 30, 2000.

                              2001 ANNUAL REPORT
================================================================================


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2000 AND JUNE 30, 1999

         Total assets increased $200,000 from $215.5 million at June 30, 1999 to $215.7 million at June 30, 2000. The components of the Company's asset base also changed from June 30, 1999 to June 30, 2000. Mortgage-backed securities ("MBS") (including both held-to-maturity and available-for-sale portfolios) decreased $16.6 million from $54.0 million at June 30, 1999 to $37.4 million at June 30, 2000. This decrease was primarily due to $15.9 million in principal repayments. An increase of $16.7 million in loans receivable from $138.5 million at June 30, 1999 to $155.2 million at June 30, 2000, was the result of loan originations of $32.5 million which exceeded the $16.3 million of loan repayments. Interest earning deposits decreased $4.1 million from $7.5 million at June 30, 1999 to $3.4 million at June 30, 2000.

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

                              2001 ANNUAL REPORT
================================================================================


COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 2000 AND 1999

         GENERAL. For the year ended June 30, 2000, net income was $459,000 or $0.24 basic and diluted earnings per share, compared to $818,000 or $0.37 basic and diluted earnings per share for the year ended June 30, 1999.

         INTEREST INCOME. Interest income was $13.7 million for the year ended June 30, 2000, compared to $13.9 million for the year ended June 30, 1999. The average balance of interest earning assets decreased $5.0 million from $208.2 million for the year ended June 30, 1999 to $203.2 million for the year ended June 30, 2000. Generally, yields earned on new mortgage loan originations were higher than rates earned on MBS repayments, as a result the average yield on the Bank's interest-earning assets increased four basis points from 6.68% for the year ended June 30, 1999 to 6.72% for the year ended June 30, 2000.

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

                              2001 ANNUAL REPORT
================================================================================

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

         The Bank's primary sources of funds are savings deposits, principal and interest payments on loans and mortgage-backed securities, and borrowings from the FHLB. While maturities and scheduled amortization of loans and mortgage-backed securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and savings deposit flows, reducing the predictability of the timing of sources of funds. Cash flow from operating activities amounted to $1.0, $2.6, and $1.6 million for the 2001, 2000, and 1999 fiscal years, respectively.

         Under OTS regulations, the Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. At June 30, 2001, the Bank's liquidity ratio was 23.63%. The Bank's liquidity ratio is high due to the amount of mortgage-backed-securities held in the Bank's investment portfolio with a stated maturity of less than five years. The levels of the Bank's short-term liquid assets are dependent on the Bank's operating, financing and investing activities during any given period.

         The primary investing activities of the Bank are the origination of mortgage and other loans and the purchase and sale of mortgage-backed and other securities. During the fiscal years

                              2001 ANNUAL REPORT
================================================================================

ended June 30, 2001, 2000, and 1999 the Bank's disbursements for loan originations totaled $37.6, $32.5, and $44.1 million, respectively. These activities were funded primarily by principal repayments on loans and securities. During the 2001 and 2000 fiscal years, there was $55,000 and $5.9 million net cash used in investing activities. Net cash flows provided by investing activities amounted to $1.0 million for the fiscal year ended June 30, 1999.

         For the 2001 fiscal year, the Company repurchased $3.0 million of its common stock; also the Bank had a $12.7 million net increase in deposits (including the effect of interest credited). For the 2000 fiscal year, the Bank experienced net decreases in deposits (including the effect of interest credited) of $8.4 million and for fiscal year 1999, an increase of $82,000.

         Net cash flows provided by financing activities amounted to $4.5 million for the 2001 fiscal year. Net cash flows used in financing activities amounted to $957,000 and $5.2 million for the years ended June 30, 2000 and 1999, respectively.

         The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than one year that are readily convertible to known amounts of cash and interest-earning deposits. The level of these assets is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 2001, 2000, and 1999, cash and cash equivalents totaled $11.8, $6.3, and $10.6 million, respectively.

         The Bank has other sources of liquidity if a need for additional funds arises, including the ability to obtain additional FHLB advances. The Bank had $61.0 and $66.0 million, outstanding in FHLB advances at June 30, 2001 and 2000, respectively. The Bank utilizes borrowings primarily to offset outflows in deposits at times when the Bank does not believe that it can replace such funds with lower costing deposit products. In addition, the Bank has used borrowed funds to fund the purchase of mortgage-backed securities at times when the spread between the rate paid on the borrowed funds and the yield earned on such securities was favorable.

         At June 30, 2001, the Bank had outstanding loan origination commitments of $8.4 million and unused lines of consumer credit of $918,000. The Bank anticipates that it will have sufficient funds available to meet its current origination and other lending commitments. Certificates of deposit scheduled to mature in one year or less from June 30, 2001 totaled $51.8 million. Based upon the Bank's most recent pricing strategy, management believes that a significant portion of such deposits will remain with the Bank. Management believes it will have adequate resources to fund all commitments on a short term and long term basis in accordance with its business strategy.

         At June 30, 2001, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $22.2 million, or 10.14% of total adjusted assets, which is above the required level of $3.3 million or 1.50%; core capital of $22.2 million, or 10.14% of total adjusted assets, which is above the required level of $6.6 million or 3.00%; and total risk-based capital of $22.5 million, or 21.48% of risk-weighted assets, which is above the required level of $8.4 million, or 8.00%.

                              2001 ANNUAL REPORT
================================================================================

IMPACT OF INFLATION AND CHANGING PRICES

         The Company's Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                           INDEPENDENT AUDITORS' REPORT



The Board of Directors
Big Foot Financial Corp.
Long Grove, Illinois:


We have audited the accompanying consolidated balance sheets of Big Foot Financial Corp. and subsidiary (the Company) as of June 30, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Big Foot Financial Corp. and subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                   /s/ KPMG LLP

Chicago, Illinois
July 27, 2001

                              2001 ANNUAL REPORT
================================================================================


BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Balance Sheets

June 30, 2001 and 2000
--------------------------------------------------------------------------------



                                                ASSETS                                  2001                   2000
                                                                                   -------------          -------------

Cash and due from banks                                                            $   2,641,070              2,904,868
Interest-earning deposits                                                              9,169,858              3,429,400
Mortgage-backed securities held-to-maturity, at amortized
    cost (fair value of $8,110,953 at June 30, 2001
    and $17,226,882 at June 30, 2000) (note 3)                                         8,080,634             17,893,963
Mortgage-backed securities available-for-sale, at fair value (note 3)                 14,327,538             19,469,763
Investment securities held-to-maturity, at cost
    (fair value of $3,000,000 at June 30, 2001) (note 3)                               3,000,000                     --
Investments securities available-for-sale, at fair value (note 3)                      6,442,123              7,510,852
Loans receivable, net (note 4)                                                       170,188,383            155,186,805
Accrued interest receivable (note 5)                                                   1,009,321                953,781
Stock in Federal Home Loan Bank of Chicago, at cost                                    3,699,100              3,300,000
Office properties and equipment, net (note 6)                                          4,215,207              4,512,164
Foreclosed real estate                                                                        --                 78,216
Prepaid expenses and other assets                                                        871,151                434,393
                                                                                   -------------          -------------

             Total assets                                                          $ 223,644,385            215,674,205
                                                                                   =============          =============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Savings deposits (note 7):
    Interest-bearing                                                               $ 121,288,076            108,901,280
    Noninterest-bearing                                                                6,918,454              6,592,748
                                                                                   -------------          -------------

             Total savings deposits                                                  128,206,530            115,494,028

Borrowed money (note 8)                                                               61,000,000             66,000,000
Advance payments by borrowers for taxes and insurance                                  2,239,874              2,054,142
Accrued interest payable and other liabilities                                         4,116,023              3,514,373
                                                                                   -------------          -------------

             Total liabilities                                                       195,562,427            187,062,543
                                                                                   -------------          -------------

Stockholders' equity (note 12):
    Preferred stock, $.01 par value, 2,000,000 shares
      authorized; none issued or outstanding                                                  --                     --
    Common stock, $.01 par value, 8,000,000 shares
      authorized; 2,512,750 issued                                                        25,128                 25,128
    Treasury stock, at cost (965,082 and 767,082 shares at
      June 30, 2001 and 2000, respectively)                                          (12,581,935)            (9,566,760)
    Additional paid-in capital                                                        24,436,865             24,455,670
    Retained earnings - substantially restricted                                      17,579,052             16,947,611
    Common stock acquired by Employee Stock Ownership Plan                            (1,105,610)            (1,306,630)
    Common stock acquired by Recognition and Retention Plan                             (708,757)            (1,040,280)
    Accumulated other comprehensive income (loss)                                        437,215               (903,077)
                                                                                   -------------          -------------

             Total stockholders' equity                                               28,081,958             28,611,662
                                                                                   -------------          -------------

             Total liabilities and stockholders' equity                            $ 223,644,385            215,674,205
                                                                                   =============          =============



See accompanying notes to consolidated financial statements.

                               2001 ANNUAL REPORT
================================================================================


BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Earnings

Years ended June 30, 2001, 2000, and 1999
--------------------------------------------------------------------------------



                                                                                2001             2000              1999
                                                                            -----------       -----------       -----------

Interest income:
    Mortgage-backed securities held-to-maturity                             $   628,392         1,271,263         2,114,813
    Mortgage-backed securities available-for-sale                             1,076,413         1,403,653         1,756,151
    Investment securities held-to-maturity                                       31,810                --                --
    Investment securities available-for-sale                                    530,790           270,775           271,703
    Loans receivable                                                         11,565,899        10,270,050         9,055,558
    Interest-earning deposits                                                   265,530           242,365           516,309
    Federal Home Loan Bank of Chicago stock                                     259,290           198,017           190,236
                                                                            -----------       -----------       -----------

             Total interest income                                           14,358,124        13,656,123        13,904,770
                                                                            -----------       -----------       -----------

Interest expense:
    Savings deposits (note 7)                                                 4,670,450         4,236,953         4,582,783
    Borrowed money (note 8)                                                   3,776,718         3,207,441         2,951,948
                                                                            -----------       -----------       -----------

             Total interest expense                                           8,447,168         7,444,394         7,534,731
                                                                            -----------       -----------       -----------

             Net interest income before provision for loan losses             5,910,956         6,211,729         6,370,039

Provision for loan losses (note 4)                                                   --                --                --
                                                                            -----------       -----------       -----------

             Net interest income after provision for loan losses              5,910,956         6,211,729         6,370,039
                                                                            -----------       -----------       -----------

Noninterest income:
    Gain on sale of securities available-for-sale                               229,096                --                --
    Service fees                                                                263,485           260,069           255,244
    Litigation settlement (note 14)                                             522,500                --                --
    Other                                                                        65,218            43,313            28,918
                                                                            -----------       -----------       -----------

             Total noninterest income                                         1,080,299           303,382           284,162
                                                                            -----------       -----------       -----------

Noninterest expense:
    Compensation and benefits                                                 2,927,567         3,115,737         2,936,718
    Office occupancy                                                          1,064,259         1,125,842         1,089,704
    Federal deposit insurance premiums                                           23,633            49,262            75,076
    Real estate held for sale and development                                        --             8,351            48,910
    Provision for loss, investment in real estate held for
      sale and development                                                           --                --           108,000
    Professional services                                                       935,623           896,870           319,005
    Other                                                                       715,661           687,470           787,057
                                                                            -----------       -----------       -----------

             Total noninterest expense                                        5,666,743         5,883,532         5,364,470
                                                                            -----------       -----------       -----------

             Income before income taxes                                       1,324,512           631,579         1,289,731

Income tax expense (note 9)                                                     369,300           173,000           471,853
                                                                            -----------       -----------       -----------

             Net income                                                     $   955,212           458,579           817,878
                                                                            ===========       ===========       ===========

Earnings per share (note 2):
    Basic                                                                   $    .61               .24               .37
    Diluted                                                                      .61               .24               .37
                                                                            ===========       ===========       ===========



See accompanying notes to consolidated financial statements.

                               2001 ANNUAL REPORT
===============================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years ended June 30, 2001, 2000, and 1999
--------------------------------------------------------------------------------





                                                                                    COMMON      COMMON    ACCUMULATED
                                                          ADDITIONAL                STOCK       STOCK        OTHER
                            PREFERRED COMMON  TREASURY     PAID-IN    RETAINED     ACQUIRED    ACQUIRED   COMPREHENSIVE
                             STOCK    STOCK    STOCK       CAPITAL    EARNINGS     BY ESOP      BY RRP    INCOME (LOSS)     TOTAL
                            --------- ------  -------     ----------  --------     --------    --------   -------------     ------
Balance at June 30, 1998      $  --   25,128          --  24,224,171  16,048,531 (1,708,670)   (531,473)      36,377     38,094,064

Comprehensive income:
 Net income                      --       --          --          --     817,878         --          --           --        817,878
 Other comprehensive income
  (loss), net of tax -
   Unrealized holding loss on
    securities arising during
    the year                     --       --          --          --          --         --          --     (516,731)      (516,731)
                                                                                                                         ----------

Total comprehensive income                                                                                                 301,147

Purchase of Treasury stock       --       --  (3,259,062)         --          --         --          --           --     (3,259,062)
Purchase of RRP shares           --       --          --     195,100          --         --  (1,299,258)          --     (1,104,158)
Amortization of award of
 RRP shares                      --       --          --     (38,210)         --         --     445,366           --        407,156
Cost of ESOP shares released     --       --          --          --          --    201,020          --           --        201,020
Market adjustment for release
 of ESOP shares                  --       --          --      82,043          --         --          --           --         82,043
                              -----   ------ -----------   ---------- ----------  ----------  ----------   ---------      ----------

Balance at June 30, 1999         --   25,128  (3,259,062)  24,463,104 16,866,409  (1,507,650) (1,385,365)   (480,354)    34,722,210

Comprehensive income:
 Net income                      --       --          --           --    458,579          --          --          --        458,579
 Other comprehensive income
  (loss), net of tax -
    Unrealized holding loss on
     securities arising during
     the year                    --       --          --           --         --          --          --    (422,723)      (422,723)
                                                                                                                         ----------

Total comprehensive income                                                                                                  35,856

Purchase of Treasury stock       --       --  (6,307,698)          --         --          --          --          --     (6,307,698)
Purchase of RRP shares           --       --          --           --         --          --     (36,683)         --        (36,683)
Cash dividends, $.20 share       --       --          --           --   (377,377)         --          --          --       (377,377)
Amortization of award of
 RRP shares                      --       --          --      (54,200)        --          --     381,768          --        327,568
Cost of ESOP shares released     --       --          --           --         --     201,020          --          --        201,020
Market adjustment for release
 of ESOP shares                  --       --          --       46,766         --          --          --          --         46,766
                              -----   ------ -----------  ----------- ----------  ----------  ----------   ---------      ----------
Balance at June 30, 2000         --   25,128  (9,566,760)  24,455,670 16,947,611  (1,306,630) (1,040,280)   (903,077)    28,611,662

Comprehensive income:
 Net income                      --       --          --           --    955,212          --          --          --        955,212
 Other comprehensive income,
  net of tax:
   Unrealized holding gain on
    securities arising during
    the year                     --       --          --           --         --          --          --   1,488,454      1,488,454
   Less reclassification adjust-
    ment for gains included
    in net income                --       --          --           --         --          --          --    (148,162)      (148,162)
                                                                                                                         ----------

Total comprehensive income       --       --          --           --         --          --          --          --      2,295,504

Purchase of Treasury stock       --       --  (3,015,175)          --         --          --          --          --     (3,015,175)
Purchase of RRP shares           --       --          --           --         --          --     (50,265)         --        (50,265)
Cash dividends, $.21 share       --       --          --           --   (323,771)         --          --          --       (323,771)
Amortization of award of
 RRP shares                      --       --          --      (80,258)        --          --     381,788          --        301,530
Cost of ESOP shares released     --       --          --           --         --     201,020          --          --        201,020
Market adjustment for release
 of ESOP shares                  --       --          --       61,453         --          --          --          --         61,453
                              -----    ------ ----------   ----------  ----------  ----------  ----------   --------      ---------

Balance at June 30, 2001      $  --   25,128(12,581,935)   24,436,865 17,579,052  (1,105,610)   (708,757)    437,215     28,081,958
                              =====    ====== ===========  ==========  ==========  ==========  ==========   ========     ==========




See accompanying notes to consolidated financial statements.

                               2001 ANNUAL REPORT
================================================================================

BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended June 30, 2001, 2000, and 1999
--------------------------------------------------------------------------------


                                                                                            2001           2000            1999
                                                                                   ------------    ------------    ------------

Cash flows from operating activities:
    Net income                                                                     $    955,212         458,579         817,878
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation                                                                    428,457         487,602         450,888
        Deferred income tax benefit                                                     (45,869)        (48,091)        (77,066)
        Market adjustment for committed ESOP shares                                      61,453          46,766          82,043
        Cost of ESOP shares released                                                    201,020         201,020         201,020
        Amortization of award of RRP shares                                             301,530         381,768         445,366
        Gain on sale of investment securities available-for-sale                       (229,096)             --              --
        Gain on sale of foreclosed real estate                                           (8,067)             --              --
        Federal Home Loan Bank of Chicago stock dividends                              (253,800)        (48,700)             --
        Net (amortization) accretion of deferred loan fees                                4,475         (46,598)        (45,791)
        Net amortization of discounts and premiums                                      118,373         333,968         377,194
        Provision for investment in real estate held for sale and development                --              --         108,000
        (Increase) decrease in accrued interest receivable                              (55,540)         25,229         (10,351)
        (Increase) decrease in prepaid expenses and other assets                       (436,758)         26,028        (106,062)
        Increase (decrease) in accrued interest payable and other liabilities           (18,448)        738,970        (610,236)
                                                                                   ------------    ------------    ------------

             Net cash provided by operating activities                                1,022,942       2,556,541       1,632,883
                                                                                   ------------    ------------    ------------

Cash flows from investing activities:
    Net increase in loans receivable                                                (15,006,053)    (16,701,833)    (22,998,592)
    Purchases of mortgage-backed securities available-for-sale                               --              --     (10,121,376)
    Purchases of investment securities held-to-maturity                              (3,000,000)             --              --
    Purchase of investment securities available-for-sale                             (1,386,519)     (4,405,762)     (1,066,249)
    Principal repayments on mortgage-backed securities held-to-maturity               9,737,895      10,419,333      17,863,208
    Principal repayments on mortgage-backed securities available-for-sale             5,871,207       5,472,021      17,163,985
    Proceeds from sale of investment securities available-for-sale                    3,918,682              --              --
    Proceeds from sale of foreclosed real estate                                         86,283              --              --
    Proceeds from sale of real estate held for sale and development                          --         154,259              --
    Purchase of stock in Federal Home Loan Bank of Chicago                             (145,300)       (651,300)             --
    Proceeds from redemption of stock in Federal Home Loan Bank of Chicago                   --              --         800,000
    Purchase of office properties and equipment, net                                   (131,500)       (179,583)       (603,835)
                                                                                   ------------    ------------    ------------

             Net cash provided by (used in) investing activities                        (55,305)     (5,892,865)      1,037,141
                                                                                   ------------    ------------    ------------

Cash flows from financing activities:
    Net increase (decrease) in savings deposits                                      12,712,502      (8,422,765)         81,955
    Proceeds from borrowed money                                                     52,000,000      52,000,000              --
    Repayments of borrowed money                                                    (57,000,000)    (38,000,000)     (1,000,000)
    Increase in advance payments by borrowers for taxes and insurance                   185,732         187,653          92,769
    Purchase of treasury stock                                                       (3,015,175)     (6,307,698)     (3,259,062)
    Purchase of RRP shares                                                              (50,265)        (36,683)     (1,104,158)
    Cash dividends paid                                                                (323,771)       (377,377)             --
                                                                                   ------------    ------------    ------------

             Net cash provided by (used in) financing activities                      4,509,023        (956,870)     (5,188,496)
                                                                                   ------------    ------------    ------------

             Net increase (decrease) in cash and cash equivalents                     5,476,660      (4,293,194)     (2,518,472)

Cash and cash equivalents at beginning of year                                        6,334,268      10,627,462      13,145,934
                                                                                   ------------    ------------    ------------

Cash and cash equivalents at end of year                                           $ 11,810,928       6,334,268      10,627,462
                                                                                   ============    ============    ============

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest                                                                     $  8,253,942       7,401,282       7,568,520
      Income taxes                                                                      335,000         440,000         550,000
    Noncash activity - transfer of loans to foreclosed real estate                           --          78,216              --
                                                                                   ============    ============    ============



See accompanying notes to consolidated financial statements.

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------






  (1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Big Foot Financial Corp. and subsidiary (the Company) prepares its financial statements on the basis of accounting principles generally accepted in the United States of America. The following is a description of the more significant of those policies which the Company follows in preparing and presenting its financial statements.

              PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of
              Big Foot Financial Corp. and its wholly owned subsidiary, Fairfield Savings Bank, F.S.B (the Savings Bank). All significant intercompany balances have been eliminated in consolidation.

              USE OF ESTIMATES

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

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

              INVESTMENT SECURITIES

                 Investment securities which the Company has the positive intent and ability to hold to maturity are carried at amortized cost. All other investment securities are designated as available-for-sale and are carried at fair value. The difference between amortized cost and fair value of the available-for-sale securities is reflected as a separate component of accumulated other comprehensive income, net of related tax effects. If a decrease in the market value of a security is expected to be other than temporary, the security is written down to its fair value through a charge to income. Gains and losses on the sale of investment securities are determined using the specific identification method.

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


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

                  It is the policy of the Company to provide specific valuation allowances for estimated losses on loans when any permanent decline in value is identified. Periodic reviews are made to identify potential problem loans. In addition to specific allowances, the Company maintains a general allowance for loan losses. Additions to the allowance for loan losses are charged to operations. Also, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments using information available to them at the time of their examination. In the opinion of management, the allowance for loan losses, when taken as a whole, is adequate to absorb probable losses in the loan portfolio.

                  The accrual of interest income is suspended and previously accrued interest income is reversed when a loan is contractually delinquent for 90 days or more and where collection of interest is doubtful. Accrual is resumed when the loan becomes less than 90 days contractually delinquent and collection of interest is probable.

                  Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral. Impaired loans exclude homogeneous loans that are collectively evaluated for impairment, including one- to four-family residential real estate loans and consumer loans.

              FORECLOSED REAL ESTATE

                  Foreclosed real estate represents real estate acquired through foreclosure which is recorded at the lower of cost or fair value less estimated costs to sell. After foreclosure, additional reserves are recorded as a charge to noninterest expense as necessary to reflect further impairment of the estimated net realizable value.

              DEPRECIATION

                  Depreciation of office properties and equipment is recorded using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives range between 3 and 40 years.

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


              INCOME TAXES

                  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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

              RECOGNITION AND RETENTION PLAN (RRP)

                  Compensation expense for recognition and retention plans is recognized as the participants vest in shares granted. For fixed awards, compensation expense is measured at the grant date as the fair value of the shares granted. For variable awards, compensation expense is determined each reporting period based on the market price of the Company's common stock at the end of each period.

              STOCK OPTION PLAN

                  As allowed under the Financing Accounting Standards Board's
              (FASB) Statement of Financial Accounting Standards No. 123 (Statement 123), "Accounting for Stock-Based Compensation," the Company measures stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has included in Note 11 the effect of the fair value of the stock option plan on net income and earnings per share on a pro forma basis pursuant to Statement 123.

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

              ESOP shares are only considered outstanding for earnings per share calculations when they are released or committed to be released.

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


  (2)   EARNINGS PER SHARE

            The following table sets forth the computation of basic and diluted earnings per share for the years ended June 30:

                                                                              2001            2000            1999
                                                                          --------------  --------------  --------------
        Basic:
            Net income                                                 $       955,212         458,579         817,878
            Weighted average common shares outstanding                       1,574,010       1,930,614       2,233,284
                                                                          --------------  --------------  --------------

                   Basic earnings per share                            $           .61             .24             .37
                                                                          ==============  ==============  ==============

        Diluted:
            Net income                                                 $       955,212         458,579         817,878
            Weighted average common shares  outstanding                      1,574,010       1,930,614       2,233,284
            Effect of dilutive stock options
             outstanding                                                           164              --             422
                                                                          --------------  --------------  --------------

            Diluted weighted average common
             shares outstanding                                              1,574,174       1,930,614       2,233,706
                                                                          --------------  --------------  --------------

                   Diluted earnings per share                          $           .61             .24             .37
                                                                          ==============  ==============  ==============

              COMPREHENSIVE INCOME

                  Comprehensive income consists of net income and the unrealized gains (losses) on securities available-for-sale, and is presented in the consolidated statements of stockholders' equity.

              CASH AND CASH EQUIVALENTS

                  For purposes of reporting cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents also include cash on hand and due from banks.

              RECLASSIFICATIONS

                  Certain prior year amounts have been reclassified to conform to the 2001 financial statement presentation.

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


  (3)   MORTGAGE-BACKED SECURITIES AND INVESTMENT SECURITIES

        The amortized cost and estimated fair value of mortgage-backed securities and investment securities are summarized as follows:

                                                                                JUNE 30, 2001
                                                      ------------------------------------------------------------------
                                                                           GROSS            GROSS          ESTIMATED
                                                        AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                       DESCRIPTION                         COST            GAINS            LOSSES           VALUE
                                                      ---------------  ---------------  ---------------  ---------------
        Held-to-maturity:
            Mortgage-backed securities -
               Federal National Mortgage
                 Association                       $      8,080,634          47,124          (16,805)        8,110,953
            Investment securities -
               Insurance annuity                          3,000,000              --               --         3,000,000
                                                      ---------------  ---------------  ---------------  ---------------

                 Total held-to-maturity            $     11,080,634          47,124          (16,805)       11,110,953
                                                      ===============  ===============  ===============  ===============

        Available-for-sale:
            Mortgage-backed securities:
               Federal National Mortgage
                 Association                       $      1,279,193         97,824           (71,723)        1,305,294
               Federal Home Loan Mortgage
                 Corporation                             13,008,004         15,317            (1,077)       13,022,244
                                                      ---------------  ---------------  ---------------  ---------------

                 Total mortgage-backed
                   securities available-for-
                      sale                               14,287,197        113,141           (72,800)       14,327,538
                                                      ---------------  ---------------  ---------------  ---------------

            Investment securities:
               Mutual funds                               1,000,000        586,672                --         1,586,672
               Preferred stock and bonds                  4,777,737        229,104          (151,390)        4,855,451
                                                      ---------------  ---------------  ---------------  ---------------

                 Total investment securities
                   available-for-sale                     5,777,737        815,776          (151,390)        6,442,123
                                                      ---------------  ---------------  ---------------  ---------------

                 Total securities
                   available-for-sale              $     20,064,934        928,917          (224,190)       20,769,661
                                                      ===============  ===============  ===============  ===============

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


                                                                                JUNE 30, 2000
                                                      ------------------------------------------------------------------
                                                                           GROSS            GROSS          ESTIMATED
                                                        AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                       DESCRIPTION                         COST            GAINS            LOSSES           VALUE
                                                      ---------------  ---------------  ---------------  ---------------
        Held-to-maturity - mortgage-backed
            securities -
               Federal National Mortgage
                 Association                       $     17,893,963             --          (667,081)       17,226,882
                                                      ===============  ===============  ===============  ===============

        Available-for-sale:
            Mortgage-backed securities:
               Federal National Mortgage
                 Association                       $     18,475,507          1,554          (753,234)       17,723,827
               Federal Home Loan Mortgage
                 Corporation                              1,792,003            355           (46,422)        1,745,936
                                                      ---------------  ---------------  ---------------  ---------------

                 Total mortgage-backed
                   securities available-for-
                      sale                               20,267,510          1,909          (799,656)       19,469,763
                                                      ---------------  ---------------  ---------------  ---------------

        Investment securities:
            Mutual funds                                    870,930             --          (161,197)          709,733
            Preferred stock and bonds                     7,209,875         59,708          (468,464)        6,801,119
                                                      ---------------  ---------------  ---------------  ---------------

                 Total investment securities
                   available-for-sale                     8,080,805         59,708          (629,661)        7,510,852
                                                      ---------------  ---------------  ---------------  ---------------

                 Total securities
                   available-for-sale              $     28,348,315         61,617        (1,429,317)       26,980,615
                                                      ===============  ===============  ===============  ===============

        Proceeds from the sale of securities available-for-sale for the year ended June 30, 2001 were $3,918,682, with gross gains of $395,154 and gross losses of $166,058. There were no sales of securities available-for-sale during the years ended June 30, 2000 and 1999.

        Mortgage-backed securities with an amortized cost of approximately $593,000 and $853,000 have been pledged to secure certain savings deposits of local municipal agencies as of June 30, 2001 and 2000, respectively. Mortgage-backed securities with an amortized cost of approximately $2,399,000 and $2,576,000 have been pledged to secure Federal Home Loan Bank of Chicago (FHLB) advances as of June 30, 2001 and 2000, respectively.

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


  (4)   LOANS RECEIVABLE

        Loans receivable are summarized as follows:

                                                                                                 JUNE 30,
                                                                                    ------------------------------------
                                                                                          2001               2000
                                                                                    -----------------  -----------------
        Real estate loans:
            One- to four-family residential                                       $     168,581,458        153,802,982
            Multifamily                                                                     947,466            603,169
            Commercial                                                                      320,539            428,920
            Home equity                                                                     789,791            730,910
                                                                                    -----------------  -----------------

                 Total real estate loans                                                170,639,254        155,565,981

        Consumer loans                                                                       87,808            155,028
                                                                                    -----------------  -----------------

                 Gross loans receivable                                                 170,727,062        155,721,009

        Less:
            Deferred loan fees                                                             (238,679)          (234,204)
            Allowance for loan losses                                                      (300,000)          (300,000)
                                                                                    -----------------  -----------------

                                                                                  $     170,188,383        155,186,805
                                                                                    =================  =================


        Activity in the allowance for loan losses is summarized as follows for the years ended June 30:


                                                                                  2001           2000          1999
                                                                               ------------  -------------  ------------
        Balance at beginning of year                                        $     300,000       300,000        300,000
        Provision for loan losses                                                      --            --             --
        Charge-offs                                                                    --            --             --
                                                                               ------------  -------------  ------------

        Balance at end of year                                              $     300,000       300,000        300,000
                                                                               ============  =============  ============

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


        Loans receivable delinquent three months or more at June 30 are as follows:

                                                                                                         PERCENTAGE
                                                                     NUMBER OF                         OF GROSS LOANS
        YEAR                                                           LOANS             AMOUNT          RECEIVABLE
        ----                                                       ---------------    -------------  -------------------
        2001                                                             1         $       111,830         .06%
        2000                                                             2                 248,783         .16
        1999                                                             3                 192,615         .14
                                                                  ===============    =============  ===================

            The Company discontinues recognizing interest on loans 90 days and greater delinquent where collection of interest is doubtful. The reduction in interest income associated with loans 90 days and greater delinquent where collection of interest is doubtful was approximately $-0-, $4,200, and $4,000 for the years ended June 30, 2001, 2000, and
        1999, respectively.

            No loans were identified as impaired by the Company at June 30, 2001 or 2000. Additionally, no loans were considered impaired during the years ended June 30, 2001, 2000, or 1999.

            The Company serviced loans for others with principal balances approximating $488,000, $569,000, and $701,000 at June 30, 2001, 2000,
        and 1999, respectively. As part of the loan sale agreements to the Federal National Mortgage Association, the Company is required to repurchase loans which become contractually delinquent. The Company was not required to repurchase loans during the years ended June 30, 2001, 2000, and 1999.

            Real estate first mortgage loans aggregating approximately $3,769,000, $3,896,000, and $4,264,000, at June 30, 2001, 2000, and
        1999, respectively, had interest rates which adjust based on the movement of various economic indices.

  (5)   ACCRUED INTEREST RECEIVABLE

        Accrued interest receivable is summarized as follows:

                                                                                                     JUNE 30,
                                                                                           -----------------------------
                                                                                               2001            2000
                                                                                           --------------  -------------
        Mortgage-backed securities                                                       $     127,303         211,455
        Investment securities                                                                  154,538          69,387
        Loans receivable                                                                       727,480         672,939
                                                                                           --------------  -------------

                                                                                         $   1,009,321         953,781
                                                                                           ==============  =============

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------




  (6)   OFFICE PROPERTIES AND EQUIPMENT, NET

        A summary of office properties and equipment at cost, less accumulated depreciation is as follows:

                                                                                                   JUNE 30,
                                                                                        --------------------------------
                                                                                             2001             2000
                                                                                        ---------------  ---------------
        Land                                                                          $       930,845          930,845
        Buildings                                                                           6,384,795        6,336,818
        Furniture, fixtures, and equipment                                                  5,226,374        5,226,386
                                                                                        ---------------  ---------------

                                                                                           12,542,014       12,494,049

        Less accumulated depreciation                                                       8,326,807        7,981,885
                                                                                        ---------------  ---------------

                                                                                      $     4,215,207        4,512,164
                                                                                        ===============  ===============

        Depreciation expense was $428,457, $487,602, and $450,888, for the years ended June 30, 2001, 2000, and 1999, respectively.

  (7)   SAVINGS DEPOSITS

        Savings deposits are summarized as follows:


                                         STATED OR
                                      WEIGHTED AVERAGE                                JUNE 30,
                                      INTEREST RATE AT       -----------------------------------------------------------
                                          JUNE 30,                      2001                           2000
                                   -----------------------   ----------------------------  -----------------------------
                                      2001        2000           AMOUNT        PERCENT         AMOUNT         PERCENT
                                   -----------  ----------   ---------------  -----------  ----------------  -----------
        Noninterest-bearing
            NOW accounts               --           --    $       6,918,454        5.4   $      6,592,748         5.7
        NOW accounts                 2.02         2.01           10,271,167        8.0          8,943,754         7.8
        Money market
            demand accounts          3.11         3.24            9,459,895        7.4         10,752,181         9.3
        Passbook accounts            2.50         2.50           35,395,778       27.6         37,446,801        32.4
                                   -----------  ----------   ---------------  -----------  ----------------  -----------

                                                                 62,045,294       48.4         63,735,484        55.2

        Certificate accounts         5.56         5.09           66,161,236       51.6         51,758,544        44.8
                                   -----------  ----------   ---------------  -----------  ----------------  -----------

                                     3.95%        3.55    $     128,206,530      100.0   $    115,494,028       100.0
                                   ===========  ==========   ===============  ===========  ================  ===========

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


                                                                                      JUNE 30,
                                                             -----------------------------------------------------------
                                                                        2001                           2000
                                                             ----------------------------  -----------------------------
                                                                 AMOUNT        PERCENT         AMOUNT         PERCENT
                                                             ---------------  -----------  ---------------  ------------
        Remaining maturities of certificate accounts:

               Under 12 months                             $     51,794,958      78.3%   $     38,356,042      74.1%
               12 to 36 months                                   13,849,121      20.9          12,391,960      23.9
               Over 36 months                                       517,157       0.8           1,010,542       2.0
                                                             ---------------  -----------  ---------------  ------------

                                                           $     66,161,236     100.0%   $     51,758,544     100.0%
                                                             ===============  ===========  ===============  ============

        The aggregate amount of certificate accounts with a balance of $100,000 or greater was approximately $12,973,000 and $7,240,000 at June 30, 2001 and 2000, respectively.

        Interest expense on savings deposits is summarized as follows for the years ended June 30:


                                                                              2001            2000            1999
                                                                         ---------------  --------------  --------------
        NOW accounts                                                   $      165,320          176,590         167,258
        Money market demand accounts                                          299,629          347,064         339,728
        Passbook accounts                                                     903,599          944,224         969,329
        Certificate accounts                                                3,301,902        2,769,075       3,106,468
                                                                         ---------------  --------------  --------------
                                                                       $    4,670,450        4,236,953       4,582,783
                                                                         ===============  ==============  ==============

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


  (8)   BORROWED MONEY

        Borrowed money is summarized as follows:


                                                                                                    AMOUNT
                                                                INTEREST RATE AT                OUTSTANDING AT
                                                                    JUNE 30,                       JUNE 30,
                                                             ------------------------   --------------------------------
                                               DUE DATE         2001         2000           2001              2000
                                             --------------  ------------  ----------   --------------   ---------------
        Advances from the FHLB:
                                             10/30/2000          --%         6.02    $             --       10,000,000
                                             11/01/2000          --          6.86                  --        8,000,000
                                             10/30/2002        6.54            --           9,000,000               --
                                             11/22/2004          --          5.57                  --        5,000,000
                                             05/02/2005        6.70          6.70           8,000,000        8,000,000
                                             06/19/2008        5.44          5.44          12,000,000       12,000,000
                                             06/19/2008        5.19          5.19          13,000,000       13,000,000

        FHLB Open Line of Credit                Demand         4.36          7.32          19,000,000       10,000,000
                                                             ------------  ----------   --------------   ---------------

                                                                                     $     61,000,000       66,000,000
                                                                                        ==============   ===============

        Weighted average interest rate                         5.38%         6.10
                                                             ============  ==========

        Certain advances are callable by the FHLB as follows: $8,000,000 in advances due in 2005 are callable quarterly beginning May 2002; $13,000,000 in advances due in 2008 are callable quarterly beginning June 2001; and $12,000,000 in advances due in 2008 have a one time call date of June 19, 2003.

        The Company has a collateral pledge agreement whereby the Company has agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, residential first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding advances from the FHLB.

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

  (9)   INCOME TAXES

        Income tax expense (benefit) is summarized as follows for the years ended June 30:

                                                                                  2001           2000          1999
                                                                               ------------  -------------  ------------
        Current:
            Federal                                                         $     415,169       221,091        548,919
            State                                                                      --            --             --
                                                                               ------------  -------------  ------------

                                                                                  415,169       221,091        548,919
                                                                               ------------  -------------  ------------

        Deferred:
            Federal                                                               (45,869)      (48,091)       (77,066)
            State                                                                      --            --             --
                                                                               ------------  -------------  ------------

                                                                                  (45,869)      (48,091)       (77,066)
                                                                               ------------  -------------  ------------

                   Total income tax expense                                 $     369,300       173,000        471,853
                                                                               ============  =============  ============

        The reasons for the difference between the effective income tax rate and the corporate Federal income tax rate of 34% are as follows for the years ended June 30:

                                                                                    2001          2000         1999
                                                                                 ------------  -----------  ------------
        Federal income tax rate                                                     34.0%          34.0         34.0
        Dividends received deduction                                                (7.8)          (9.1)        (1.4)
        Other                                                                        1.7            2.5          4.0
                                                                                 ------------  -----------  ------------

                   Effective income tax rate                                        27.9%          27.4         36.6
                                                                                 ============  ===========  ============

                               2001 ANNUAL REPORT
================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2001 and 2000 are presented below:


                                                                                                 2001          2000
                                                                                             -------------  ------------
        Deferred tax assets:
            Allowance for loan losses                                                      $    102,000        102,000
            Deferred loss on sales of real estate                                                85,732         92,335
            State net operating loss carryforwards                                              219,730        265,942
            Unrealized loss on securities available-for-sale                                         --        464,623
            Depreciation                                                                         23,935         26,016
            Other                                                                                64,158             --
                                                                                             -------------  ------------

                                                                                                495,555        950,916
        Less valuation allowance                                                               (219,730)      (265,942)
                                                                                             -------------  ------------

                   Total deferred tax assets, net of valuation allowance                        275,825        684,974
                                                                                             -------------  ------------

        Deferred tax liabilities:
            Excess of tax bad debt reserve over base year amount                                 84,848        113,131
            Federal Home Loan Bank stock dividends not
               currently taxable                                                                197,986        111,694
            Deferred loan fees                                                                   73,839        118,676
            Unrealized gain on securities available-for-sale                                    267,512             --
            Other                                                                                   536          4,103
                                                                                             -------------  ------------

                   Total gross deferred tax liabilities                                         569,297        347,604
                                                                                             -------------  ------------

                   Net deferred tax asset (liability)                                      $   (293,472)       337,370
                                                                                             =============  ============

        The Company has Illinois net operating loss carryforwards in the amount of $4,636,821 at June 30, 2001, which expire in varying amounts through July 31, 2015.

        The valuation allowance for deferred tax assets was $219,730 and $265,942 as of June 30, 2001 and 2000, respectively, resulting in a decrease of $46,212 for the year ended June 30, 2001. The valuation allowance relates to state net operating loss carryforwards and certain deductible temporary differences which may not generate future state tax benefits. The reduction in the valuation allowance is primarily due to the utilization of state net operating loss carryforwards in the current year.

        Retained earnings at June 30, 2001 and 2000 include $6,149,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current Federal and state corporate income tax rates.

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

 (10)   OFFICER, DIRECTOR, AND EMPLOYEE BENEFIT PLANS

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

                  During the years ended June 30, 2001, 2000, and 1999, 20,102 shares were allocated annually. A total of 90,459 and 70,357 shares had been allocated as of June 30, 2001 and 2000, respectively. The fair value of unallocated shares totaled approximately $1,658,000 and $1,445,000 at June 30, 2001 and 2000,
              respectively. ESOP expense for the years ended June 30, 2001, 2000, and 1999 totaled $262,472, $247,786, and $283,063, respectively.

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

                  In February 1999, an additional 3,149 RRP shares were granted, of which 804 shares vested at June 30, 2001 and at June 30, 2000 and 335 shares vested at June 30, 1999. In addition, 804 shares will vest at June 30, 2002 and 402 shares will vest at June 30, 2003.

                  During the years ended June 30, 2001, 2000, and 1999, 20,102,
              20,101, and 23,248 RRP shares vested, respectively, and for the years ended June 30, 2001, 2000, and 1999, the Company recorded RRP compensation expense of $301,530, $381,768, and $445,366, respectively.

                  During the years ended June 30, 2001, 2000, and 1999, 3,351,
              3,316, and 69,269 shares of the Company's common stock were purchased by the RRP at weighted average prices of $15.00, $11.06, and $15.94 per share, respectively. The aggregate purchase price of all unvested shares acquired by the RRP is reflected as a reduction of stockholders' equity as deferred compensation.

              PENSION PLAN

                  The Savings Bank has a qualified noncontributory pension plan covering employees over 21 years of age working more than 1,000 hours per year.

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                 The following tables set forth the plan's funded status and net periodic benefit cost for the years ended June 30, as per the disclosure requirements of FASB Statement 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits":

                                                                                            2001               2000
                                                                                      -----------------  -----------------
              Change in benefit obligation:
                  Projected benefit obligation at beginning of year                 $      1,253,389         1,200,928
                  Projected benefit obligation actuarial loss                                 22,981            50,487
                  Service cost                                                                52,630            67,131
                  Interest cost                                                               99,991            86,118
                  Benefits paid                                                              (12,558)           (3,563)
                  Change in discount rate                                                     74,852          (147,712)
                                                                                      -----------------  -----------------

                       Projected benefit obligation at end of year                  $      1,491,285         1,253,389
                                                                                      =================  =================

              Change in plan assets:
                  Fair value of plan assets at beginning of year                    $      1,332,040         1,180,383
                  Actual return on plan assets                                                81,101            95,632
                  Employer contribution                                                       90,232            59,588
                  Benefits paid                                                              (12,558)           (3,563)
                                                                                      -----------------  -----------------

                       Fair value of plan assets at end of year                     $      1,490,815         1,332,040
                                                                                      =================  =================

              Accrued pension cost:
                  Funded status                                                     $           (470)           78,651
                  Unrecognized net actuarial loss                                            155,672            31,435
                  Unrecognized net asset                                                     (28,186)          (45,271)
                                                                                      -----------------  -----------------

                       Prepaid pension cost                                         $        127,016            64,815
                                                                                      =================  =================

              Weighted-average assumptions as of April 30:
                  Discount rate                                                             7.25%              7.75%
                  Expected return on plan assets                                            8.00               8.00
                  Rate of compensation increase                                       Varies by age      Varies by age
                                                                                      =================  =================

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


                                                                                   2001           2000           1999
                                                                                ------------  -------------  ------------
              Components of net periodic benefit cost:
                  Service cost                                               $      52,630        67,131         62,369
                  Interest cost                                                     99,991        86,118         77,204
                  Expected return on plan assets                                  (107,505)      (92,267)       (92,878)
                  Amortization of unrecognized transition cost                     (17,085)      (17,085)       (17,085)
                  Unrecognized net loss                                                 --         9,856             --
                                                                                ------------  -------------  ------------

                  Net periodic benefit cost                                  $      28,031        53,753         29,610
                                                                                ============  =============  ============

                  The Company also has a contributory profit-sharing and savings plan covering substantially all full-time employees. The Company makes matching contributions to the plan equal to a percentage of each participant's contribution for the plan year. For the years ended June 30, 2001, 2000, and 1999, the Company made contributions of $18,350, $19,164, and $17,850, respectively.

(11)    STOCK OPTION PLAN

            On June 24, 1997, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. Stock options for 251,275 shares initially granted under the Plan vest at a rate of 20% per year beginning on the first anniversary date of the grant. During the year ended June 30, 1999, an additional 6,868 shares were granted. As of June 30, 2001, a total of 205,878 shares have vested. The exercise price of shares granted is equal to the fair value of the common stock at the date of grant. The option term cannot exceed ten years from the date of grant.

            The per share weighted average fair value of stock options granted during 1999 was $7.59 on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants issued in 1999: an expected dividend yield of 0.0%, expected volatility of 23.96%, risk-free interest rate of 5.39%, and an expected life of 8.2 years. There were no stock options granted during the years ended June 30, 2001 and 2000.

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


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

                                                                                 2001          2000           1999
                                                                             ------------- -------------  --------------
        Net income:
            As reported                                                    $    955,212       458,579        817,878
            Pro forma                                                           832,371       338,351        700,011

        Earnings per share:
            Basic:
               As reported                                                       .61           .24            .37
               Pro forma                                                         .53           .18            .31
            Diluted:
               As reported                                                       .61           .24            .37
               Pro forma                                                         .53           .18            .31
                                                                             ============= =============  ==============

        A summary of the status of the Company's stock option transactions under the Plan for the years ended June 30 is presented below:

                                                     2001                      2000                      1999
                                           -------------------------  ------------------------  ------------------------
                                                         WEIGHTED                  WEIGHTED                  WEIGHTED
                                                          AVERAGE                   AVERAGE                   AVERAGE
                                                         EXERCISE                  EXERCISE                  EXERCISE
                     OPTIONS                 SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
        ---------------------------------  -----------  ------------  ----------  ------------  ----------  ------------
        Outstanding at beginning of year     258,143  $    15.55        258,143 $    15.55        251,275 $    15.63
        Granted                                   --          --             --         --          6,868      12.81
        Exercised                                 --          --             --         --             --         --
                                           -----------  ------------  ----------  ------------  ----------  ------------

        Outstanding at end of year           258,143       15.55        258,143      15.55        258,143      15.55
                                           -----------  ------------  ----------  ------------  ----------  ------------

        Exercisable at year end              205,878  $    15.55        153,613 $    15.55        101,348 $    15.55
                                           ===========  ============  ==========  ============  ==========  ============

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


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

            Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to adjusted total assets and of tangible capital to adjusted total assets. As of June 30, 2001 and 2000, the most recent notification from the OTS categorized the Savings Bank as well-capitalized under the regulatory framework. At June 30, 2001, there are no conditions or events since the most recent notification that management believes would affect the Savings Bank's category.

            The following table summarizes the Company's and the Savings Bank's actual capital and the Savings Bank's required capital at June 30, 2001 and 2000 (dollars in thousands):

                                                                                   2001
                                                  --------------------------------------------------------------------------
                                                                                                           TO BE WELL
                                                                                                          CAPITALIZED
                                                                                 FOR CAPITAL              UNDER PROMPT
                                                          ACTUAL              ADEQUACY PURPOSES        CORRECTIVE ACTION
                                                 -----------------------   -----------------------   -----------------------
                                                   AMOUNT       RATIO        AMOUNT       RATIO        AMOUNT       RATIO
                                                 ----------   ----------   ----------  -----------   -----------  ----------
        Total risk-based capital
          (to risk-weighted assets):
             Consolidated                      $     27,945     25.21%          N/A        N/A             N/A        N/A
             Fairfield Savings Bank, FSB             22,492     21.48    $    8,378        8.00%   $    10,472      10.00%
                                                 ==========   ==========   ==========  ===========   ===========  ==========
        Tier 1 capital (to risk-
           weighted assets):
             Consolidated                      $     27,645     24.94%          N/A         N/A            N/A        N/A
             Fairfield Savings Bank, FSB             22,192     21.19           N/A         N/A    $     6,286       6.00%
                                                 ==========  ===========  ===========  ===========  ===========  ==========
        Tier 1 capital (to adjusted
           total assets):
             Consolidated                      $     27,645     12.26%          N/A         N/A            N/A        N/A
             Fairfield Savings Bank, FSB             22,192     10.14    $    6,563        3.00%   $    10,938       5.00%
                                                 ==========  ===========  ===========  ===========  ===========  ==========
        Tangible capital (to adjusted
           total assets):
             Consolidated                      $     27,645     12.26%          N/A         N/A            N/A        N/A
             Fairfield Savings Bank, FSB             22,192     10.14    $    3,281        1.50%           N/A        N/A
                                                 ==========  ===========  ===========  ===========  ===========  ==========

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


                                                                                 2000
                                                  --------------------------------------------------------------------------
                                                                                                           TO BE WELL
                                                                                                          CAPITALIZED
                                                                                 FOR CAPITAL              UNDER PROMPT
                                                          ACTUAL              ADEQUACY PURPOSES        CORRECTIVE ACTION
                                                  -----------------------  ------------------------  -----------------------
                                                   AMOUNT       RATIO        AMOUNT       RATIO        AMOUNT      RATIO
                                                  ---------   -----------  -----------  -----------  ----------- -----------
        Total risk-based capital (to risk-
           weighted assets):
             Consolidated                      $     29,815     29.51%          N/A        N/A             N/A      N/A
             Fairfield Savings Bank, FSB             21,854     22.93    $    7,625        8.00%   $     9,531     10.00%
                                                  =========   ===========  ===========  ===========  =========== ===========
        Tier 1 capital (to risk-
           weighted assets):
             Consolidated                      $     29,515     29.22%          N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB             21,554     22.62           N/A         N/A    $     5,718      6.00%
                                                  =========   ===========  ===========  ===========  =========== ===========
        Tier 1 capital (to adjusted
           total assets):
             Consolidated                      $     29,515     13.68%          N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB             21,554     10.28    $    6,291        3.00%   $    10,485      5.00%
                                                  =========   ===========  ===========  ===========  =========== ===========
        Tangible capital (to adjusted
           total assets):
             Consolidated                      $     29,515     13.68%          N/A         N/A            N/A       N/A
             Fairfield Savings Bank, FSB             21,554     10.28    $    3,145        1.50%           N/A       N/A
                                                  =========   ===========  ===========  ===========  =========== ===========



(13)    CREDIT CONCENTRATION AND FINANCIAL INSTRUMENTS
                  WITH OFF-BALANCE SHEET RISK

            The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments are commitments to originate loans and involve credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

            Commitments to originate fixed rate mortgage loans at June 30, 2001 were approximately $8,351,000 at rates ranging between 6.25% and 7.125%. Commitments to fund new and existing home equity lines of credit of approximately $16,000 and $788,000, respectively, at June 30, 2001 represent amounts which the Company has committed to fund if requested by the borrower within the normal commitment period. The Company evaluates each customer's creditworthiness prior to extension of credit, as it does for loans recorded on the consolidated balance sheet.

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

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


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

            In July 1999, the Company sold its remaining parcel of real estate held for sale and development in Olympia Fields by means of an auction. The cost basis of the property at June 30, 1999 was $262,259; the sale price, net of selling costs, was approximately $154,000 resulting in a loss of approximately $108,000 which was recorded by the Company in fiscal 1999.

            In connection with the development of the Trails of Olympia Fields (a planned unit development of homesites and commercial land developed by the Savings Bank and its subsidiary in prior years), the Company initiated action against certain parties involved in the development. In 2001, the Bank reached a settlement agreement of $522,500 in full settlement of all remaining claims against the parties, which was recorded as noninterest income.

(15)    DIVIDEND RESTRICTIONS

            The OTS imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 Association) and has not been advised by the OTS that it is in need of more than normal supervision could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year provided the total amount of capital distributions (including the proposed capital distribution) for the applicable calendar year does not exceed the institution's year-to-date net income plus retained net income for the preceding two years. Any additional capital distributions would require prior regulatory approval.

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------



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


                                                                                JUNE 30,
                                                  ----------------------------------------------------------------------
                                                                2001                                2000
                                                  ----------------------------------  ----------------------------------
                                                     CARRYING          ESTIMATED         CARRYING          ESTIMATED
                                                      AMOUNT          FAIR VALUE          AMOUNT          FAIR VALUE
                                                  ----------------  ----------------  ----------------  ----------------
        Financial assets:
            Cash and due from banks             $      2,641,070         2,641,070         2,904,868         2,904,868
            Interest-bearing deposits                  9,169,858         9,169,858         3,429,400         3,429,400
            Mortgage-backed securities                22,408,172        22,438,491        37,363,726        36,696,645
            Investment securities                      9,442,123         9,442,123         7,510,852         7,510,852
            Loans receivable, net                    170,188,383       169,772,973       155,186,805       149,725,797
            Accrued interest receivable                1,009,321         1,009,321           953,781           953,781
            Federal Home Loan Bank
               of Chicago stock                        3,699,100         3,699,100         3,300,000         3,300,000
                                                  ================  ================  ================  ================

        Financial liabilities:
            Nonmaturing savings deposits        $     62,045,294        62,045,294        63,735,484        63,735,484
            Savings deposits with stated
               maturities                             66,161,236        66,576,689        51,758,544        51,758,544
            Borrowed money                            61,000,000        63,666,038        66,000,000        64,499,616
            Accrued interest payable                   1,092,621         1,092,621           899,395           899,395
                                                  ================  ================  ================  ================

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------




              CASH AND DUE FROM BANKS AND INTEREST-EARNING DEPOSITS

                  The carrying value of cash and due from banks and
              interest-earning deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.

              MORTGAGE-BACKED AND INVESTMENT SECURITIES

                  The fair value of mortgage-backed and investment securities is estimated based on quoted market prices.

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

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------



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

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------



(17)    OTHER COMPREHENSIVE INCOME (LOSS)

            The components of other comprehensive income (loss) as well as the related tax (expense) benefit are summarized below for the years ended June 30:


                                                                               BEFORE         INCOME          AFTER
                                                                                TAX             TAX            TAX
                                                                            -------------  --------------  -------------
        2001
        ----
            Unrealized holding gain on mortgage-backed and
               investment securities arising during the year              $   2,301,523       (813,069)      1,488,454
            Reclassification adjustment for net realized
               gains included in net income                                    (229,096)        80,934        (148,162)
                                                                            -------------  --------------  -------------
                                                                          $   2,072,427       (732,135)      1,340,292
                                                                            =============  ==============  =============
        2000
        ----
            Unrealized holding loss on investment
             securities arising during the year                           $    (640,719)       217,996        (422,723)
                                                                            =============  ==============  =============
        1999
        ----
            Unrealized holding loss on investment
             securities arising during the year                           $    (782,012)       265,281        (516,731)
                                                                            =============  ==============  =============

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


(18)    CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

            The following condensed statements of financial condition as of June 30, 2001 and 2000 and statements of earnings and cash flows for the years ended June 30, 2001, 2000, and 1999 for Big Foot Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

                          STATEMENTS OF FINANCIAL CONDITION                                   2001            2000
                                                                                          --------------  --------------
        Assets:
            Cash and cash equivalents                                                  $       813,030         431,309
            Investment securities available-for-sale                                         5,908,063       5,626,379
            Equity investment in the Savings Bank                                           22,267,013      21,110,988
            ESOP loan receivable from the Savings Bank                                       1,105,610       1,306,630
            Accrued interest receivable                                                         62,702          14,531
            Other assets                                                                         9,705         221,920
                                                                                          --------------  --------------

                 Total assets                                                          $    30,166,123      28,711,757
                                                                                          ==============  ==============

        Liabilities:
            Borrowed money from the Savings Bank                                       $     1,838,000              --
            Other liabilities                                                                  246,165         100,095
                                                                                          --------------  --------------

                 Total liabilities                                                           2,084,165         100,095
                                                                                          --------------  --------------

        Stockholders' equity:
            Common stock                                                                        25,128          25,128
            Treasury stock, at cost                                                        (12,581,935)     (9,566,760)
            Additional paid-in capital                                                      24,436,865      24,455,670
            Retained earnings                                                               17,579,052      16,947,611
            Common stock acquired by ESOP                                                   (1,105,610)     (1,306,630)
            Common stock acquired by RRP                                                      (708,757)     (1,040,280)
            Accumulated other comprehensive income (loss)                                      437,215        (903,077)
                                                                                          --------------  --------------

                 Total stockholders' equity                                                 28,081,958      28,611,662
                                                                                          --------------  --------------

                 Total liabilities and stockholders' equity                            $    30,166,123      28,711,757
                                                                                          ==============  ==============




                          STATEMENTS OF EARNINGS                                 2001           2000           1999
                                                                              ------------  -------------  -------------
        Equity in undistributed earnings of the Savings Bank                $    850,762       275,649        627,217
        Interest income                                                          470,814       483,004        680,079
        Interest expense                                                         (24,218)      (29,502)            --
        Noninterest income                                                         1,384         1,639             --
        Loss on sale of investment securities available-for-sale                 (87,469)           --             --
        Noninterest expense                                                     (314,061)     (252,211)      (377,378)
                                                                              ------------  -------------  -------------

                 Income before income taxes                                      897,212       478,579        929,918

        Income tax (benefit) expense                                             (58,000)       20,000        112,040
                                                                              ------------  -------------  -------------

                 Net income                                                 $    955,212       458,579        817,878
                                                                              ============  =============  =============

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------




                          STATEMENTS OF CASH FLOWS                            2001            2000            1999
                                                                         ---------------  --------------  --------------
        Operating activities:
            Net income                                                 $      955,212          458,579         817,878
            Equity in undistributed earnings of the Savings  Bank            (850,762)        (275,649)       (627,217)
            Dividends received from Savings Bank                              500,000        5,767,000              --
            Amortization of award of RRP shares                               301,530          381,768         445,366
            Amortization of premiums                                               --           28,242          24,708
            Provision for loss on real estate held for sale and
               development                                                         --               --         108,000
            Loss on sale of investment securities
              available-for-sale                                               87,469               --              --
            Decrease (increase) in other assets                               212,215          (49,052)        153,522
            Increase (decrease) in accrued interest receivable                (48,171)          15,602           5,340
            Increase (decrease) in other liabilities                         (276,733)        (115,510)          1,325
                                                                         ---------------  --------------  --------------

                 Net cash provided by operating activities                    880,760        6,210,980         928,922
                                                                         ---------------  --------------  --------------

        Investing activities:
            Net decrease in ESOP loan receivable                              201,020          201,020         201,020
            Proceeds from sale of real estate held for development                 --          154,259              --
            Principal repayments on mortgage-backed
               securities available-for-sale                                       --          551,276       2,641,002
            Proceeds from sales of mortgage-backed
               securities available-for-sale                                       --        2,021,905              --
            Proceeds from sale of investment securities
              available-for-sale                                            1,499,942               --              --
            Purchase of investment securities available-for-sale             (648,790)      (2,585,110)     (1,066,249)
                                                                         ---------------  --------------  --------------

                 Net cash provided by investing activities                  1,052,172          343,350       1,775,773
                                                                         ---------------  --------------  --------------

        Financing activities:
            Increase in borrowed money                                      1,838,000               --              --
            Purchase of treasury stock                                     (3,015,175)      (6,307,698)     (3,259,062)
            Purchase of RRP stock                                             (50,265)         (36,683)     (1,104,158)
            Cash dividends paid                                              (323,771)        (377,377)             --
                                                                         ---------------  --------------  --------------

                 Net cash used in financing activities                     (1,551,211)      (6,721,758)     (4,363,220)
                                                                         ---------------  --------------  --------------

                 Net increase (decrease) in cash and cash equivalents         381,721         (167,428)     (1,658,525)

        Cash and cash equivalents at beginning of year                        431,309          598,737       2,257,262
                                                                         ---------------  --------------  --------------

        Cash and cash equivalents at end of year                       $      813,030          431,309         598,737
                                                                         ===============  ==============  ==============

================================================================================
BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------


(19)    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

            The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the years ended June 30, 2001 and 2000:


                                                                2001                                2000
                                                 ----------------------------------- -----------------------------------
                                                   1ST      2ND      3RD      4TH      1ST      2ND      3RD      4TH
                                                   QTR.     QTR.     QTR.     QTR.     QTR.     QTR.     QTR.     QTR.
                                                 -------- -------- -------- -------- -------- -------- -------- --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
        Interest income                        $  3,544     3,635    3,620   3,559    3,378     3,403    3,413   3,462
        Interest expense                          2,061     2,156    2,132   2,098    1,812     1,824    1,854   1,954
                                                 -------- -------- -------- -------- -------- -------- -------- --------

        Net interest income before
            provision for loan losses             1,483     1,479    1,488   1,461    1,566     1,579    1,559   1,508
        Provision for loan losses                    --        --       --      --       --        --       --      --
                                                 -------- -------- -------- -------- -------- -------- -------- --------

        Net interest income after
            provision for loan losses             1,483     1,479    1,488   1,461    1,566     1,579    1,559   1,508
        Noninterest income                           88        77      232     683       80        83       65      75
        Noninterest expense                       1,377     1,281    1,338   1,670    1,359     1,492    1,440   1,592
                                                 -------- -------- -------- -------- -------- -------- -------- --------

        Income (loss) before
            income taxes                            194       275      382     474      287       170      184      (9)
        Income tax expense (benefit)                 37        75      107     151      106        61       65     (59)
                                                 -------- -------- -------- -------- -------- -------- -------- --------

                 Net income                    $    157       200      275     323      181       109      119      50
                                                 ======== ======== ======== ======== ======== ======== ======== ========

        Earnings per share:
            Basic                              $    .10      .12      .17      .22       .09      .05     .06      .04
            Diluted                                 .10      .12      .17      .22       .09      .05     .06      .04
                                                 ======== ======== ======== ======== ======== ======== ======== ========

        Cash dividends declared per share      $    .05      .05      .05      .06       .05     .05      .05      .05
                                                 ======== ======== ======== ======== ======== ======== ======== ========

                               2001 ANNUAL REPORT
================================================================================

                            STOCKHOLDER INFORMATION

   CORPORATE OFFICE                                                        STOCK LISTING
                                                                           Big Foot Financial Corporation's common stock is
   MAILING ADDRESS:                                                        traded over the counter and is listed on the
   1190 RFD                                                                Nasdaq National Market System of the Nasdaq Stock
   Long Grove, IL  60047                                                   Market under the symbol "BFFC." At June 30, 2001,
                                                                           there were 1,547,668 shares of Big Foot Financial
   Located At:                                                             Corp. common stock issued and outstanding and
   Route 83 and Old McHenry Road                                           there were approximately 340 holders of record.
   Long Grove, IL  60047                                                   The price range of the common stock for the past
                                                                           two fiscal years was as follows:
   ANNUAL MEETING
   The Annual Meeting of Stockholders will be held on October 16, 2001     QUARTER ENDED           HIGH      LOW    DIVIDENDS
   at 2:00 p.m. at the Holiday Inn Mundelein, located at 510 East           September 30, 1999    $15.063   $13.125    $0.05
   Route 83, Mundelein, Illinois 60060.                                     December 31, 1999      13.500    11.500     0.05
                                                                            March 31, 2000         13.000    10.250     0.05
   ANNUAL REPORT ON FORM 10-K                                               June 30, 2000          11.438    10.500     0.05
   A copy of Big Foot Financial Corp.'s Annual Report on Form 10-K as       September 30, 2000     12.563    11.750     0.05
   filed with the Securities and Exchange Commission may be obtained        December 31, 2000      12.563    11.750     0.05
   without charge upon written request to Timothy L. McCue, Big Foot        March 31, 2001         14.500    12.000     0.05
   Financial Corp., 1190 RFD, Long Grove, Illinois 60047, or by calling     June 30, 2001          16.000    14.150     0.06
   (847) 634-2100 or via the internet at: www.sec.gov.

   LOCAL COUNSEL                                                           The stock price information set forth in the table
   Vedder Price, Kaufman & Kammholz                                        above was provided by the National Association of
   222 North LaSalle Street                                                Securities Dealers, Inc. High, low, and closing
   Chicago, Illinois  60601                                                prices and daily trading volume are reported in
                                                                           most major newspapers.
   SPECIAL COUNSEL
   Thacher Proffitt & Wood                                                 The Company declared a cash dividend payment of
   Two World Trade Center                                                  $0.05 per share for each of the first three
   New York, New York 10048                                                quarters of fiscal 2001, and $0.06 for the fourth
                                                                           quarter of fiscal 2001. The Board of Directors
   1700 Pennsylvania Avenue,  N.W.                                         considers the payment of cash dividends, dependent
   Washington, D.C. 20006                                                  on the results of operations and financial
                                                                           condition of the Company, tax considerations,
   REGISTRAR/TRANSFER AGENT (1)                                            industry standards, economic conditions,
   LaSalle Bank N.A.                                                       regulatory restrictions, general business
   135 South LaSalle Street, Room 1960                                     practices, and other factors. The Company's
   Chicago, Illinois 60603                                                 ability to pay dividends is dependent on the
   (312) 904-2584                                                          dividend payments it receives from its subsidiary,
                                                                           Fairfield Savings Bank, F.S.B. which are subject
   (1) Communications regarding change of address, transfer of stock,      to regulations and the Bank's continued compliance
   and lost certificates should be sent directly to the LaSalle Bank.      with all regulatory capital requirements. See Note
                                                                           15 of the Notes to the Consolidated Financial
   INDEPENDENT PUBLIC ACCOUNTANTS                                          Statements for information regarding limitations
   KPMG LLP                                                                of the Bank's ability to pay dividends to the
   303 East Wacker Drive                                                   Company.
   Chicago, Illinois 60601
                                                                           MARKET MAKERS (PARTIAL LIST)
                                                                           ABN AMRO
                                                                           AnPac Securities Group, Inc.
                                                                           Friedman Billings Ramsey & Company
                                                                           Herzog, Heine, Geduld, Inc.
                                                                           Trident Securities, a Division of
                                                                           McDonald Investments

                                                                           WEBSITE
                                                                           www.fairfieldbank.com
