Form 10-K, Exhibit 13
period 2002-06-30
BIG FOOT FINANCIAL CORP
filed 2002-09-20
CIK 1022807

EXHIBIT 13.1

                               2002 ANNUAL REPORT


                            BIG FOOT FINANCIAL CORP.
                               2002 ANNUAL REPORT
                                                                      PAGE

LETTER TO STOCKHOLDERS                                                 1

FINANCIAL HIGHLIGHTS                                                   2

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS                              3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
                                                                       4

INDEPENDENT AUDITORS' REPORT
                                                                      19

CONSOLIDATED BALANCE SHEETS                                           20

CONSOLIDATED STATEMENTS OF EARNINGS                                   21

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                       22

CONSOLIDATED STATEMENTS OF CASH FLOWS                                 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                            24

STOCKHOLDERS' INFORMATION                                         Back Cover



                          2002 ANNUAL CORPORATE PROFILE

         Big Foot Financial Corp. was incorporated for the purpose of becoming the holding company of Fairfield Savings Bank, F.S.B. On December 19, 1996, Fairfield converted from a federally chartered mutual savings bank to a federally chartered stock savings bank and Big Foot purchased all of the stock of Fairfield.

       Fairfield was originally founded in 1901 as an Illinois state chartered mutual savings and loan association. On July 1, 1991, Fairfield converted to a federally chartered savings bank. Fairfield conducts business from its headquarters in Long Grove, Illinois and its two branches in Chicago and Norridge. Fairfield gathers savings deposits primarily from the communities and neighborhoods in close proximity to its offices. The lending area is larger and includes Cook, DuPage and Lake Counties located in Illinois. The majority of its loans are secured by mortgages on single family residential properties located in its lending area.

       Big Foot Financial Corp. is headquartered in Long Grove, Illinois. The Company's stock is traded on the National Market System of the Nasdaq Stock Market under the symbol "BFFC."

                               2002 ANNUAL REPORT
================================================================================

                               TO OUR STOCKHOLDERS

         Big Foot Financial Corp. ("Big Foot") announced in July of this year, it has entered into a definitive agreement providing for Midwest Banc Holdings, Inc. ("Midwest") to acquire Big Foot in a stock merger transaction. The merger will have a beneficial impact for Big Foot shareholders, as Midwest is one of the top performing bank holding companies in the Midwestern States.

         Midwest has agreed to a fixed exchange ratio of 1.104 shares of its stock for each share of Big Foot resulting in a deal value of approximately $33.4 million, based on the closing price of $16.95 on July 19, 2002; this represents a 25.5% premium to Big Foot's closing price on that date.

         Midwest is a Melrose Park, Illinois based holding company with $1.9 billion in total assets. Fairfield Savings Bank's three branches in the Chicago area provide an attractive fit to Midwest's existing network of twelve Chicago area branches. Since 1901, Fairfield has provided specialized consumer lending and banking services by knowledgeable and local people who understand their customers. Our merger with Midwest will allow our approach to customer service to be maintained in highly competitive markets. Midwest's size, resources and commitment to community banking will have a beneficial effect for our customers in the future.

         Big Foot has had a very successful year from a financial perspective as well. Total assets as of June 30, 2002 were $227.4 million, an increase of $3.8 million from the prior year-end. There has been a continuing moderately strong loan demand in the Bank's market area. Loan originations in the current fiscal year were $37.4 million, compared to $37.6 million in the prior fiscal year. The Company had no non-performing assets at June 30, 2002.

         For the year ended June 30, 2002, the Company reported net income of $1.0 million, or $0.73 basic and $0.72 diluted earnings per share, compared to net income of $955,000, or $0.61 basic and diluted earnings per share, for the fiscal year ended June 30, 2001. Net interest income after provision for loan losses for the fiscal year ended June 30, 2002 was $7.0 million compared to $5.9 million for the year ended June 30, 2001. The Bank's core and tangible capital ratio's were 10.66% and 10.14% at June 30, 2002 and 2001 respectively. The book value of Big Foot stock increased $1.23 to $19.37 as of June 30, 2002. A detailed summary of the financial results appears in the Management's Discussion and Analysis section of this Report.

         Overall, this has been a very successful year for our shareholders, customers and employees.

Sincerely,


/s/ Timothy L. McCue
--------------------
Timothy L. McCue
President and Chief Executive Officer
Big Foot Financial Corp.
Fairfield Savings Bank, F.S.B.

                               2002 ANNUAL REPORT
================================================================================


FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share data)

                                                                             AT OR FOR THE YEAR ENDED JUNE 30,
                                                                             ---------------------------------
                                                                     2002        2001       2000        1999           1998
                                                                     ----        ----       ----        ----           ----
SELECTED FINANCIAL CONDITION DATA:
   Total assets................................................... $227,382    $223,644    $215,674    $215,493      $220,604
   Loans receivable (net).........................................  173,741     170,188     155,187     138,517       115,472
   Allowance for loan losses......................................      300         300         300         300           300
   Mortgage-backed securities.....................................   22,978      22,408      37,363      54,014        79,764
   Savings deposits...............................................  132,082     128,207     115,494     123,917       123,835
   Borrowed funds.................................................   61,000      61,000      66,000      52,000        53,000
   Stockholders' equity...........................................   29,233      28,082      28,612      34,722        38,094

SELECTED FINANCIAL RATIOS:
    Bank capital ratios: (1)
        Tangible..................................................    10.66%      10.14%      10.28%      12.78%        12.30%
        Core......................................................    10.66       10.14       10.28       12.78         12.30
        Risk-based................................................    22.83       21.48       22.93       30.49         31.76
    Consolidated equity to assets at end of period................    12.86       12.56       13.27       16.11         17.27
Non-performing assets as a percent of total assets (2)............        -        0.05        0.15        0.09          0.16
    Allowance for loan losses as a percent of total loans.........     0.17        0.18        0.19        0.22          0.26
    Allowance for loan losses as a percent of non-performing
    loans (2).....................................................        -      267.86      120.48      155.44         87.72

SELECTED OPERATING DATA:
   Net interest income before provision for loan losses...........    6,970       5,911       6,212       6,370         6,442
   Net income.....................................................    1,027         955         459         818         1,180

SELECTED FINANCIAL RATIOS:
    Return on average assets......................................     0.45        0.44        0.22        0.38          0.55
    Return on average stockholders' equity........................     2.62        3.29        1.43        2.26          3.12
    Noninterest expense to average assets.........................     2.48        2.61        2.77        2.47          2.47

PER SHARE DATA:
    Basic earnings per share......................................  $  0.73    $   0.61   $    0.24     $  0.37      $   0.50
    Diluted earnings per share....................................     0.72        0.61        0.24        0.37          0.49
    Book value per share..........................................    19.37       18.14       16.40       15.29         15.16
    Cash dividends per share......................................     0.24        0.21        0.20           -             -
    Dividend payout ratio.........................................    35.27%      36.77%      83.33%          -             -

STOCK QUOTES:
    High..........................................................  $18.020     $16.000     $15.063     $18.500       $23.938
    Low...........................................................   12.900      10.125      10.250      12.125        16.000
    At June 30....................................................   16.900      15.000      11.063      15.000        18.000

_______________________________________________________________
(1) Fairfield Savings Bank, F.S.B. only.
(2) There were no non-performing assets as of June 30, 2002.

                               2002 ANNUAL REPORT
================================================================================


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


F. GREGORY OPELKA                                             JOSEPH J. NIMROD
Retired Executive Vice President of Big Foot                  Owner Nimrod Decorating, Former Officer and
Financial Corp. and Fairfield Savings                         Director, Decorators Contractors Association,
Bank, F.S.B.                                                  Chairman, Washburn Apprentice School of
                                                              Painting, Trustee of the Painting Industry fund.
EUGENE W. PILAWSKI
Retired, Senior Vice President
and Senior Loan Officer of Fairfield Savings
Bank, F.S.B., Member of Chicago Bar Association.

EXECUTIVE OFFICERS:

MICHAEL J. CAHILL                                             ROBERT A. JONES
Senior Vice President, Chief Financial Officer                Vice President, Chief Savings Officer

JEROME A. MAHER
Vice President, Chief Lending Officer





--------------------------------------------------------------------------------
FORWARD LOOKING STATEMENTS

This Annual Report contains certain forward looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions; the development of an adverse interest rate environment that adversely affects the interest rate spread or other income anticipated from the Company's operations and investments; and depositor and borrower preferences.
--------------------------------------------------------------------------------

                               2002 ANNUAL REPORT
================================================================================


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

         The Company's principal business is its investment in the Bank, which is a community-oriented financial institution providing a variety of financial services to the communities, which it serves. The Bank's principal business consists of gathering savings deposits from the general public within its market area and investing those funds primarily in mortgage loans secured by one- to four-family owner occupied properties, mortgage-backed securities and obligations of the U.S. Government. To a lesser extent, the Bank makes multifamily residential loans, commercial real estate loans, land, construction and development loans, consumer loans and commercial lines of credit. The Bank's revenues are derived principally from interest on mortgage loans and interest and dividends on investments, mortgage-backed securities and, to a much lesser extent, short-term investments. The Bank also derives income from fees and service charges. The Bank's primary sources of funds are savings deposits and, to a lesser extent, advances from the Federal Home Loan Bank of Chicago (the "FHLB"). The Bank does not have any subsidiaries.

         The Board of Directors of the Company has, from time to time, approved the repurchase of shares of the Company's outstanding common stock. The shares of common stock available for repurchase under the current repurchase program, together with shares of common stock previously repurchased, totals approximately 40% of the total shares issued by the Company in the initial public offering. Additional repurchases may be made from time to time through privately negotiated transactions, odd-lot purchases and open-market transactions at the discretion of management. At June 30, 2002, 1,003,582 shares had been repurchased under all of the repurchase programs at an average cost of $13.13 per share.

MANAGEMENT STRATEGY

         HOME LENDING AND ASSET QUALITY. The Bank's strategy has been to maintain its focus as a traditional consumer oriented financial intermediary serving the markets in which its offices are located.

         The Bank has emphasized, and intends to continue to emphasize, the origination of one- to four-family residential mortgage loans in its lending area, which is defined generally as Cook, DuPage and Lake Counties in Illinois. At June 30, 2002, one- to four-family residential mortgage loans totaled $171.5 million or 98.5% of gross loans, of which $164.9 million or approximately 94.6% of gross loans, are at fixed rates of interest. Approximately 1.5% of gross loans consisted of multifamily mortgage loans, land, construction and development loans, home equity and other loans. For the 2002 fiscal year, the Bank originated $37.4 million of loans. The

                               2002 ANNUAL REPORT
================================================================================


Bank also invests in mortgage-backed securities. The Bank's holdings of mortgage-backed securities totaled $23.0 million at June 30, 2002, representing 10.1% of total assets.

         The Bank pays particular attention to both the value estimates applied to the collateral securing loans, as well as to the creditworthiness of its prospective borrowers and employs rigorous underwriting standards to minimize risk of loss. As a result of this strategy, historically the Bank has had minimal loss experience in its lending operations. The Bank's ratio of non-performing loans to total loans at year-end ranged from 0.0% to 0.29% for the last five fiscal years. The ratio of non-performing assets to total assets ranged from 0.0% to 0.16% for the last five fiscal years. The Bank's ratio of allowance for loan losses to non-performing loans ranged from none to 267.86% for the last five fiscal years. The Bank had no non-performing loans at June 30, 2002.

         SAVINGS DEPOSITS AND BORROWED MONEY. The Bank's savings deposits are derived principally from its primary market area. The Bank's strategy has been to maintain a high level of stable savings deposits by providing quality service to its customers without significantly increasing its cost of funds. The Bank's low-cost deposit base, consisting of passbook accounts, noninterest bearing NOW accounts, interest bearing NOW accounts and money market demand accounts, totaled $69.6 million or 52.7% of total savings deposits and had a weighted average effective rate of 1.67% at June 30, 2002. For the past three years, these accounts have consistently accounted for more than 48.0% of total savings deposits and had a weighted average effective rate of not more than 2.30% throughout this period. At June 30, 2002, money market demand accounts totaled $10.8 million or 8.2% of total savings deposits and had a weighted average effective rate of 2.09%. The Bank has consistently maintained an overall cost of funds lower than the National Median Cost of Funds Rate as determined by the Office of Thrift Supervision (the "OTS"). At June 30, 2002, the Bank's cost of savings deposits was 2.60% and its cost of funds (including FHLB borrowings) was 3.26%. The Bank has not and does not intend to use brokered deposits as a source of funds.

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

                               2002 ANNUAL REPORT
================================================================================


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

         To the extent consistent with its interest rate spread objectives and market conditions, the Bank attempts to manage its interest rate risk and has taken several steps in this regard. First, a majority of the Bank's mortgage-backed and investment securities acquisitions since 1993 have been securities having a balloon maturity of five or seven years. At June 30, 2002, the Company had $30.2 million in mortgage-backed and investment securities approximately $20.1 million of which mature within ten years.

         Second, a significant portion of the Bank's deposits are passbook accounts, which are considered by management to be somewhat more resistant to interest rate changes than most other types of accounts. At June 30, 2002, the Bank had $41.9 million in passbook accounts. Finally, although the Bank makes minimal adjustable rate loans due to competitive factors, the Bank's fixed rate lending program emphasizes loans with terms of 15 years or less. At June 30, 2002, the Bank had $59.2 million or over 34.0% of total loans with remaining terms of 16 years or less.

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

                               2002 ANNUAL REPORT
================================================================================


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

         The NPV sensitivity of borrowed funds is estimated by the OTS model based on a discounted cash flow approach. The cash flows are assumed to consist of monthly or semi-annual interest payments with principal paid at maturity (dependent upon the type of borrowing). The OTS model is based on only the Bank's balance sheet, because virtually all of the Company's interest rate risk exposure lies at the Bank level. Management believes the table below also reflects an analysis of the Company's IRR.

         Presented below, as of June 30, 2002, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up 300 basis points in 100 point increments and down 100 basis points. The regulatory focus of asset and liability management allows institutions to perform an in-house estimate of risk as the basis for measuring risk-based capital. The Bank has demonstrated through its past pricing action that passbook accounts function as relatively fixed rate deposits, and as such, the passbook accounts are not rate sensitive deposits. Based upon the Bank's historical experience of its passbook accounts, the Bank calculates the core deposit intangible value for those accounts. This calculation is substituted for the OTS calculations and then a new set of ratios is computed. The Bank's asset and liability structure results in a decrease in NPV in a rising interest rate scenario. During periods of rising interest rates, the value of monetary assets declines more rapidly than the value of monetary liabilities rises. Conversely, during periods of falling interest rates, the value of monetary assets rises more rapidly than the value of monetary liabilities declines. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward interest rate movement).

                               2002 ANNUAL REPORT
================================================================================


                                                                                NPV AS % OF ECONOMIC
        CHANGE IN INTEREST                   NET PORRFOLIO VALUE                   VALUE OF ASSETS
       RATE IN BASIS POINTS       NPV        -------------------                -----------------------
           (RATE SHOCKS)       AMOUNT              $ CHANGE       % CHANGE      NPV RATIO        CHANGE
           -------------       ------              --------       --------      ---------        ------
                                                ($ in thousands)
               300             $18,475          $(16,101)            (46.6)%       8.50 %       (621)bp
               200              24,128           (10,448)            (30.2)%      10.79         (391)
               100              29,766            (4,810)            (13.9)       12.96         (175)
           Static*              34,576                 -               -          14.70            -
              (100)             37,900             3,324               9.6        15.85          115

____________________________
*Based on the economic value of the Bank's assets assuming no change in interest rates.


         As noted above, the market value of the Bank's net assets would be anticipated to decline in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $10.4 million or 30.2%. The level of interest rate risk in the NPV table set forth above at June 30, 2002 is within the Bank's current guidelines for acceptable interest rate risk.

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

                               2002 ANNUAL REPORT
================================================================================


balances are derived from month end balances. Management does not believe that the use of month end balances instead of daily balances has caused any material difference in the information presented. The yields and costs include fees, which are considered adjustments to yields.

                                                                                     FOR THE YEAR ENDED
                                                     AT JUNE 30, 2002                   JUNE 30, 2002
                                                  ---------------------       -----------------------------------
                                                             WEIGHTED
                                                              AVERAGE         AVERAGE                   AVERAGE
                                                  BALANCE      RATE (1)       BALANCE      INTEREST    YIELD/COST
                                                  -------      --------       -------      --------    ----------
                                                                      (Dollars in thousands)
ASSETS
   Interest-earning assets:
     Mortgage-backed securities                 $   22,978     6.47 %       $   19,621   $    1,128        5.75 %
     Loans receivable (2)                          174,041     6.70            175,603       12,104        6.89
     Investment securities (3)                       8,506     6.34              9,166          553        6.03
     Interest-earnings deposits                      9,802     1.58              8,567          176        2.05
     Stock in FHLB-Chicago                           3,920     5.00              3,831          210        5.48
                                                ----------     ----         ----------   ----------        ----
        Total interest-earning assets              219,247     6.40 %          216,788       14,171        6.54 %
                                                ----------     ----         ----------   ----------        ----

     Allowance for loan losses                        (300)                       (300)
     Noninterest-earning assets                      8,435                      10,111
                                                ----------                  ----------
        Total assets                            $  227,382                  $  226,599
                                                ----------                  ----------

LIABILITIES & STOCKHOLDERS' EQUITY:
   Interest-bearing liabilities:
     NOW accounts                               $    9,841     1.03 %       $    9,132   $      142        1.55 %
     Money market demand accounts                   10,760     2.09             10,614          253        2.38
     Passbook/statement savings accounts            41,923     2.00             37,586          836        2.22
     Certificates of deposit                        62,510     3.63             67,102        3,018        4.50
     Borrowed money                                 61,000     4.68             59,769        2,952        4.94
                                                ----------     ----         ----------   ----------        ----
       Total interest-bearing liabilities          186,034     3.38            184,203        7,201        3.91
                                                ----------     ----         ----------   ----------        ----

     Noninterest-bearing NOW accounts                7,048                       6,965
     Other noninterest-bearing liabilities           5,067                       7,073
                                                ----------                  ----------
        Total liabilities                          198,149                     198,241
                                                ----------                  ----------

     Stockholders' equity                           29,233                      28,358
                                                ----------                  ----------
        Total liabilities and stockholders'
          equity                                  $227,382                 $   226,599
                                                ==========                  ==========

     Net interest income                                                                 $    6,970
                                                                                         ==========
     Average interest rate spread (4)                          3.02 %                                      2.63 %
                                                               ====                                        ====
     Net interest margin (5)                                                                               3.22 %
                                                                                                           ====
     Net interest earning assets                $   33,213                  $   32,585
                                                ==========                  ==========
     Ratio of interest-earning assets to
        interest-bearing liabilities                117.85 %                    117.69 %
                                                ==========                  ==========

(NOTES ON FOLLOWING PAGE)

                               2002 ANNUAL REPORT
================================================================================


                                                     FOR THE YEAR ENDED                   FOR THE YEAR ENDED
                                                       JUNE 30, 2001                        JUNE 30, 2000
                                             ---------------------------------      -------------------------------
                                                                       AVERAGE                             AVERAGE
                                             AVERAGE                    YIELD/      AVERAGE                 YIELD/
                                              BALANCE      INTEREST      COST       BALANCE     INTEREST     COST
                                              -------      --------      ----       -------     --------     ----
                                                                      (Dollars in thousands)
ASSETS
    Interest-earning assets:
      Mortgage-backed securities            $   27,918    $  1,704       6.10 %   $   45,526  $   2,675      5.88
      Loans receivable (2)                     162,731      11,566       7.11        146,418     10,270      7.01
      Investment securities (3)                  8,790         563       6.41          3,833        271      7.07
      Interest-earnings deposits                 5,096         266       5.22          4,635        242      5.22
      Stock in FHLB-Chicago                      3,558         259       7.28          2,808        190      7.05
                                            ----------    --------     ------     ----------  ---------    ------
         Total interest-earning assets         208,093      14,358       6.90 %      203,220     13,656      6.72 %
                                            ----------    --------     ------     ----------  ---------    ------

      Allowance for loan losses                   (300)                                 (300)
      Noninterest-earning assets                 9,028                                 9,302
                                            ----------                            ----------
         Total assets                       $  216,821                            $  212,222
                                            ==========                            ==========
LIABILITIES & STOCKHOLDERS' EQUITY:
    Interest-bearing liabilities:
      NOW accounts                          $    8,573    $    171       1.99 %   $    8,834  $     177      2.00 %
      Money market demand accounts               9,561         299       3.13         11,068        347      3.14
      Passbook/statement savings accounts       36,362         910       2.50         37,757        944      2.50
      Certificates of deposit                   58,661       3,290       5.61         55,668      2,769      4.97
      Borrowed funds                            62,769       3,777       6.02         55,846      3,207      5.74
                                            ----------    --------     ------     ----------  ---------    ------
        Total interest-bearing liabilities  $  175,926    $  8,447       4.80 %   $  169,173  $   7,444      4.40 %
                                            ----------    --------     ------     ----------  ---------    ------

      Noninterest-bearing NOW accounts           6,337                                 6,213
      Other noninterest-bearing liabilities      5,519                                 4,739
                                            ----------                            ----------
         Total liabilities                  $  187,782                            $  180,125
                                            ----------                            ----------

      Stockholders' equity                      29,039                                32,097
                                            ----------                            ----------
         Total liabilities and stockholders'
           equity                           $  216,821                            $  212,222
                                            ==========                            ==========

      Net interest income                                 $  5,911                            $   6,212
                                                          ========                            =========

      Average interest rate spread (4)                                   2.10 %                              2.32 %
                                                                         ====                                ====

      Net interest margin (5)                                            2.84 %                              3.06 %
                                                                         ====                                ====

      Net interest earning assets           $   32,167                            $   34,047
                                            ==========                            ==========
      Ratio of interest-earning assets to
         interest-bearing liabilities           118.28 %                              120.13 %
                                            ==========                            ==========

________________________________________
    (1) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principal balance associated with each asset and liability.
    (2) In computing the average balance of loans receivable, non-accrual loans have been included.
    (3) Includes investment in mutual funds and preferred stock and related dividend income.
    (4) Average interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
    (5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

         Net interest income can also be analyzed in terms of the impact changing interest rates have on interest-earning assets and interest-bearing liabilities, and the change in the volume or amount of these assets and liabilities. In general, increases in the volume or amount of interest-

                               2002 ANNUAL REPORT
================================================================================


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


                                                   YEAR ENDED                        YEAR ENDED
                                                 JUNE 30, 2002                     JUNE 30, 2001
                                             COMPARED TO YEAR ENDED             COMPARED TO YEAR ENDED
                                                 JUNE 30, 2001                      JUNE 30, 2000
                                       ------------------------------     ------------------------------
                                              INCREASE/(DECREASE)                INCREASE/(DECREASE)
                                                    DUE TO                             DUE TO
                                       ------------------------------     ------------------------------
                                       VOLUME        RATE         NET     VOLUME        RATE         NET
                                       ------        ----         ---     ------        ----         ---
INTEREST-EARNING ASSETS
   Mortgage-backed securities         $  (483)    $    (93)  $    (576)  $ (1,068)   $      97  $     (971)
   Loans receivable                       901         (363)        538      1,149          147       1,296
   Investment securities (1)               24          (34)        (10)       319          (27)        292
   Interest-earning deposits              123         (213)        (90)        24            -          24
   Stock in FHLB of Chicago                19          (68)        (49)        55            6          61
                                      -------     --------   ---------   --------    ---------  ----------
     Total                            $   584     $   (771)  $    (187)  $    479    $     223  $      702
                                      =======     ========   =========   ========    =========  ==========

INTEREST-BEARING LIABILITIES
   NOW accounts                       $    11     $    (40)  $     (29)  $     (5)   $      (1) $       (6)
   Money market demand accounts            31          (77)        (46)       (47)          (1)        (48)
   Passbook/statement savings accounts     30         (104)        (74)       (34)           -         (34)
   Certificates of deposit                434         (706)       (272)       154          367         521
   Borrowed money                        (174)        (651)       (825)       409          161         570
                                      -------     --------   ---------   --------    ---------  ----------
     Total                            $   332     $ (1,578)  $  (1,246)  $    477    $     526  $    1,003
                                      =======     ========   =========   ========    =========  ==========

Net change in net interest income     $   252     $    807   $   1,059   $      2    $    (303) $     (301)
                                      =======     ========   =========   ========    =========  ==========

___________________________________
(1) Includes investment in mutual funds and preferred stock and related dividend income.


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2002 AND JUNE 30, 2001

         Total assets increased $3.8 million from $223.6 million at June 30, 2001 to $227.4 million at June 30, 2002. The components of the Company's asset base also changed from June 30, 2001 to June 30, 2002. Mortgage-backed securities ("MBS") (including both held-to-maturity and available-for-sale portfolios) increased $600,000 from $22.4 million at June 30, 2001 to $23.0 million at June 30, 2002. This increase was primarily due to the purchase of $10.1 million of securities, which was offset by $9.8 million in principal repayments. An increase of $3.5 million in loans receivable from $170.2 million at June 30, 2001 to $173.7 million at June 30, 2002, was the result of loan originations of $37.4 million which exceeded the $35.1 million

                               2002 ANNUAL REPORT
================================================================================


of loan repayments. Interest earning deposits increased $632,000 from $9.2 million at June 30, 2001 to $9.8 million at June 30, 2002.

         Investments in mutual funds, preferred stock, bonds and insurance annunities (including both held-to-maturity and available-for-sale portfolios) were $8.5 million and $9.4 million at June 30, 2002 and 2001, respectively. This decrease reflects the sale of corporate preferred stocks of $1.1 million during the fiscal year ended June 30, 2002. The net unrealized gain or loss in the available-for-sale portfolio is included as a component of accumulated other comprehensive income (loss).

         Management believes the allowance for loan losses to be a critical accounting policy. It is the policy of the Company to provide specific valuation allowances for estimated losses on loans when any permanent decline in value is identified. Periodic reviews are made to identify potential problem loans. In addition to specific allowances, the Company maintains a general allowance for loan losses. Additions to the allowance for loan losses are charged to operations. Also, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments using information available to them at the time of their examination. In the opinion of management, the allowance for loan losses, when taken as a whole, is adequate to absorb probable losses in the loan portfolio. The allowance for loan losses at June 30, 2002 and 2001 was $300,000. The ratio of the allowance for loan losses to total loans was 0.17% and 0.18% at June 30, 2002 and 2001, respectively. At June 30, 2001, the ratio of the allowance for loan losses to non-performing loans was 267.9%. The Bank had no non-performing loans at June 30, 2002 and one non-performing loan totaling approximately $112,000 at June 30, 2001. There were no loan chargeoffs during the fiscal years June 30, 2002 and 2001.

         Savings deposits increased $3.9 million from June 30, 2001 to June 30, 2002; during this time, borrowed funds remained constant at $61.0 million. Passbook accounts increased $6.5 million and certificate accounts decreased $3.7 million. The decrease in certificate and increase in passbook accounts were both caused by the current low interest rate environment.

         Stockholders' equity increased $1.2 million from June 30, 2001, due to net income of $1.0 million and an increase in accumulated other comprehensive income of $406,000 due to an increase in the market value of the available-for-sale investment portfolio, and was partially offset by the Company's stock repurchase program and the payment of dividends in fiscal 2002 of $0.24 per share. During the fiscal year ended June 30, 2002, the Company repurchased 38,500 shares of its common stock at a cost of $597,000. The Company's book value has increased to $19.37 per share at June 30, 2002 compared to $18.14 per share at June 30, 2001, an increase of $1.23 or approximately 6.8%.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED JUNE 30, 2002 AND 2001

         GENERAL. For the year ended June 30, 2002, net income was $1.0 million or $0.73 basic and $0.72 diluted earnings per share, compared to $955,000 or $0.61 basic and diluted earnings per share for the year ended June 30, 2001.

                               2002 ANNUAL REPORT
================================================================================


         INTEREST INCOME. Interest income was $14.2 million for the year ended June 30, 2002, compared to $14.4 million for the year ended June 30, 2001. The average balance of interest earning assets increased $8.7 million from $208.1 million for the year ended June 30, 2001 to $216.8 million for the year ended June 30, 2002. Generally, yields earned on new mortgage loan originations were less than rates earned on loan and MBS repayments, as a result the average yield on the Bank's interest-earning assets decreased 36 basis points from 6.90% for the year ended June 30, 2001 to 6.54% for the year ended June 30, 2002.

         INTEREST EXPENSE. Interest expense decreased $1.2 million and was $7.2 million for the year ended June 30, 2002. This decrease was due primarily to a lower cost of funds. The average rate paid on interest-bearing liabilities decreased 89 basis points from 4.80% for the year ended June 30, 2001 to 3.91% for the year ended June 30, 2002. The average balance of interest-bearing liabilities increased $8.3 million to $184.2 million for the year ended June 30, 2002 from $175.9 million for the year ended June 30, 2001.

         NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses increased $1.1 million and was $7.0 million for the year ended June 30, 2002. The average interest rate spread was 2.63% for the year ended June 30, 2002 and 2.10% in 2001. Net interest margin was 3.22% for the year ended June 30, 2002 and 2.84% for the year ended June 30, 2001.

         PROVISION FOR LOAN LOSSES. There was no provision for loan losses for the years ended June 30, 2002 and 2001. See "Comparison of Financial Condition at June 30, 2002 and June 30, 2001."

         NONINTEREST INCOME. Noninterest income was $212,000 for the year ended June 30, 2002 compared to $1.1 million for the year ended June 30, 2001. The decrease of $868,000 was primarily due to: a reduction of $210,000 in the gain on sale of available-for-sale securities, which was $19,000 in fiscal 2002 compared to $229,000 in fiscal 2001; a write down in fiscal 2002 totaling $166,000, of certain available-for-sale securities to their estimated fair value due to the securities being other than temporarily impared (there was no similar charge in fiscal 2001); and the Company's receipt in 2001 of a $523,000 litigation settlement to recover damages in a real estate development known as The Trails of Olympia Fields (there was no similar settlement in fiscal 2002.)

         NONINTEREST EXPENSE. Noninterest expense decreased $50,000 from $5.7 million for the fiscal year ended June 30, 2001 to $5.6 million for the fiscal year ended June 30, 2002.

         Compensation expense increase $149,000 to $3.1 million for the year ended June 30, 2002, primarily due to the increased cost of employee benefit plans which are tied to the market value of the Company's common stock.

         Professional service expense was $646,000 for the year ended June 30, 2002 and $936,000 for the year ended June 30, 2001. The decrease of $290,000 was due to reduced legal expense in fiscal 2002. In fiscal 2001 the Company incurred legal cost related to the litigation settlement noted above. In fiscal 2002 the Company has incurred professional service fees

                               2002 ANNUAL REPORT
================================================================================


relating to the planned sale of the Company and consulting payments made to certain retired executives of the Company.

         INCOME TAX EXPENSE. Income tax expense increased $169,000 from $369,000 for the year ended June 30, 2001 to $538,000 for the year ended June 30, 2002. This increase was primarily due to an increase of $240,000 in pre-tax income and an increase in the effective tax rate. The effective tax rate was 34.4% and 27.9% for the years ended June 30, 2002 and 2001, respectively. The increase in the effective tax rate was primarily due to a decrease in dividend received deductions recorded in fiscal year 2002 for dividends received on the Company's investments in mutual funds and preferred stock.

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

         Management believes the allowance for loan losses to be a critical accounting policy. It is the policy of the Company to provide specific valuation allowances for estimated losses on loans when any permanent decline in value is identified. Periodic reviews are made to identify potential problem loans. In addition to specific allowances, the Company maintains a general allowance for loan losses. Additions to the allowance for loan losses are charged to operations. Also, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments using information available to them at the time of their examination. In the opinion of management, the allowance for loan losses, when taken as a whole, is adequate to absorb probable losses in the loan portfolio. The allowance for loan losses at June 30, 2001 and June 30, 2000 was $300,000. The ratio of the allowance for loan losses to total loans was 0.18% and 0.19% at June 30, 2001 and June 30, 2000, respectively. At June 30, 2001 and 2000, the ratio of the allowance for loan losses to non-performing loans was 267.86% and 120.48%, respectively. The Bank had one non-performing loan totaling approximately $112,000 at June 30, 2001 and two non-performing loans totaling

                               2002 ANNUAL REPORT
================================================================================


approximately $249,000 at June 30, 2000. There were no loan chargeoffs during the years ended June 30, 2001 and 2000.

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

                               2002 ANNUAL REPORT
================================================================================


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

         The Bank's primary sources of funds are savings deposits, principal and interest payments on loans and mortgage-backed securities, and borrowings from the FHLB. While maturities and scheduled amortization of loans and mortgage-backed securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and savings deposit flows, reducing the predictability of the timing of sources of funds. Cash flow from operating activities amounted to $1.4, $1.0, and $2.6, million for the 2002, 2001, and 2000 fiscal years, respectively.

         Under OTS regulations, the Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. The levels of the Bank's short-term liquid assets are dependent on the Bank's operating, financing and investing activities during any given period.

                               2002 ANNUAL REPORT
================================================================================


         The primary investing activities of the Bank are the origination of mortgage and other loans and the purchase and sale of mortgage-backed and other securities. During the fiscal years ended June 30, 2002, 2001, and 2000 the Bank's disbursements for loan originations totaled $37.4, $37.1, and $32.5, million, respectively. These activities were funded primarily by principal repayments on loans and securities. Net cash flows used in investing activities amounted to $2.9 million, $55,000 and $5.9 million for the 2002, 2001 and 2000 fiscal years respectively.

         For the 2002 fiscal year, the Company repurchased $597,000 of its common stock; also the Bank had a $3.9 million net increase in deposits (including the effect of interest credited). For the 2001 fiscal year, the Bank experienced net increases in deposits (including the effect of interest credited) of $12.7 million and for fiscal year 2000, a decrease of $8.4 million.

         Net cash flows provided by financing activities amounted to $2.7 and $4.5 million for the 2002 and 2001 fiscal years. Net cash flows used in financing activities amounted to $957,000 for the year ended June 30, 2000.

         The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than one year that are readily convertible to known amounts of cash and interest-earning deposits. The level of these assets is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 2002, 2001, and 2000, cash and cash equivalents totaled $13.0, $11.8, and $6.3 million, respectively.

         The Bank has other sources of liquidity if a need for additional funds arises, including the ability to obtain additional FHLB advances. The Bank had $61.0 million, outstanding in FHLB advances at both June 30, 2002 and 2001. The Bank utilizes borrowings primarily to offset outflows in deposits at times when the Bank does not believe that it can replace such funds with lower costing deposit products. In addition, the Bank has used borrowed funds to fund the purchase of mortgage-backed securities at times when the spread between the rate paid on the borrowed funds and the yield earned on such securities was favorable.

         At June 30, 2002, the Bank had outstanding loan origination commitments of $1.6 million and unused lines of consumer credit of $854,000. The Bank anticipates that it will have sufficient funds available to meet its current origination and other lending commitments. Certificates of deposit scheduled to mature in one year or less from June 30, 2002 totaled $46.2 million. Based upon the Bank's most recent pricing strategy, management believes that a significant portion of such deposits will remain with the Bank. Management believes it will have adequate resources to fund all commitments on a short term and long term basis in accordance with its business strategy.

         At June 30, 2002, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $23.8 million, or 10.6% of total adjusted assets, which is above the required level of $3.4 million or 1.5%; core capital of $23.8 million, or 10.6% of total adjusted assets, which is above the required level of $6.7 million or 3.0%; and total risk-based capital of

                               2002 ANNUAL REPORT
================================================================================


$24.1 million, or 22.8% of risk-weighted assets, which is above the required level of $8.4 million, or 8.0%.

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

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Big Foot Financial Corp.
Long Grove, Illinois:


We have audited the accompanying consolidated balance sheets of Big Foot Financial Corp. and subsidiary (the Company) as of June 30, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Big Foot Financial Corp. and subsidiary as of June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.





/s/ KPMG LLP

Chicago, Illinois
July 26, 2002

                                        BIG FOOT FINANCIAL CORP. AND SUBSIDIARY
                                              Consolidated Balance Sheets
                                                June 30, 2002 and 2001
------------------------------------------------------------------------------------------------------------------------
                                    ASSETS                                               2002                 2001
                                                                                         ----                 ----
Cash and due from banks                                                        $        3,156,939            2,641,070
Interest-earning deposits                                                               9,802,181            9,169,858
Mortgage-backed securities held-to-maturity, at amortized
     cost (fair value of $4,740,985 and $8,110,953 at
     June 30, 2002 and 2001, respectively) (note 3)                                     4,589,972            8,080,634
Mortgage-backed securities available-for-sale, at fair value (note 3)                  18,387,712           14,327,538
Investment securities held-to-maturity, at amortized cost
     (fair value of $3,000,000 at June 30, 2002 and 2001) (note 3)                      3,000,000            3,000,000
Investment securities available-for-sale, at fair value (note 3)                        5,506,303            6,442,123
Loans receivable, net (note 4)                                                        173,740,546          170,188,383
Accrued interest receivable (note 5)                                                    1,178,817            1,009,321
Stock in Federal Home Loan Bank of Chicago, at cost                                     3,920,000            3,699,100
Office properties and equipment, net (note 6)                                           3,842,555            4,215,207
Prepaid expenses and other assets                                                         257,048              871,151
                                                                                -------------------     ----------------
                 Total assets                                                  $      227,382,073          223,644,385
                                                                                ===================     ================
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Savings deposits (note 7):
     Interest-bearing                                                          $      125,033,708          121,288,076
     Noninterest-bearing                                                                7,048,057            6,918,454
                                                                                -------------------     ----------------
                 Total savings deposits                                               132,081,765          128,206,530
Borrowed money (note 8)                                                                61,000,000           61,000,000
Advance payments by borrowers for taxes and insurance                                   1,981,817            2,239,874
Accrued interest payable and other liabilities                                          3,085,044            4,116,023
                                                                                -------------------     ----------------
                 Total liabilities                                                    198,148,626          195,562,427
                                                                                -------------------     ----------------
Stockholders' equity (note 12):
     Preferred stock, $0.01 par value. Authorized 2,000,000 shares;
        none issued or outstanding                                                            --                   --
     Common stock, $0.01 par value. Authorized 8,000,000 shares;
        issued 2,512,750 shares                                                            25,128               25,128
     Treasury stock, at cost (1,003,582 and 965,082 shares at
        June 30, 2002 and 2001, respectively)                                         (13,178,685)         (12,581,935)
     Additional paid-in capital                                                        24,512,326           24,436,865
     Retained earnings - substantially restricted                                      18,270,096           17,579,052
     Common stock acquired by Employee Stock Ownership Plan                              (904,590)          (1,105,610)
     Common stock acquired by Recognition and Retention Plan                             (334,219)            (708,757)
     Accumulated other comprehensive income, net of tax                                   843,391              437,215
                                                                                -------------------     ----------------
                 Total stockholders' equity                                            29,233,447           28,081,958
                                                                                -------------------     ----------------
                 Total liabilities and stockholders' equity                    $      227,382,073          223,644,385
                                                                                ===================     ================

See accompanying notes to consolidated financial statements.

                                        BIG FOOT FINANCIAL CORP. AND SUBSIDIARY
                                          Consolidated Statements of Earnings
                                       Years ended June 30, 2002, 2001, and 2000
------------------------------------------------------------------------------------------------------------------------
                                                                     2002                2001                2000
                                                                ----------------   -----------------   -----------------
Interest and dividend income:
    Mortgage-backed securities held-to-maturity              $       378,469             628,392           1,271,263
    Mortgage-backed securities available-for-sale                    749,071           1,076,413           1,403,653
    Investment securities held-to-maturity                           187,972              31,810                 --
    Investment securities available-for-sale                         364,943             530,790             270,775
    Loans receivable                                              12,104,213          11,565,899          10,270,050
    Interest-earning deposits                                        176,050             265,530             242,365
    Federal Home Loan Bank of Chicago stock                          209,960             259,290             198,017
                                                                ----------------   -----------------   -----------------
               Total interest and dividend income                 14,170,678          14,358,124          13,656,123
                                                                ----------------   -----------------   -----------------
Interest expense:
    Savings deposits (note 7)                                      4,248,822           4,670,450           4,236,953
    Borrowed money (note 8)                                        2,952,337           3,776,718           3,207,441
                                                                ----------------   -----------------   -----------------
               Total interest expense                              7,201,159           8,447,168           7,444,394
                                                                ----------------   -----------------   -----------------
               Net interest income before
                  provision for loan losses                        6,969,519           5,910,956           6,211,729
Provision for loan losses (note 4)                                        --                  --                  --
                                                                ----------------   -----------------   -----------------
               Net interest income after provision
                  for loan losses                                  6,969,519           5,910,956           6,211,729
                                                                ----------------   -----------------   -----------------
Noninterest income:
    Gain on sale of securities available-for-sale                     19,086             229,096                  --
    Service fees                                                     307,698             263,485             260,069
    Litigation settlement (note 14)                                       --             522,500                  --
    Write-down of investment securities available-for-sale          (166,341)                 --                  --
    Other                                                             51,595              65,218              43,313
                                                                ----------------   -----------------   -----------------
               Total noninterest income                              212,038           1,080,299             303,382
                                                                ----------------   -----------------   -----------------
Noninterest expense:
    Compensation and benefits                                      3,076,034           2,927,567           3,115,737
    Office occupancy                                               1,110,474           1,064,259           1,125,842
    Federal deposit insurance premiums                                24,088              23,633              49,262
    Real estate held for sale and development                             --                  --               8,351
    Professional services                                            646,428             935,623             896,870
    Other                                                            760,023             715,661             687,470
                                                                ----------------   -----------------   -----------------
               Total noninterest expense                           5,617,047           5,666,743           5,883,532
                                                                ----------------   -----------------   -----------------
               Income before income taxes                          1,564,510           1,324,512             631,579
Income tax expense (note 9)                                          537,800             369,300             173,000
                                                                ----------------   -----------------   -----------------
               Net income                                    $     1,026,710             955,212             458,579
                                                                ================   =================   =================
Earnings per share (note 2):
    Basic                                                    $       0.73                0.61                0.24
    Diluted                                                          0.72                0.61                0.24

See accompanying notes to consolidated financial statements.

                                               BIG FOOT FINANCIAL CORP. AND SUBSIDIARY
                                           Consolidated Statements of Stockholders' Equity
                                              Years ended June 30, 2002, 2001, and 2000
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                         COMMON       COMMON
                                                                           ADDITIONAL                    STOCK        STOCK
                                      PREFERRED  COMMON      TREASURY       PAID-IN       RETAINED      ACQUIRED     ACQUIRED
                                       STOCK     STOCK         STOCK        CAPITAL       EARNINGS      BY ESOP       BY RRP
                                       -----     -----         -----        -------       --------      -------       ------
Balance at June 30, 1999            $      --    25,128     (3,259,062 )  24,463,104    16,866,409    (1,507,650)  (1,385,365)
Comprehensive income:
   Net income                              --        --             --            --       458,579            --           --
   Other comprehensive income
     (loss), net of tax:
       Unrealized holding loss on
         securities arising during
         the year                          --        --             --            --            --            --           --

          Total comprehensive income
Purchase of Treasury stock                 --        --     (6,307,698)           --            --            --           --
Purchase of RRP shares                     --        --             --            --            --            --      (36,683)
Cash dividends, $0.20 share                --        --             --            --      (377,377)           --           --
Amortization of award of
   RRP shares                              --        --             --       (54,200)           --            --      381,768
Cost of ESOP shares released               --        --             --            --            --       201,020           --
Market adjustment for release
   of ESOP shares                          --        --             --        46,766            --            --           --
                                      --------- ---------  ------------  ------------  ------------  ------------  -----------
Balance at June 30, 2000                   --    25,128     (9,566,760)   24,455,670    16,947,611    (1,306,630   (1,040,280)
Comprehensive income:
   Net income                              --        --             --            --       955,212            --           --
   Other comprehensive income,
     net of tax:
       Unrealized holding gain on
         securities arising during
         the year                          --        --             --            --            --            --           --
          Less reclassification
            adjustment for gains
            included in net income         --        --             --            --            --            --           --

          Total comprehensive income       --        --             --            --            --            --           --
Purchase of Treasury stock                 --        --     (3,015,175)           --            --            --           --
Purchase of RRP shares                     --        --             --            --            --            --      (50,265)
Cash dividends, $0.21 share                --        --             --            --      (323,771)           --           --
Amortization of award of
   RRP shares                              --        --             --       (80,258)           --            --      381,788
Cost of ESOP shares released               --        --             --            --            --       201,020           --
Market adjustment for release
   of ESOP shares                          --        --             --        61,453            --            --           --
                                      --------- ---------  ------------  ------------  ------------  ------------  -----------
Balance at June 30, 2001                   --    25,128    (12,581,935)   24,436,865    17,579,052    (1,105,610)    (708,757)
Comprehensive income:
   Net income                              --        --             --            --     1,026,710            --           --
   Other comprehensive income,
     net of tax:
       Unrealized holding gain on
         securities arising during
         the year                          --        --             --            --            --            --           --
          Less reclassification
            adjustment for gains
            included in net income         --        --             --            --            --            --           --

          Total comprehensive income       --        --             --            --            --            --           --
Purchase of Treasury stock                 --        --       (596,750)           --            --            --           --
Purchase of RRP shares                     --        --             --            --            --            --       (7,250)
Cash dividends, $0.24 share                --        --             --            --      (335,666)           --           --
Amortization of award of
   RRP shares                              --        --             --       (42,064)           --            --      381,788
Cost of ESOP shares released               --        --             --            --            --       201,020           --
Market adjustment for release
   of ESOP shares                          --        --             --       117,525            --            --           --
                                      --------- ---------  ------------  ------------  ------------  -----------   -----------
Balance at June 30, 2002            $      --    25,128    (13,178,685)   24,512,326    18,270,096      (904,590)    (334,219)
                                      ========= =========  ============  ============  ============  ============  ===========

                                       ACCUMULATED
                                          OTHER
                                      COMPREHENSIVE
                                       INCOME (LOSS)    TOTAL
                                       -------------    -----
Balance at June 30, 1999                  (480,354)   34,722,210
Comprehensive income:
   Net income                                   --       458,579
   Other comprehensive income
     (loss), net of tax:
       Unrealized holding loss on
         securities arising during
         the year                         (422,723)     (422,723)
                                                     ------------
          Total comprehensive income                      35,856
Purchase of Treasury stock                      --    (6,307,698)
Purchase of RRP shares                          --       (36,683)
Cash dividends, $0.20 share                     --      (377,377)
Amortization of award of
   RRP shares                                   --       327,568
Cost of ESOP shares released                    --       201,020
Market adjustment for release
   of ESOP shares                               --        46,766
                                         ----------  ------------
Balance at June 30, 2000                  (903,077)   28,611,662
Comprehensive income:
   Net income                                   --       955,212
   Other comprehensive income,
     net of tax:
       Unrealized holding gain on
         securities arising during
         the year                        1,488,454     1,488,454
          Less reclassification
            adjustment for gains
            included in net income        (148,162)     (148,162)
                                                     ------------
          Total comprehensive income            --     2,295,504
Purchase of Treasury stock                      --    (3,015,175)
Purchase of RRP shares                          --       (50,265)
Cash dividends, $0.21 share                     --      (323,771)
Amortization of award of
   RRP shares                                   --       301,530
Cost of ESOP shares released                    --       201,020
Market adjustment for release
   of ESOP shares                               --        61,453
                                         ----------  ------------
Balance at June 30, 2001                   437,215    28,081,958
Comprehensive income:
   Net income                                   --     1,026,710
   Other comprehensive income,
     net of tax:
       Unrealized holding gain on
         securities arising during
         the year                          305,111       305,111
          Less reclassification
            adjustment for gains
            included in net income         101,065       101,065
                                                     ------------
          Total comprehensive income            --     1,432,886
Purchase of Treasury stock                      --      (596,750)
Purchase of RRP shares                          --        (7,250)
Cash dividends, $0.24 share                     --      (335,666)
Amortization of award of
   RRP shares                                   --       339,724
Cost of ESOP shares released                    --       201,020
Market adjustment for release
   of ESOP shares                               --       117,525
                                         ----------  ------------
Balance at June 30, 2002                   843,391    29,233,447
                                         ==========  ============

See accompanying notes to consolidated financial statements.

                                               BIG FOOT FINANCIAL CORP. AND SUBSIDIARY
                                                Consolidated Statements of Cash Flows
                                              Years ended June 30, 2002, 2001, and 2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      2002              2001             2000
                                                                                  --------------   ---------------  ---------------
Cash flows from operating activities:
    Net income                                                                 $   1,026,710           955,212          458,579
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation                                                                423,993           428,457          487,602
         Deferred income taxes                                                      (193,164)          (45,869)         (48,091)
         Market adjustment for committed ESOP shares                                 117,525            61,453           46,766
         Cost of ESOP shares released                                                201,020           201,020          201,020
         Amortization of award of RRP shares                                         339,724           301,530          381,768
         Gain on sale of investment securities available-for-sale                    (19,086)         (229,096)              --
         Write-down of investment securities available-for-sale                      166,341                --               --
         Gain on sale of foreclosed real estate                                           --            (8,067)              --
         Federal Home Loan Bank of Chicago stock dividends                          (220,900)         (253,800)         (48,700)
         Net amortization (accretion) of deferred loan fees                           51,118             4,475          (46,598)
         Net amortization of discounts and premiums                                   93,703           118,373          333,968
         (Increase) decrease in accrued interest receivable                         (169,496)          (55,540)          25,229
         (Increase) decrease in prepaid expenses and other assets                    614,103          (436,758)          26,028
         Increase (decrease) in accrued interest payable and other liabilitie     (1,023,451)          (18,448)         738,970
                                                                                --------------   ---------------  ---------------
             Net cash provided by operating activities                             1,408,140         1,022,942        2,556,541
                                                                                --------------   ---------------  ---------------
Cash flows from investing activities:
    Net increase in loans receivable                                              (3,603,281)      (15,006,053)     (16,701,833)
    Purchases of mortgage-backed securities available-for-sale                   (10,124,140)               --               --
    Purchase of investment securities held-to-maturity                                    --        (3,000,000)              --
    Purchase of investment securities available-for-sale                                  --        (1,386,519)      (4,405,762)
    Principal repayments on mortgage-backed securities held-to-maturity            3,442,526         9,737,895       10,419,333
    Principal repayments on mortgage-backed securities available-for-sale          6,331,181         5,871,207        5,472,021
    Proceeds from sale of investment securities available-for-sale                 1,067,595         3,918,682               --
    Proceeds from sale of foreclosed real estate                                          --            86,283               --
    Proceeds from sale of real estate held for sale and development                       --                --          154,259
    Purchase of stock in Federal Home Loan Bank of Chicago                                --          (145,300)        (651,300)
    Purchase of office properties and equipment, net                                 (51,341)         (131,500)        (179,583)
                                                                                --------------   ---------------  ---------------
             Net cash used in investing activities                                (2,937,460)          (55,305)      (5,892,865)
                                                                                --------------   ---------------  ---------------
Cash flows from financing activities:
    Net increase (decrease) in savings deposits                                    3,875,235        12,712,502       (8,422,765)
    Proceeds from borrowed money                                                   8,000,000        52,000,000       52,000,000
    Repayments of borrowed money                                                  (8,000,000)      (57,000,000)     (38,000,000)
    Increase (decrease) in advance payments by
      borrowers for taxes and insurance                                             (258,057)          185,732          187,653
    Purchase of treasury stock                                                      (596,750)       (3,015,175)      (6,307,698)
    Purchase of RRP shares                                                            (7,250)          (50,265)         (36,683)
    Cash dividends paid                                                             (335,666)         (323,771)        (377,377)
                                                                                --------------   ---------------  ---------------
             Net cash provided by (used in) financing activities                   2,677,512         4,509,023         (956,870)
                                                                                --------------   ---------------  ---------------
             Net increase (decrease) in cash and cash equivalents                  1,148,192         5,476,660       (4,293,194)
Cash and cash equivalents at beginning of year                                    11,810,928         6,334,268       10,627,462
                                                                                --------------   ---------------  ---------------
Cash and cash equivalents at end of year                                       $  12,959,120        11,810,928        6,334,268
                                                                                ==============   ===============  ===============
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
      Interest                                                                 $   7,548,764         8,253,942        7,401,282
      Income taxes                                                                   495,000           335,000          440,000
    Noncash activity:
      Transfer of loans to foreclosed real estate                                         --                --           78,216

See accompanying notes to consolidated financial statements.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

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

              MORTGAGE-BACKED SECURITIES

              Mortgage-backed securities which the Company has the positive intent and ability to hold to maturity are designated as held-to-maturity and are carried at amortized cost. All other mortgage-backed securities are designated as available-for-sale and are carried at fair value. The difference between amortized cost and fair value of the available-for-sale portfolio is reflected as a separate component of accumulated other comprehensive income, net of related tax effects. Unearned premiums and discounts are amortized over the estimated life of the security using the interest method. Gains and losses on the sale of mortgage-backed securities are determined using the specific identification method.

              INVESTMENT SECURITIES

              Investment securities which the Company has the positive intent and ability to hold to maturity are designated as held-to-maturity and are carried at amortized cost. All other investment securities are designated as available-for-sale and are carried at fair value. The difference between amortized cost and fair value of the available-for-sale securities is reflected as a separate component of accumulated other comprehensive income, net of related tax effects. If a decrease in the market value of a security is expected to be other than temporary, the security is written down to its fair value through a charge to income. Gains and losses on the sale of investment securities are determined using the specific identification method.

              LOANS RECEIVABLE

              Loans receivable are stated at unpaid principal balances less deferred loan fees and the allowance for loan losses. The Company defers loan origination fees and certain direct costs associated with loan originations. Net deferred fees are amortized as yield adjustments over the contractual life of the related loans using the interest method.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

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

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

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

              STOCK OPTION PLAN

              As allowed under the Financing Accounting Standards Board's (FASB) Statement of Financial Accounting Standards No. 123 (Statement
              123), ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company measures stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Company has included in note 11 the effect of the fair value of the stock option plan on net income and earnings per share on a pro forma basis pursuant to Statement 123.

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

              RECLASSIFICATIONS

              Certain prior year amounts have been reclassified to conform to the 2002 financial statement presentation.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

(2)    EARNINGS PER SHARE

       The following table sets forth the computation of basic and diluted earnings per share for the years ended June 30:

                                                                2002                   2001                   2000
                                                         --------------------   -------------------    -------------------
      Basic:
          Net income                                  $         1,026,710                955,212                458,579
          Weighted average common shares outstanding            1,412,455              1,574,010              1,930,614
                                                         --------------------   -------------------    -------------------

                    Basic earnings per share          $             0.73                   0.61                   0.24
                                                         ====================   ===================    ===================

      Diluted:
          Net income                                  $         1,026,710                955,212                458,579
          Weighted average common shares outstanding            1,412,455              1,574,010              1,930,614
          Effect of dilutive stock options
            outstanding                                             5,687                    164                     --
                                                         --------------------   -------------------    -------------------

      Diluted weighted average common shares
          outstanding                                           1,418,142              1,574,174              1,930,614
                                                         --------------------   -------------------    -------------------

                    Diluted earnings per share        $             0.72                   0.61                   0.24
                                                         ====================   ===================    ===================

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

(3)    MORTGAGE-BACKED SECURITIES AND INVESTMENT SECURITIES

       The amortized cost and estimated fair value of mortgage-backed securities and investment securities are summarized as follows:

                                                                                JUNE 30, 2002
                                                  --------------------------------------------------------------------------
                                                                          GROSS              GROSS
                                                                       UNREALIZED         UNREALIZED        ESTIMATED FAIR
                    DESCRIPTION                   AMORITZED COST          GAINS             LOSSES               VALUE
      ----------------------------------------    ----------------   ----------------   ----------------    ----------------
      Held-to-maturity:
          Mortgage-backed securities:
            Federal National Mortgage
              Association                      $      4,589,972            155,417             (4,404)          4,740,985
          Investment securities:
            Insurance annuity                         3,000,000                 --                 --           3,000,000
                                                  ----------------   ----------------   ----------------    ----------------

                    Total held-to-maturity     $      7,589,972            155,417             (4,404)          7,740,985
                                                  ================   ================   ================    ================

      Available-for-sale:
          Mortgage-backed securities:
            Federal National Mortgage
              Association                      $     17,614,729            334,084             (2,356)         17,946,457
            Federal Home Loan Mortgage
              Corporation                               419,860             21,395                 --             441,255
                                                  ----------------   ----------------   ----------------    ----------------

                    Total mortgage-backed
                      securities
                      available-for-sale             18,034,589            355,479             (2,356)         18,387,712
                                                  ----------------   ----------------   ----------------    ----------------

          Investment securities:
            Mutual funds                              1,000,000            903,712                 --           1,903,712
            Preferred stock and bonds                 3,562,885            127,135            (87,429)          3,602,591
                                                  ----------------   ----------------   ----------------    ----------------

                    Total investment
                      securities
                      available-for-sale              4,562,885          1,030,847            (87,429)          5,506,303
                                                  ----------------   ----------------   ----------------    ----------------

                    Total securities
                      available-for-sale       $     22,597,474         1,386,326            (89,785)          23,894,015
                                                  ================   ================   ================    ================

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

                                                                                JUNE 30, 2001
                                                  --------------------------------------------------------------------------
                                                                          GROSS              GROSS
                                                                       UNREALIZED         UNREALIZED        EXTIMATED FAIR
                    DESCRIPTION                   AMORTIZED COST          GAINS             LOSSES               VALUE
      ----------------------------------------    ----------------   ----------------   ----------------    ----------------
      Held-to-maturity:
          Mortgage-backed securities:
            Federal National Mortgage
              Association                      $      8,080,634             47,124            (16,805)          8,110,953
          Investment securities:
            Insurance annuity                         3,000,000                 --                 --           3,000,000
                                                  ----------------   ----------------   ----------------    ----------------

                    Total held-to-maturity     $     11,080,634             47,124            (16,805)         11,110,953
                                                  ================   ================   ================    ================

      Available-for-sale:
          Mortgage-backed securities:
            Federal Home Loan Mortgage         $      1,279,193             97,824            (71,723)          1,305,294
            Federal National Mortgage
              Association                            13,008,004             15,317             (1,077)         13,022,244
                                                  ----------------   ----------------   ----------------    ----------------

                    Total mortgage-backed
                      securities
                      available-for-sale             14,287,197            113,141            (72,800)         14,327,538
                                                  ----------------   ----------------   ----------------    ----------------

          Investment securities:
            Mutual funds                              1,000,000            586,672                 --           1,586,672
            Preferred stock and bonds                 4,777,737            229,104           (151,390)          4,855,451
                                                  ----------------   ----------------   ----------------    ----------------

                    Total investment
                      securities
                      available-for-sale              5,777,737            815,776           (151,390)          6,442,123
                                                  ----------------   ----------------   ----------------    ----------------

                    Total securities
                      available-for-sale       $     20,064,934           928,917            (224,190)         20,769,661
                                                  ================   ================   ================    ================

       Proceeds from the sale of securities available-for-sale for the years ended June 30, 2002 and 2001 were $1,067,595 and $3,918,682, with gross gains of $101,737 and $395,154 and gross losses of $82,651 and $166,058, respectively. There were no sales of securities available-for-sale during the year ended June 30, 2000.

       Mortgage-backed securities with an amortized cost of approximately $1,145,000 and $593,000 and have been pledged to secure certain savings deposits of local municipal agencies as of June 30, 2002 and 2001, respectively. Mortgage-backed securities with an amortized cost of approximately $1,148,000 and $2,399,000 have been pledged to secure Federal Home Loan Bank of Chicago (FHLB) advances as of June 30, 2002 and 2001, respectively.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

(4)    LOANS RECEIVABLE

       Loans receivable are summarized as follows:

                                                                                                  JUNE 30
                                                                                 -------------------------------------------
                                                                                        2002                   2001
                                                                                 --------------------   --------------------
      Real estate loans:
          One- to four-family residential                                     $       171,542,151            168,581,458
          Multifamily                                                                   1,119,278                947,466
          Commercial                                                                      232,719                320,539
          Home equity                                                                   1,362,197                789,791
                                                                                 --------------------   --------------------

                    Total real estate loans                                           174,256,345            170,639,254

      Consumer loans                                                                       73,998                 87,808
                                                                                 --------------------   --------------------

                    Gross loans receivable                                            174,330,343            170,727,062

      Less:
          Deferred loan fees                                                             (289,797)              (238,679)
          Allowance for loan losses                                                      (300,000)              (300,000)
                                                                                 --------------------   --------------------

                                                                              $       173,740,546            170,188,383
                                                                                 ====================   ====================

       Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                                  2002                   2001                  2000
                                                           -------------------    -------------------   --------------------
      Balance at beginning of year                      $           300,000                300,000               300,000
      Provision for loan losses                                          --                     --                    --
      Charge-offs                                                        --                     --                    --
                                                           -------------------    -------------------   --------------------

      Balance at end of year                            $           300,000                300,000               300,000
                                                           ===================    ===================   ====================

       Loans receivable delinquent three months or more at June 30 are as follows:

                                                                                                           PERCENTAGE OF
                                                                                                            GROSS LOANS
                                                            NUMBER OF LOANS            AMOUNT               RECEIVABLE
                                                           -------------------   --------------------   --------------------
      Year:
          2002                                                            0      $             --                 -- %
          2001                                                            1               111,830                0.06
          2000                                                            2               248,783                0.16

       The Company discontinues recognizing interest on loans 90 days and greater delinquent where collection of interest is doubtful. The reduction in interest income associated with loans 90 days and greater delinquent where collection of interest is doubtful was approximately $0, $0, and $4,200 for the years ended June 30, 2002, 2001, and 2000, respectively.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

       No loans were identified as impaired by the Company at June 30, 2002 or 2001. Additionally, no loans were considered impaired during the years ended June 30, 2002, 2001, or 2000.

       The Company serviced loans for others with principal balances approximating $470,000, $488,000, and $569,000, at June 30, 2002, 2001,
       and 2000, respectively. As part of the loan sale agreements to the Federal National Mortgage Association, the Company is required to repurchase loans which become contractually delinquent. The Company was not required to repurchase loans during the years ended June 30, 2002, 2001, and 2000.

       Real estate first mortgage loans aggregating approximately $7,378,000, $3,769,000, and $3,896,000, at June 30, 2002, 2001, and 2000,
       respectively, had interest rates which adjust based on the movement of various economic indices.

(5)    ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable is summarized as follows:

                                                                                                  JUNE 30
                                                                                 -------------------------------------------
                                                                                        2002                   2001
                                                                                 --------------------   --------------------
      Mortgage-backed securities                                              $           120,679                127,303
      Investment securities                                                               305,901                154,538
      Loans receivable                                                                    752,237                727,480
                                                                                 --------------------   --------------------

                                                                              $         1,178,817              1,009,321
                                                                                 ====================   ====================

(6)    OFFICE PROPERTIES AND EQUIPMENT, NET

       A summary of office properties and equipment at cost, less accumulated depreciation, is as follows:

                                                                                                  JUNE 30
                                                                                 -------------------------------------------
                                                                                        2002                   2001
                                                                                 --------------------   --------------------
      Land and land improvements                                              $           949,731                930,845
      Buildings                                                                         6,384,795              6,384,795
      Furniture, fixtures, and equipment                                                5,247,487              5,226,374
                                                                                 --------------------   --------------------

                                                                                       12,582,013             12,542,014

      Less accumulated depreciation                                                    (8,739,458)            (8,326,807)
                                                                                 --------------------   --------------------
                                                                              $         3,842,555              4,215,207
                                                                                 ====================   ====================

       Depreciation expense was $423,993, $428,457, and $487,602, for the years ended June 30, 2002, 2001, and 2000, respectively.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

(7)    SAVINGS DEPOSITS

       Savings deposits are summarized as follows:

                                                                                         JUNE 30
                               STATED OR WEIGHTED AVERAGE      ------------------------------------------------------------
                               INTEREST RATE AT JUNE 30,                   2002                           2001
                              -----------------------------    -----------------------------   ----------------------------
                                  2002            2001           AMOUNT          PERCENT          AMOUNT         PERCENT
                              -------------   -------------    ------------    -------------   -------------   ------------
      Noninterest-bearing
          NOW accounts              0.00%           0.00%   $    7,048,057           5.3%   $    6,918,454          5.4%
      NOW accounts                  1.03            2.02         9,840,522           7.5        10,271,167          8.0
      Money market demand
          accounts                  2.09            3.11        10,759,494           8.2         9,459,895          7.4
      Passbook accounts             2.00            2.50        41,923,163          31.7        35,395,778         27.6
                              -------------   -------------    ------------    -------------   -------------   ------------

                                                                69,571,236          52.7        62,045,294         48.4

      Certificate accounts          3.63            5.56        62,510,529          47.3        66,161,236         51.6
                              -------------   -------------    ------------    -------------   -------------   ------------

                                    2.60%           3.95%   $  132,081,765         100.0%   $  128,206,530        100.0%
                              =============   =============    ============    =============   =============   ============



                                                                                   JUNE 30
                                                  --------------------------------------------------------------------------
                                                                 2002                                  2001
                                                  -----------------------------------   ------------------------------------
                                                      AMOUNT             PERCENT            AMOUNT              PERCENT
                                                  ----------------   ----------------   ----------------    ----------------
      Remaining maturities of certificate accounts:
            12 months or less                  $     46,235,421           73.85%     $     51,794,958            78.29%
            13 to 24 months                          13,865,748           22.30            11,015,835            16.65
            25 to 36 months                           1,839,414            2.94             2,833,286             4.28
            37 to 49 months                             519,587            0.83               453,748             0.69
            Over 50 months                               50,359            0.08                63,409             0.09
                                                  ----------------   ----------------   ----------------    ----------------

                                               $     62,510,529          100.0%      $    66,161,236            100.0%
                                                  ================   ================   ================    ================

       The aggregate amount of certificate accounts with a balance of $100,000 or greater was approximately $9,713,000 and $12,973,000 at June 30, 2002 and 2001, respectively.

       Interest expense on savings deposits is summarized as follows for the years ended June 30:

                                                                  2002                  2001                   2000
                                                           -------------------   --------------------   --------------------
      NOW accounts                                      $           141,535               165,320                176,590
      Money market demand accounts                                  253,636               299,629                347,064
      Passbook accounts                                             836,146               903,599                944,224
      Certificate accounts                                        3,017,505             3,301,902              2,769,075
                                                           -------------------   --------------------   --------------------

                                                        $         4,248,822             4,670,450              4,236,953
                                                           ===================   ====================   ====================

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

(8)    BORROWED MONEY

       Borrowed money is summarized as follows:

                                                          INTEREST RATE AT JUNE 30        AMOUNT OUTSTANDING AT JUNE 30
                                                         ---------------------------   -------------------------------------
                                           DUE DATE          2002          2001              2002                2001
                                         --------------  -------------  ------------   ------------------  -----------------
      Advances from FHLB:
                                          10/30/2002          6.54%          6.54%  $         9,000,000           9,000,000
                                          05/02/2005          6.70           6.70             8,000,000           8,000,000
                                          06/19/2008          5.44           5.44            12,000,000          12,000,000
                                          06/19/2008          5.19           5.19            13,000,000          13,000,000

      FHLB Open Line of Credit              Demand            2.13           4.36            19,000,000          19,000,000
                                                         -------------  ------------   ------------------  -----------------

                                                                                    $        61,000,000          61,000,000
                                                                                       ==================  =================

      Weighted average interest rate                          4.68%          5.38%
                                                         =============  ============

       Certain advances are callable by the FHLB as follows: $8,000,000 in advances due in 2005 are callable quarterly beginning May 2002; $13,000,000 in advances due in 2008 are callable quarterly beginning June 2001; and $12,000,000 in advances due in 2008 have a one time call date of June 19, 2003.

       The Company has a collateral pledge agreement whereby the Company has agreed to keep on hand at all times, free of all other pledges, liens, and encumbrances, residential first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding advances from the FHLB. Residential first mortgages qualifying as collateral under the pledge agreement totaled approximately $102,773,000 and $101,082,000 at June 30, 2002 and 2001, respectively.

(9)    INCOME TAXES

       Income tax expense (benefit) is summarized as follows for the years ended June 30:

                                                                  2002                  2001                   2000
                                                           -------------------   --------------------   --------------------
      Current:
          Federal                                       $           730,964               415,169                221,091
          State                                                          --                    --                     --
                                                           -------------------   --------------------   --------------------

                                                                    730,964               415,169                221,091
                                                           -------------------   --------------------   --------------------

      Deferred:
          Federal                                                  (193,164)              (45,869)               (48,091)
          State                                                          --                    --                     --
                                                           -------------------   --------------------   --------------------

                                                                   (193,164)              (45,869)               (48,091)
                                                           -------------------   --------------------   --------------------

                    Total income tax expense            $           537,800               369,300                173,000
                                                           ===================   ====================   ====================

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

       The reasons for the difference between the effective income tax rate and the corporate Federal income tax rate of 34% are as follows for the years ended June 30:

                                                                  2002                  2001                   2000
                                                           -------------------   --------------------   --------------------
      Federal income tax rate                                      34.0%                 34.0                   34.0
      Dividends received deduction                                 (1.3)                 (7.8)                  (9.1)
      Other                                                         1.7                   1.7                    2.5
                                                           -------------------   --------------------   --------------------

                    Effective income tax rate                      34.4%                 27.9                   27.4
                                                           ===================   ====================   ====================

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2002 and 2001 are presented below:

                                                                                        2002                   2001
                                                                                 --------------------   --------------------
      Deferred tax assets:
          Allowance for loan losses                                           $           102,000                102,000
          Deferred loss on sales of real estate                                            79,130                 85,732
          State net operating loss carryforwards                                          129,948                219,730
          Supplemental pension plan                                                        16,728                     --
          Depreciation                                                                     39,425                 23,935
          Impairment of investment securities                                              56,556                     --
          Mutual fund investment                                                          168,224                 64,158
                                                                                 --------------------   --------------------

                                                                                          152,011                495,555

          Less valuation allowance                                                        (94,948)              (219,730)
                                                                                 --------------------   --------------------

                    Total deferred tax assets, net of valuation allowance                 497,063                275,825
                                                                                 --------------------   --------------------

      Deferred tax liabilities:
          Excess of tax bad debt reserve over base year amount                             56,565                 84,848
          Federal Home Loan Bank stock dividends not currently taxable                    273,092                197,986
          Deferred loan fees                                                               51,962                 73,839
          Unrealized gain on securities available-for-sale                                453,150                267,512
          Other                                                                             3,664                    536
                                                                                 --------------------   --------------------

                    Total gross deferred tax liabilities                                  838,433                624,721
                                                                                 --------------------   --------------------

                    Net deferred tax liability                                $          (341,370)              (348,896)
                                                                                 ====================   ====================

       The Company has Illinois net operating loss carryforwards of approximately $2,742,000 at June 30, 2002, which expire in varying amounts through July 31, 2015.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

       The valuation allowance for deferred tax assets was $94,948 and $219,730 as of June 30, 2002 and 2001, respectively, resulting in a decrease of $124,782 for the year ended June 30, 2002. The valuation allowance relates to state net operating loss carryforwards and certain deductible temporary differences which may not generate future state tax benefits. The reduction in the valuation allowance is primarily due to the utilization of state net operating loss carryforwards in the current year.

       Retained earnings at June 30, 2002 and 2001 include $6,149,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then-current Federal and state corporate income tax rates.

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

              During the years ended June 30, 2002, 2001, and 2000, 20,102 shares were allocated annually. A total of 110,561 and 90,459 shares had been allocated as of June 30, 2002 and 2001, respectively. The fair value of unallocated shares totaled approximately $1,529,000 and $1,658,000 at June 30, 2002 and 2001,
              respectively. ESOP expense for the years ended June 30, 2002, 2001, and 2000 totaled $318,545, $262,473, and $247,786, respectively.

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

              In February 1999, an additional 3,149 RRP shares were granted, of which 804 shares vested at June 30, 2002, 2001, and 2000, respectively, and 335 shares vested at June 30, 1999. In addition, 402 shares will vest at June 30, 2003.

              During the years ended June 30, 2002, 2001, and 2000, a total of 20,102, 20,102, and 20,101 RRP shares vested, respectively, and for the years ended June 30, 2002, 2001, and 2000, the Company recorded RRP compensation expense of $339,724, $301,530, and $381,768, respectively.

              During the years ended June 30, 2002, 2001, and 2000, 429, 3,351, and 3,316 shares of the Company's common stock were purchased by the RRP at weighted average prices of $16.90, $15.00, and $11.06, per share, respectively. The aggregate purchase price of all unvested shares acquired by the RRP is reflected as a reduction of stockholders' equity as deferred compensation.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

              PENSION PLAN

              The Savings Bank has a qualified noncontributory pension plan covering employees over 21 years of age working more than 1,000 hours per year.

              The following tables set forth the plan's funded status and net periodic benefit cost for the years ended June 30, as per the disclosure requirements of FASB Statement 132, EMPLOYER'S DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS:

                                                                                        2002                   2001
                                                                                 --------------------   --------------------
             Change in benefit obligation:
                 Projected benefit obligation at beginning of year            $         1,491,285              1,253,389
                 Projected benefit obligation actuarial loss                              116,555                 22,981
                 Service cost                                                              65,468                 52,630
                 Interest cost                                                            118,571                 99,991
                 Benefits paid                                                            (49,785)               (12,558)
                 Change in discount rate                                                   96,146                 74,852
                                                                                 --------------------   --------------------

                 Projected benefit obligation at end of year                  $         1,838,240              1,491,285
                                                                                 ====================   ====================

             Change in plan assets:
                 Fair value of plan assets at beginning of year               $         1,490,815              1,332,040
                 Actual return on plan assets                                             (18,453)                81,101
                 Employer contribution                                                     55,850                 90,232
                 Benefits paid                                                            (49,785)               (12,558)
                                                                                 --------------------   --------------------

                 Fair value of plan assets at end of year                     $         1,478,427              1,490,815
                                                                                 ====================   ====================

             Accrued pension cost:
                 Funded status                                                $          (359,813)                  (470)
                 Unrecognized net actuarial loss                                          489,603                155,672
                 Unrecognized net asset                                                   (11,101)               (28,186)
                                                                                 --------------------   --------------------

                           Prepaid pension cost                               $           118,689                127,016
                                                                                 ====================   ====================

             Weighted average assumptions as of April 30:
                 Discount rate                                                            6.75%                  7.25%
                 Expected return on plan assets                                           8.00                   8.00
                 Rate of compensation increase                                      Varies by age          Varies by age

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

                                                                  2002                  2001                   2000
                                                           -------------------   --------------------   --------------------
             Components of net periodic benefit cost:
                   Service cost                         $            65,468                52,630                 67,131
                   Interest cost                                    118,571                99,991                 86,118
                   Expected return on plan assets                  (118,616)             (107,505)               (92,267)
                   Amortization of unrecognized
                     transition cost                                (17,085)              (17,085)               (17,085)
                   Unrecognized net loss                             15,839                    --                  9,856
                                                           -------------------   --------------------   --------------------

                           Net periodic benefit cost    $            64,177                28,031                 53,753
                                                           ===================   ====================   ====================

              The Company also has a contributory profit-sharing and savings plan covering substantially all full-time employees. The Company makes matching contributions to the plan equal to a percentage of each participant's contribution for the plan year. For the years ended June 30, 2002, 2001, and 2000, the Company made contributions of $16,850, $18,350, and $19,164, respectively.

(11)   STOCK OPTION PLAN

       On June 24, 1997, the Company adopted a stock option plan (the Plan) pursuant to which the Company's board of directors may grant stock options to directors, officers, and employees of the Company and the Savings Bank. Stock options for 251,275 shares initially granted under the Plan have an exercise price of $15.63 and vest at a rate of 20% per year beginning on the first anniversary date of the grant. During the year ended June 30, 1999, an additional 6,868 shares were granted with an exercise price of $12.81. As of June 30, 2002, all outstanding shares have vested. The exercise price of shares granted is equal to the fair value of the common stock at the date of grant. The option term cannot exceed ten years from the date of grant. There were no stock options granted during the years ended June 30, 2002, 2001, and 2000.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

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

                                                                  2002                  2001                   2000
                                                           -------------------   --------------------   --------------------
      Net income:
          As reported                                   $         1,026,710               955,212                458,579
          Pro forma                                                 903,869               832,371                338,351

      Earnings per share:
          Basic:
            As reported                                             0.73                  0.61                   0.24
            Pro forma                                               0.64                  0.53                   0.18
          Diluted:
            As reported                                             0.72                  0.61                   0.24
            Pro forma                                               0.64                  0.53                   0.18

       A summary of the status of the Company's stock option transactions under the Plan for the years ended June 30 is presented below:

                                           2002                            2001                           2000
                               -----------------------------   -----------------------------  -----------------------------
                                                 WEIGHTED                        WEIGHTED                       WEIGHTED
                                                 AVERAGE                         AVERAGE                        AVERAGE
                                                 EXERCISE                        EXERCISE                       EXERCISE
             OPTIONS              SHARES          PRICE           SHARES          PRICE          SHARES          PRICE
      -----------------------  -------------   -------------   -------------   -------------  --------------  -------------
      Outstanding at
          beginning of year      258,143       $    15.55        258,143       $    15.55       258,143       $     15.55
      Granted                         --            --                --            --               --             --
      Exercised                       --            --                --            --               --             --
                               -------------   -------------   -------------   -------------  --------------  -------------

      Outstanding at end of
          year                   258,143            15.55        258,143            15.55       258,143             15.55
                               -------------   -------------   -------------   -------------  --------------  -------------

      Exercisable at year
          end                    258,143       $    15.55        205,878       $    15.55       153,613       $     15.55
                               =============   =============   =============   =============  ==============  =============

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

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

       Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to adjusted total assets and of tangible capital to adjusted total assets. As of June 30, 2002 and 2001, the most recent notification from the OTS categorized the Savings Bank as well-capitalized under the regulatory framework. At June 30, 2002, there are no conditions or events since the most recent notification that management believes would affect the Savings Bank's category.

       The following table summarizes the Company's and the Savings Bank's actual capital and the Savings Bank's required capital at June 30, 2002 and 2001 (dollars in thousands):

                                                                                  2002
                                       --------------------------------------------------------------------------------------------
                                                                                                         TO BE WELL CAPITALIZED
                                                                           FOR CAPITAL ADEQUACY         UNDER PROMPT CORRECTIVE
                                                  ACTUAL                         PURPOSES                        ACTION
                                       -----------------------------   -----------------------------  -----------------------------
                                          AMOUNT          RATIO           AMOUNT          RATIO          AMOUNT          RATIO
                                       -------------   -------------   -------------   -------------  --------------  -------------
      Total risk-based capital
          (to risk-weighted
          assets):
            Consolidated             $    28,690           26.23%          N/A             N/A             N/A            N/A
            Fairfield Savings
              Bank, FSB                   24,112           22.83    $      8,449           8.00%    $    10,562           10.00%
      Tier 1 capital (to
          risk-weighted
          assets):
            Consolidated                  28,390           25.96%          N/A             N/A             N/A            N/A
            Fairfield Savings
              Bank, FSB                   23,812           22.55           N/A             N/A            6,337            6.00%
      Tier 1 capital (to
          adjusted total
          assets):
            Consolidated                  28,390           12.48%          N/A             N/A             N/A            N/A
            Fairfield Savings
              Bank, FSB                   23,812           10.66           6,699           3.00%         11,165            5.00%
      Tangible Capital (to
          adjusted total
          assets):
            Consolidated                  28,390           12.48%          N/A             N/A             N/A            N/A
            Fairfield Savings
               Bank, FSB                  23,812           10.66           3,350           1.50%           N/A            N/A

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

                                                                                  2001
                                       --------------------------------------------------------------------------------------------
                                                                                                         TO BE WELL CAPITALIZED
                                                                           FOR CAPITAL ADEQUACY         UNDER PROMPT CORRECTIVE
                                                  ACTUAL                         PURPOSES                        ACTION
                                       -----------------------------   -----------------------------  -----------------------------
                                          AMOUNT          RATIO           AMOUNT          RATIO          AMOUNT          RATIO
                                       -------------   -------------   -------------   -------------  --------------  -------------
      Total risk-based capital
          (to risk-weighted
          assets):
            Consolidated             $    27,945           25.21%          N/A             N/A             N/A            N/A
            Fairfield Savings
              Bank, FSB                   22,492           21.48    $      8,378            8.00%   $    10,472           10.00%

      Tier 1 capital (to
          risk-weighted
          assets):
            Consolidated                  27,645           24.94%          N/A             N/A             N/A            N/A
            Fairfield Savings
              Bank, FSB                   22,192           21.19           N/A             N/A            6,286           6.00%

      Tier 1 capital (to
          adjusted total
          assets):
            Consolidated                  27,645           12.26%          N/A             N/A             N/A            N/A
            Fairfield Savings
              Bank, FSB                   22,192           10.14           6,563           3.00%         10,938           5.00%

      Tangible Capital (to
          adjusted total
          assets):
            Consolidated                  27,645           12.26%          N/A             N/A             N/A            N/A
            Fairfield Savings
              Bank, FSB                   22,192           10.14           3,281           1.50%           N/A            N/A

(13)   CREDIT CONCENTRATION AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET
       RISK

       The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments are commitments to originate loans and involve credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

       Commitments to originate fixed rate mortgage loans at June 30, 2002 were approximately $1,582,000 at rates ranging between 4.75% and 7.375%. Unused lines of consumer credit totaled approximately $854,000 at June 30, 2002. There were no commitments to fund new home equity lines of credit at June 30, 2002.

       The majority of the Company's loans are secured by residential real estate in the Chicago metropolitan area. Management believes the Company has a diversified loan portfolio, and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

(14)   LEASE

       The Company leases space for one of its branch offices under a non-cancelable lease agreement which expires in April 2006. The lease contains an option to renew for two successive five-year renewal terms and an escalation clause relating to increased rental payments based on the Consumer Price Index. Rental expense for the years ended June 30, 2002, 2001, and 2000 totaled $57,389, $46,556, and $43,000, respectively.

       The future minimum lease payments under the agreement are as follows as of June 30, 2002:

                Year ending June 30,
                    2003                               $            57,223
                    2004                                            57,223
                    2005                                            57,223
                    2006                                            47,686
                                                          -------------------

                                                     $             219,355
                                                          ===================

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

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

(16)   FAIR VALUES OF FINANCIAL INSTRUMENTS

       FASB Statement 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the disclosure of estimated fair values of all asset, liability, and off-balance sheet financial instruments. Statement 107 defines fair value as the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments:

                                                                                   JUNE 30
                                                  --------------------------------------------------------------------------
                                                                 2002                                  2001
                                                  -----------------------------------   ------------------------------------

                                                                     ESTIMATED FAIR                         ESTIMATED FAIR
                                                  CARRYING AMOUNT         VALUE         CARRYING AMOUNT          VALUE
                                                  ----------------   ----------------   ----------------    ----------------
      Financial assets:
          Cash and due from banks              $       3,156,939          3,156,939          2,641,070           2,641,070
          Interest-bearing deposits                    9,802,181          9,802,181          9,169,858           9,169,858
          Mortgage-backed securities                  22,977,684         23,128,697         22,408,172          22,438,491
          Investment securities                        8,506,303          8,506,303          9,442,123           9,442,123
          Loans receivable, net                      173,740,546        175,291,393        170,188,383         169,772,973
          Accrued interest receivable                  1,178,817          1,178,817          1,009,321           1,009,321
          Federal Home Loan Bank of Chicago
            stock                                      3,920,000          3,920,000          3,699,100           3,699,100

      Financial liabilities:
          Nonmaturing savings deposits                69,571,236         69,571,236         62,045,294          62,045,294
          Savings deposits with stated
            maturities                                62,510,529         62,843,495         66,161,236          66,576,689
          Borrowed money                              61,000,000         61,862,473         61,000,000          63,666,038
          Accrued interest payable                       745,016            745,016          1,092,621           1,092,621
                                                  ================   ================   ================    ================

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

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

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

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

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

(17)   OTHER COMPREHENSIVE INCOME (LOSS)

       The components of other comprehensive income (loss) as well as the related tax (expense) benefit are summarized below for the years ended June 30:

                                                                BEFORE TAX             INCOME TAX             AFTER TAX
                                                            -------------------    -------------------    -------------------
      2002:
          Unrealized holding gain on mortgage-backed
            and investment securities arising during
            the year                                     $           444,559               (139,448)               305,111
          Reclassification adjustment for net realized
            losses included in net income                            147,255                (46,190)               101,065
                                                            -------------------    -------------------    -------------------

                                                         $           591,814               (185,638)               406,176
                                                            ===================    ===================    ===================

      2001:
          Unrealized holding gain on mortgage-backed
            and investment securities arising during
            the year                                     $         2,301,523               (813,069)             1,488,454
          Reclassification adjustment for net realized
            gains included in net income                            (229,096)                80,934               (148,162)
                                                            -------------------    -------------------    -------------------

                                                         $         2,072,427               (732,135)             1,340,292
                                                            ===================    ===================    ===================

      2000:
          Unrealized holding loss on mortgage-backed
            and investment
            securities arising during the year           $          (640,719)               217,996               (422,723)
                                                            ===================    ===================    ===================

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

(18)   CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

       The following condensed statements of financial condition as of June 30, 2002 and 2001 and statements of earnings and cash flows for the years ended June 30, 2002, 2001, and 2000 for Big Foot Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

                         STATEMENTS OF FINANCIAL CONDITION                              2002                   2001
                                                                                 --------------------   --------------------
      Assets:
          Cash and cash equivalents                                           $           799,257                813,030
          Investment securities available-for-sale                                      5,476,803              5,908,063
          Equity investment in the Savings Bank                                        24,060,944             22,267,013
          ESOP loan receivable from the Savings Bank                                      904,590              1,105,610
          Accrued interest receivable                                                      37,165                 62,702
          Other assets                                                                         75                  9,705
                                                                                 --------------------   --------------------

                    Total assets                                              $        31,278,834             30,166,123
                                                                                 ====================   ====================

      Liabilities:
          Borrowed money from the Savings Bank                                $         1,858,000              1,838,000
          Other liabilities                                                               187,387                246,165
                                                                                 --------------------   --------------------

                    Total liabilities                                                   2,045,387              2,084,165
                                                                                 --------------------   --------------------

      Stockholders' equity:
          Common stock                                                                     25,128                 25,128
          Treasury stock, at cost                                                     (13,178,685)           (12,581,935)
          Additional paid-in capital                                                   24,512,326             24,436,865
          Retained earnings                                                            18,270,096             17,579,052
          Common stock acquired by ESOP                                                  (904,590)            (1,105,610)
          Common stock acquired by RRP                                                   (334,219)              (708,757)
          Accumulated other comprehensive income                                          843,391                437,215
                                                                                 --------------------   --------------------

                    Total stockholders' equity                                         29,233,447             28,081,958
                                                                                 --------------------   --------------------

                    Total liabilities and stockholders' equity                $        31,278,834             30,166,123
                                                                                 ====================   ====================

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

                   STATEMENTS OF EARNINGS                         2002                  2001                   2000
                                                           -------------------   --------------------   --------------------
      Equity in undistributed earnings of the Savings
          Bank                                          $         1,276,798               850,762                275,649
      Interest income                                               411,991               470,814                483,004
      Interest expense                                              (98,271)              (24,218)               (29,502)
      Noninterest income                                              2,394                 1,384                  1,639
      Loss on sale of investment securities
          available-for-sale                                        (24,820)              (87,469)                    --
      Write-down of investment securities
          available-for-sale                                       (166,341)                   --                     --
      Noninterest expense                                          (581,841)             (314,061)              (252,211)
                                                           -------------------   --------------------   --------------------

                    Income before income taxes                      819,910               897,212                478,579

      Income tax (benefit) expense                                 (206,800)              (58,000)                20,000
                                                           -------------------   --------------------   --------------------

                    Net income                          $         1,026,710               955,212                458,579
                                                           ===================   ====================   ====================

                  STATEMENTS OF CASH FLOWS                        2002                  2001                   2000
                                                           -------------------   --------------------   --------------------

      Operating activities:
          Net income                                    $         1,026,710               955,212                458,579
          Equity in undistributed earnings of the
            Savings Bank                                         (1,276,798)             (850,762)              (275,649)
          Dividends received from Savings Bank                      221,040               500,000              5,767,000
          Write-down of investment securities
            available-for-sale                                      166,341                    --                     --
          Amortization of award of RRP shares                       339,724               301,530                381,768
          Amortization of premiums                                       --                    --                 28,242
          Loss on sale of investment securities
            available-for-sale                                       24,820                87,469                     --
          Decrease (increase) in other assets                         9,630               212,215                (49,052)
          Decrease (increase) in accrued interest
            receivable                                               25,537               (48,171)                15,602
          Decrease in other liabilities                            (399,616)             (276,733)              (115,510)
                                                           -------------------   --------------------   --------------------

                    Net cash provided by operating
                      activities                                    137,388               880,760              6,210,980
                                                           -------------------   --------------------   --------------------

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

              STATEMENTS OF CASH FLOWS (CONT.)                    2002                  2001                   2000
                                                           -------------------   --------------------   --------------------
      Investing activities:
          Net decrease in ESOP loan receivable          $           201,020               201,020                201,020
          Proceeds from sale of real estate held for
            development                                                  --                    --                154,259
          Principal repayments on mortgage-backed
            securities available-for-sale                                --                    --                551,276
          Proceeds from sales of mortgage-backed
            securities available-for-sale                                --                    --              2,021,905
          Proceeds from sale of investment securities
            available-for-sale                                      567,485             1,499,942                     --
          Purchase of investment securities
            available-for-sale                                           --              (648,790)            (2,585,110)
                                                           -------------------   --------------------   --------------------

                    Net cash provided by investing
                      activities                                    768,505             1,052,172                343,350
                                                           -------------------   --------------------   --------------------

      Financing activities:
          Increase in borrowed money                                 20,000             1,838,000                     --
          Purchase of treasury stock                               (596,750)           (3,015,175)            (6,307,698)
          Purchase of RRP stock                                      (7,250)              (50,265)               (36,683)
          Cash dividends paid                                      (335,666)             (323,771)              (377,377)
                                                           -------------------   --------------------   --------------------

                    Net cash used in financing
                      activities                                   (919,666)           (1,551,211)            (6,721,758)
                                                           -------------------   --------------------   --------------------

                    Net increase (decrease) in cash
                      and cash equivalents                          (13,773)              381,721               (167,428)

      Cash and cash equivalents at beginning of year                813,030               431,309                598,737
                                                           -------------------   --------------------   --------------------

      Cash and cash equivalents at end of year          $           799,257               813,030                431,309
                                                           ===================   ====================   ====================

                               2002 ANNUAL REPORTY


                     BIG FOOT FINANCIAL CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                    Years ended June 30, 2002, 2001, and 2000
--------------------------------------------------------------------------------

(19)   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

       The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the years ended June 30, 2002 and 2001:

                                                2002                                              2001
                            ----------------------------------------------   -----------------------------------------------
                            1ST QTR.    2ND QTR.     3RD QTR.    4TH QTR.    1ST QTR.    2ND QTR.     3RD QTR.    4TH QTR.
                            ----------  ----------   ---------   ---------   ----------  ----------   ---------   ----------
                                                     (dollars in thousands, except per share data)
      Interest income    $     3,659       3,596        3,446       3,470       3,544       3,635        3,620       3,559
      Interest expense         2,032       1,890        1,690       1,589       2,061       2,156        2,132       2,098
                            ----------  ----------   ---------   ---------   ----------  ----------   ---------   ----------

            Net
              interest
              income
              before
              provision
              for loan
              losses           1,627       1,706        1,756       1,881       1,483       1,479        1,488       1,461

      Provision for
          loan losses             --          --           --          --          --          --           --          --
                            ----------  ----------   ---------   ---------   ----------  ----------   ---------   ----------

            Net
              interest
              income
              after
              provision
              for loan
              losses           1,627       1,706        1,756       1,881       1,483       1,479        1,488       1,461

      Noninterest income          84         104          100         (28)         88          77          232         683
      Noninterest
          expense              1,328       1,505        1,376       1,456       1,377       1,281        1,338       1,670
                            ----------  ----------   ---------   ---------   ----------  ----------   ---------   ----------

            Income
              before
              income
              taxes              383         305          480         397         194         275          382         474

      Income tax expense         123          96          163         156          37          75          107         151
                            ----------  ----------   ---------   ---------   ----------  ----------   ---------   ----------

            Net income   $       260         209          317         241         157         200          275         323
                            ==========  ==========   =========   =========   ==========  ==========   =========   ==========

      Earnings per
          share:         $
          Basic                    0.18        0.15         0.22         .17        0.10        0.12         0.17        0.22
          Diluted                  0.18        0.15         0.22         .17        0.10        0.12         0.17        0.22

      Cash dividends                                                                                                        6
          declared per
          share                    0.06        0.06         0.06        0.06        0.05        0.05         0.05        0.0



(20)   SUBSEQUENT EVENT

       On July 22, 2002, the Company announced that it had entered into a definitive agreement with Midwest Banc Holdings, Inc. (Midwest). The agreement calls for Midwest to acquire Big Foot Financial Corp. in a stock merger transaction. The proposed merger is subject to regulatory approval and the approval of the Company's shareholders. The closing of this transaction is scheduled for the first quarter of the 2003 calendar year.

                               2002 ANNUAL REPORT
================================================================================


                             STOCKHOLDER INFORMATION


CORPORATE OFFICE

MAILING ADDRESS:
1190 RFD
Long Grove, IL  60047

Located At:
Route 83 and Old McHenry Road
Long Grove, IL  60047

ANNUAL REPORT ON FORM 10-K
A copy of Big Foot Financial Corp.'s Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained without charge upon written request to Timothy L. McCue, Big Foot Financial Corp., 1190 RFD, Long Grove, Illinois 60047, or by calling (847) 634-2100 or via the internet at: www.sec.gov.

LOCAL COUNSEL
Vedder Price, Kaufman & Kammholz
222 North LaSalle Street
Chicago, Illinois  60601

SPECIAL COUNSEL
Thacher Proffitt & Wood
11 West 42nd Street
New York, New York 10036

1700 Pennsylvania Avenue,  N.W.
Washington, D.C. 20006

REGISTRAR/TRANSFER AGENT (1)
LaSalle Bank N.A.
135 South LaSalle Street, Room 1960
Chicago, Illinois 60603
(312) 904-2584

(1) Communications regarding change of address, transfer of stock, and lost certificates should be sent directly to the LaSalle Bank.

INDEPENDENT PUBLIC ACCOUNTANTS
KPMG LLP
303 East Wacker Drive
Chicago, Illinois 60601

QUARTER ENDED             HIGH       LOW       DIVIDENDS
September 30, 2000        12.563     10.130      0.05
December 31, 2000         12.563     11.750      0.05
March 31, 2001            14.500     12.000      0.05
June 30, 2001             16.000     14.150      0.06
September 30, 2001        15.730     12.900      0.06
December 31, 2001         16.950     13.740      0.06
March 31, 2002            17.600     15.250      0.06
June 30, 2002             18.020     15.800      0.06

The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. High, low, and closing prices and daily trading volume are reported in most major newspapers.

The Company declared a cash dividend payment of $0.06 per share for each of the four quarters of fiscal 2002. The Board of Directors considers the payment of cash dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices, and other factors. The Company's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, Fairfield Savings Bank, F.S.B. which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements. See Note 15 of the Notes to the Consolidated Financial Statements for information regarding limitations of the Bank's ability to pay dividends to the Company.

MARKET MAKERS (PARTIAL LIST)
ABN AMRO
AnPac Securities Group, Inc.
Friedman Billings Ramsey & Company
Herzog, Heine, Geduld, Inc.
Trident Securities, a Division of McDonald Investments

WEBSITE
www.fairfieldbank.com